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FUNTALK CHINA HOLDINGS LIMITED INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As Filed with the Securities and Exchange Commission on October 13, 2010

Registration Statement No. 333-168056

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Funtalk China Holdings Limited
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	5065 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

21/F, Block D The Place Tower
No. 9 Guanghua Road, Chaoyang District
Beijing, China 100020
+86-10-5709-1100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David Zhang Latham & Watkins 41/F, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2912-2503	Chris K.H. Lin Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road, Central Hong Kong (852) 2514-7600

                 Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

                 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

                 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Ordinary Shares, par value US$0.001 per share	11,500,000	$7.95	$91,425,000	$6,519

(1)
Includes (a) all ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (b) ordinary shares that are issuable upon the exercise of the underwriters' option to purchase additional shares. These ordinary shares are not being registered for the purposes of sales outside of the United States.

(2)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low trading prices on October 12, 2010 of the Registrant's ordinary shares listed on the Nasdaq Global Market.

(3)
Previously paid a total amount of $8,241 on July 9, 2010 and August 2, 2010.

                 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statements hall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated                        , 2010

PROSPECTUS

10,000,000 Shares

Funtalk China Holdings Limited

Ordinary Shares

              We are selling 10,000,000 of our ordinary shares. Our ordinary shares trade on the Nasdaq Global Market under the symbol "FTLK." On                         , 2010, the last sale price of the ordinary shares as reported on the Nasdaq Global Market was $            per share.

              Investing in the ordinary shares involves risks that are described in the "Risk Factors" section beginning on page 10 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

              The underwriters may also purchase up to an additional 1,500,000 ordinary shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The ordinary shares will be ready for delivery on or about                        , 2010.

BofA Merrill Lynch	Jefferies & Company

Oppenheimer & Co.	Roth Capital Partners	Rodman & Renshaw, LLC

The date of this prospectus is                        , 2010.

              You should rely only on the information contained in this prospectus and in any free writing prospectus we may authorize to be delivered or made available to you. We and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

Conventions Used in this Prospectus

              Unless otherwise indicated and except where the context otherwise requires, references in this prospectus to:

  •
  "we," "us," "our company" and "our" refer to (i) Pypo Cayman, its consolidated subsidiaries and its variable interest entities or Middle Kingdom, MK Arizona and its consolidated subsidiaries, as the case may be, prior to the Business Combination, and (ii) FTLK and its consolidated subsidiaries and its variable interest entities following the Business Combination;

  •
  "Arch" refers to Arch Digital Holdings Limited, a company with limited liability incorporated in the British Virgin Islands;

  •
  "Beijing Dongdian" refers to Beijing Dongdian Infinity Technology Co., Ltd., a company with limited liability incorporated in China, and a wholly owned subsidiary of Beijing Funtalk;

  •
  "Beijing Funtalk" refers to Beijing Funtalk Century Telecommunications Equipment Retail Chain Co., Ltd., a company with limited liability incorporated in China, and a variable interest entity that Funtalk PRC effectively controls through a series of contractual arrangements;

  •
  "Business Combination" collectively refers to the following transactions effective on July 9, 2009: (i) merger of Middle Kingdom with and into MK Arizona with MK Arizona as the surviving corporation; (ii) the redomestication of MK Arizona from Arizona to the Cayman Islands and registration by way of continuation in the Cayman Islands as FTLK, or redomestication; and (iii) the share exchange between FTLK and Capital Ally and Arch of all the issued and outstanding shares of Pypo Cayman, resulting in Pypo Cayman becoming a wholly owned subsidiary of FTLK and Capital Ally and Arch becoming holders of FTLK's ordinary shares, or share exchange;

  •
  "Capital Ally" refers to Capital Ally Investments Limited, a company with limited liability incorporated in the British Virgin Islands;

  •
  "China" and the "PRC" refer to the People's Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "EUR" and "Euro" refer to the official currency of the euro area, which is an economic and monetary union of 16 European Union member states that have adopted the euro currency as their sole legal tender;

  •
  "FTLK" refers to Funtalk China Holdings Limited, a company with limited liability registered by way of continuation in the Cayman Islands;

  •
  "Funtalk PRC" refers to Beijing Funtalk Century Technology Group Company Limited (formerly known as Beijing Pypo Technology Group Company Limited), a company with limited liability incorporated in China and a wholly owned subsidiary of Pypo HK;

  •
  "Middle Kingdom" refers to Middle Kingdom Alliance Corp., a blank check company organized as a corporation under the laws of the State of Delaware on January 17, 2006 to effect a business combination with an unidentified operating business having its primary or substantial operations in the PRC;

  •
  "MK Arizona" refers to MK Arizona Corp., a wholly owned non-operating subsidiary of Middle Kingdom formed under the laws of the State of Arizona for the purpose of effecting a merger;

ii

  •
  "Pypo Cayman" refers to Pypo Digital Company Limited, a company with limited liability incorporated in the Cayman Islands and a wholly owned subsidiary of FTLK;

  •
  "Pypo HK" refers to Pypo Holdings (HK) Company Limited, a Hong Kong limited company and a wholly owned subsidiary of Pypo Cayman;

  •
  "RMB" and "Renminbi" refer to the legal currency of China;

  •
  "shares" refers to our shares with par value of $0.001 each; and

  •
  "$," "US$" and "U.S. dollars" refer to the legal currency of the United States.

              Unless otherwise indicated, information in this prospectus assumes that the underwriters do not exercise their option to purchase additional ordinary shares.

              This prospectus contains translations of certain Renminbi amounts into U.S. dollars at specified rates. All translations from Renminbi to U.S. dollars were made at the central parity rate quoted by the People's Bank of China. Unless otherwise noted, the conversion rate for any transaction is the average rate of exchange for such fiscal year or period, based on the central parity rates quoted by the People's Bank of China; provided, however, that all transactions that occur following June 30, 2010 shall be converted at the rate of RMB6.7909 to $1.00, the central parity rate quoted by the People's Bank of China on June 30, 2010. We make no representation that the Renminbi or dollar amounts referred to in this prospectus could have been or could be converted into dollars or Renminbi, as the case may be, at any particular rate or at all. On October 12, 2010, the central parity rate was RMB6.6775 to $1.00.

              This prospectus also contains translations of certain Euro amounts into U.S. dollars at specified rates. Unless otherwise noted, all translations from Euros to U.S. dollars and from U.S. dollars to Euros in this prospectus were made at a rate of EUR0.8149 to $1.00, the reference exchange rate quoted by the European Central Bank on June 30, 2010. We make no representation that any Euros or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Euros, as the case may be, at any particular rate or at all. On October 12, 2010, the reference exchange rate was EUR0.7229 to $1.00.

iii

PROSPECTUS SUMMARY

              The following summary contains basic information about this offering. It may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we refer you. The following summary should be read in conjunction with the more detailed information and financial statements, including the related notes, appearing elsewhere in this prospectus. For a discussion of certain factors you should consider before deciding to invest in our ordinary shares, see "Risk Factors."

Overview

              We are a leading retailer and wholesale distributor of mobile communications devices and accessories in China. We believe we operate one of the largest retail, wholesale distribution and logistics networks in the Chinese mobile communications sector. Through this network, we offer our customers a broad selection of more than 2,000 models of mobile phones from international brands such as LG Electronics, Motorola, Nokia, Samsung and Sony Ericsson to domestic brands such as Bird, Haier, Hisense and Lenovo. We are the only retailer and wholesale distributor of mobile communications products and services collaborating on a nationwide basis with all of China's mobile carriers.

              As of August 31, 2010, we operated:

  •
  a network of mobile phone retail chains consisting of approximately 612 operating retail outlets with an aggregate retail space of approximately 190,000 square meters in 108 cities across 13 provinces and three municipalities in China;

  •
  a nationwide network of wholesale distribution centers and branch offices that service approximately 11,200 retail outlets in over 500 cities across 26 provinces and four municipalities in China; and

  •
  the Internet retail website www.dongdianwang.com, which is an e-commerce platform that complements our retail operations.

              According to a market survey of top 100 Chinese cities prepared by Sino, a subsidiary of GFK Group, we were the largest specialty retailer of mobile phones in China as of December 31, 2009, based on the 2009 monthly average sales volume of retail chains owned or subsequently acquired by us. Our retail network consists of 83 carrier-branded outlets, 491 co-branded outlets and 38 independently branded outlets. We have strategic partnerships with all of China's mobile carriers, namely China Mobile, China Unicom and China Telecom, to manage and operate carrier-branded outlets owned by them and to operate co-branded outlets owned by us. Co-branded outlets provide storefronts showing both our logo and the mobile carrier's logo and sell mobile phones bundled with the mobile carrier's packages and services. In addition, we operate independent retail outlets under the Funtalk brand that are not associated with mobile carriers. In the retail outlets we operate for or jointly with mobile carriers, we promote and sell bundled phones and "talk time," which are wireless service packages that are sold with the bundled phones. Utilizing the fast growing trend of annual subscriptions offered by mobile carriers, we also receive commissions for sales of such wireless services subscriptions.

              We focus on providing consumers with a superior shopping experience delivered through our highly trained sales staff and a broad product offering of mobile devices, accessories, data storage products, software downloads and after-sales service. We believe this one-stop shop approach is the key factor that differentiates our offering from our competitors and furthers our brand recognition for reliability, credibility and value. Our knowledgeable staff utilizes a consultative and informative sales approach targeting consumers that are keen to the hands-on experimentations of new mobile technologies before making a purchase decision. We also provide a direct-to-consumer sales channel through our e-commerce platform that provides consumers with our latest product offerings, promotions and access to customer service, complementing our physical retail operations and increasing the scope of our marketing and branding efforts to the immense internet consumer population.

              We operate our wholesale distribution business through our nationwide network that enables us to deliver many brands of mobile communications products to many regions in China typically within 48 hours. Our advanced logistics system delivers detailed and real-time updates on sales of each specific stock-keeping unit, enabling us to fine-tune merchandise allocation and pricing in response to rapidly changing market demand. We use this information to actively manage our inventory and enhance profit margins by reducing mark downs for aging inventory. Our wholesale distribution business provides a stable and recurring source of revenue and strategic market knowledge to better manage our retail operations. We are one of the principal wholesale distributors of Samsung mobile phone products in China. In 2003, we became the first national wholesale distributor of Samsung mobile phone products in China. In July 2008, we renewed our partnership with Samsung through a five-year wholesale distribution agreement, which gave us exclusive nationwide wholesale distribution rights for certain Samsung mobile phones. Leveraging our established and extensive distribution network, we have begun working with other leading international and domestic mobile phone manufacturers such as Sharp, ZTE and Hisense to distribute their products.

              We believe the leadership position of our rapidly growing retail sales chains, along with our established nationwide wholesale distribution network and the e-commerce platform positions us to capture profit opportunities throughout the entire value chain, support sustainable future expansion, and gives us the competitive edge in the market.

              In the years ended March 31, 2008, 2009 and 2010, we generated net revenues of $378.3 million, $570.7 million and $854.1 million, respectively, and net income attributable to us of $30.2 million, $20.1 million and $31.8 million, respectively. In the years ended March 31, 2008, 2009 and 2010, net revenues derived from our retail business were nil, $163.5 million and $438.5 million, respectively, representing nil, 28.6% and 51.3%, respectively, of our total net revenues and net revenues derived from our wholesale distribution business were $378.3 million, $407.2 million and $415.6 million, respectively, representing 100.0%, 71.4% and 48.7%, respectively, of our total net revenues.

              In the three months ended June 30, 2010, we generated net revenues of $253.0 million and net income attributable to us of $9.6 million. During the same period, net revenues derived from our retail business and our wholesale distribution business were $122.7 million and $130.3 million, respectively.

Industry

              The mobile phone market in China has experienced rapid growth in recent years. Because of limited fixed line infrastructure, wireless telephony has become an increasingly important medium of communication in China. In 2009, despite the global economic downturn, the number of mobile phone subscribers increased by 16.6% to 747.4 million, compared to 641.2 million in 2008, according to the PRC Ministry of Industry and Information Technology, or the MIIT. Mobile phone sales in China exceeded 171 million units in 2009, and are expected to grow to 210 million units in 2012, representing a CAGR of 7.1%, according to the 2009 China Mobile Phones Market and Industry Survey by Sino.

              According to Sino, third-generation, or 3G, mobile phones are expected to drive the growth of the overall mobile phone market in China in the next three years. The development of the market for 3G will be driven by the 3G network's advanced technology, the attractiveness of 3G handsets and functions to users, commissions from carriers for 3G products, rapid migration from handy-phone system (PHS) services to free up wireless spectrum for use by 3G technology, fast growing rural markets and mobile number portability. According to Sino, 3G mobile phones are expected to account for 29% of mobile phone market share in 2010 and grow to more than 50% of market share in 2012.

              The market remains highly fragmented at the retail level. Local mobile phone retail chains remain dispersed throughout the country and typically have limited operations and funding, which makes organic growth difficult. According to Sino, the aggregate mobile phone sales of the top five mobile phone retail chains in China in 2009 accounted for only 10.4% of the market, of which we ranked first, Beijing D-phone ranked second and Zhongyu Telecom ranked third. We expect retail chains to consolidate on a small scale through acquisitions and strategic alliances as retail outlets attempt to reduce redundant inventory and rental costs, increase working capital and lower prices.

              The various wholesale distribution channels of the mobile carriers and the national wholesale distributors have been growing steadily. 3G mobile phones are generally customized for mobile carriers, which depend on wholesale distribution by national wholesale distributors to achieve fast penetration. Due to their diminishing logistics and sales and marketing operating capabilities, many manufacturers are relying less on direct wholesale distribution channels, direct retail programs and fulfillment wholesale distribution, and more on national wholesale distributors like us. Online wholesale distribution channels will also become more important in the future because of their convenience, efficiency and low cost.

Our Competitive Strengths

              We believe that the following strengths differentiate us from our competitors and enable us to maintain a leading position as a retailer and wholesale distributor of mobile communications products and services in China:

  •
  leading nationwide network for mobile communications products and services;

  •
  strategic partnerships with mobile carriers in China;

  •
  established acquisition track record and successful synergies with the acquired entities;

  •
  advanced logistics and information management systems; and

  •
  experienced management team.

Our Strategy

              Our goal is to become the dominant specialty retailer for mobile communications products and services in China. The principal components of the business strategy we plan to implement to attain our goal include the following:

  •
  expand the coverage of our retail network;

  •
  deepen and solidify our cooperative relationships with mobile carriers;

  •
  effectively integrate acquired retail chains;

  •
  enhance brand awareness; and

  •
  significantly increase value-added service offerings to customers.

Risks and Challenges

              We believe that the following are some of the major risks and uncertainties that may materially and adversely affect our business, financial condition, results of operations and prospects:

  •
  our dependence on a limited number of suppliers for our wholesale distribution business;

  •
  our exposure to operational and industry risks, including that the mobile communications products market in which we operate changes rapidly and we must adjust to these changes to remain competitive;

  •
  demand for the products that we sell in China, including demand for wireless 3G products, may not continue to grow;

  •
  our ability to manage the growth and expansion of our operations;

  •
  our warehousing, logistics and marketing functions, including our ability to maintain an optimal level of inventory;

  •
  our relationships with mobile carriers; and

  •
  adverse changes in the Chinese economy and regulatory environment.

              See "Risk Factors" beginning on page 10 and other information included in this prospectus for a detailed discussion of these risks and uncertainties.

Corporate Structure

              The following diagram sets forth our corporate structure as of the date of this prospectus:

(1)
Includes five directly and indirectly wholly owned subsidiaries, one directly 99% owned subsidiary and 17 indirectly 50% owned subsidiaries, all of which are incorporated in China. The remaining 1% equity interest in the 99% owned subsidiary is held by Beijing Funtalk. The remaining equity interests of the 17 indirectly 50% owned subsidiaries are held by Jiangsu Heyi Technology Co., Ltd., or

  Jiangsu Heyi, but are subject to the control of Jiangsu Pypo Technology Co., Ltd., or Jiangsu Pypo, a wholly owned subsidiary of Funtalk PRC, under a framework agreement between Jiangsu Pypo and Jiangsu Heyi. Jiangsu Heyi was established solely for the purpose of holding 50% equity interest of the 17 subsidiaries and 49% of the equity interest of Jiangsu Heyi is owned by Beijing Pypo Times Technology Co., Ltd., or Beijing Pypo Times, an entity that is not affiliated with us, and 51% is owned by Qinghai Heyi Trade Co., Ltd., or Qinghai Heyi, an entity that is not affiliated with us. For details about this arrangement and related transaction, see "Related Party Transaction—Transactions with Directors, Shareholders and Affiliates."

(2)
Mr. Zhikuan Guan was designated by Arch to hold 50% equity interest of Beijing Funtalk. Mr. Guan is currently an employee of Arch.

(3)
Includes, in addition to the subsidiaries listed in the chart, seven other directly owned subsidiaries (five of them are wholly owned and the remaining two are 99% owned) and two indirectly owned subsidiaries (one wholly owned and one 80% owned by one of the 99% owned direct subsidiaries, and the remaining 20% equity interest in the 80% owned subsidiary is held by Ms. Hongyun Chen, an unaffiliated third party), all of which are incorporated in China. The two 99% directly owned subsidiaries are Beijing Guanzhilin Telecommunications Technology Co., Ltd. and Beijing Yipai Telecommunications Technology Co., Ltd. The remaining 1% equity interest in these two companies are both held by Mr. Dongping Fei, our chief executive officer. Suzhou Yipai Telecommunications Equipment Co., Ltd. is wholly owned by Beijing Yipai Telecommunications Technology Co., Ltd.

(4)
Includes a wholly owned subsidiary incorporated in China.

(5)
Includes five directly wholly owned subsidiaries, all of which are incorporated in China. The remaining 49% equity interest is held by Mr. Xinyu Zhao, a Chinese citizen that was unaffiliated with us at the time of our acquisition of Hebei Guoxun and subsequently became the chairman of Hebei Guoxun.

(6)
Includes four directly wholly owned subsidiaries incorporated in China.

(7)
Includes five directly wholly owned subsidiaries, all of which are incorporated in China.

(8)
Includes 33 directly wholly owned subsidiaries, all of which are incorporated in China.

(9)
Includes a wholly owned subsidiary incorporated in China.

(10)
Includes 38 directly and indirectly wholly owned subsidiaries, all of which are incorporated in China.

(11)
Includes Beijing Zhongshi Pypo Cinema Cultural Co., Ltd., a wholly owned subsidiary incorporated in China.

Corporate Information

              Our registered offices in the Cayman Islands are located at M&C Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal executive office is located at 21/F, Block D The Place Tower, No. 9 Guanghua Road, Chaoyang District, Beijing, China 100020 and the telephone number at this address is +86-10-5709-1100. Our agent for service of process in the United States is CT Corporation System, whose address is 111 Eighth Avenue, New York, New York 10011. Our websites are http://funtalk.investorroom.com and www.pypo.net. The information contained on our website is not part of this prospectus.

THE OFFERING

              The following assumes that the underwriters do not exercise their option to purchase additional shares in the offering, unless otherwise indicated.

Offering price	$ per share
Ordinary shares offered by us	10,000,000 shares
Ordinary shares outstanding immediately after this offering	62,857,083 shares(1)
Overallotment option
We have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an additional ordinary shares from us to cover overallotments, if any.
Use of proceeds
Our net proceeds from this offering are expected to be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares in full), based on the assumed public offering price of $ per share, the last sale price of our ordinary shares in the Nasdaq Global Market on , 2010 and after deducting the assumed maximum underwriting discount and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) the net proceeds of this offering by $ million after deducting the assumed maximum underwriting discount and estimated offering expenses payable by us.
We intend to use the net proceeds we receive from this offering to expand our retail network, including acquiring interests in other retail chains and establishment of new retail outlets.
Listing	Our ordinary shares are listed on the Nasdaq Global Market under the symbol "FTLK."
Lock-up agreements
We, our executive officers and directors and our major shareholders have agreed, with certain limited exceptions, not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares, for 180 days after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ordinary shares.

(1)
The number of our ordinary shares outstanding following this offering is based on 52,857,083 shares of our ordinary shares outstanding as of October 12, 2010. This number does not include:

  (i)
  1,097,301 ordinary shares issuable upon the exercise of Class A warrants outstanding as of October 12, 2010, with an exercise price of $5.00 per share;

  (ii)
  1,936,084 ordinary shares issuable upon the exercise of Class B warrants outstanding as of October 12, 2010, with an exercise price of $5.00 per share; and

  (iii)
  349,800 ordinary shares issuable upon exercise of the unit purchase options that were initially issued to the underwriters in Middle Kingdom's initial public offering, or Middle Kingdom's IPO, and 429,000 ordinary shares underlying 99,000 Class A warrants and 330,000 Class B warrants, issuable upon exercise of such unit purchase options.

SUMMARY CONSOLIDATED FINANCIAL DATA

              The following summary consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

              The summary consolidated statement of income data presented below for the years ended March 31, 2008, 2009 and 2010 and the summary consolidated balance sheet data as of March 31, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of March 31, 2008 have been derived from our audited consolidated financial statements not included in this prospectus. The audited consolidated financial statements have been prepared and presented in accordance with U.S. GAAP.

              The summary consolidated financial data for the three months ended June 30, 2009 and 2010 and the summary consolidated balance sheet data as of June 30, 2010 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial data. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. In addition, our unaudited results for the three months ended June 30, 2010 may not be indicative of the results for the full year ending March 31, 2011.

	Year Ended March 31,			Three Months Ended June 30,
Consolidated Statement of Income Data	2008	2009	2010	2009	2010
	(in thousands, except for share and per share amounts)
Net revenues	$378,268	$570,651	$854,091	$197,730	$253,041
Cost of revenues	(316,732)	(500,544)	(724,731)	(173,323)	(216,316)

Gross profit	61,536	70,107	129,360	24,407	36,725
Other operating income	160	920	2,341	716	2,578
Operating expenses	(24,489)	(38,145)	(67,927)	(13,920)	(22,891)

Income from operations	37,207	32,882	63,774	11,203	16,412
Interest and other income (expense), net	(3,558)	(3,503)	(9,437)	(2,816)	(1,906)

Income before income tax, equity in (loss) income of affiliated companies	33,649	29,379	54,337	8,387	14,506
Income tax expense	(3,452)	(7,641)	(17,245)	(2,870)	(4,258)
Equity in (loss) income of affiliated companies	(13)	16	(10)	3	—

Net income	$30,184	$21,754	$37,082	$5,520	$10,248
Less: Net loss (income) attributable to non-controlling interests	60	(1,611)	(5,269)	(1,417)	(691)

Net income attributable to us	$30,244	$20,143	$31,813	$4,103	$9,557

Net income per share—basic	$0.85	$0.45	$0.67	$0.09	$0.19

Net income per share—diluted	0.85	0.45	0.64	0.09	0.19

Weighted average number of shares used in calculating net income per share—basic	35,626,522	45,000,000	47,496,375	45,000,000	49,456,923

Weighted average number of shares used in calculating net income per share—diluted	35,626,522	45,000,000	49,454,479	45,000,000	51,075,923

	As of March 31,
				As of June 30, 2010
Consolidated Balance Sheet Data	2008	2009	2010
	(in thousands)
Cash and cash equivalents	$62,556	$33,468	$26,616	$27,014
Accounts receivable (less allowance for doubtful accounts)	58,266	72,802	80,457	79,928
Amounts due from related parties	41,731	42,308	—	—
Amount due from an affiliated company	125	27,946	—	—
Intangible assets	—	19,188	20,761	22,757
Total assets	258,404	365,941	461,200	486,045
Accounts payable	3,070	28,290	93,345	64,725
Notes payable	16,384	23,513	23,394	18,826
Short-term borrowings	40,604	79,457	97,860	154,599
Total equity	67,532	154,561	170,550	177,747
Noncontrolling interests	649	14,453	10,142	9,255
Total shareholders' equity	68,181	169,014	180,692	187,002
Total liabilities and shareholders' equity	$258,404	$365,941	$461,200	$486,045

RISK FACTORS

              An investment in our ordinary shares involves significant risks. You should carefully consider all the information in this prospectus, including the risks and uncertainties described below before you decide to buy our ordinary shares. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially harmed, the trading price of our ordinary shares could decline and you could lose all or part of your investment.

Risks Relating to Our Business

We depend on a limited number of suppliers for our wholesale distribution business and such suppliers can unilaterally terminate their relationship with us, which could jeopardize our ability to deliver products to customers and result in cancellation of orders and loss of revenue and market share.

              Historically, Samsung has been our principal supplier of mobile phones and accessories for our wholesale distribution business. In the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2010, wholesale distribution of Samsung products accounted for approximately 93.9%, 98.5%, 98.8% and 98.4%, respectively, of our net revenues derived from our wholesale distribution business, and 93.9%, 70.3%, 48.1% and 50.7%, respectively, of our total net revenues. As a result, we primarily depend on Samsung to provide adequate inventories of mobile phone products on a timely basis and with favorable pricing and other terms for our wholesale distribution business.

              Although we entered into a five-year wholesale distribution agreement with Samsung in July 2008 for the distribution of Samsung's mobile phone products in China, Samsung has the right to terminate this agreement if our sales volume experiences material decreases in any six-month period for reasons unacceptable to Samsung. We also obtain products from other suppliers through contracts signed generally on an annual basis. Our suppliers might not renew their contracts with us or they may, in breach of contract, fail to provide us with the quantities or models of products that we order. Furthermore, these suppliers may refuse to provide products to us on favorable or commercially reasonable terms. If any of the following occurs, we may not be able to deliver products to customers in a timely manner, if at all, resulting in order cancellations, loss of revenues and/or loss of market share, which would have a material adverse effect on our business, financial condition and results of operations:

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  downturn in Samsung's business prospects and/or financial results;

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  loss of Samsung as a principal supplier;

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  loss of other existing suppliers;

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  failure to develop new suppliers;

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  failure to obtain favorable or reasonable pricing and other terms from suppliers;

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  inability of Samsung or other suppliers to satisfy our inventory needs; or

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  inability of Samsung or other suppliers to provide products that appeal to our customers.

              In addition, given our dependence on Samsung as a principal supplier, other suppliers might believe that we give preferential treatment to Samsung with respect to pricing and other terms, which may in turn cause them to refuse to supply products to us or try to negotiate favorable prices or other terms for the products they supply to us.

We face a number of operational and industry risks. The market in which we operate changes rapidly, and we must adjust to these changes to remain competitive.

              We face a number of operational and industry risks, and the market for mobile communications products is fast-changing. Recent developments in the industry include the following:

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  Mobile handset technology advances rapidly, and product life cycles may be shorter than anticipated. As a retailer and wholesale distributor in this sector, we must closely monitor these changes.

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  The PRC mobile communications products market has traditionally been fragmented, making it difficult for manufacturers to sell products to consumers without national wholesale distributors. These wholesale distributors, including us, have had to develop efficient distribution logistics and wide retail networks. Failure to maintain such efficiencies and networks will have an adverse effect on our ability to sustain or expand our consumer base, which will in turn erode our market share.

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  The restructuring of the PRC telecommunications industry, which began in May 2008 and was completed in the fall of 2008, resulted in three national carriers offering a combination of fixed line and mobile communications services. While it remains unclear as to how the restructuring will affect the mobile communications product industry, we must adapt to any resulting developments in the industry to remain competitive.

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  Mobile carriers in the PRC are increasingly offering bundled mobile phone products and wireless services. These mobile carriers typically procure mobile phone products from larger mobile phone wholesale distributors like us, rather than directly from manufacturers. In the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2010, we generated approximately 5.3%, 14.4%, 10.3% and 12.4%, respectively, of our net revenues from our wholesale distribution to mobile carriers. Failure to provide mobile phones with integrated services tailored to mobile carriers, or to cooperate with mobile carriers in promoting mobile phones, would result in weaker customer relationships with mobile carriers, and the loss of a potential source of significant revenues.

              These developments, as well as other changes relating to mobile communications products retailers and wholesale distributors, may have an adverse effect on our operations if we cannot adapt effectively to these changes to remain competitive. Our failure to adapt effectively could erode our market share, result in a decline in our number of customers or lead to price reductions or increased spending for marketing, service promotion and product wholesale distribution, any of which would adversely affect our profitability.

The demand for the products that we sell in China may not continue to grow, and our revenues may decline.

              Our business substantially depends on the demand for products we sell in China. In the past, we have benefited from the rapid growth of the Chinese economy, which has fueled the increase in demand for consumer products, including the mobile communications products we sell. Such growth may not continue at the same rate or at all. As the Chinese mobile communications products industry matures, our mobile phone suppliers will likely focus increasingly on differentiating their products from those of their competitors, including adding more sophisticated mobile handsets and upgrading existing models. The move towards 3G wireless technology will also affect the product offerings that our customers will request.

              We believe that our future success will depend, to a significant extent, on our suppliers' ability to enhance existing products and introduce new products in a rapidly developing market, including, but not limited to, the adoption of new networking and mobile communications technologies, such as 3G technology. However, there is no guarantee that our suppliers will be able to successfully adapt to these market forces, and our customers may turn to sellers that offer mobile communications products that we cannot provide, reducing the demand for products that we sell. As a result, our business and results of operations could also suffer.

We extend credit to our customers in the form of open account terms, which exposes us to credit risks and could lead to difficulty in the collection of accounts receivable.

              For our wholesale distribution business, we currently offer open account terms to certain customers, which may subject us to credit risks, particularly to the extent that receivables represent sales to a limited number of customers or are concentrated in certain geographic markets. The collection of accounts receivable and our ability to accelerate the collection cycle through the sale of accounts receivable may be affected by several factors, including, but not limited to:

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  our credit policies;

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  the terms of the contracts by which we extend credit to customers;

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  credit rating of our customers;

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  industry and economic conditions;

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  the ability of our customers to provide security, collateral or guarantees for credit extended by us; and

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  our operating results, financial position and cash flows and those of our customers.

              Adverse aspects of or changes to any of these factors, many of which are not in our control, could create delays in collection or an inability to collect accounts receivable, which could impair our cash flows and financial position and adversely affect our results of operations.

              We extend credit only to customers that we deem creditworthy based on an analysis of their credit profiles. However, our customers are subject to market and their own business and other risks. Accordingly, we periodically review our reserve for credit losses for adequacy considering economic conditions and trends and credit quality indicators. We cannot be certain that our reserve for credit losses will be adequate to cover credit losses in our portfolio because of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets. If the credit quality of our customer base materially decreases as a result of economic conditions or if our reserves for credit losses are not adequate, our business, financial condition and results of operations may suffer.

If we fail to effectively manage the growth and expansion of our operations, we may be unable to expand our business and increase our revenues.

              We have experienced rapid growth and expansion, which places significant strain on our management personnel, systems and resources. To accommodate our continued growth, we will need to implement new and upgraded operational and financial systems, procedures and controls, including improving our accounting and other internal management and control systems, all of which will require substantial efforts by management and others. We will also need to expand, train, manage and motivate our workforce, and manage relationships with new and existing customers. In addition, as we introduce new services or enter into new markets, we may face additional market, technological and operational risks and challenges. As a result of any of these risks, our business, results of operations and financial condition could be materially and adversely affected.

              Our strategy includes expansion by pursuing selective business opportunities and diversifying our business scope, including joint ventures and e-commerce initiatives. However, these initiatives require us to commit substantial capital resources to business areas where we possess limited experience, and we may be unable to compete effectively in such areas. Furthermore, our competitors may possess greater resources and operating experience, and our plans may be subject to economic, political and legal risks, including obtaining relevant regulatory approvals. Failure to achieve expected results in these new business areas may have a material adverse effect on our business, results of operations and financial condition.

Future acquisitions and alliances may expose us to new risks or fail to perform as expected. Conversely, our failure to complete acquisitions, enter into suitable alliances or integrate acquired companies may hinder our growth and future profitability.

              One of the key components of our strategy is to grow through acquisitions, joint ventures and other strategic alliances on a selective basis, particularly with respect to our retail operations. Joint ventures and strategic alliances may expose us to operational, regulatory and market risks, as well as risks associated with additional capital requirements. We have completed acquisitions of 10 local retail chains. Our ability to realize the expected benefits from our acquisitions may depend on our ability to retain the employees, efficiently integrate their operations, understand the factors contributing to the success of these retail chains and continue to adapt to local market dynamics. Our ability to successfully integrate acquired companies and their operations may be adversely affected by a number of factors, including division of management's attention and difficulties in retaining customers of acquired companies. Furthermore, acquired companies might not perform as expected for various reasons, including legislative or regulatory changes or the loss of key customers and personnel. Moreover, we may fail to identify potential issues or risks in our due diligence of the targets or properly address them prior to our acquisitions, and we may suffer losses or be subject to liabilities if such risks materialize after the acquisitions are completed. If we are not able to realize the benefits envisioned from such acquisitions, joint ventures or other strategic alliances, our overall profitability and growth plans may be hindered.

              In addition, we may not be able to identify suitable future acquisition candidates or alliance partners. Even if we identify suitable candidates or partners, we may be unable to complete an acquisition or alliance on commercially acceptable terms. If we fail to identify appropriate candidates or complete desired acquisitions, we may not be able to implement our growth strategies effectively or efficiently. Moreover, we may fail to negotiate successfully with the potential target companies and be unable to acquire them at the prices we expect, or at all. In addition, our acquisition and integration process may divert management from operating our existing business, negatively affecting our earnings and revenues.

The average selling prices of older mobile communications products are subject to rapid decreases, and products may become obsolete or less marketable. Therefore, we may not be able to adjust our product mix and optimize pricing successfully.

              As with most electronics-based products, average selling prices of mobile communications products are typically highest at the time of introduction of new products, which utilize the latest technology, and tend to decrease over time as such products become commoditized and are replaced by newer generation products. While Samsung, our main supplier for wholesale distribution business, generally adjusts the price it charges us for Samsung products based on product life and may provide price protection against price decreases in certain circumstances as our business continues to grow, we may increasingly be subject to downward pricing pressure, as Samsung and our other suppliers for our retail and wholesale distribution businesses may not provide us with appropriate pricing adjustments or other forms of price protections.

              We may not be able to predict the timing or amount of any decline in the average selling prices of the products we sell or distribute. Moreover, we must anticipate future technological changes and continually identify, obtain and market new products in order to minimize the risk of product obsolescence or decreased marketability. If we were unable to adjust product mix and optimize pricing, our business, financial condition and results of operations would be harmed.

We outsource our warehousing, logistics and certain marketing functions to third parties. Failure of these third parties to fulfill their responsibilities may prevent us from fulfilling obligations to our customers and negatively affect our ability to maintain or promote our brand and may limit our future success.

              We believe that our customers' recognition of and familiarity with our reputation and brand are important to our business, and our reputation depends on the goodwill associated with our brand. We outsource our warehousing, logistics and certain marketing functions to third parties, which are responsible for storing inventory, delivering products and printing marketing materials. If any of these third-party providers fail to fulfill any of its responsibilities, we may not be able to fulfill our obligations to our customers on a timely basis or at all and our brand image and reputation may suffer. This could lead to the erosion of our relationships with potential and existing customers, and our business, financial condition, results of operations and prospects may be materially adversely affected.

Restrictive covenants under our secured credit facility and any future indebtedness may limit the manner in which we operate and an event of default under our secured credit facility and any future indebtedness may adversely affect our liquidity, financial condition and results of operations.

              Our EUR15 million (approximately $20.2 million) secured facility with FMO, or the FMO Facility, contains, and any future indebtedness we incur may contain, various covenants and conditions that limit our ability to, among other things:

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  incur, guarantee or provide collateral for additional debt including borrowings of our subsidiaries and affiliates;

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  pay dividends or make distributions to our shareholders;

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  secure loans, make capital expenditures or engage in investments and acquisitions;

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  enter into transactions with affiliates;

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  create liens;

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  acquire, merge or consolidate with other companies; and

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  transfer or sell all or substantially all of our assets, including equity interests in our subsidiaries.

              As a result of these covenants, we are limited in the manner in which we conduct our business and may be unable to engage in certain business activities or finance future operations or capital needs. The FMO Facility also includes certain financial covenants that, among other things, require us to maintain a certain coverage ratio, solvency ratio, leverage ratio and current ratio. Failure to meet the financial covenants, or a breach of any of the other restrictive covenants, would result in a default under the FMO Facility.

              Upon the occurrence of any default under the FMO Facility, FMO could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, or could require us to apply all of our available cash to repay these borrowings. If FMO accelerates the repayment of the borrowings, we may not have sufficient cash at that time to repay the borrowings or such repayment may disrupt our cash flow and liquidity plans. If we cannot repay those amounts, FMO could proceed against the collateral granted to it to secure that indebtedness. We have pledged a significant portion of our assets, including the shares Pypo Cayman holds in Pypo HK and all equity interest Pypo HK holds in Funtalk PRC, as collateral under the FMO Facility. In addition, our failure to comply with any financial or other covenants under the FMO Facility or an assessment that we are likely to fail to comply with such covenants could lead us to seek an amendment to or a waiver of the covenants contained in the FMO Facility or such alternative financing.

              Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK failed to meet the financial covenants for maintaining the minimum EBITDA, adjusted net income threshold and margin, solvency ratio, leverage ratio and current ratio. Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2010, Pypo HK also failed to meet the financial covenants for maintaining the solvency ratio, current ratio and net margin. Although we obtained an amendment and waiver of certain breaches and potential breaches from FMO, the waiver only covered HK Pypo's breaches of financial covenants for the period from March 31, 2009 to March 31, 2010. Pypo HK was also not in compliance with certain negative undertakings, including obtaining pre-approval for acquisitions and negative pledge in the same period. We cannot assure you that the prior amendment and waiver was effective against these breaches and other potential breaches. In addition, we have not complied with all of the conditions relating to our prior amendment and waiver and, although we have obtained written confirmation from FMO that the prior amendment and waiver remains effective, we cannot assure you that this confirmation has cured such non-compliance or that we will be able to meet the relevant conditions going forward. Furthermore, repeated non-compliance may also damage our relationship with FMO and hinder our ability to obtain needed waivers and amendments in the future.

              Based on the financial position and results of Pypo HK as of and for the three months ended June 30, 2010, Pypo HK failed to meet the financial covenants for maintaining the solvency ratio, current ratio and net margin. Pypo HK may continue to be in breach of certain financial and other restrictive covenants for the quarters ending September 30, 2010, December 31, 2010 and March 31, 2011 and the year ending March 31, 2011. We are in discussions with FMO to obtain a waiver for these breaches and other potential breaches but cannot assure you that we will be able to obtain such waivers. Furthermore, if we breach any covenants in future periods, we cannot assure you that we would be able to obtain amendments to such covenants or waivers of such breaches or obtain alternative financing on commercially viable terms. In addition, any amendment or waiver may involve upfront fees, higher annual interest costs and other terms less favorable to us than those currently offered by the FMO Facility.

              Furthermore, although we have been advised by our PRC counsel that any default under the FMO Facility would not result in a cross-default under our domestic loans with PRC banks, we cannot assure you that should the borrowings under the FMO Facility be accelerated, our financial condition will not be impaired such that we may fail to meet certain restricted covenants under our domestic debt agreements. Any defaults, including cross-defaults, in our other loans may result in a substantial portion of our outstanding debt becoming immediately due and could hinder our ability to borrow additional amounts from domestic banks, either of which could have a material adverse effect on our liquidity, financial condition and results of operations.

Loans made by companies that do not possess financial service business licences are not permissible under PRC laws. If PRC authorities enforce such laws, the PRC authorities may declare some or all of our intercompany loans and other financing arrangements void, require the forfeiture of any interest paid and levy fines or other penalties upon the parties involved.

              As of June 30, 2010, Funtalk PRC and its subsidiaries had made advances of $231.5 million to Beijing Funtalk to finance the operations of Beijing Funtalk and its subsidiaries. PRC laws generally do not permit companies that do not possess financial service business licenses to extend loans directly to other companies (including affiliates), without using a financial agency. None of our subsidiaries, variable interest entities and affiliates possesses such a financial service license nor proceeded through a financial agency when it extended loans to, or received loans from, its affiliates. If PRC authorities enforce these restrictions, such authorities may declare these loans void, require the forfeiture of any interest paid or levy fines or other penalties upon the parties involved, among other remedies and as a result materially and adversely affect our financial conditions.

              In March 2010, we entered into a sale and purchase arrangment with Qinghai Heyi Trade Co., Ltd., or Qinghai Heyi, an unrelated third party, pursuant to which we have agreed to sell our inventories to Qinghai Heyi and Qinghai Heyi has agreed to sell back the inventories to us within thirty to forty-five days after its purchase, at a price equal to its original purchase price plus an additional amount to be agreed by Qinghai Heyi and us. We have not recognized any revenue or cost of revenues for any sales and purchases under the arrangement, but instead the transactions under the arrangement are accounted for as short-term borrowings. Although this type of sale and purchase arrangement is not uncommon in the PRC, such sale and purchase arrangements may be treated as loans made by companies that do not possess financial service business licences which are not permissible under PRC laws. If the PRC authorities enforce such laws, the PRC authorities may declare our sale and purchase arrangement with Qinghai Heyi void and levy fines or other penalties on us, which may materially and adversely affect our reputation, results of operations and financial conditions. In addition, to the extent the sale and purchase arrangement is no longer available to us, we may be required to find additional sources of working capital, which may not be available on as favorable terms or at all. As of June 30, 2010, we had $53.8 million outstanding under this arrangement.

Our ability to meet demand for the merchandise we sell or distribute depends on our ability to maintain an optimal level of inventory.

              We believe that maintaining an optimal level of inventory is critical to our business. We generally maintain approximately 40 to 50 days of inventory supplies for our wholesale distribution segment, and approximately 30 to 40 days of inventory supplies for our retail segment. These inventory levels may not be adequate to meet customer demands, and we may not be able to adopt new inventory policies in time to adjust to such demands. If we overstock inventory, the working capital required to maintain our operations will increase and we may incur additional financing costs. If we understock inventory, we may not be able to generate sales that we would have otherwise generated if the product had been available.

We depend on technology and computer systems for the timely and successful management of our supply chain and sales, development of our wholesale distribution network and support of our retail division.

              The supply chain management, wholesale distribution network, sales management and retail functions on which our business depends are technology intensive. We rely significantly on our ability to acquire, develop and adopt new technologies to support our operations and differentiate our products and services from those of our competitors. In addition, new technologies affect the time and manner in which we deliver these products to customers and our ability to maintain and streamline our sales function and support our retail division.

              We depend on a large number of software applications and computers to develop our retail and wholesale distribution networks, manage sales relationships and track and manage inventory. Any error, defect or failure in our software, hardware or backup facilities could delay product delivery and result in key inventory and sales information being unavailable in a timely manner, all of which may harm our business.

Our revenues and profitability depend on the popularity of the products we sell or distribute, as well as consumer preferences and spending patterns, which are outside of our control.

              Our revenues and profitability depend in part on the strength and reputation of the products that we carry, and are subject to consumers' perception of the products that we sell. In our retail and wholesale distribution business, the products that we sell are designed and produced by the mobile phone manufacturers. Therefore, we have limited or no control over the designs and development of the products that we sell. The success of our operations depends in part on the manufacturers' marketing abilities, our own ability to select new models from our suppliers to gain customer acceptance, and our ability to make available sufficient quantities of attractive and popular products to satisfy consumer demand. In particular, the performance of our retail outlets is sensitive to local consumer spending patterns. Consumers in different geographical locations of the PRC have different shopping patterns and tastes. If we or the manufacturers whose products we sell are unable to respond promptly to changing customer demands, demand for our products may decrease and our sales may be adversely and significantly affected. Conversely, if we or the manufacturers fail to anticipate increased consumer demand for our products, we may experience inventory shortages, which would result in lost sales and negatively impact our revenues and profitability. Any negative publicity in connection with the brands of the products we sell or the manufacturers may also result in a decrease in our sales.

We have limited flexibility on the pricing of our products in our retail business.

              In our retail business, we are obliged to comply with uniform retail prices set by certain manufacturers including Samsung and Nokia or mobile carriers. We are not allowed to offer discounts on new products typically until 30 days after the launch of the products at our retail outlets. We therefore have very limited flexibility on the pricing of the products. Should we experience slow movements of certain items due to mispricing by the manufacturers or other factors, we may not be able to dispose of excessive inventory through markdowns or promotional sales in a timely manner or at all. As a result, our working capital may increase, our sales and profits may decrease, and our results of operations and financial condition may be negatively and materially affected.

We may fail to sustain the same level of retail outlet sales and new retail outlets may fail to break even within our projected time frames.

              The success of our retail business depends on a number of factors, such as our ability to introduce products which respond successfully and effectively to local consumer preferences, the success of our marketing efforts and the manufacturers, and our ability to compete with other retailers and distributors of mobile communications products. We are constantly reviewing our sales performance data, both by retail outlet and by region. Our expansion strategies are intended to benefit our growth in the long term. However, it takes time for new retail outlets to break even or reach the same level of sales and profitability as mature retail outlets. Should the new retail outlets experience prolonged delays in breaking even or achieving our desired level of profitability, our overall profitability may be affected. In addition, in our existing retail outlets, whether we will be able to sustain or continue to increase our sales and profitability is subject to a number of factors, including the local GDP and consumer spending power and spending pattern, the pedestrian flow of the area where our retail outlets are located and the competition that we encounter, many of which are outside of our control. If we are unable to increase retail outlet sales in line with increasing costs, our overall performance and profitability will be adversely affected.

We operate in a competitive market which may result in lower profit margins.

              The retail and wholesale distribution businesses for mobile communications products in the PRC are competitive with no practical barriers to entry. We experience competition from other retailers and wholesale distributors in the geographical markets in which we currently operate and expect to face similar competition in the markets which we plan to enter. We compete with other retailers and wholesale distributors primarily for products and retail outlet locations. Some of our competitors may have more financial and human resources, better access to attractive retail outlet locations, more competitive pricing strategies or closer relationships with manufacturers or mobile carriers than we have. A number of different competitive factors could have a material adverse effect on our operational results and financial condition. Competition may lead to, among other things, stricter terms in agreements with manufacturers or mobile carriers, higher costs for retail space and lower sales, all of which could have a material adverse impact on our results of operations and financial condition and lower our profit margins.

If we fail to obtain or maintain all required licenses, permits and approvals, or if we are required to take actions to obtain such licenses, permits and approvals which are time-consuming or costly, our business operations may be materially and adversely affected.

              Our business operations are subject to a significant number of licenses, permits, filings, registrations and approvals in the PRC, such as those relating to foreign direct investment, retail and wholesale distribution businesses, e-commerce, employee stock option plan, anti-monopoly, borrowings, taxation, foreign exchange, social insurance, labor, fire prevention, and public health and safety. Our ability to continue to operate our existing business and to successfully implement our expansion strategies into new businesses depends on our obtaining, maintaining and renewing (where necessary) the relevant regulatory approvals under PRC laws. If we are unsuccessful in obtaining or renewing such approvals, we may be prohibited from continuing our operations, and we may have to expend considerable time and costs in order to sustain our business.

We have many operating entities located in a number of cities throughout China, which rely on the availability of space and facilities for lease in order to conduct business, and we face certain risks with respect to the properties we lease.

              We have more than 130 operating entities devoted to our product retail and wholesale distribution business. These operating entities are located throughout China, and most of them lease the facilities in which they operate. The terms of the existing leases for these operating entities generally range from three to five years and expire in 2011 to 2013. As these leases expire, we will need to negotiate the terms and conditions of renewal, and may be unable to renew leases on terms and conditions favorable to us, if at all. As a result, we may have to pay increased rent or relocate, which may result in additional costs and disruptions to our business.

              We also face certain risks with respect to the properties we lease, including obtaining required documentation and consents and maintaining compliance with building codes:

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  As of August 31, 2010, we had not received copies of title certificates for approximately 7.4% of the properties that we leased from third parties, which included approximately 15.6% of the properties that we leased for Shanghai Lezhiyu Telecommunications Equipment Co., Ltd. (formerly known as Shanghai Xieheng Telecommunications Equipment Co., Ltd.), or Xieheng, our retail chain based in Shanghai, which we acquired in November 2009, or approximately 1.1% of the properties we leased as a whole. In the year ended March 31, 2010 and the three months ended June 30, 2010, the revenues derived from Xieheng accounted for approximately 12.7% and 30.6%, respectively, of our revenues generated from our retail business, or approximately 6.5% and 14.8%, respectively, of our total revenues. In the PRC, lessees typically receive copies of title certificates from lessors as evidence of the applicable lessor's or owner's ownership of a leased property. For the leased properties that we had not received title certificates, we do not know whether such leased properties are subject to any mortgage absent such title certificates. Any challenges to the title documents or any mortgage of any leased properties, if successful, could impair the operations of our business. As such, we cannot assure you that title to properties we currently lease will remain unchallenged.

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  For leases for which the immediate lessors are not the ultimate owners of the leased properties, the lessors typically need to secure consent from the owners to sublease the properties to us. As of August 31, 2010, the lessor did not receive consent from the owners to sublease approximately 2.3% of our total leased properties. A lessor's failure to obtain title to a property or to receive any necessary approvals from the ultimate owner or the primary leaseholder could potentially invalidate a lease or result in the renegotiation of a lease on less favorable terms to us.

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  As of August 31, 2010, approximately 2.3% of our leased properties were subject to mortgages at the time the leases were signed. The lessor did not receive consent from the mortgage holder on any of these properties. If such mortgage holder were to foreclose on the mortgage securing the property, our lease may not be binding on any subsequent transferee of the property.

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  As of August 31, 2010, agreements covering approximately 0.1% of the lease agreements for the properties we leased have expired. We are in the process of negotiating the terms and conditions of renewal, but may be unable to renew leases on terms and conditions favorable to us, if at all. As a result, we may have to pay increased rent or relocate, which may result in additional costs and disrupt our business.

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  The properties we leased from third parties may not be in compliance with all building codes. Although we are not aware of any material noncompliance with building codes, such as unauthorized building structures, on the properties we leased from third parties, we cannot provide any assurance that our leased properties are or will be in compliance with all applicable building codes, and we could incur expenses to remedy any noncompliance with building codes relating to our leased properties.

              If our existing leases are terminated for any reason prior to their expiration (including, among other things, the considerations set forth above), we may need to find alternative premises. In such a case, we may not be able to find suitable premises on commercially reasonable terms, if at all.

We have limited business insurance coverage in China.

              Insurance companies in China offer limited business insurance products. As a result, we do not have any business liability, loss of data or business interruption insurance coverage for our operations. Any disruption to our business, litigation or natural disaster might cause us to incur substantial costs or divert our resources. In addition, we do not carry insurance with respect to certain risks, including product liability insurance. As a result, any product liability or other claims may materially adversely affect our business, financial condition and results of operations. Furthermore, we may need to stop selling products that result in product liability claims, which could negatively affect the range of mobile phone products that we offer and the size of our customer base.

We may be subject to product liability claims for products we sell.

              Under current PRC laws, manufacturers, wholesale distributors and retailers may be liable for damages caused by defective products in China. Therefore, we may be exposed to product liability claims, as end users may choose to sue us in addition to suing the product manufacturers or wholesale distributors when a claim arises. As a result, we may expend significant time, money and resources to defend or settle any product liability claims. PRC laws do not require retailers in China to maintain, and we do not maintain, product liability insurance. Moreover, under some of our current arrangements with manufacturers, manufacturers are not obligated to indemnify us against claims associated with products made by such manufacturers that we sell directly to end-users. Therefore, if we were found liable, we would be responsible for damages arising from such product liability claims and would not be able to obtain any indemnification from the manufacturers or any refund under any insurance policy. In addition, our reputation may be materially and adversely affected and we may consequently lose market share even if we can successfully defend against or settle such claims.

Our growth and prospects depend on market demand for the products we sell and distribute, which is extremely difficult to predict.

              Our business and operating results depend upon demand for the products we sell and distribute. We cannot ensure the success of any of our mobile handset models, because the sales of such products depend on their market acceptance and desirability, which depend on a number of factors, none of which we can accurately predict. These factors include, but are not limited to, the following:

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  consumer tastes and preferences;

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  consumer reaction to competing products;

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  availability of alternative forms of mobile communications products; and

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  general economic conditions and consumer confidence.

              We believe that our ability to market, sell and distribute attractive and desirable mobile handset models and accessories to a wide range of customers remains crucial to our future success. Although we have enjoyed success in our retail and wholesale distribution of various brands of mobile phones, our future programs and product offerings may not achieve similar levels of success. If we cannot consistently and accurately predict how the market receives current and future product offerings, our revenue from any or all of our sold and distributed products and profitability may decrease.

Our business depends on our good relationships with mobile carriers. If we fail to maintain a good working relationship with any of the mobile carriers, our business and results of operations may be materially and adversely affected.

              The success of our retail business and our growth depend, to a significant extent, on our relationship with each of China's mobile carriers, namely China Mobile, China Unicom and China Telecom. We have strategic partnerships with these mobile carriers to manage and operate carrier-branded retail outlets owned by them and to operate co-branded retail outlets owned by us. As of August 31, 2010, approximately 94% of our retail outlets were either carrier-branded or co-branded. We generate revenues from sales of mobile communications products and services in such carrier-branded and co-branded retail outlets, as well as from commissions paid by the mobile carriers to us for our services in helping them to develop their subscriber base and market their mobile products and services. If our relationship with any of the mobile carriers deteriorates, they may terminate, or significantly reduce the scope of, their cooperation with us which could significantly reduce revenue generated from such mobile carrier's retail outlets.

              We cannot assure you that we will be able to maintain a good relationship with each of the mobile carriers. For instance, if we experience any material disagreement with a mobile carrier in negotiating the terms of our contracts to operate retail outlets, or if we fail to comply with the terms of our contracts with them or at all, our working relationship with such mobile carrier may be adversely affected. We may, from time to time, have disagreements over the commission or other supporting fees to be paid by mobile carriers. In addition, we may decide to terminate our cooperation with a mobile carrier with respect to certain retail outlets when another mobile carrier offers better terms of cooperation with respect to such outlets. While we will consider the overall impact on our relationships with the mobile carrier when making a switch, we may infuriate the mobile carrier as a result. In addition, if the mobile carrier terminates a contract with us, or decides not to enter into a new outlet arrangement with us, we cannot assure you that we will be able to secure an alternative arrangement with another carrier in a timely manner, or at all. Any failure or undue delay by any of the mobile carriers to comply with the terms of any of the contracts, or its unwillingness to cooperate with us for any reason, may also have a material and adverse impact on our business operations.

              In addition, we recently started to collaborate with mobile carriers to distribute mobile phone models designated by the mobile carriers of other international and local brands. If we experience any material disagreement with a mobile carrier, our working relationship with such mobile carrier may be adversely affected. Such mobile carrier may cease to use us to distribute mobile phone products designated by them or only use us on a limited basis, which could materially and adversely affect our business and results of operations.

The loss or reduction in orders from principal customers or a reduction in the pricing of the products that we distribute may cause revenues to decline and impair cash flows.

              Our principal customers of wholesale distribution business operate in the mobile phone retail industry, which remains highly fragmented. Many of our customers have experienced severe price competition and, for this and other reasons, may seek to obtain products or services from us at lower prices than we have been able to provide customers in the past. The loss of any of our principal customers of our wholesale distribution business, a reduction in the amount of products or services our customers order, or our inability to maintain current terms, including price, with such customers could cause our revenues to decline and impair our cash flows. Although we have entered into contracts with a certain number of our largest customers of our wholesale distribution business, there can be no assurance that any of these customers will continue to purchase products or services from us or that their purchases will be at the same or greater levels than in prior periods.

The loss or reduction of vendor rebates payable to us in connection with the products we distribute may cause revenues to decline and impair cash flows.

              Certain of our suppliers and wholesale distributors, through manufacturer and new product promotions and volume discounts, provide favorable purchasing terms to us through volume-based or other rebates. Our supply contracts may specify these purchasing terms, or we and the relevant manufacturer may negotiate such terms. These vendor rebates help reduce our costs in distributing or selling mobile communications products to customers and boost our revenues. As of the date of this prospectus, our suppliers and wholesale distributors have not reduced rebates or notified us of any such reductions. However, if our suppliers and wholesale distributors cease providing or decrease the amount of such rebates, or if we are unable to negotiate favorable rebate terms with suppliers and wholesale distributors in future supply contracts, our revenues could decline and our cash flows could be impaired.

The success of our business depends on quality controls by third-party manufacturers.

              Suppliers of mobile phone sets and accessories typically provide limited warranties to us, which we pass through to customers. As a retailer and wholesale distributor, we do not directly monitor the quality, design or control procedures of our suppliers. If a product that we sell or distribute has defects, safety or performance problems, our reputation and ability to sell or distribute other products to customers could suffer. Due to high demand for some of our suppliers' products and services, we have experienced in the past, and may continue to experience in the future, delays in the delivery of such products or the provision of technical support. If we fail to maintain existing relationships with these suppliers, or should any of our major suppliers encounter difficulties in the manufacturing or shipment of its products, including due to natural disasters or otherwise, it will be difficult for us to find alternative providers for such products on a timely basis or on commercially reasonable terms. As a result, our business may be interrupted and our sales adversely impacted.

Our operating results are subject to seasonal fluctuations in purchasing patterns.

              Our operating results remain subject to a number of seasonal factors in the markets in which we operate. These factors may cause our revenue and operating results to fluctuate on a quarterly basis. These fluctuations are a result of several factors, including, but not limited to:

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  promotions and subsidies by mobile phone suppliers;

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  the timing of local holidays and other events affecting consumer demand;

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  the timing of the introduction of new products by our suppliers and competitors;

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  purchasing patterns of customers in different local markets; and

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  product availability and pricing.

              Consumer electronics and retail sales in many geographic markets tend to be seasonal, resulting in uneven sales volumes for us. Our operating results may continue to fluctuate significantly from quarter to quarter in the future. If unanticipated events occur, including delays in securing adequate inventories of competitive products at times of peak sales or the existence of surplus inventory upon the occurrence of a significant drop in demand during these periods, our operating results could be harmed. As a result of these seasonal factors, our interim results may not be indicative of our annual results.

We may continue to be negatively affected by the world financial and economic crisis and slowdown in China's economy

              Since the fourth quarter of 2008, the global capital and credit markets, including those in the United States and throughout the world, have been experiencing volatility and disruption, which has led to a downturn in global economic conditions. China's economy also slowed down in late 2008 and most of 2009, which in turn negatively impacted the retail sector and the market for the wholesale distribution of mobile communications products in the PRC. Our revenues, financial conditions, results of operations and liquidity were adversely impacted in the second half of 2008 and in early 2009. Although the overall global economic conditions and credit environment have shown signs of recovery since late 2009, we cannot predict whether such recovery will continue during the rest of 2010 and beyond. Any persistent slow-down in China's economy or the recurrence of any financial disruptions could adversely affect our business and financial results.

              A slowdown in China's economy, whether as a result of the world financial and economic crisis or any other factors, could negatively impact consumer spending patterns. Recessionary economic cycles, inflation, deflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels and other economic factors that may affect consumer spending or buying habits in the PRC could adversely affect the demand for products we sell in our outlets or distributes to our retail customers and regional wholesale distributors. Our retail outlets and our retail customers could experience reduced traffic or limitations on the prices they can charge for our products, either of which could reduce sales and profit margins. In addition, the world financial and economic crisis adversely affected the ability of our customers and suppliers to obtain financing for significant purchases and operations and resulted in a decrease in or cancellation of orders for the products we sell or distribute or limitations on the quantity of products supplied to us. Furthermore, these economic conditions make it difficult for us and our customers and suppliers to accurately forecast and plan future business activities, which could cause our customers to slow spending on the products we distribute and sell, thus delaying and lengthening sales cycles. If the mobile communications products market in China deteriorates due to these global economic conditions, our business, financial condition and results of operations will likely be materially and adversely affected.

We may not be able to obtain financing for our PRC subsidiaries.

              As an offshore holding company, we may decide to finance our PRC subsidiaries by making capital contributions to such entities. The PRC Ministry of Commerce, or MOFCOM, or its local counterparts, must approve these capital contributions. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to any such capital contributions. If we fail to receive such approvals, our ability to use the proceeds of our equity or debt offerings and to capitalize our PRC operations may be negatively affected, which could in turn adversely affect our liquidity and ability to fund and expand our business.

An impairment in the carrying value of our goodwill or other intangible assets could adversely affect our financial condition and results of operations.

              We have made several recent acquisitions, and are required to annually test goodwill and other intangible assets, including the goodwill and other intangible assets associated with acquisitions, to determine if impairment has occurred. Additionally, interim reviews must be performed whenever events or changes in circumstances indicate that impairment may have occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge in the period the determination is made. The testing of goodwill and other intangible assets for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations or changes in competition. Adverse changes in the aforementioned factors, or changes in actual performance compared with estimates of our future performance, could negatively affect the fair value of goodwill or other intangible assets, which may result in impairment charges. Should the value of goodwill or other intangible assets become impaired, there could be an adverse effect on our financial condition and results of operations.

We have a relatively short operating history and are subject to the risks of a new enterprise, any one of which could limit our growth, services or market development.

              Our relatively short operating history makes it difficult to predict how our businesses will develop. We face risks and uncertainties encountered by early-stage companies, such as:

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  uncertainties in the demand for the products that we sell or distribute;

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  the evolving nature of the mobile communications products industry;

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  the uncertainties associated with our ability to continue our growth while trying to achieve and maintain our profitability;

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  preserving our competitive position in the mobile communications products retail and wholesale distribution markets in China;

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  implementing our strategies and modifying them from time to time to respond effectively to competition and changes in our customer preferences and needs;

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  increasing awareness of our brand and products and continuing to develop customer loyalty; and

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  attracting, training, retaining and motivating qualified personnel.

              If we are not able to meet the challenges of building and managing our business, we will likely face reduced growth, lower margins, additional operational costs and lower income.

Our success depends substantially on our management and certain key employees, and our business may be severely disrupted if we lose their services.

              Our future success depends heavily upon the continued services of our management and other key personnel. In particular, we rely on the expertise and experience of Mr. Kuo Zhang, our chairman of board of directors, and Mr. Dongping Fei, our chief executive officer. If one or more of our management or key personnel were unable or unwilling to continue in their present positions, we might not be able to replace them easily, or at all. As a result, our business could be severely disrupted, our financial condition and results of operations could be materially adversely affected, and we would incur additional expenses to recruit, train and retain personnel to replace our former key employees. If any of our management or key personnel joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key professionals and staff members.

If the value of our brand or image diminishes or if we fail to protect our brand and other intellectual property rights, our business and results of operations could be materially adversely affected.

              Our brand is integral to our selling and marketing efforts. Our continued success in maintaining and enhancing our brand and image depends to a large extent on our ability to satisfy customer needs by further developing and maintaining the quality of products and services across our operations, as well as our ability to respond to competitive pressures. If we cannot satisfy customer needs or if our public image or reputation were otherwise diminished, our business transactions with our customers may decline, which could in turn adversely affect our results of operations.

              In addition, any unauthorized use of our brand, trademarks and other intellectual property rights could harm our competitive advantages and business. As the right to use Internet domain names is not rigorously regulated in China, if other companies incorporate in their domain names elements similar in writing or pronunciation to the "Funtalk" or "Pypo" trademark or its Chinese equivalent, it may result in confusion between those companies and us and may lead to the dilution of our brand value, which could adversely affect our business. China's history of intellectual property rights enforcement is not as extensive as that of the United States, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we cannot adequately protect our brand, trademarks and other intellectual property rights, we may lose these rights and our business may suffer materially.

              We have imposed contractual obligations on employees and consultants and have taken other precautionary measures to maintain the confidentiality of our proprietary information and restrict the use of our proprietary information other than for our benefit. If our employees and consultants do not honor their contractual obligations and misappropriate our proprietary information, our business would suffer as a result.

If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ordinary shares may be adversely affected.

              Our reporting obligations as a public company has placed, and will continue to place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We are a relatively young company with limited accounting personnel and other resources to address our internal controls and procedures. Although we have established a compliance committee to conduct our internal audit and instituted various internal compliance policies in 2010, we may still need to further improve our internal control system. In addition, we must implement financial and disclosure control procedures and corporate governance practices that enable us to comply, on a stand alone basis, with the Sarbanes-Oxley Act of 2002 and related SEC rules.

              Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control and financial reporting. We will need to take further actions to continue to improve our internal controls. If we cannot implement solutions to any weaknesses in our existing internal controls and procedures, or if we fail to maintain an effective system of internal controls in the future, we may be unable to accurately report our financial results or prevent fraud and investor confidence and the market price of our ordinary shares may be adversely impacted.

              We are in the process of instituting changes to our internal controls and management systems to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires us to perform an evaluation of our internal controls over financial reporting and file annual management assessments of their effectiveness with the Securities and Exchange Commission. The management assessment will be required to include a certification of our internal controls by our chief executive officer and chief financial officer. As of the date of this prospectus, our management had identified certain significant deficiencies in our internal control over financial reporting, such as recurrence of certain audit and reclassification adjustments, lack of proper record and controls for related party transactions, lack of accurate and formal procedure to record and account for rebates and price protection, and lack of written documentation and procedures and policies relating to approvals of transactions with certain non-controlling shareholders. We have undertaken and completed certain initiatives and remedial action in those areas and are continuing such remedial action. For example, we have established a compliance committee consisting of two of our independent directors to oversee our internal control procedures and have made improvements to our management information system to improve certain manual controls.

We, our directors, management and employees may get involved in legal or administrative proceedings and adverse results may harm our business or reputation.

              We, our management or employees may from time to time become a party to legal or administrative proceedings arising in the ordinary course of business. Such legal and other proceedings may include, but are not limited to, actions or disputes relating to commercial contracts, employment, non-competition and labor law, intellectual property, fiduciary duties, personal injury, property damage or other harm resulting from acts or omissions by us or our employees. We cannot predict with certainty the cost of defense, the cost of prosecution or the ultimate outcome of litigation and other proceedings filed by or against us, our management or employees, including remedies or damage awards. Any adverse results in such litigation and other proceedings may harm our business or reputation.

We are a Cayman Islands company and, because the rights of shareholders under Cayman Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

              Our corporate affairs are governed by our amended and restated memorandum and articles of association, or the memorandum and articles, and subject at all times to the Companies Law of the Cayman Islands (2009 Revision), or the Companies Law. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under Cayman Islands law are governed by common law principles derived from cases in the Cayman Islands and other commonwealth and common law countries. The rights of shareholders and the fiduciary responsibilities of directors under Cayman Islands law differ somewhat from those established under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities law compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law, which could negatively affect your shareholder rights and protections.

As a foreign private issuer, we will be exempt from certain SEC requirements that provide shareholders with protections and information that must be made available to shareholders of U.S. public companies.

              We are a foreign private issuer, which has reduced reporting obligations under the Exchange Act as compared to United States public companies, resulting in fewer costs associated with financial and reporting compliance. For example, as a foreign private issuer, we are exempt from certain provisions applicable to U.S. public companies, including:

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  the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

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  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

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  provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and

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  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short swing" trading transactions, or a purchase and sale, or a sale and purchase, of the issuer's equity securities within less than six months.

              As a foreign private issuer, we will file an annual report on Form 20-F within six months of the close of each year ended March 31 (within four months of the close of each year ended March 31, starting with the year ending March 31, 2012) and reports on Form 6-K relating to certain material events promptly after we publicly announce these events. However, because of the above exemptions for foreign private issuers, our shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections and other matters requiring shareholder approval.

              As of October 12, 2010, our executive officers, directors and other affiliates own over 89.8% of our voting shares. These shareholders can control substantially all matters requiring approval by our shareholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of us or discouraging a potential acquirer from attempting to obtain control of us, which could prevent our shareholders from realizing a premium over the market price for their ordinary shares.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. holders of our ordinary shares.

              We do not expect to be a passive foreign investment company, or PFIC, for United States federal income tax purposes for our current taxable year or any future taxable year. However, we must make a separate factual determination each taxable year as to whether we are a PFIC (after the close of each such year). Accordingly, we cannot provide any assurance that we will not be a PFIC for our current taxable year or any future taxable year. A non-U.S. corporation will be a PFIC for any taxable year if, applying certain look-through rules, either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. The value of our assets (after applying such look-through rules) will generally be determined by reference to the market price of our ordinary shares, which may fluctuate. In addition, the composition of our income and assets (after applying such look-through rules) will be affected by how, and how quickly, we and our subsidiaries use the cash generated in our business operations and any future financing transactions. If we were to be a PFIC for any taxable year during which a U.S. Holder

(as defined below under "Taxation—Material United States Federal Tax Considerations") holds its ordinary shares, various adverse United States federal income tax consequences could apply to such U.S. Holder. See the section below headed "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules."

We may be treated as a U.S. domestic corporation for United States federal income tax purposes, which could result in significantly greater United States federal income tax liability to us.

              Section 7874(b) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a United States corporation for United States federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares (or being treated as owning shares) of the acquired corporation, own at least 80% of either the voting power or the value of the stock (including certain options and warrants treated as stock) of the acquiring corporation after the acquisition and if the foreign corporation does not have substantial business activities in its country of organization. If Section 7874(b) of the Internal Revenue Code applied to the Business Combination, then, among other things, we, as the surviving entity in the Business Combination, would be subject to United States federal income tax on our worldwide taxable income following the Business Combination as if we were a United States corporation.

              After the completion of the share exchange between us and the former shareholders of Pypo Cayman, which occurred immediately after and as part of the same plan as the redomestication of MK Arizona, the former stockholders of MK Arizona, by reason of owning (or being treated as owning) shares of MK Arizona, owned less than 80% of our ordinary shares (including certain options and warrants treated as our ordinary shares). Accordingly, we do not believe the 80% threshold under Section 7874(b) of the Internal Revenue Code has been met. However, due to the absence of full guidance on how the rules of Section 7874(b) of the Internal Revenue Code apply to the Business Combination, this result is not entirely free from doubt. If, for example, the redomestication were ultimately determined for purposes of Section 7874(b) of the Internal Revenue Code as occurring prior to, and separate from, the share exchange, the share ownership threshold for applicability of Section 7874(b) of the Internal Revenue Code would be satisfied (and we would be treated as a United States corporation for United States federal income tax purposes) because the stockholders of MK Arizona, by reason of owning (or being treated as owning) stock of MK Arizona, would own all of our shares (including certain options and warrants treated as ordinary shares) immediately after the redomestication. Although normal "step transaction" tax principles may support the view that the redomestication and the share exchange are viewed together for purposes of determining whether Section 7874(b) of the Internal Revenue Code is applicable, because of the absence of direct guidance under Section 7874(b) of the Internal Revenue Code, this result is not entirely free from doubt, and therefore there is no assurance that the Internal Revenue Service will agree with us on this matter. Moreover, we have not sought a ruling from the Internal Revenue Service on this issue.

              In addition, at the time of the Business Combination, counsel to MK Arizona opined that because after the completion of the share exchange between us and Pypo Cayman shareholders, which occurred immediately after and as part of the same plan as the redomistication of MK Arizona, the former stockholders of MK Arizona, by reason of owning shares of MK Arizona, would own less than 80% of our ordinary shares, Section 7874(b) of the Internal Revenue Code should not apply to treat us as a United States corporation for United States federal income tax purposes. MK Arizona's counsel cautioned, however, that due to the absence of full guidance on how the rules of Section 7874(b) of the Internal Revenue Code will apply to the Business Combination, this result is not entirely free from doubt. The opinion of MK Arizona's counsel addressing the foregoing was included as exhibit 8.1 to pre-effective amendment no. 8 to MK Arizona's Form S-4 (file no. 333-153492) filed May 14, 2009, and was subject to the assumptions, limitations and qualifications set forth therein. As a result, you are urged to consult your tax advisors regarding the application of Section 7874 of the Internal Revenue Code to us. The balance of this discussion, including the discussion under "Taxation—Material United States Federal Income Tax Considerations," assumes that we will be treated as a foreign corporation for United States federal income tax purposes.

Risks Relating to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our retail and e-commerce businesses in the PRC do not comply with PRC governmental restrictions on foreign investment in such businesses, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to restructure our operations.

              Substantially all of our retail and e-commerce businesses are conducted through our contractual arrangements with our consolidated variable interest entities, Beijing Funtalk and Beijing Dongdian, and their respective shareholders in China. The applicable PRC laws, rules and regulations currently impose strict approval requirements on foreign-invested companies in the retail business or providing value-added telecommunications service in China. See "Regulation." We have entered into contractual arrangements with our consolidated variable interest entities and their shareholders, all of which are PRC domestic companies or citizens, which enable us to, among other things, exercise effective control over these entities and their subsidiaries. See "Related Party Transactions." In the opinion of our PRC legal counsel, Han Kun Law Offices, the contractual arrangements are valid, binding and enforceable and do not violate applicable PRC laws, rules and regulations currently in effect.

              However, if any of us, our subsidiaries, our consolidated variable interest entities, their respective shareholders and subsidiaries are found to be in violation of any existing or future PRC laws, rules or regulations, the relevant PRC regulatory authorities, including MIIT, which is the primary regulator of the telecommunications industry in China, or MOFCOM, which is the primary regulator of foreign investment in China, the PRC State Administration of Foreign Exchange, or SAFE, which is the primary regulator of the foreign exchange in China, the State Administration for Industry and Commerce, or SAIC, and the National Development and Reform Commission, or NDRC, would have broad discretion in dealing with these violations, including:

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  revoking the business and operating licenses of our PRC operating subsidiaries or our consolidated variable interest entities;

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  confiscating relevant income and imposing fines and other penalties;

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  discontinuing or restricting the business and operations of our PRC operating subsidiaries or our consolidated variable interest entities;

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  requiring us or our PRC operating subsidiaries or our consolidated variable interest entities to restructure the relevant ownership structure or operations;

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  restricting or prohibiting our use of the proceeds of any equity or debt offering to finance our businesses and operations in China; or

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  imposing conditions or requirements which we or our PRC operating subsidiaries or our consolidated variable interest entities may not be able to comply with.

              The imposition of any of these penalties would materially impair our ability to conduct our business, as well as have a material and adverse effect on our financial condition and results of operations.

If we are found to be in violation of the PRC anti-monopoly laws and regulations, we could be subject to penalties or be forced to restructure our retail business, which may materially adversely affect our business, results of operations and financial condition.

              On August 30, 2007, the PRC National People's Congress adopted the PRC Anti-monopoly Law, or the AML, which became effective on August 1, 2008. On August 1, 2008, the PRC State Council adopted Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Notification Provisions, which became effective on August 3, 2008. On November 21, 2009, the MOFCOM, which is the primary regulator of notification of concentration of undertakings in China, passed the Measures on Prior Notification of Concentrations of Undertakings, or the Notification Measures, which became effective January 1, 2010. In addition, the relevant PRC governmental authorities have passed some other related rules, regulations and guidelines from time to time, such as Guidelines on the Definition of the "Relevant Market", Measures on Review of Prior Notification of Concentrations of Undertakings, Guiding Opinion on Reporting of Concentrations of Business Operators, and Guiding Opinion on Documents and Information Required for Reporting of Concentrations of Business Operators.

              Pursuant to the AML and the Notification Provisions, when a concentration of undertakings occurs and reaches any of the following thresholds, the undertakings concerned shall file a prior notification with the MOFCOM: (i) the combined worldwide turnover of all the undertakings concerned in the preceding financial year is more than RMB10 billion, and the nationwide turnover within China of each of at least two of the undertakings concerned in the preceding financial year is more than RMB400 million; or (ii) the combined nationwide turnovers within China of all the undertakings concerned in the preceding financial year is more than RMB2 billion, and the nationwide turnover within China of each of at least two of the undertakings concerned in the preceding financial year is more than RMB 400 million. "Concentration of undertakings" means any of the following: (i) merger of undertakings; (ii) acquisition of control over another undertaking by acquiring equity or assets; or (iii) acquisition of control over, or exercising decisive influence on, another undertaking by contract or by any other means.

              Pursuant to the above laws and regulations, without the clearance of prior notification from the MOFCOM, no concentration of undertakings shall be implemented and effected. If such prior notification is not obtained, the MOFCOM may order the concentration to cease its operations, dispose of shares or assets, transfer the business of the concentration within a time limit, take any other necessary measures to restore the situation before the concentration, and may impose a fine of less than RMB500,000. Furthermore, the business operator of such concentration shall assume civil liabilities of any loss to an entity or individual caused by the concentration.

              From August 2008 to June 2010, we conducted a series of acquisitions, including the following: (i) Beijing Funtalk acquired 51% of the outstanding equity interest of Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd., or Jiangsu Guanzhilin, from a third party in October 2008, and subsequently acquired the remaining 49% of the outstanding equity interest of Jiangsu Guanzhilin from a third party in September 2009, and (ii) Beijing Funtalk acquired 100% of the outstanding equity interests of Xieheng from a third party in November 2009. Both of the above acquisitions may have triggered the prior notification of concentration under the AML and the Notification Provisions. At the time of such acquisitions, however, the Notification Measures which provided detailed explanations on the calculation of the turnover of the concentration were not publicly issued. Therefore, it was uncertain whether the above acquisitions would trigger the prior notification of concentration requirement at the time, and Beijing Funtalk did not make a prior notification of concentration to the relevant PRC regulatory authorities. If any of the above acquisitions is found to be in violation of the AML, the Notification Provisions or any other applicable laws and regulations, relevant PRC regulatory authorities, including the MOFCOM, would have the discretion to cease the operation of the concentration, dispose of shares or assets, transfer the business of the concentration within a time limit, take any other necessary measures to restore the situation before the concentrations, and may impose a fine of less than RMB500,000. The imposition of any of these penalties would materially impair our ability to conduct our business and we may be forced to restructure our retail business, which would have a material adverse effect on our financial condition and results of operations.

              Furthermore, complying with the requirements and procedures of the above laws and regulations could make completion of mergers and acquisitions in China time-consuming, complex and difficult to complete, and there are uncertainties whether we will be able to obtain the clearance of prior notification from the MOFCOM for any acquisition triggering the AML and the Notification Provisions. This could delay or hinder our ability to complete future acquisitions and impede our strategy to grow through acquisitions.

We rely on contractual arrangements with Beijing Funtalk and Beijing Dongdian, our consolidated variable interest entities, and their shareholders for the operation of our retail and e-commerce businesses in China. These arrangements may not be as effective in providing operational control as with our direct ownership.

              We rely on contractual arrangements with Beijing Funtalk and Beijing Dongdian, our consolidated variable interest entities, and their shareholders for the operation of our retail and e-commerce businesses in China. For a description of these contractual arrangements, see "Related Party Transactions." These contractual arrangements may not be as effective in providing us with control over Beijing Funtalk and Beijing Dongdian and their respective subsidiaries as direct ownership in these entities. If we had direct ownership of these entities, we would be able to exercise our rights as a shareholder to effect changes in the boards of directors of these entities, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level for these entities. However, if Beijing Funtalk and Beijing Dongdian or their respective shareholders fail to perform their respective obligations under these contractual arrangements, we may incur substantial costs and resources to enforce these arrangements, and rely on legal remedies available under applicable PRC laws, including seeking specific performance or injunctive relief and claiming damages. In particular, if shareholders of a consolidated variable interest entity were to refuse to transfer their equity interests in such consolidated variable interest entity to us or our designated persons when we are able to exercise the purchase option pursuant to these contractual arrangements, we may have to initiate legal actions to compel them to fulfill their contractual obligations. All of these contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. The legal environment in China is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over these operating entities and we may be precluded from operating our retail and e-commerce businesses, which would have a material and adverse effect on our financial condition and results of operations.

              If the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, any consolidated variable interest entity or its shareholders terminate the contractual arrangements or any consolidated variable interest entity or its shareholders fail to perform their obligations under these contractual arrangements, our retail and e-commerce businesses in China would be materially disrupted, and the value of our ordinary shares would decrease substantially. Furthermore, if we fail to renew these contractual arrangements upon their expiration and the relevant foreign investment restrictions remain effective, we would not be able to continue our retail and e-commerce businesses.

              In addition, if any consolidated variable interest entity or all or part of its assets become subject to liens or rights of third party creditors, we may be unable to continue some or all of our retail and e-commerce businesses, which could materially and adversely affect our business, financial condition and results of operations. If any of the consolidated variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets. The occurrence of any of these events may hinder our ability to operate our retail and e-commerce businesses, which could in turn materially harm our business and our ability to generate revenues and cause the market price of our ordinary shares to decline significantly.

The principal shareholder of Beijing Funtalk and Beijing Dongdian may have potential conflicts of interest with us, which may adversely affect our business.

              Mr. Dongping Fei, our chief executive officer and president, is also the principal shareholder of Beijing Funtalk, which wholly owns Beijing Dongdian. Both Beijing Funtalk and Beijing Dongdian are the consolidated variable interest entities that we effectively control through a series of contractual arrangements. See "Related Party Transactions" for a description of such contractual arrangements. As a result, conflicts of interest between Mr. Fei's duties to us and Beijing Funtalk or Beijing Dongdian may arise. We cannot assure you that should this occur, Mr. Fei would act in the best interests of us or that any conflict of interest would be resolved in our favor. In addition, Mr. Fei may breach or cause Beijing Funtalk or Beijing Dongdian to breach or refuse to renew their existing contractual arrangements that allow us to exercise effective control over Beijing Funtalk and Beijing Dongdian and to receive economic benefits from Beijing Funtalk and Beijing Dongdian. The corporate laws of the Cayman Islands and China provide that directors owe a fiduciary duty to the company which requires them to act in good faith and in the best interests of the company and not to use their positions for personal gain. If Mr. Fei does not comply with his fiduciary duties, or if we cannot resolve any conflicts of interest or disputes between us and Mr. Fei or any future beneficial owners of our variable interest entities, we would have to rely on legal proceedings to remedy the situation, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements entered into among our subsidiaries, our consolidated variable interest entities and their shareholders may be subject to audit or challenge by the PRC tax authorities, and a finding that any of them owes additional PRC taxes could adversely impact our financial condition and results of operations.

              Under applicable PRC laws, rules and regulations, arrangements and transactions among related parties may be subject to audits or challenges by the PRC tax authorities. We are not able to determine whether any of our transactions with our consolidated variable interest entities and their shareholders will be regarded by the PRC tax authorities as arm's length transactions. To our knowledge, the PRC tax authorities have not issued a ruling or interpretation on how to determine an arm's length transaction in this context. The relevant tax authorities may determine that our contractual relationships with our consolidated variable interest entities and their shareholders were not entered into on an arm's length basis. If the PRC tax authorities determine that any of the transactions entered into among our subsidiaries, our consolidated variable interest entities, and their shareholders are not on an arm's length basis, or result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, the PRC tax authorities may adjust the income, expenses, profits and losses of such consolidated variable interest entities, which could in turn increase our tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties for underpaid taxes. Our net income may be adversely affected if the tax liabilities of any of our subsidiaries and our consolidated variable interest entities increase or if any of these entities is found to be subject to late payment fees or other penalties.

We principally rely on dividends and other distributions on equity paid by our operating subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

              We are a holding company and rely principally on dividends and other distributions from our operating subsidiaries in China and on service, license and other fees paid by our operating subsidiaries for our cash and financing requirements, including the funds necessary to service any debt we may incur. Current PRC laws, rules and regulations permit our operating subsidiaries to pay dividends and other cash distributions to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our operating subsidiaries in China are required to set aside at least 10% of their after-tax profits each year, if any, to contribute to a statutory reserve fund until such cumulative reserve fund reaches 50% of the applicable company's registered capital. These reserves are not distributable as cash dividends.

              Furthermore, Pypo HK entered into the FMO Facility in January 2009 which contains covenants restricting the ability of Pypo HK to pay dividends to us. See "Restrictive covenants under our secured credit facility and any future indebtedness may limit the manner in which we operate and an event of default under our secured credit facility and any future indebtedness may adversely affect our liquidity, financial condition and results of operations." If our other operating subsidiaries incur debt, the instruments governing such debt may also restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements currently in place with our consolidated variable interest entities in a manner that would materially and adversely affect the ability of our operating subsidiaries to pay dividends and other distributions to us. We believe that our existing cash will be sufficient to satisfy our anticipated cash requirements without receiving any dividends from our operating subsidiaries. However, any increased limitations on the ability of our operating subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our businesses.

Risks Relating to Doing Business in the People's Republic of China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

              We conduct substantially all of our business operations in China. Accordingly, our business, results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal conditions in China. China's economy differs from the economies of developed countries in many respects, including with respect to government regulation and control of foreign exchange, the level of development, growth rate and the allocation of resources.

              While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and economic sectors. The PRC government has implemented certain measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the PRC economy generally, they may also negatively affect us. For example, our business, financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations applicable to us.

              The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing market-oriented reforms, the reduction of state ownership of productive assets and improved corporate governance, the PRC government still owns a substantial portion of productive assets in China and continues to play a significant role in regulating industrial development. In addition, the PRC government exercises significant control over China's economic growth by controlling the allocation of resources and payment of foreign currency-denominated obligations, setting monetary policy and giving preferential treatment to particular industries or companies.

              In late 2003, the PRC government implemented a number of measures, such as raising bank reserves against deposit rates and placing additional limitations on the ability of commercial banks to make loans and raise interest rates, in an attempt to slow down specific segments of China's economy that the government believed to be overheating. In 2008, however, in response to the world economic crisis, the PRC government cut interest rates and announced a stimulus plan in an attempt to help sustain growth. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital, as well as our ability to operate our business.

Any health epidemics and other outbreaks, or war, acts of terrorism or other man-made or natural disasters could severely disrupt our business operations.

              Our business could be materially and adversely affected by the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, or another epidemic. In 2006 and 2007, occurrences of avian influenza were reported in various parts of China, including a few confirmed human cases and deaths. In April 2009, an outbreak of a new strain of influenza identified as the Influenza A (H1N1) virus occurred in Mexico resulting in a number of deaths. As the virus continues to spread worldwide including China, the World Health Organization on June 11, 2009 declared the H1N1 virus outbreak a global pandemic. The spread of H1N1 or any prolonged recurrence of avian influenza, SARS or other adverse public health developments in China could require the temporary closure of our offices or our retail outlets or prevent our staff from traveling to customers' offices to sell products or provide on-site services. Such closures could severely disrupt our business operations and adversely affect our results of operations.

              Our operations are also vulnerable to interruption and damage from natural and other types of disasters, including snowstorms, earthquakes, fire, floods, environmental accidents, power loss, communications failures and similar events. In January and February 2008, large portions of Southern and Central China were hit with a series of snowstorms, which caused extensive damage and transportation disruption. On May 12, 2008, a severe earthquake measuring approximately 8.0 on the Richter scale occurred in Sichuan province of China, resulting in numerous casualties and severe property damage. If any disaster were to occur in the future, our ability to operate our business could be seriously impaired.

Uncertainties with respect to the PRC legal system could adversely affect us.

              We conduct our business primarily in China. Our operations in China are governed by PRC laws and regulations. The PRC legal system is principally based on statutes. Prior court decisions may be cited for reference but typically have limited precedential value.

              Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to foreign investments and domestic companies in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions (and the nonbinding nature of such decisions), the interpretation and enforcement of these laws and regulations raise uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after a violation occurs. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

It may be difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

              Because most of our officers and directors will reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a shareholder or group of shareholders in the United States. Also, because our executive officers will likely be residing in the PRC when a suit is initiated, achieving service of process against such persons would be difficult. Furthermore, because the majority of our assets will be located in the PRC, it may also be difficult to access those assets to satisfy an award entered against us in a United States court. The PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

Governmental control of foreign exchange markets in the PRC may affect the value of your investment, limit our ability to use revenue efficiently and restrict the abilities of our PRC subsidiaries to obtain financing.

              The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Our income is primarily derived from dividend payments from our PRC operating subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC operating subsidiaries to remit sufficient foreign currency to pay dividends or make other payments, or otherwise satisfy their foreign currency denominated obligations.

              Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, conversion of RMB into foreign currencies and of foreign currencies into RMB, for payments relating to "capital account transactions," which principally includes investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the RMB for capital account transactions could affect the ability of our PRC subsidiaries to make investments overseas or to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions from us. In particular, if our PRC subsidiaries borrow foreign currency from us or other foreign lenders, they must do so within approved limits that satisfy their approval documentation and PRC debt to equity ratio requirements. See "Regulation." Further, such loans must be registered with the SAFE or its local counterparts. In practice, it could be time-consuming to complete such SAFE registration process.

              If we finance our PRC subsidiaries through additional capital contributions, the amount of these capital contributions must be approved by MOFCOM or its local counterparts. On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into RMB by restricting how the converted RMB may be used. Circular 142 requires that RMB converted from the foreign currency-denominated capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for otherwise in its business scope. In addition, SAFE strengthened its oversight of the flow and use of RMB funds converted from the foreign currency denominated capital of a foreign-invested company. The use of such RMB fund may not be changed without approval from SAFE or its local counterparts, and may not be used to repay RMB loans if the proceeds of such loans have not yet been used for purposes within the company's approved business scope. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations.

              We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. We may not be able to transfer funds to our consolidated variable interest entities through our PRC subsidiaries, which may adversely affect our ability to fund and expand our retail business. In addition, the PRC government may also at its discretion restrict future access to foreign currencies for current account transactions. If the Chinese foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to shareholders or fulfill our foreign currency denominated obligations, which may adversely affect the value of your investment.

Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.

              The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in significant appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. In June 2010, the PRC government indicated that it would make the foreign exchange rate of the RMB more flexible, which increases the possibility of sharp fluctuations of RMB's value in the near future and thus unpredictability associated with RMB's exchange rate.

              Substantially all of our revenues and costs are denominated in the RMB, and a significant portion of our financial assets is also denominated in the RMB. Further, we rely principally on dividends and other distributions paid by our operating subsidiaries in China. Any significant revaluation of the RMB could materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable with respect to, our shares in U.S. dollars. Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

We may be treated as a resident enterprise for PRC tax purposes under the currently effective EIT Law, which may subject us to PRC income tax on our taxable global income.

              On March 16, 2007, the Fifth Session of the Tenth National People's Congress passed the Enterprise Income Tax Law of the People's Republic of China, or the EIT Law. On November 28, 2007, the PRC State Council passed the Implementing Rules on the EIT Law, or the Implementing Rules. Both the EIT Law and the Implementing Rules became effective on January 1, 2008. Under the EIT Law, enterprises are classified as "resident enterprises" and "non-resident enterprises." Pursuant to the EIT Law and its Implementing Rules, enterprises established outside China whose "de facto management bodies" are located in China are considered "PRC tax resident enterprises" and subject to the uniform 25% enterprise income tax rate on global income. According to the Implementing Rules, "de facto management body" refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

              The EIT Law and the interpretation of many of its provisions, including the definition of "resident enterprise," are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its Implementing Rules. Generally, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including us, on a case-by-case basis. We are a Cayman Islands holding company, and have a wholly owned subsidiary in the Cayman Islands, Pypo Cayman. Pypo Cayman owns a 100% equity interest in Pypo HK, which in turn owns a 100% equity interest in Funtalk PRC. Our management is substantially based in China and most of our management members are expected to be based in China in the future, while some of our directors and senior managers are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that we are a "resident enterprise" or a "non-resident enterprise."

              Given the short history of the EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company like us. If the PRC tax authorities determine that we are a "resident enterprise" for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income. Second, the EIT Law provides that dividend income between "qualified resident enterprises" is exempt from income tax. It is unclear whether the dividends we receive from Funtalk PRC (through Pypo HK) constitute dividend income between "qualified resident enterprises" and would therefore qualify for tax exemption. If we are required to pay income tax on any dividends we receive from Funtalk PRC, the amount of dividends we could pay to our shareholders would be materially reduced.

              As of the date of this prospectus, the PRC tax authorities have not been able to provide us with a definitive determination as to the "resident enterprise" or "non-resident enterprise" status of us. However, since it is not anticipated that any of FTLK, Pypo Cayman and Pypo HK would receive dividends from Funtalk PRC or generate other income in the near future, such companies are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We will again consult with the PRC tax authorities and make any necessary tax payment if we (based on future clarifying guidance to be issued by the PRC authorities), or the PRC tax authorities, determine that we are a resident enterprise under the EIT Law, and if we were to have income in the future.

Dividends we receive from subsidiaries located in the PRC may be subject to PRC withholding tax.

              If we are treated as a "non-resident enterprise" under the EIT Law, then dividends that we receive from Funtalk PRC (through Pypo HK) may be subject to PRC withholding tax. The EIT Law and its Implementing Rules provide that (i) an income tax rate of 25% will normally be applicable to investors that are "non-resident enterprises," or non-resident investors, which (1) have establishments or premises of business inside China, and (2) the income in connection with their establishment or premises of business is sourced from China or the income is earned outside China but has actual connection with their establishments or places of business inside China, and (ii) an income tax rate of 10% will normally be applicable to dividends payable to investors that are "non-resident enterprises," or non-resident investors, which (1) do not have an establishment or place of business in the PRC or (2) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

              As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including us, on a case-by-case basis. We are a Cayman Islands holding company and substantially all of our income may be derived from dividends we receive from Funtalk PRC (through Pypo HK). Thus, if we are considered as a "non-resident enterprise" under the EIT Law and the dividends paid to us by our subsidiaries in China are considered income sourced within China, such dividends received by us may be subject to the income tax described above.

              The EIT Law and its Implementing Rules provide that China-sourced income of non-resident enterprises, such as dividends paid by a PRC subsidiary to its overseas parent, may be subject to PRC withholding tax at a rate of 10%, unless reduced or exempted under applicable treaties or PRC laws. Pursuant to the Double Tax Avoidance Arrangement between the Mainland China and the Hong Kong Special Administrative Region, or the Double Tax Avoidance Arrangement, and the Notice on Certain Issues Concerning the Enforcement of Dividend Provisions under Tax Treaties, or Circular 81, which was issued on February 20, 2009 by the State Administration of Taxation, or the SAT, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China within 12 months immediately prior to receiving dividend from such company, the 10% withholding tax on the dividends the Hong Kong resident enterprise received from such company in China may be reduced to 5%. We are a Cayman Islands holding company, and have a subsidiary in Hong Kong, Pypo HK, which in turn owns a 100% equity interest in Funtalk PRC. If Pypo HK is considered as a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered as a "non-resident enterprise" under the EIT Law and its Implementing Rules, the dividends paid to Pypo HK by Funtalk PRC may be subject to the reduced tax rate of 5% under the Double Tax Avoidance Arrangement. However, based on the Circular 81, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Notice On the Interpretation and Recognition of "Beneficial Owner" under Tax Treaties issued on October 27, 2009 by SAT, conduit companies, which are established for the purpose of evading or reducing tax, transferring or accumulating profits, are not deemed as beneficial owner and thus are not entitled to the abovementioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. In addition, the SAT issued the Measures for Non-Residents Enjoying Tax Treaty Benefits (Trial), on August 24, 2009, which became effective on October 1, 2009. Pursuant to the above laws and rules, the non-resident enterprises may enjoy the preferential tax treatment subject to the approval by or a filing with the relevant tax authorities.

              As of the date of this prospectus, the PRC tax authorities have not been able to provide us with a definitive determination as to our status as a "resident enterprise" or "non-resident enterprise." As indicated above, however, Funtalk PRC does not expect to pay any dividends in the near future. We will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, Funtalk PRC were to pay any dividends and we (based on future clarifying guidance to be issued by the PRC authorities), or the PRC tax authorities, determine that we are a non-resident enterprise under the EIT Law.

Dividends that shareholders receive from us, and any gain on the sale or transfer of our shares, may become subject to taxes under PRC tax laws.

              If dividends payable to (or gains recognized by) shareholders by us are treated as income derived from sources within the PRC, then the dividends that shareholders receive from us, and any gain on the sale or transfer of our shares, may become subject to taxes under PRC tax laws.

              Under the EIT Law and its Implementing Rules, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are "non-resident enterprises," or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

              The dividends paid by us to non-resident investors with respect to their respective shares, or gain non-resident investors may realize from the transfer of our shares, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, our non-resident investors may be responsible for paying PRC tax at a rate of 10% on any gain realized from the transfer of our shares if such non-resident investors and the gain satisfy the requirements under the EIT Law and its Implementing Rules. However, under the EIT Law and its Implementing Rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the transfer of their shares. If we are required under the EIT Law to withhold PRC income tax on dividends payable to our non-resident investors that are "non-resident enterprises," or if such non-resident investors are required to pay PRC income tax on the transfer of our shares, any investment in us may be materially adversely affected.

              If any such PRC taxes apply, you may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty or a foreign tax credit against your domestic income tax liability (subject to applicable conditions and limitations). You should consult with your tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits. In the case of a U.S. Holder, as defined in the section entitled "Taxation—Material United States Federal Income Tax Considerations," if PRC taxes apply to dividends paid on our ordinary shares, or to gain from the disposition of our ordinary shares, such taxes may be treated as foreign taxes eligible for credit against such holder's United States federal income tax liability (subject to applicable conditions and limitations), and the U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC, if such holder is considered a resident of the United States for the purposes of the treaty. See "Taxation—Material United States Federal Income Tax Considerations." U.S. Holders should consult their tax advisors regarding the creditability of any PRC taxes and such U.S. Holder's eligibility for the benefits of the income tax treaty between the United States and the PRC.

              If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of our shares and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the sale or transfer of our shares.

Although the applicability of PRC taxes on the gain from the sale or transfer of our shares remains uncertain, non-resident investors who fail to pay any PRC taxes due on any gain from the sale or transfer of our shares may be subject to fines and other penalties.

              It remains unclear whether the gain to shareholders from the sale or transfer of our shares will be subject to PRC taxes, in part because it is unclear whether such gain will be regarded as income from sources within the PRC. However, according to the EIT Law and its Implementing Rules, the PRC Tax Collection Administration Law, or the Tax Administration Law, the Interim Measures on Administration of Withholding the Source of Income Tax of Non-resident Enterprises, or the Administration Measures, and other applicable PRC laws or regulations, or collectively, the Tax Related Laws, where any gain derived by non-resident investors from the transfer of our shares is subject to any income tax in China, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation:

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  if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order such investor to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000;

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  if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable;

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  if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in China and other payers, or the Other Payers, who will pay amounts to such non-resident investor, and send a "Notice of Tax Issues" to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers;

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  if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor's bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off or sell by auction or on the market the non-resident investor's commodities, goods or other property in a value equivalent to the amount of tax payable; or

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  if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and cannot provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving China.

PRC regulation of loans to and direct investment by offshore holding companies in PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries, which could materially and adversely affect our ability to fund and expand our business.

              As an offshore holding company, we may make loans or additional capital contributions to our PRC operating subsidiaries. Any loans or capital contributions to our PRC operating subsidiaries are subject to restrictions or approvals under PRC laws, rules and regulations. For example, loans by us to our operating subsidiaries in China, which are foreign-invested enterprises, to finance their activities may not exceed statutory limits and must be registered with the local SAFE branch.

              We may also decide to finance our PRC operating subsidiaries by making additional capital contributions to such entities. The MOFCOM or its local counterparts must approve these capital contributions. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to any such capital contributions. If we fail to receive such approvals, our ability to use the proceeds of any equity or debt offerings to capitalize our PRC operations may be negatively affected, which could adversely affect our ability to fund and expand our business.

PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject our PRC resident shareholders or us to penalties and limit our ability to inject capital into our PRC operating subsidiaries, limit our PRC operating subsidiaries' ability to distribute profits to us, or otherwise adversely affect us.

              The SAFE issued a public notice in October 2005, or Circular 75, requiring PRC residents, whether legal persons or individuals, to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of

PRC companies, referred to in the notice as an "offshore SPV." Under Circular 75, the term "PRC resident legal persons" refers to those entities with legal person status or other economic organizations established within the territory of the PRC, while the term "PRC individual residents" includes (i) all PRC citizens (also including PRC citizens living abroad) and (ii) foreigners who habitually reside in the PRC for economic benefit. In addition, any PRC resident that is a shareholder of an offshore SPV is required to amend its SAFE registration with respect to that offshore SPV in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China or other material changes in share capital of the offshore SPV.

              In 2009, the SAFE issued an internal notice to its local branches on the operating rules with respect to the administration of foreign exchange under capital accounts. This internal notice provides for detailed operating processes and specific instructions for the SAFE registration under Circular 75.

              We have requested our current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the scope of the Circular 75 and the internal notice and urges PRC resident shareholders and beneficial owners to register with the local SAFE branch as required under the Circular 75 and the internal notice. Mr. Dongping Fei, Mr. Hengyang Zhou and Ms. Nana Gong, three of our PRC resident shareholders, have informed us of their SAFE registrations in accordance with Circular 75 and the internal notice. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners who are PRC residents, and we may not always be able to compel our shareholders or beneficial owners to comply with the Circular 75 and the internal notice requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by Circular 75 and the internal notice or other regulations that may be promulgated in the future. The failure of our shareholders and/or beneficial owners to timely finish or amend their SAFE registrations pursuant to the Circular 75 and the internal notice or the failure of our future shareholders and/or beneficial owners who are PRC residents to comply with the registration requirement set forth in the Circular 75 and the internal notice may subject such shareholders, beneficial owners and/or our PRC operating subsidiaries to fines and legal sanctions. Any such failure may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute dividends to us or otherwise adversely affect our business.

The approval of the China Securities Regulatory Commission may be required in connection with the Business Combination and this offering under PRC M&A regulation. The M&A regulation also established more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

              On August 8, 2006, six PRC regulatory agencies—MOFCOM, the State Assets Supervision and Administration Commission, the SAT, the SAIC, the China Securities Regulatory Commission, or the CSRC, and SAFE—jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Regulation, which became effective on September 8, 2006, as amended on June 22, 2009, to regulate foreign investment in PRC domestic enterprises. The M&A Regulation contains provisions purporting, among other things, to require SPVs that are (i) formed for the purpose of overseas listing of equity interests in PRC companies via acquisition, and (ii) directly or indirectly controlled by PRC companies and/or individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, the CSRC published a notice on its website specifying the documents and materials that SPVs are required to submit when seeking the CSRC approval for their listings outside of China, or the CSRC Procedure. As of the date of this prospectus, the CSRC has not issued any definitive rule or interpretation concerning whether transactions like the Business Combination and this offering are subject to this new procedure.

              In the opinion of our PRC counsel, Han Kun Law Offices, CSRC approval was not required for the Business Combination or this offering because:

  •
  the restructuring of Funtalk PRC from a domestic company to a Sino-foreign joint venture company was completed in June 2006, before the M&A Regulation became effective;

  •
  the restructuring of Funtalk PRC from a Sino-foreign joint venture company to a wholly foreign owned enterprise (which was completed in July 2007) is governed under PRC regulations related to changes in equity interest of investors in foreign investment enterprises rather than the M&A Regulation (which only applies to the acquisition of domestic PRC companies);

  •
  the Business Combination was between offshore companies, and the CSRC currently has not issued any definitive rule concerning whether such transactions are subject to the M&A Regulation and CSRC Procedure; and

  •
  the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like this offering are subject to the M&A Regulation and the CSRC Procedure.

              Accordingly, we did not take steps to obtain approval from the CSRC for the Business Combination or this offering.

              However, the interpretation and application of the M&A Regulation remain unclear, and PRC government authorities have the sole discretion to determine whether the Business Combination or this offering was subject to the approval of the CSRC. If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for the Business Combination or this offering, we cannot predict how long it would take to obtain the approval. In addition, we may need to apply for a remedial approval from the CSRC and may be subject to certain administrative or other sanctions from these regulatory agencies.

              Further, new rules and regulations or relevant interpretations may be issued from time to time that may require us to obtain retroactive approval from the CSRC in connection with the Business Combination or this offering. If this were to occur, our failure to obtain or delay in obtaining the CSRC approval for the Business Combination or this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies. These sanctions could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

              The M&A Regulation also established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if either threshold under the Notification Provisions is triggered. These rules may also require the approval from the MOFCOM where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Complying with the requirements of the M&A Regulation to complete such transactions could be time-consuming, and any required approval processes, including MOFCOM approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business.

A failure to comply with PRC regulations regarding the registration of employee share options held by our employees who are PRC citizens may subject such employees or us to fines and legal or administrative sanctions.

              The Operating Procedures for Administration of Domestic Citizen Participating in the Employee Share Ownership Plan or Share Option Plan of Offshore Listed Companies, or Circular 78, regulate the foreign exchange matters associated with the employee share option plans granted to PRC citizens by companies whose shares are listed on overseas stock exchanges. PRC citizens who are granted shares or share options by companies listed on overseas stock exchanges based on employee share options or share incentive plans are required to register with the SAFE or its local counterparts. Pursuant to Circular 78, PRC citizens participating in the employee share option plans of the offshore listed companies shall entrust a PRC agent from any subsidiary of such offshore listed companies in China, the labor union of such subsidiary with legal person status or trust investment company with asset custody business qualification to handle various foreign exchange matters associated with their employee share options plans. The PRC agents or the employers shall, on behalf of the PRC citizens who have the right to exercise the employee share options, apply annually to SAFE or its local counterparts for a quota for the conversion and/or payment of foreign currencies in connection with the PRC citizens' exercise of the employee share options. The foreign exchange proceeds received by the PRC citizens from sale of shares under the share option plans granted by the overseas listed companies must be remitted into the bank accounts in China opened by their employers or PRC agents.

              As of October 12, 2010, we have outstanding options to purchase 1,864,956 ordinary shares to our directors, executives and employees who are PRC citizens and are in the process of registering such option grants with the SAFE or its local counterparts. The failure of our PRC share options holders to complete their registration pursuant to Circular 78 and other foreign exchange requirements may subject these PRC citizens or us to fines and legal or administrative sanctions. We are in the process of filing our share option plan with the relevant local SAFE.

              Further, a notice concerning the individual income tax on earnings from employee stock options, jointly issued by the Ministry of Finance, or MOF, and the SAT, and its supplementary notice issued by the SAT, provide that listed companies (including listed on onshore or overseas stock exchange markets) that implement employee share option programs shall file the employee share option plans and other relevant documents to the local tax authorities having jurisdiction over them before implementing such employee share option plans and file share option exercise notices and other relevant documents to the local tax authorities having jurisdiction over them before exercise by the employees of the share options, and clarify whether the shares issuable under the employee share options mentioned in the notice are the shares of publicly listed companies. We are currently in the process of filing our share option plan with the competent tax authority. Under the current rules and regulations, the consequence of a late filing is unclear. We may be subject to any late filing fees or tax penalties.

Changes in PRC laws and regulations on labor and employee benefits may adversely affect our business and results of operations and substantially increase our labor-related costs.

              As we conduct substantially all of our business through our subsidiaries and consolidated variable interest entities in China, we are subject to PRC laws and regulations on labor and employee benefits. In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees. The PRC Employment Contract Law and the Employment Contract Regulation, both of which became effective in 2008, require more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts. In addition, the Employment Contract Law and the Employment Contract Regulation contain provisions that are more favorable to employees than the prior labor laws and regulations in China. For example, an employer is obligated to compensate an employee if the employer decides not to renew an existing employment contract, unless the employee refuses the employer's offer to renew the expiring employment contract with the same or better terms. In addition, an employer is obligated to provide an open-ended employment contract after an employee has completed two consecutive terms of fixed-term employment, under which the employer will be liable to pay damages to an employee if the employer terminates the employment without cause, until the employee reaches an age at which he or she is eligible for pension payment. As a result of the implementation of the Employment Contract Law and the Employment Contract Regulation, we may have greater difficulty terminating under-performing employees and may incur higher levels of labor costs in order to comply with the provisions of the new law and regulation, which may adversely affect our business, financial condition and operating results.

We may not be in compliance with PRC social insurance and housing fund laws and regulations which may subject us to fines and legal sanctions.

              Our PRC subsidiaries and variable interest entities are subject to various social insurance and housing fund laws and regulations in the PRC such as the Regulation of Insurance for Labor Injury, the Regulation of Insurance for Unemployment, the Provisional Insurance Measures for Maternity of Employees, Interim Provisions on Registration of Social Insurance, Interim Regulation on the Collection and Payment of Social Insurance Premiums, Regulations on Management of Housing Fund and other related regulations, rules and provisions issued by the relevant PRC governmental authorities from time to time. Pursuant to these laws and regulations, all of our PRC subsidiaries and variable interest entities are required to obtain and renew social insurance registration certificates and housing fund certificates and make contributions to the social insurance and housing funds for our PRC employees. Failure to comply with such laws and regulations would subject our PRC subsidiaries and variable interest entities to various fines and legal sanctions and they may be required to make supplemental contributions to the social insurance and housing funds.

              Some of our PRC subsidiaries and variable interest entities, as well as their respective operating branches, did not obtain or renew the social insurance registration certificate and housing fund certificate and did not make enough social insurance and housing fund contributions for our PRC employees according to the above laws and regulations. If the relevant PRC authorities determine that we shall make supplemental social insurance and housing fund contributions and subject to fines and legal sanctions, our business and results of operations may be adversely affect.

Risks Relating to Our Securities

The market price for our ordinary shares may be volatile.

              The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices have been and continue to be extremely volatile. The market price for our ordinary shares has been, and is expected to continue to be, highly volatile and subject to wide fluctuations in response to factors including the following:

  •
  actual or anticipated fluctuations in our quarterly operating results and changes or revisions of our expected results;

  •
  changes in financial estimates by securities research analysts;

  •
  conditions in the markets for mobile communications products;

  •
  changes in the economic performance or market valuations of companies specializing in retail and wholesale distribution of mobile communications products;

  •
  announcements by us or our competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments;

  •
  addition or departure of our senior management and key personnel; and

  •
  fluctuations of exchange rates between the RMB and the U.S. dollar.

              Volatility in the price of our ordinary shares may be caused by factors outside of our control and may be unrelated or disproportionate to our results of operations. In the past, following periods of volatility in the market price of a public company's securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs to us and a diversion of our management's attention and resources.

We may not be able to pay any dividends on our ordinary shares.

              Under Cayman Islands law, we may only pay dividends out of our profits or our share premium account subject to our ability to service our debts as they become due in the ordinary course of business. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits. We cannot give any assurance that we will declare dividends of any amounts, at any rate or at all in the future. Future dividends, if any, will be at the discretion of our board of directors, and will depend upon our results of operations, cash flows, financial condition, payment to us of cash dividends by our subsidiaries, capital needs, future prospects and other factors that our directors may deem appropriate.

Because we do not intend to pay dividends on our ordinary shares, shareholders will benefit from an investment in our ordinary shares only if those shares appreciate in value.

              We currently intend to retain all future earnings, if any, for use in the operations and expansion of our business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on factors our board of directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our credit facilities, if any, and any other financing arrangements. Accordingly, realization of a gain on shareholders' investments will depend on the appreciation of the price of our ordinary shares, and there is no guarantee that our ordinary shares will appreciate in value.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

              We have not determined a specific use for a portion of the net proceeds of this offering. Management will have considerable discretion in the application of these proceeds received in connection with this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our ordinary share price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

Substantial future sales or perceived sales of our ordinary shares in the public market could cause the price of our ordinary shares to decline.

              Substantial future sales of our ordinary shares in the public market, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline. In connection with the Business Combination, certain executive officers and certain shareholders agreed, subject to certain exceptions, not to transfer or dispose of any of our ordinary shares for a period of 12 months or 24 months following July 9, 2009. After the expiration of the applicable lock-up periods, the shares held by these holders may be sold subject to volume and other restrictions under Rule 144 under the Securities Act. To the extent these shares are released and these shares are sold into the market, the market price of our ordinary shares could decline.

If our outstanding Class A Warrants, Class B Redeemable Warrants and unit purchase options are exercised, the underlying ordinary shares will be eligible for future resale in the public market, which would result in dilution and may reduce the market price of our ordinary shares.

              Our Class A warrants, Class B redeemable warrants and unit purchase options to purchase an aggregate of 9,177,355 ordinary shares became exercisable upon the consummation of the Business Combination and a majority of them are not subject to any lock-up agreements. If they are exercised pursuant to a registration statement in effect at the time of their exercise or Rule 144 under the Securities Act, a substantial number of additional ordinary shares of ours will be eligible for resale in the public market, which could result in a decrease in the market price of our ordinary shares. As of October 12, 2010, an aggregate of 3,812,185 ordinary shares were issuable upon exercise of Class A warrants, Class B redeemable warrants, unit purchase options and warrants underlying such unit purchase options.

We are considering simplifying our capital structure to reduce the market overhang effect of our warrants and unit purchase options on our ordinary shares trading on the NASDAQ Global Market.

              We are in the process of simplifying our capital structure to reduce the market overhang effect of our warrants and unit purchase options on our ordinary shares trading on the public market. On September 27, 2010, to remove the unit class from our capital structure, we effected mandatory separation of our units into their component parts, consisting of ordinary shares and warrants. Upon separation, holders of Series A Units received one ordinary share and five Class A Warrants for each Series A Unit they held, and holders of Series B Units received one ordinary share and one Class B Warrant for each Series B Unit they held. On October 12, 2010, we repurchased all of the Class A warrants and Class B redeemable warrants held by Capital Ally and Arch in a privately negotiated transaction. As a consideration, we issued 729,157 of our ordinary shares to each of Capital Ally and Arch on the same date. In addition, beginning in 2011, we may implement various other options to remove the warrants and the unit purchase options from our capital structure, which may include open-market purchases, purchases of the securities directly from holders in privately negotiated sales, tender offer or inducements to encourage holders to exercise their warrants or unit purchase options. We cannot assure you that we will be able to successfully acquire all or substantially all of the warrants or unit purchase options, to induce the holders to exercise their securities, or to repurchase the securities at reasonable prices. We may consider repurchasing the securities using cash or shares, or a combination of both. Issuance of shares for the repurchases will result in dilution and may result in a decrease in the market price of our ordinary shares.

We may need additional capital and the sale of additional ordinary shares or other equity securities by us could result in additional dilution to our shareholders.

              We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional ordinary shares or other equity securities. The sale of additional equity securities could result in additional dilution to our shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, future liquidity, prospects, plans and objectives of management are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

              We may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the parties. We have included important factors in the cautionary statements included in this prospectus, particularly in the "Risk Factors" section, that the parties believe could cause actual results or events to differ materially from the forward-looking statements made by the parties, including, among others:

  •
  legislation or regulatory environments, requirements or changes adversely affecting the business in which we are engaged;

  •
  continued compliance with government regulations;

  •
  fluctuations in customer demand;

  •
  consumer acceptance of new products such as the 3G wireless products;

  •
  management of rapid growth;

  •
  intensity of competition from other wholesale distributors and retailers of mobile communications products and services;

  •
  the time to develop and market new services and products;

  •
  outcomes of government reviews, inquiries, investigations and related litigations;

  •
  general economic conditions;

  •
  market events and conditions, including disruptions in credit and other financial markets and the deterioration of U.S. and global economic conditions;

  •
  geopolitical events; and

  •
  changes in generally accepted accounting principles.

              Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties.

              You should read this prospectus, as well as the documents filed as exhibits to the registration statement of which this prospectus forms a part, completely and with the understanding that actual future results may be materially different from what the parties expect. We do not assume any obligation to update any forward-looking statements.

 USE OF PROCEEDS

              We estimate that we will receive net proceeds of approximately $         million from this offering, based on the assumed public offering price of $        per ordinary share, the last sale price of our ordinary shares on                , 2010 and after deducting the assumed maximum underwriting discount and estimated offering expenses payable by us. If the underwriters' option to purchase additional shares is exercised in full, the net proceeds we will receive will be approximately $         million. A $1.00 increase (decrease) in the assumed public offering price of $        per share would increase (decrease) the net proceeds of this offering by $         million after deducting the assumed maximum underwriting discount and estimated offering expenses payable by us.

              We intend to use the net proceeds we receive from this offering to expand our retail network, including acquiring interests in other retail chains and establishment of new retail outlets.

              The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions. Accordingly, our management will have significant discretion in applying the net proceeds we will receive from the offering. The occurrence of unforeseen events or changed business conditions could result in application of the net proceeds of this offering in a manner other than as described in this prospectus. Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations.

 CAPITALIZATION

              The following table sets forth, as of June 30, 2010, our capitalization:

  •
  on an actual basis;

  •
  on an adjusted basis to give effect to (i) our repurchase and cancellation of 2,685,200 ordinary shares beneficially owned by Pypo Cayman in July 2010, (ii) the exercise of 1,685,196 warrants at an exercise price of $5.00 per ordinary share since June 30, 2010, (iii) the issuance of 256,430 ordinary shares to FMO on August 2, 2010, and (iv) the issuance of 729,157 ordinary shares to each of Capital Ally and Arch on October 12, 2010 in exchange for the sale of all of the Class A warrants and Class B redeemable warrants held by Capital Ally and Arch to us; and

  •
  on a pro forma as adjusted basis to give effect to the above and the issuance and sale of        ordinary shares by us in this offering, based on the assumed public offering price of $        per ordinary share, the last sale price of our ordinary shares on                    , 2010, and after deducting the assumed maximum underwriting discount and estimated offering expenses payable by us and assuming that the underwriters do not exercise their option to purchase additional ordinary shares.

              You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2010
	Actual	As adjusted	Pro forma as adjusted
	(in thousands)
Long-term debt(1)	$18,407	$18,407		$18,407
Shareholders' equity:
Ordinary shares—US$0.001 par value; 1,000,000,000 shares authorized; 52,142,343 shares issued and outstanding	52	53
Treasury stock	(22,529)	—		—
Additional paid-in capital(2)	99,427	87,281
Accumulated other comprehensive income	15,484	15,484		15,484
Retained earnings	85,313	85,313		85,313

Total equity(2)	177,747	188,131

Non-controlling interest	9,255	9,255		9,255

Total shareholders' equity(2)	$187,002	$197,386	$

Total capitalization(2)	$205,409	$215,793	$

(1)
Classified as a current liability on our balance sheet as of June 30, 2010 due to the breaches of certain financial covenants by Pypo HK under the FMO Facility. See "Risk Factors—Restrictive covenants under our secured credit facility and any future indebtedness may limit the manner in which we operate and an event of default under our secured credit facility and any future indebtedness may adversely affect our liquidity, financial condition and results of operations."

(2)
A $1.00 increase (decrease) in the assumed public offering price of $        per share would increase (decrease) the amounts representing additional paid-in capital, total equity, total shareholders' equity and total capitalization by $         million.

DILUTION

              If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per share and our net tangible book value per share after this offering.

              Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Our net tangible book value as of June 30, 2010 was approximately RMB2,437.6 million ($358.9 million), or RMB46.75 ($6.88) per share.

              Dilution is determined by subtracting net tangible book value per ordinary share, after deducting underwriting discount and commissions and estimated offering expenses payable by us. Without taking into account any other changes in net tangible book value after June 30, 2010, other than to give effect to our sale of ordinary shares offered in this offering at the assumed public offering price of $        per share based on the last sale price of our ordinary shares on                        , 2010, after deduction of the assumed maximum underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2010 would have increased to RMB         million ($         million), or RMB        per share or $        per share. This represents an immediate increase in net tangible book value of $        per share, to the existing shareholders and an immediate dilution in net tangible book value of $        per share, to investors purchasing our ordinary shares in this offering. The following table illustrates such dilution:

Assumed public offering price per ordinary share	$
Net tangible book value per ordinary share as of June 30, 2010		$6.88
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	$

              A $1.00 increase (decrease) in the assumed public offering price of $        per share would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $         million, the pro forma net tangible book value per ordinary share after giving effect to this offering by $        per share and the dilution in pro forma net tangible book value per ordinary share to new investors in this offering by $        per share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discount and other offering expenses.

              The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our ordinary shares and other terms of this offering determined at pricing.

              The following table summarizes, on a pro forma basis as of June 30, 2010, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discount and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying our ordinary shares issuable upon the exercise of the over-allotment option granted to the underwriters.

	Shares Purchased			Total Consideration
Average Price per Share
	Number	Percent		Amount	Percent
Existing shareholders	52,142,343		%	99,479,000		%		$1.91
New investors							$

Total			%			%

              A $1.00 increase (decrease) in the assumed public offering price of $        per share would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per share paid by all shareholders by $         million, $         million and $        , respectively, assuming no change in the number of ordinary shares sold by us as set forth on the cover page of this prospectus and without deducting underwriting discount and other offering expenses payable by us.

              The discussion and tables above do not reflect the cancellation of 2,685,200 ordinary shares in July 2010, the exercise of 1,685,196 warrants since June 30, 2010, the issuance of 256,430 ordinary shares to FMO on August 2, 2010 and 1,458,314 ordinary shares issued in exchange for the Class A warrants and Class B redeemable warrants held by Arch and Capital Ally. The discussion and tables above also assume no exercise of any outstanding share options, Class A and B warrants and unit purchase options. As of June 30, 2010, there were 9,123,505 ordinary shares issuable upon exercise of outstanding warrants and unit purchase options at a weighted average exercise price of $5.43 per share, and there were 3,000,000 ordinary shares available for future issuance upon the exercise of outstanding options or future grants under our 2010 share incentive plan. The exercise of the 1,685,196 warrants, the issuance of shares to FMO, Arch and Capital Ally, and the exercise of any of the above mentioned warrants and options would cause further dilution to new investors.

 DIVIDEND POLICY

              We have no present plan to declare and pay any dividends on our ordinary shares in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

              We are a holding company incorporated in the Cayman Islands. We rely on dividends from Funtalk PRC, our subsidiary in China, to fund the payment of dividend, if any, to our shareholders. The principal laws, rules and regulations governing dividends paid by PRC operating entities include the Company Law of the PRC (1993), as amended in 2005, the Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and the Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001.

              Under these laws and regulations, PRC entities, including wholly owned foreign enterprises and domestic companies in China, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries, including Funtalk PRC and other domestic companies, are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capital. These reserves are not distributable as cash dividends.

              We may be considered to be "resident enterprise" under the EIT Law and could be subject to the uniform 25% enterprise income tax rate for our global income, including dividends, provided that dividends paid between "qualified resident enterprises" may be exempted from enterprise income tax. See "Taxation—Material PRC Income Tax Considerations." If we are considered to be "non-resident enterprise" under the EIT Law, we may be subject to the enterprise income tax rate of 25% or 10% on our income sourced from China. See "Taxation—Material PRC Income Tax Considerations." As a result, the amount available for distribution to our shareholders would be reduced.

              Subject to the approval of our shareholders, our board of directors has complete discretion over distribution of dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

 EXCHANGE RATE INFORMATION

              Our consolidated financial statements are prepared using the U.S. dollar. The financial records of our PRC subsidiaries and its variable interest entities are prepared using Renminbi, the currency of the PRC. For convenience, RMB amounts have been converted in certain sections of this prospectus into U.S. dollars. Unless otherwise noted, the conversion rate for any transaction is the average rate of exchange for such fiscal year or period, based on the central parity rates quoted by the People's Bank of China; provided, however, that all transactions that occur following June 30, 2010 shall be converted at the rate of RMB6.7909 to $1.00, the central parity rate quoted by the People's Bank of China on June 30, 2010. We do not represent that Renminbi or U.S. dollar amounts could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates below or at all. On October 12, 2010, the central parity rate was RMB6.6775 to $1.00.

              With respect to the financial statements of our PRC subsidiaries and its variable interest entity, Beijing Funtalk, all assets and liabilities are translated at the rates of exchange quoted by the People's Bank of China at the balance sheet date, except for the share capital and statutory reserves which are translated at the historical exchange rate, and all income and expense items are translated at the average rates of exchange over the year. All exchange differences arising from the translation of subsidiaries' financial statements are recorded as a component of accumulated other comprehensive income in the statement of shareholders' equity and comprehensive income.

              The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated.

	Central Parity Rate
Period (RMB per $1.00)	Period End	Average(1)	Low	High
Fiscal Year ended March 31, 2006	8.0170	8.1234	8.2765	8.0170
Fiscal Year ended March 31, 2007	7.7342	7.8880	8.0188	7.7342
Fiscal Year ended March 31, 2008	7.0190	7.4250	7.7055	7.0190
Fiscal Year ended March 31, 2009	6.8359	6.8588	7.0002	6.8183
Fiscal Year ended March 31, 2010	6.8263	6.8288	6.8324	6.8250
Three Months ended June 30, 2010	6.7909	6.8235	6.8284	6.7890
April 2010	6.8263	6.8262	6.8265	6.8259
May 2010	6.8280	6.8274	6.8281	6.8265
June 2010	6.7909	6.8160	6.8284	6.7890
July 2010	6.7750	6.7775	6.7859	6.7718
August 2010	6.8105	6.7901	6.8105	6.7685
September 2010	6.7011	6.7462	6.8126	6.6936
October 2010 (through October 12, 2010)	6.6775	6.6779	6.6830	6.6732

Source: People's Bank of China.

(1)
Averages for a period were calculated by using the average of the exchange rates on the last day of each month during the relevant period. Monthly averages are calculated by using the average of the daily rates during the relevant month.

              This prospectus also contains translations of certain Euro amounts into U.S. dollars at specified rates. Unless otherwise noted, all translations from Euros to U.S. dollars and from U.S. dollars to Euros in this prospectus were made at a rate of EUR0.8149 to $1.00, the reference exchange rate quoted by the European Central Bank on June 30, 2010. We make no representation that any Euros or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Euros, as the case may be, at any particular rate or at all. On October 12, 2010, the reference exchange rate was EUR0.7229 to $1.00.

 ENFORCEABILITY OF CIVIL LIABILITIES

              We were incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include that the Cayman Islands has a less developed body of securities laws than the United States and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be submitted to arbitration.

              All of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals and residents of jurisdictions other than the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

              We have appointed CT Corporation as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

              We have been advised by Maples and Calder, our Cayman Islands counsel, that there is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of securities law of the United States or any state in the United States or entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities law of the United States or any state in the United States.

              Maples and Calder has further advised that final and conclusive judgment in federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes or other similar charges, fines, other penalties or multiple damages, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in a court of the Cayman Islands under the common law doctrine of obligation without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

              Han Kun Law Offices has advised us further that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based on either treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security or social and public interests. As there is currently no treaty or other agreement of reciprocity between the PRC and the United States governing the recognition and enforcement of a judgment, there is in the opinion of Han Kun Law Offices uncertainty as to whether a PRC court would enforce a judgment rendered by a court in the United States.

              You will have limited ability to bring an action in the Cayman Islands or in the PRC against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands and because we conduct substantially all of our business operations in the PRC. See "Risk Factors—Risks Relating to Doing Business in the People's Republic of China."

OUR CORPORATE HISTORY AND STRUCTURE

Corporate History

              We commenced operations on October 30, 2003 through Funtalk PRC, a limited liability company incorporated under the laws of China. As of the date of this prospectus, we have 24 subsidiaries and 109 consolidated variable interest entities and their respective subsidiaries in China. We have built our national retail and wholesale distribution network and e-commerce platform through these entities.

              On November 26, 2009, shareholders of FTLK passed a special resolution at an extraordinary general meeting to change the name of FTLK from Pypo China Holdings Limited to its current name, Funtalk China Holdings Limited.

              FTLK was formed and became the holding company of Pypo Cayman as a result of the Business Combination in July 2009. Pypo Cayman and Pypo HK were formed as the holding company and intermediate holding company for Funtalk PRC, respectively, during our restructuring in October and November of 2007. In connection with the restructuring, all of the then-existing shareholders of Funtalk PRC transferred all of their equity interests in Funtalk PRC to Pypo HK in exchange for shares of Pypo Cayman. As a limited liability company under the laws of the Cayman Islands, the liability of our shareholders to our company is limited to (i) any amount unpaid on a share held by the shareholder and (ii) any liability to repay a distribution by our company that was not made in accordance with the laws of the Cayman Islands. Our principal executive offices are located at 21/F, Block D The Place Tower, No.9 Guanghua Road, Chaoyang District, Beijing, China 100020. Our telephone number at this address is 86-10-5709-1100. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

              We, including our consolidated variable interest entities, set up subsidiaries in various regions in China to facilitate the operation of our retail and wholesale distribution businesses in various provinces in China and optimize local business operations. We have acquired partial or whole equity interests in local retail chains from unaffiliated entities or individuals as part of our retail operation growth strategy. In our acquisition of partial equity interests in local retail chains, their prior owners retain an interest in the retail chain, providing them with performance incentives and ensuring their continued cooperation. By retaining these prior owners, we also leverage their local market expertise, local presence and reputation with the goal of increasing our national coverage, achieving economies of scale and establishing a strong brand name. Recently, with respect to the local retail chains in which we acquired partial equity interest, we have started or plan to acquire the rest of the equity ownership interest so that such entities would become our wholly owned subsidiaries. However, we still plan to retain the prior owners as our senior managers so that we can still take advantage of their market expertise, local presence and reputation. The diagram on page 61 sets forth our corporate structure as of the date of this prospectus.

              We designated two PRC individuals affiliated with us to set up Beijing Funtalk as a domestic PRC company in November 2007 to develop and operate our retail business. Funtalk PRC has entered into agreements with Beijing Funtalk and the equity holders of Beijing Funtalk, pursuant to which Funtalk PRC exercises effective control over the day-to-day operations and financial affairs of Beijing Funtalk, appoints key personnel (subject to shareholder approval), and receives substantially all of the revenues generated by Beijing Funtalk. See "Related Party Transactions" for a description of these contractual arrangements. As a result, under U.S. GAAP, Funtalk PRC is classified as the primary beneficiary of Beijing Funtalk and Beijing Funtalk is consolidated in our consolidated financial statements as a variable interest entity of ours.

              Our relationship with Beijing Funtalk enables us to access capital from sources outside of the PRC while maintaining compliance with PRC laws. Retail business in China owned by foreign entities, such as us, remains heavily regulated. The PRC government imposes strict approval requirements on foreign-invested companies doing retail business in China, including multi-layered approval formalities involving various government authorities. Each of FTLK, Pypo Cayman and Pypo HK constitutes a foreign legal person under PRC laws, and a company established by either entity in China is regarded as a foreign-invested company under PRC laws. To minimize the effect of these restrictions and to reduce the uncertainties associated with the lengthy approval process and facilitate the consolidation of acquired retail business, we acquire new retail business and conduct our retail operations in China through Beijing Funtalk, a domestic PRC company and variable interest entity that is effectively controlled by Funtalk PRC through contractual arrangements.

              Similarly, Chinese government regulates the foreign ownership of companies engaged in the value-added telecommunications industry in China, and our e-commerce business is classified as a "value-added telecommunications service" under PRC laws. To comply with these regulations, we conduct our e-commerce business through Beijing Dongdian, a domestic PRC company wholly owned by Beijing Funtalk and effectively controlled by Funtalk PRC through contractual arrangements.

              One of the key components of our strategy is to grow through acquisitions, joint ventures and other strategic alliances on a selective basis, particularly with respect to our retail operations. Since April 2008, we have made the following acquisitions:

  •
  In April 2008, Beijing Funtalk acquired 51% of the outstanding equity interests of Hebei Guoxun Huifang Telecommunications Equipment Co., Ltd., or Hebei Guoxun, from a company controlled by Mr. Xinyu Zhao, a Chinese citizen that was unaffiliated with us at the time of transaction and subsequently became the chairman of Hebei Guoxun.

  •
  In August 2008, Beijing Funtalk acquired 51% of the outstanding equity interests of Henan Funtalk Xinya Telecommunications Equipment Co., Ltd., or Henan Xinya, from a company controlled by Mr. Yamin Zhang, a Chinese citizen that was unaffiliated with us at the time of transaction and subsequently became the chairman of Henan Xinya. In September 2010, Beijing Funtalk acquired the remaining 49% equity interests of Henan Xinya from a company controlled by Mr. Yamin Zhang. Upon consummation of the transaction, Henan Xinya became a wholly owned subsidiary of Beijing Funtalk.

  •
  In August 2008, Beijing Funtalk acquired 51% of the outstanding equity interests of Kunming Golden Broadway Technology Development Co., Ltd., or Kunming Golden Broadway, from a company controlled by Mr. Mingxi Qiu, a Chinese citizen that was unaffiliated with us at the time of transaction and subsequently became the chairman of Kunming Globen Broadway. In April 2010, Beijing Funtalk acquired the remaining 49% equity interests of Kunming Golden Broadway from a company controlled by Mr. Mingxi Qiu. Upon consummation of the transaction, Kunming Golden Broadway became a wholly owned subsidiary of Beijing Funtalk.

  •
  In October 2008, Beijing Funtalk acquired 100% of the outstanding equity interests of Hunan Feon Telecommunications Technology Co., Ltd., or Hunan Feon, from a company controlled by Mr. Huimin He, a Chinese citizen that was unaffiliated with us at the time of transaction and subsequently became the chairman of Hunan Feon.

  •
  In October 2008, Beijing Funtalk acquired 51% of the outstanding equity interests of Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd., or Jiangsu Guanzhilin, from a company controlled by Mr. Zhuqun Peng, a Chinese citizen that was unaffiliated with us at the time of transaction and subsequently became the chairman of Jiangsu Guanzhilin. In September 2009, Beijing Funtalk acquired the remaining 49% equity interests of Jiangsu

    Guanzhilin from a company controlled by Mr. Zhuqun Peng. Upon consummation of the transaction, Jiangsu Guanzhilin became a wholly owned subsidiary of Beijing Funtalk.

  •
  In December 2008, Beijing Funtalk acquired 51% of the outstanding equity interests of Inner Mongolia Chuangxin Zhongyu Shidai Mobile Phones Marketing & Management Co., Ltd., or Inner Mongolia Zhongyu, from a company controlled by Mr. Baihe Jiang, a Chinese citizen that was unaffiliated with us at the time of transaction and subsequently became the chairman of Inner Mongolia Zhongyu. In October 2010, Beijing Funtalk acquired the remaining 49% equity interest of Inner Mongolia Zhongyu from a company controlled by Mr. Baihe Jiang. Upon consummation of the transaction, Inner Mongolia Zhongyu became a wholly owned subsidiary of Beijing Funtalk.

  •
  In November 2009, Beijing Funtalk acquired 100% of the outstanding equity interests of Shanghai Lezhiyu Telecommunications Equipment Co., Ltd. (formerly known as Shanghai Xieheng Telecommunications Equipment Co., Ltd.), or Xieheng, from Beijing Tangjun Technology Co., Ltd., an unaffiliated third party.

  •
  In April 2010, Beijing Funtalk acquired through several of its wholly-owned subsidiaries certain mobile phone retail assets and businesses located in Shandong Province, China, or Shandong Retail Business, from a company controlled by Mr. Wenguo Han, a Chinese citizen that was unaffiliated with us.

  •
  In April 2010, Beijing Funtalk acquired 100% of the outstanding equity interests of Beijing Yipai Innovation Technology Development Co., Ltd., or Beijing Yipai, from a company controlled by Mr. Jianwei Xu, a Chinese citizen that was unaffiliated with us.

  •
  In April 2010, Beijing Funtalk entered into an agreement with Mr. Huimin He and Hubei Feon Telecommunications Technology Co., Ltd., a company controlled by Mr. Huimin He. According to the agreement, Hubei Feon Telecommunications Technology Co., Ltd. will transfer all of its mobile phone retail assets and businesses to a new company to be established for the purpose of this transaction, or Hubei Feon. Beijing Funtalk will then acquire 100% of the outstanding equity interests of Hubei Feon. This acquisition is expected to close prior to November 2010.

  •
  In May 2010, Beijing Funtalk acquired through Hunan Feon certain mobile phone retail assets and businesses located in Hunan Province, China. The assets and businesses were acquired from an unaffiliated third party by Mr. Huimin He and were subsequently transferred by Mr. He to Hunan Feon.

  •
  In August 2010, Beijing Funtalk acquired 100% of the outstanding equity interests of Beijing Golden Feon Telecommunicataions Technology Co., Ltd., or Beijing Golden Feon, from Beijing Weilun Shiya Advertising Co., Ltd., an unaffiliated third party.

              We have engaged American Appraisal to assess whether there are identifiable intangible assets for Beijing Yipai and Shandong Retail Business we acquired in the three months ended June 30, 2010. We expect to receive a report from American Appraisal in October 2010.

              We commenced operations on October 30, 2003 through Funtalk PRC, a limited liability company incorporated under the laws of China. From January 2004 to April 2010, we established 23 wholly owned subsidiaries and 100 consolidated variable interest entities and subsidiaries in China. We have built our national wholesale distribution and retail network and e-commerce platform through these entities.

Corporate Structure

              The following diagram sets forth our corporate structure as of the date of this prospectus:

    (1)
    Includes five directly and indirectly wholly owned subsidiaries, one directly 99% owned subsidiary and 17 indirectly 50% owned subsidiaries, all of which are incorporated in China. The remaining 1% equity interest in the 99% owned subsidiary is held by Beijing Funtalk. The remaining equity interests of the 17 indirectly 50% owned subsidiaries are held by Jiangsu Heyi Technology Co., Ltd., or Jiangsu Heyi, but are subject to the control of Jiangsu Pypo under a framework agreement between Jiangsu Pypo and Jiangsu Heyi. Jiangsu Heyi was established solely for the purpose of holding 50% equity interest of the 17 subsidiaries and 49% of the equity interest of Jiangsu Heyi is owned by Beijing Pypo Times and 51% is owned by Qinghai Heyi. For details about this arrangement and related transaction, see "Related Party Transaction—Transactions with Directors, Shareholders and Affiliates."

    (2)
    Mr. Zhikuan Guan was designated by Arch to hold 50% equity interest of Beijing Funtalk. Mr. Guan is currently an employee of Arch.

    (3)
    Includes, in addition to the subsidiaries listed in the chart, seven other directly owned subsidiaries (five of them are wholly owned and the remaining two are 99% owned) and two indirectly owned subsidiaries (one wholly owned and one 80% owned by one of the 99% owned direct subsidiaries, and the remaining 20% equity interest in the 80% owned subsidiary is held by Ms. Hongyun Chen, an unaffiliated third party), all of which are incorporated in China. The two 99% directly owned subsidiaries are Beijing Guanzhilin

      Telecommunications Technology Co., Ltd. and Beijing Yipai Telecommunications Technology Co., Ltd. The remaining 1% equity interest in these two companies are both held by Mr. Dongping Fei, our chief executive officer. Suzhou Yipai Telecommunications Equipment Co., Ltd. is wholly owned by Beijing Yipai Telecommunications Technology Co., Ltd.

    (4)
    Includes a wholly owned subsidiary incorporated in China.

    (5)
    Includes five directly wholly owned subsidiaries, all of which are incorporated in China. The remaining 49% equity interest is held by Mr. Xinyu Zhao, a Chinese citizen that was unaffiliated with us at the time of our acquisition of Hebei Guoxun and subsequently became the chairman of Hebei Guoxun.

    (6)
    Includes four directly wholly owned subsidiaries incorporated in China.

    (7)
    Includes five directly wholly owned subsidiaries, all of which are incorporated in China.

    (8)
    Includes 33 directly wholly owned subsidiaries, all of which are incorporated in China.

    (9)
    Includes a wholly owned subsidiary incorporated in China.

    (10)
    Includes 38 directly and indirectly wholly owned subsidiaries, all of which are incorporated in China.

    (11)
    Includes Beijing Zhongshi Pypo Cinema Cultural Co., Ltd., a wholly owned subsidiary incorporated in China.

MARKET PRICE INFORMATION

              Our ordinary shares, par value $0.001 per share, were quoted on the OTCBB under the symbol "FTLKF" through December 16, 2009. Our ordinary shares were listed on the Nasdaq Global Market under the symbol "FTLK" on December 17, 2009. The closing price for our ordinary shares on October 12, 2010 was $8.00 per share.

              In addition, our Class A Warrants and Class B Warrants trade on the OTC BB under the symbols FTLMF and FTLUF, respectively.

              Prior to the consummation of the Business Combination on July 9, 2009, the common stock, Class B common stock, Class A warrants, Class B redeemable warrants, Series A units, and Series B units of FTLK's predecessor, Middle Kingdom, were quoted on the OTCBB under the symbols MKGD, MKGBB, MKGDW, MKGBW, MKGDU and MKGBU, respectively. The Business Combination transaction resulted in only one class of common stock remaining, as holders of Middle Kingdom's common stock and Class B common stock received one ordinary share of FTLK in exchange for each share of common stock or Class B common stock.

              Middle Kingdom Series A and Series B units commenced public trading on December 14, 2006, when such units were broken into individual components consisting of common stock, Class B common stock, Class A warrants, and Class B redeemable warrants. These components commenced trading on the Pink Sheets on March 13, 2007 and began trading on the OTCBB on March 14, 2007.

              On September 27, 2010, we effected mandatory separation of our units into their component parts, consisting of ordinary shares and warrants. Upon separation, holders of Series A Units received one ordinary share and five Class A Warrants for each Series A Unit they held, and holders of Series B Units received one ordinary share and one Class B Warrant for each Series B Unit they held. Unit holders' rights are not affected by the separation. No consideration was paid in connection with the mandatory separation of units.

The table below sets forth, for the calendar quarters indicated and most recent six months, the high and low closing prices for the securities as reported on the Nasdaq or the OTCBB, as the case may be, in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Series A Units(2)		Series B Units(2)		Common Stock(1)		Class B Common Stock(1)		Ordinary Shares		Class A Warrants		Class B Warrants
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
Year ended March 31, 2006	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Year ended March 31, 2007	10.50	7.60	8.40	7.95	4.25	4.05	7.60	7.38	n/a	n/a	n/a	n/a	0.81	0.70
Year ended March 31, 2008	10.95	6.00	8.95	8.11	3.40	1.15	8.04	7.55	n/a	n/a	1.05	0.65	0.95	0.25
Three months ended June 30, 2008	8.25	6.00	8.65	8.11	1.15	1.15	8.10	7.95	n/a	n/a	0.65	0.65	0.65	0.25
Three months ended September 30, 2008	8.00	7.95	8.60	7.80	4.00	1.25	8.23	7.85	n/a	n/a	0.51	0.10	0.50	0.11
Three months ended December 31, 2008	8.00	5.00	8.50	7.75	4.00	4.00	8.35	7.50	n/a	n/a	0.66	0.44	0.65	0.20
Three months ended March 31, 2009	8.00	8.00	8.05	8.05	1.01	1.01	8.00	7.50	n/a	n/a	0.50	0.50	0.415	0.12
Three months ended June 30, 2009	8.00	7.00	10.00	2.05	2.05	2.05	7.61	7.00	n/a	n/a	0.51	0.51	0.55	0.23
Three months ended September 30, 2009	14.50	8.50	9.50	3.20	9.00	2.00	9.00	3.50	n/a	n/a	5.00	1.50	0.90	0.40
Three months ended December 31, 2009	15.00	10.00	10.50	5.00	n/a	n/a	n/a	n/a	9.50	6.20	5.00	2.15	1.80	0.65
Three months ended March 31, 2010	50.00	7.00	7.00	7.00	n/a	n/a	n/a	n/a	6.87	5.04	2.15	2.15	2.30	1.16
Three months ended June 30, 2010	50.00	50.00	7.00	6.05	n/a	n/a	n/a	n/a	7.55	4.60	2.50	1.35	2.50	1.40
April 2010	50.00	50.00	7.00	7.00	n/a	n/a	n/a	n/a	6.68	6.12	2.50	1.35	2.30	2.00
May 2010	50.00	50.00	6.05	6.05	n/a	n/a	n/a	n/a	6.33	4.60	2.50	2.49	2.03	1.69
June 2010	50.00	50.00	6.05	6.05	n/a	n/a	n/a	n/a	7.55	5.24	2.50	2.50	2.50	1.71
July 2010	50.00	50.00	6.05	6.05	n/a	n/a	n/a	n/a	8.41	6.75	2.50	2.50	3.25	1.70
August 2010	50.00	50.00	6.05	6.05	n/a	n/a	n/a	n/a	8.61	7.06	2.50	2.50	3.59	2.20
September 2010	50.00	50.00	6.05	6.05	n/a	n/a	n/a	n/a	8.00	7.74	3.20	3.20	3.09	2.99
October 2010 (through October 12, 2010)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	8.00	7.68	3.20	3.20	3.19	3.06

(1)
Effective from August 27, 2009, as a result of the Business Combination, each share of common stock and Class B common stock began to trade as one ordinary share.

(2)
Effective from September 27, 2010, as a result of the unit mandatory separation, our Series A units and Series B units ceased trading.

SELECTED CONSOLIDATED FINANCIAL DATA

              The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

              On July 9, 2009, FTLK completed a share exchange with Pypo Cayman. Because the shareholders of Pypo Cayman owned the majority of FTLK's shares after the share exchange and FTLK was a shell company with no prior operations, the share exchange was accounted for as a reverse merger and recapitalization. Accordingly, the accompanying consolidated financial information of us included in this prospectus prior to the share exchange reflects the results, assets and liabilities of Pypo Cayman and the assets and liabilities of Pypo Cayman were recorded at their carrying amounts. In addition, Pypo Cayman's shares and earnings per share have been restated retroactively to reflect the share exchange ratio as at the date of the share exchange in a manner similar to a recapitalization.

              The selected consolidated statement of income data presented below for the years ended March 31, 2008, 2009 and 2010 and the selected consolidated balance sheet data as of March 31, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of income data for the year ended March 31, 2007 and the selected consolidated balance sheet data as of March 31, 2008 were derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statement of income data for the year ended March 31, 2006 and the selected consolidated balance sheet data as of March 31, 2007 were derived from the audited consolidated statements of Pypo Cayman that are not included in this prospectus and became our historical consolidated financial statements as a result of the consummation of the share exchange in July 2009 as described above. The share data and net income per share data for the year ended March 31, 2006 was recalculated based on the data derived from the audited consolidated financial statements of Pypo Cayman for the year then ended and the share exchange ratio as at the date of the share exchange in a manner similar to a recapitalization. The audited consolidated financial statements have been prepared and presented in accordance with U.S. GAAP, and have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm.

              The selected consolidated financial data for the three months ended June 30, 2009 and 2010 and the selected consolidated balance sheet data as of June 30, 2010 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial data. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. In addition, our unaudited results for the three months ended June 30, 2010 may not be indicative of the results for the full year ending March 31, 2011.

	Year Ended March 31,					Three Months Ended June 30,
Selected Consolidated Statement of Income Data	2006	2007	2008	2009	2010	2009	2010
	(in thousands, except for share and per share amounts)
Net revenues	$427,072	$294,198	$378,268	$570,651	$854,091	$197,730	$253,041
Cost of revenues	(387,878)	(247,362)	(316,732)	(500,544)	(724,731)	(173,323)	(216,316)

Gross profit	39,194	46,836	61,536	70,107	129,360	24,407	36,725
Other operating income	65	101	160	920	2,341	716	2,578
Operating expenses	(25,403)	(27,132)	(24,489)	(38,145)	(67,927)	(13,920)	(22,891)

Income from operations	13,856	19,805	37,207	32,882	63,774	11,203	16,412
Interest and other income (expense), net	(2,122)	(3,304)	(3,558)	(3,503)	(9,437)	(2,816)	(1,906)

Income before income tax, equity in (loss) income of affiliated companies	11,734	16,501	33,649	29,379	54,337	8,387	14,506
Income tax expense	1,200	(2,139)	(3,452)	(7,641)	(17,245)	(2,870)	(4,258)
Equity in (loss) income of affiliated companies	—	—	(13)	16	(10)	3	—

Net income	$12,934	$14,362	$30,184	$21,754	$37,082	$5,520	$10,248
Less: Net loss (income) attributable to non-controlling interests	189	—	60	(1,611)	(5,269)	(1,417)	(691)

Net income attributable to Funtalk	$13,123	$14,362	$30,244	$20,143	$31,813	$4,103	$9,557

Net income per share—basic	$0.44	$0.48	$0.85	$0.45	$0.67	$0.09	$0.19

Net income per share—diluted	0.44	0.48	0.85	0.45	0.64	0.09	0.19

Weighted average number of shares used in calculating net income per share—basic	30,148,515	30,148,515	35,626,522	45,000,000	47,496,375	45,000,000	49,456,923

Weighted average number of shares used in calculating net income per share—diluted	30,148,515	30,148,515	35,626,522	45,000,000	49,454,479	45,000,000	51,075,923

	As of March 31,				As of June 30,
Selected Consolidated Balance Sheet Data	2007	2008	2009	2010	2010
	(in thousands)
Cash and cash equivalents	$8,447	$62,556	$33,468	$26,616	$27,014
Accounts receivable (less allowance for doubtful accounts)	30,419	58,266	72,802	80,457	79,928
Amounts due from related parties	2,657	41,731	42,308	—	—
Amount due from an affiliated company	—	125	27,946	—	—
Intangible assets	—	—	19,188	20,761	22,757
Total assets	125,573	258,404	365,941	461,200	486,045
Accounts payable	1,295	3,070	28,290	93,345	64,725
Notes payable	25,859	16,384	23,513	23,394	18,826
Short-term borrowings	36,203	40,604	79,457	97,860	154,599
Total equity	28,276	67,532	154,561	170,550	177,747
Noncontrolling interests	646	649	14,453	10,142	9,255
Total shareholders' equity	28,922	68,181	169,014	180,692	187,002
Total liabilities and shareholders' equity	$125,573	$258,404	$365,941	$461,200	$486,045

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULT OF OPERATIONS

              You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis contain forward-looking statements relating to events that are subject to risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

              We are a leading retailer and wholesale distributor of mobile communications devices and accessories in China. We believe we operate one of the largest retail, wholesale distribution and logistics networks in the Chinese mobile communications sector. Through this network, we offer our customers a broad selection of more than 2,000 models of mobile phones from international brands such as LG Electronics, Motorola, Nokia, Samsung and Sony Ericsson to domestic brands such as Bird, Haier, Hisense and Lenovo. We are the only retailer and wholesale distributor of mobile communications products and services collaborating on a nationwide basis with all of China's mobile carriers.

              As of August 31, 2010, we operated:

  •
  a network of mobile phone retail chains consisting of approximately 612 operating retail outlets with an aggregate retail space of approximately 190,000 square meters in 108 cities across 13 provinces and three municipalities in China;

  •
  a nationwide network of wholesale distribution centers and branch offices that service approximately 11,200 retail outlets in over 500 cities across 26 provinces and four municipalities in China; and

  •
  the Internet retail website www.dongdianwang.com, which is an e-commerce platform that complements our retail operations.

              We have two reportable segments, retail business and wholesale distribution business, based on the types of customers receiving our products. The key financial performance indicators that our management uses to manage and assess our business include net revenues, gross profits and operating income. The major non-financial performance indicators that our management uses to manage and assess our business include the number of retail outlets that carry our products, the number of cities covered in our wholesale distribution networks, sales volume of mobile phones and accessories, and the number of active customer accounts in our wholesale distribution network.

Factors Affecting Future Results of Operations

              Our financial condition and results of operations depend primarily on:

  •
  the overall growth of the Chinese mobile phone industry (See "Business—Industry Background" for further discussion);

  •
  our relationship with mobile carriers and mobile phone manufacturers;

  •
  our ability to expand our retail and wholesale distribution network;

  •
  our ability to optimize our product offerings, pricing and inventory levels; and

  •
  other factors, such as seasonality, our ability to control costs and operating expenses and achieve a high level of operating efficiency.

Relationship with Mobile Carriers and Mobile Phone Manufacturers

              We have strategic partnerships with all of China's mobile carriers, namely China Mobile, China Unicom and China Telecom, to manage and operate carrier-branded retail outlets owned by them and to operate co-branded outlets owned by us. Co-branded outlets provide storefronts showing both our logo and a mobile carrier's logo and sell mobile phones bundled with the mobile carrier's packages and services. As competition for subscribers among the mobile carriers have intensified after the restructuring of the telecommunications industry in China in 2008, we believe China's mobile carriers have chosen to collaborate with us mainly due to our large nationwide retail network, in-depth customer marketing knowledge, management expertise and after-sales support. We have helped mobile carriers develop their subscriber base and market their mobile products and services to a sizable pool of customers. In return, we generate substantial revenue from mobile phone and accessory sales and subscriptions of wireless packages by end users.

              We are the first national wholesale distributor, and one of the principal wholesale distributors, of Samsung mobile phone products in China. In 2003, with a strong and experienced sales and marketing team, we established a strategic partnership with Samsung to distribute mid-to high-end mobile handsets in China. We were the first wholesale distributor of numerous new products for Samsung in China, including the first color screen mobile phone, the first sliding mobile phone, the first mobile phone with handwriting input features, and the first mobile phone co-branded with luxury goods maker Giorgio Armani. In July 2008, we renewed our partnership with Samsung through a five-year wholesale distribution agreement, which gave us exclusive national wholesale distribution rights for certain Samsung mobile phones. We also support Samsung's extensive marketing efforts, including promotional campaigns and related events. While we have historically focused on distributing Samsung mobile phone products due to our partnership with Samsung, we have recently worked with mobile carriers to distribute designated mobile phone models from popular international and local brands. For example, we recently collaborated with mobile carriers to distribute certain models of mobile phones from Hisense and ZTE. Under these arrangements, mobile carriers designate us to distribute mobile phones customized for them by the manufacturers and we enter into agreements with the manufacturers to distribute the mobile phones.

Scale of Retail and Wholesale Distribution Network

              We commenced our retail business in May 2008, and have acquired retail chains to build our retail platform of products and services, which resulted in the high growth of retail revenue. From May 2008 to August 2010, we completed the acquisition of 10 retail chains. As a result of these acquisitions, as of August 31, 2010, we operated a network of mobile phone retail chains with an aggregate retail space of approximately 190,000 square meters with a total of 612 operating retail outlets in 108 cities in the provinces of Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia, Zhejiang, Guangdong, Anhui and Liaoning, as well as Beijing, Chongqing and Shanghai. We expect net revenues from our retail business to increase significantly over the next two years as we integrate acquired retail chains and continue to expand from both organic growth and selected acquisitions. In February 2008, we launched an e-commerce website at www.dongdianwang.com, which allows customers to purchase mobile phones and accessories online. We provide the customers with the option to post comments about their purchase experience and our products, thereby allowing prospective customers to gain first-hand insight from actual users of our mobile phones and accessories. Although we expect net revenues from our online retail business to increase in the future, we do not expect our online retail division to constitute a significant portion of our net revenues in the next two years.

              In the past, we generated sales mostly through wholesale distribution of mobile phones and accessories. Over the years, we have expanded our wholesale distribution network in China, distributing certain models of Samsung's mid- to high-end mobile phone products, as well as Samsung accessories. As of August 31, 2010, our wholesale distribution network covered over 500 cities across 26 provinces and four municipalities and serviced approximately 11,200 retail outlets that carry our products. Capitalizing on our extensive network, we have recently worked with mobile carriers to distribute designated mobile phone models from popular international and local brands.

Ability to Optimize Product Offerings, Pricing and Inventory Levels

              Our gross margin and operating margin are substantially affected by our product mix, particularly by the type of mobile handsets we sell. For example, we distribute certain models of Samsung's mid- to high-end mobile phone products, as well as accessories. Sales of mid- to high-end handset products command higher margin than sales of low-end handset products, despite that sales of such mobile phone products require greater sales and marketing efforts and better wholesale distribution capability. Sales of accessories, such as data cables, bluetooth headsets, memory cards and cases, also typically command higher margin than sales of mobile phone. Because of these differences in margins, we intend to continue to increase our wholesale distribution of mid- to high-end handset products, as well as accessories. In addition, we expect the gross profit margin of our business to increase slightly as a result of the roll out of 3G wireless products and smartphones in China.

              In our retail business, mobile carriers set the retail prices of mobile phones customized for them by the manufacturers, and manufacturers and wholesale distributors together set the retail prices of non-customized mobile phones. Prices of mobile phones generally will not vary among outlets we operate for, or co-branded with, a particular mobile carrier. Mobile phone prices vary from carrier to carrier, depending on the packages offered by the carriers and market supply and demand. In co-branded outlets and carrier-branded outlets, we promote and sell bundled phones and "talk time." Bundled phones refer to mobile phones that are sold in connection with a customer's commitment to certain wireless programs. "Talk time" refers to wireless service packages that are sold with the bundled phones. Under our existing arrangements with two of the mobile carriers, we are entitled to at least 9.5% of the fees for "talk time" that our customers pay to the mobile carriers for up to two years.

              In our wholesale distribution business, we set the retail prices of products for sub-wholesale distributors and retailers that sell products to end users directly based on the cost of and demand for the products and the pricing of similar products, as well as discussions with manufacturer, such as Samsung, regarding its suggested prices for its products. Although we sell our products to some retailers through purchase orders, we typically enter into one-year wholesale distribution agreements with retailers. In most cases, we extend credit to customers for periods of seven to 30 days based on the creditworthiness of the customer and the size of the order.

              We try to manage our inventory efficiently to allow us to stock sufficient quantity of products to meet customer demand. We will lose revenue if we do not have sufficient inventory to meet customers demand. On the other hand, excessive inventory will cause increase in expenses including cost of storage space, cost of moving stock and cost of time spent managing the inventory. Therefore, our management is concerned with having a balanced stock while keeping supplies readily available without overstocking the shelves. We have computerized our control system from ordering, shipping, receiving, tracking inventory, retail turnover and storage. We have a company-wide online management system that links our branch offices, servicing centers, wholesale distribution centers and retail outlets with certain larger handset manufacturers. The system delivers real-time updates on sales of each specific stock-keeping unit, enabling us to fine-tune merchandise allocation and pricing in response to changing market demand. We believe our experience, technology, expertise and knowledge about the market assist us in making key decisions regarding inventory levels. We generally maintain an approximately 40 to 50 days of inventory supplies for our wholesale distribution business, and an approximately 30 to 40 days of inventory supplies for our retail business. We periodically write down the values of inventory for excessive, slow moving and obsolete inventories as well as inventory with carrying value that is in excess of net realizable value. In the years ended March 31, 2008, 2009 and 2010, and the three months ended June 30, 2010, we wrote down inventories of $450,000, $100,000, nil and $406,000, respectively, which we believe demonstrates improvement in our inventory management.

Seasonality

              Our retail operating results are also influenced by seasonal factors, including the timing of local holidays and other events affecting consumer demand and purchasing patterns of customers in different markets. These factors may cause our sales and operating results to fluctuate on a quarterly basis. Although it is difficult to make broad generalizations with respect to seasonality, our sales tend to be lower in the first quarter of each fiscal year ended March 31, compared to sales in the second, third and fourth quarters. Our future operating results may continue to fluctuate significantly from quarter to quarter. If unanticipated events occur, including delays in securing adequate inventories of competitive products at times of peak sales or inventory surpluses in the event of sales decreases during these periods, our operating results could suffer. In addition, due to seasonal factors, our interim results may not be indicative of annual results.

Key Financial Performance Indicators

Net Revenues

              We generate revenues from sales of mobile phones and accessories to end users and wholesale distribution of mobile phones and accessories, as well as notebooks and peripherals, to retailers. Sales of notebooks and peripherals and others constituted 3.6%, 2.7%, 3.4%, 2.8% and 4.7% of our total net revenues in the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2009 and 2010, respectively. Net revenues are net of value added taxes collected from customers, sales returns, sales rebates and price protection expenses. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability of the sales price is reasonably assured.

              We consider our customers of our wholesale distribution business to be retailers and do not sell directly to end users. The customers of our retail business are the end users of mobile phones and accessories.

              The following table sets forth our net revenues for our two reportable segments in the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2009 and 2010, including a percentage of total net revenues for each segment:

	Year Ended March 31,						Three Months Ended June 30,
	2008	Percentage of Net Revenues	2009	Percentage of Net Revenues	2010	Percentage of Net Revenues	2009	Percentage of Net Revenues	2010	Percentage of Net Revenues
	(US$ in thousands, except percentages)
Net revenues
Retail	—	—	$163,491	28.6%	$438,530	51.3%	$69,136	35.0%	$122,731	48.5%
Wholesale distribution	378,268	100.0%	407,160	71.4%	415,561	48.7%	128,594	65.0%	130,310	51.5%

Total net revenues	$378,268	100.0%	$570,651	100.0%	$854,091	100.0%	$197,730	100.0%	$253,041	100.0%

              For our retail business, we derive net revenues mainly from sales of mobile phones and accessories. Net revenues generated from sales of bundled phones and commissions from sales of "talk time" and new subscriptions were minimal in the year ended March 31, 2010 and the three months ended June 30, 2010 as we only began to derive such revenues in the last quarter of our fiscal year 2010. We do not generally enter into sales contract with end users. For the purchases of bundled phone or "talk time," the end users would enter into standard contract with the relevant mobile carriers. For co-branded outlets, we typically enter into framework agreements with mobile carriers on the national level and cooperation agreements with mobile carriers on the provincial level. Pursuant to these agreements, we help the mobile carriers promote their products and brand name, as well as develop their customer base. In exchange, we are entitled to at least 9.5% of the fees for "talk time" that customers pay to these mobile carriers for up to two years. We also receive commissions for new subscriptions based on the number of new subscribers we procure. In certain arrangements, the mobile carriers may also reimburse us for a portion of the lease or renovation fees of the co-branded outlets. In carrier-branded outlets, we would also pay a management fee to the mobile carriers. In return, we generate revenue from sales of mobile phones and accessories, including sales of bundled phones, and, in some cases, commissions from sales of "talk time" and new subscriptions.

              In general, for wholesale distribution, our sales contracts are divided into three types: sales with no right of return, sales with contractual right of return and consigned sales. For sales with no right of return, which we use for the majority of our wholesale distribution sales, we have no contractual obligations and have not established any right of return based on our customary business practices, except for defective products under warranty. For sales with contractual right of returns and for consigned sales, we recognize revenue at the time the products are sold through the wholesale distribution channel to the end customers. See "—Critical Accounting Policies—Revenue Recognition" for details on how we recognize revenue for each type of sales contracts. Products under warranty are shipped back to the manufacturers for repairs or exchanges and related costs incurred are borne by the manufacturers. Therefore, our warranty costs incurred are insignificant.

Cost of Revenues

              Cost of revenues primarily consists of purchase costs of mobile phones and accessories, as well as notebooks and peripherals. Cost of revenues is reduced by certain rebates we receive from our vendors to promote product sales and by awards we receive from vendors when we meet certain purchase targets. We have established relationships with Samsung and other leading manufacturers of mobile phone products and accessories. In the year ended March 31, 2010, we purchased inventory from over 500 mobile phone and accessory manufacturers and other suppliers. Through manufacturer and new product promotions and volume discounts, some suppliers provide favorable purchasing terms to us, such as volume-based rebates. These terms may be specified in our supply contracts or offered from time to time based on negotiations between the relevant manufacturer and us. See "—Critical Accounting Policies—Vendor Rebates" for details on how we account for each type of vendor rebates.

Selling and Distribution Expenses

              Our selling and distribution expenses primarily consist of:

  •
  salaries and benefits for sales and marketing staff;

  •
  retail outlet rental expenses; and

  •
  costs of advertising in industry publications and sponsoring public activities.

              Our selling and distribution expenses also include the costs we incur to outsource our warehousing and wholesale distribution functions to third parties. We anticipate that our total selling and distribution expenses will continue to increase as we continue to expand our network.

General and Administrative Expenses

              Our general and administrative expenses principally consist of:

  •
  salaries and benefits for management and administrative personnel;

  •
  rent, utilities and other office-related expenses;

  •
  depreciation of office equipment;

  •
  legal, accounting and other professional fees and expenses; and

  •
  other administrative expenses.

              We expect that our general and administrative expenses will increase in the near term as we incur additional costs in connection with the expansion of our business. In addition, we incurred increased costs as we became a publicly listed company in the United States. In particular, compliance with the Sarbanes-Oxley Act, such as Section 404 of the Sarbanes-Oxley Act which requires public companies to include a report of management on the effectiveness of such company's internal control over financial reporting, will increase our costs. In August 2010, we upgraded our ERP system to the Oracle system with the help of IBM, which is our system implementation advisor, and Protiviti, which is our Sarbanes-Oxley Section 404 compliance advisor. We expect that this ERP system to incorporate control compliance functions, which in turn will improve our financial reporting functions. We also incur costs associated with public company reporting requirements, such as the requirements to file an annual report and other event-related reports with the Securities and Exchange Commission.

Other Income and Loss, Interest Income and Interest Expense

              Other income and loss consist primarily of other income including foreign currency exchange gains or losses, investment income and FMO Facility modification expenses. Our interest income represents interest on our cash balance. Our interest expense relate primarily to our short-term borrowings from banks, notes payable and FMO Facility and other financing arrangements.

              Our foreign currency exchange gains or losses result from our net exchange gains and losses on our monetary assets and liabilities denominated in foreign currencies during the relevant period. The functional currency of our operating entities is Renminbi. Foreign currency transactions have been translated into functional currency at the exchange rate prevailing on the date of transaction. Foreign currency denominated monetary assets and liabilities are translated into our functional currency at exchange rates prevailing on the balance sheet date.

              We recognize intercompany investment from Pypo Cayman of $81.0 million, which is comprised of net proceeds from the $90.0 million equity investment made by ARC Capital in Pypo Cayman in November 2007.

Critical Accounting Policies

              We prepare financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the end of each fiscal year, as well as the reported amounts of revenues and expenses during each fiscal year. We continually evaluate these judgments and estimates based on our historical experience, knowledge and assessment of business and other conditions. We base our future expectations on information and assumptions that we believe to be reasonable. Since the use of estimates remains an integral component of the financial reporting process, our actual results could differ from those estimates. In addition, accounting policies require a high degree of judgment. When reviewing our financial statements, you should review the critical accounting policies, the judgments and other uncertainties affecting the application of those policies, and the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition

              We derive our revenue through the retail and wholesale distribution of mobile phones, accessories and peripherals. For product sales, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured. Prior to May 2008, when we completed the acquisition of our first retail operations, our customers were primarily retailers, and we did not sell directly to end users. The customers of our retail business are end users of mobile phones and accessories.

              We return products under warranty to manufacturers for repairs or exchanges, and the manufacturers bear the related costs. As a result, warranty costs incurred by us are not significant.

              For wholesale distribution, our sales contracts are divided into three types: sales with no right of return, sales with contractual right of return and consigned sales. For sales with no right of return, which we use for the majority of our wholesale distribution sales, we have no contractual obligations and have not established any right of return based on our customary business practices, except for defective products under warranty. Revenue recognition generally occurs when we have shipped the applicable products, have transferred the risk of loss with respect to these products to the customer and can reasonably estimate allowances for discounts, price protection and customer rebates. We reduce recorded revenues by these allowances. We base our estimates of these allowances on historical experience, considering the type of products sold, the type of customer and the type of transaction specific to each arrangement. No customer acceptance conditions are associated with our products, except in relation to the standards and quality of a given product. For sales with contractual rights of return and for consigned sales, we recognize revenue at the time we sell the products through the applicable wholesale distribution channel to the end customers. Our revenues are net of a 17% value added tax collected from customers and sales returns, as well as sales rebates and price protection expenses.

Provision for Rebates and Price Protections

              We record rebates and price protections as deductions in revenue for each relevant period in which we incur such deductions. With respect to each rebate, we accrue a standard amount upon delivery of the related product to retailers. In addition, we accrue monthly quantity bonuses when retail volumes reach certain monthly targets set forth in our sales contracts. Because the quantity bonuses are based on a retailer's monthly purchases, the effect of accruing such bonuses when volumes reach certain targets, as opposed to recording a pro rata portion of such bonuses upon the sale of each qualifying unit, is not material.

              Provisions for price protections represent estimates of the amount of qualified inventory allocated to price protection, multiplied by the amount of price protection per unit, as determined by us. Our retailer customers are eligible for price protection. Our promoters at retail outlets communicate the status of product sales and demand forecasts, and we determine the corresponding reduction in retail prices. We then determine and apply the price protection per unit to the qualified inventory to establish the provision amount.

Vendor Rebates

              We receive the following types of reimbursements from vendors:

  •
  Reimbursements for Promotional Activities.  Vendors typically cover our costs for organizing marketing activities to promote vendors' products. Upon planning each marketing activity, we submit reimbursement applications to the relevant vendors for approval. We recognize approved reimbursements upon holding the related marketing activities as a reduction of the costs incurred, and we record any excess reimbursement as a reduction to cost of revenues. In the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2009 and 2010, reimbursements of promotional activities recognized were $2.4 million, $23.2 million, $21.9 million, nil and $9.8 million, respectively. In the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2009 and 2010, we recorded excess reimbursement as a reduction to the cost of revenues in the amount of $0.3 million, $11.6 million, $9.4 million, nil and $5.7 million, respectively.

  •
  Rebates from Vendors to End Customers through Us.  Vendors may, from time to time, provide rebates to end customers through us. We record such rebates to customers, net of the related reimbursements from vendors to us, as revenues. We record a corresponding receivable from vendors at the time we give a rebate. In the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2009 and 2010, rebates from vendors to end customers were $0.9 million, $0.4 million, $0.2 million, $64,000 and $5,000, respectively.

  •
  Rebates from Vendors to Us.  Vendors may, from time to time, provide rebates to us to promote sales of certain products. We record such rebates as a reduction of cost of revenues when vendors approve such rebates. In the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2009 and 2010, we recognized $2.9 million, $1.7 million, $15.1 million, $0.4 million and $4.9 million, respectively, of such rebates.

  •
  Awards on Purchase Targets.  Vendors may provide certain awards to us when our purchases exceed certain targets within specified periods. We recognize such awards as a reduction of cost of revenues at the time vendors approve such awards. In the year ended March 31, 2008, our purchases exceeded the target set by vendors and the amount of awards earned on purchase targets was $5.9 million.

Impairment of Long-Lived Assets

              We are required to review long-lived assets and certain identifiable intangible assets, excluding goodwill, for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. We must test intangible assets with indefinite lives for impairment at least annually, or more frequently if events or changes in circumstances indicate that these assets might be impaired. If we determine that the carrying value of intangible assets has been impaired, we will write down the carrying value.

              To assess potential impairment of long-lived assets and intangible assets, we also assess the carrying value based on projected undiscounted cash flows associated with these assets. Significant assumptions regarding future cash flows include revenue growth rates and terminal values. If any of these assumptions changes, the estimated fair value of our assets will change, which could affect the amount of impairment charges, if any.

Impairment of Goodwill and Intangible Assets

              Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase businesses combination. We must review for impairment at least annually or when an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount.

              Goodwill is not amortized but is tested for impairment annually and whenever events or circumstances make it more-likely-than-not that impairment may have occurred. Goodwill impairment is tested using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities.

              Intangible assets with indefinite lives are not amortized but are tested for impairment annually and whenever events or circumstances make it more-likely-than-not that impairment may have occurred. The impairment of an indefinite life intangible asset is based on a comparison of its fair value to its carrying amount. If the carrying amount of an indefinite life intangible asset exceeds its fair value, an impairment loss is recognized for the excess. The estimation of fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow. We recorded an impairment charge for the entire goodwill of $71,000 arising from the acquisition of the remaining 10% equity interests in one of our subsidiaries, Beijing Dongdian, in May 2008. Management expected Beijing Dongdian to incur losses for the foreseeable future, which resulted in its estimated carrying value exceeding the fair value.

Inventories

              We value inventories at the lower of cost and market value. We estimate write-downs for excessive, slow moving and obsolete inventories, as well as inventory whose carrying value exceeds net realizable value. We manage inventory levels based on historical sales trends and forecasts of customer demand. Inventory write-down provisions as of March 31, 2008, 2009 and 2010 and June 30, 2009 and 2010 were approximately 2.2%, 2.1%, 1.1%, 1.4% and 1.6% of total inventory, respectively.

Income Taxes

              FTLK and its subsidiaries file separate income tax returns. FTLK is incorporated in the Cayman Islands and is not subject to income or capital tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

              We calculate provision for current income taxes of Pypo HK by applying the current rate of taxation of 17.5% for the year ended March 31, 2008, 16.5% for the years ended March 31, 2009 and 2010 and the three months ended June 30, 2010 to the estimated taxable income earned in, or derived from, Hong Kong during the period, if applicable.

              On March 16, 2007, the National People's Congress of China enacted the EIT Law, under which foreign invested enterprises and domestic companies would be subject to enterprise income tax at a uniform rate of 25%. There is a five-year transition period for foreign invested enterprises, during which they are allowed to continue to enjoy their existing preferential tax treatments. Preferential tax treatments will continue to be granted to entities which conduct businesses in certain encouraged sectors and to entities otherwise classified as "high and new technology enterprises," whether foreign invested enterprises or domestic enterprises. The new tax rate has become effective on January 1, 2008. On December 6, 2007, the PRC State Council issued the Implementation Rules, as well as Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives.

              Pursuant to the old tax law, Funtalk PRC was qualified for the preferential tax treatment as a "High Technology Enterprise". As a result of that tax treatment, a 50% tax exemption was applied for the calendar years 2006, 2007 and 2008. These exemptions were applied to the 15% profit tax rate for a

High Technology Enterprise for the calendar year 2007 and 25% for the calendar year 2008. The overall tax rate for Funtalk PRC after the exemption applied to the 25% tax rate is 12.5% for the calendar year 2008. Since no exemption has been applied since January 1, 2009, Funtalk PRC is subject to tax rate 25% for the calendar year 2009 and thereafter. Tax losses carried forwards, if any, would expire five years from the year when the tax losses carried forwards were recorded. Funtalk PRC is subject to a tax rate of nil and 25% for the calendar years ended December 31, 2008 and 2009 and 25% thereafter. For our subsidiaries in Shenzhen, China, the EIT Law and the Implementation Rules have changed the tax rate from 15% to 18% and 20% for the calendar years 2008 and 2009, respectively, and 22%, 24% and 25% for the calendar years 2010, 2011 and 2012, respectively.

              We adjust the deferred tax balance to reflect the tax rates that are expected to apply to us.

              We recognize deferred income taxes for temporary differences between the tax basis of assets and liabilities and their reported amounts in our financial statements, net operating loss carry forwards and credits by applying enacted statutory tax rates applicable to future years. We reduce deferred tax assets by a valuation allowance when, in our opinion, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. We record a valuation allowance to reduce deferred income tax assets to an amount that we believe more-likely-than-not will be realized. We consider future taxable income and engage in ongoing prudent and feasible tax planning strategies in assessing the need and amount for the valuation allowance.

              If we determine that we could realize deferred income tax assets in the future in excess of net recorded amounts, an adjustment to our deferred income tax assets would increase our income in the period in which we make such determination. Alternatively, if we determine that we would not be able to realize all or part of our net deferred income tax assets in the future, an adjustment to deferred income tax assets would decrease income in the period in which we make such determination. We provide for current income taxes in accordance with the laws of the relevant taxing jurisdictions. The components of the deferred tax assets and liabilities are individually classified as current or non-current based on their respective characteristics.

              In June 2006, the FASB issued certain provisions in ASC 740-10-25 (Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109," or FIN 48). These provisions clarify the accounting for uncertainty in income taxes recognized in any entity's financial statements in accordance with ASC 740 (FASB Statement No. 109, "Accounting for Income Taxes"), and prescribe a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return.

              Under ASC 740-10-25, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740-10-25 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. ASC 740-10-25 is effective for the fiscal years beginning after December 15, 2006, i.e., the year ended March 31, 2008 for us.

              We adopted ASC 740-10-25 on April 1, 2007. Based on our ASC 740-10-25 analysis documentation, we have made our assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on technical merits, and have measured the unrecognized tax benefits associated with the tax positions. As a result of the implementation of ASC 740-10-25, we had approximately $436,000 in total unrecognized tax benefits as of April 1, 2007. We have elected to classify interest and/or penalties relating to income tax matters within income tax expense. The amount of penalties and interest as of March 31, 2008 is immaterial. We had an increase of unrecognized tax benefits of approximately $576,000 in connection with tax uncertainties during the year ended March 31, 2008. We had no unrecognized tax benefits in connection with tax uncertainties in the years ended March 31, 2009 and 2010 and the three months ended June 30, 2010. We do not anticipate any significant increases or decreases to our liability for unrecognized tax benefits within the next 12 months.

Share-based Compensation

              In April 2010, we adopted the 2010 Share Incentive Plan under which we had granted a total of 1,921,114 share options as of June 30, 2010. We record the compensation cost based on our determination of the grant date fair value of such awards in accordance with SFAS 123(R). To determine the grant date fair value of options, we use the Black-Scholes option pricing model. This model requires the use of certain subjective assumptions.

              For option grants made under the 2010 Share Incentive Plan, we have used the following assumptions:

Risk free interest rate	3.61% - 3.85%
Weighted average expected option life (year)	5.5 - 7.0 years
Expected volatility rate	57.58% - 57.59%
Expected dividend yield	0%

              Risk-Free Interest Rate.    Risk-free interest rate was estimated based on the yield, as of the grant date, to maturity of US Treasury Bonds and Notes with a maturity period close to the expected term of the options. For future grants we will determine the risk-free interest rate based on similar instruments.

              Expected Term.    As we did not have historical share option exercise experience, we estimated the expected term based on a consideration of factors including contractual term, vesting period and empirical study on exercise behavior of employee share option.

              Volatility.    Volatility of the underlying common shares during the life of the options was estimated based on the average historical stock price volatility of listed comparable companies over a period similar to the expected term of the options.

              Dividend Yield.    The dividend yield was estimated by us based on our expected dividend policy over the expected term of the employee share options. We have no history of dividend and do not expect to pay dividend in the foreseeable future. Therefore, we used a zero dividend yield assumption. Should we change our dividend policy in the future; the dividend yield will be amended to reflect any changes as appropriate.

              In addition to the use of the Black-Scholes model to determine the grant date fair value, we also need to estimate the forfeiture rate of the awards and to periodically revise that estimate. The estimated forfeiture rate used was 0%. We estimate the forfeiture rate based on historical rates of employee turnover prior to vesting and will from time to time review if the actual forfeiture rate differs from the estimated forfeiture rate. When necessary, the estimated forfeiture rate is adjusted for the actual employee turnover.

Results of Operations

              The following table sets forth a summary, for the periods indicated, of our consolidated results of operations with each item expressed as a percentage of our total net revenues.

	Year Ended March 31,						Three Months Ended June 30,
	2008	% of Net Revenues	2009	% of Net Revenues	2010	% of Net Revenues	2009	% of Net Revenues	2010	% of Net Revenues
	(US$ in thousands, except percentages)
Net revenues	$378,268	100%	$570,651	100%	$854,091	100%	$197,730	100%	$253,041	100%
Cost of revenues	(316,732)	(83.7%)	(500,544)	(87.7%)	(724,731)	(84.9%)	(173,323)	(87.7%)	(216,316)	(85.5%)

Gross profit	61,536	16.3%	70,107	12.3%	129,360	15.1%	24,407	12.3%	36,725	14.5%
Other operating income	160	0.0%	920	0.2%	2,341	0.3%	716	0.4%	2,578	1.0%
Selling and distribution expenses	(15,633)	(4.1%)	(24,195)	(4.2%)	(44,348)	(5.2%)	(10,102)	(5.1%)	(13,904)	(5.5%)
General and administrative expenses	(8,856)	(2.3%)	(13,879)	(2.4%)	(23,579)	(2.8%)	(3,818)	(1.9%)	(8,987)	(3.6%)
Impairment loss on goodwill	—	—	(71)	(0.0%)	—	—	—	—	—	—

Income from operations	37,207	9.8%	32,882	5.8%	63,774	7.5%	11,203	5.7%	16,412	6.5%
Others, net	(674)	(0.2%)	1,254	0.2%	(950)	(0.1%)	(887)	(0.4%)	1,743	0.7%
Interest income	720	0.2%	546	0.1%	714	0.1%	31	0.0%	46	0.0%
Interest expense	(3,604)	(1.0%)	(5,303)	(0.9%)	(9,201)	(1.1%)	(1,960)	(1.0%)	(3,695)	(1.5%)

Income before income tax, equity in (loss) income of affiliated companies	33,649	8.9%	29,379	5.1%	54,337	6.4%	8,387	4.2%	14,506	5.7%
Income tax expense	(3,452)	(0.9%)	(7,641)	(1.3%)	(17,245)	(2.0%)	(2,870)	(1.5%)	(4,258)	(1.7%)
Equity in (loss) income of affiliates	(13)	(0.0%)	16	0.0%	(10)	0.0%	3	0.0%	—	—

Net income	30,184	8.0%	21,754	3.8%	37,082	4.3%	5,520	2.8%	10,248	4.0%
Less: Net loss (income) attributable to non-controlling interests	60	0.0%	(1,611)	(0.3%)	(5,269)	(0.6%)	(1,417)	(0.7%)	(691)	(0.3%)

Net income attributable to us	$30,244	8.0%	$20,143	3.5%	$31,813	3.7%	$4,103	2.1%	$9,557	3.8%

Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009

Net Revenues

              Net revenues were $253.0 million in the three months ended June 30, 2010, an increase of $55.3 million, or 28.0%, compared to net revenues of $197.7 million in the three months ended June 30, 2009. The increase in net revenues was primarily due to an increase of $53.6 million, or 77.6%, in revenues from the retail sales of mobile phones and accessories and other retail related revenue from $69.1 million in the three months ended June 30, 2009 to $122.7 million in the three months ended June 30, 2010. Our wholesale distribution business generated net revenues from sales of mobile phones and accessories of $130.3 million in the three months ended June 30, 2010, or 51.5% of total net revenues, compared to $128.6 million in the three months ended June 30, 2009, or 65.0% of total net revenues.

              The significant increase in the net revenues from the retail sales of mobile phones and accessories and other retail related revenue reflected a 58.6% increase in the volume of mobile phones sold and a 7.6% increase in the average per unit selling price. The increase in the total volume of mobile phones sold was primarily due to the inclusion of sales volume of approximately 0.9 million units from nine retail chains in the three months ended June 30, 2010, compared to approximately 0.6 million units from six retail chains in the three months ended June 30, 2009. We also received commissions from carriers for the sale of SIM cards and other subscription related services.

              The marginal increase in the net revenues from the wholesale distribution of mobile phones and accessories was driven by a 67.2% increase in the sales volume from approximately 0.7 million units in the three months ended June 30, 2009 to approximately 1.2 million units in the three months ended June 30, 2010, partially offset by a 37.5% decrease in average per unit selling price.

              The decrease in overall average selling prices resulted from selling more units of low- to mid-end priced handsets due to market demand for these handsets.

              Net revenues generated from sales of 3G products increased substantially in the three months ended June 30, 2010 as we began selling the 3G products in China. In the three months ended June 30, 2010, wholesale distribution of 3G products accounted for approximately 29.0% of our net revenues derived from our wholesale distribution business, compared to nil for the three months ended June 30, 2009. In the three months ended June 30, 2010, retail sales of 3G products accounted for approximately 35.5% of our net revenues derived from our retail sales business, compared to nil for the three months ended June 30, 2009.

Cost of Revenues

              Costs of revenues increased by $43.0 million, or 24.8%, from $173.3 million in the three months ended June 30, 2009 to $216.3 million in the three months ended June 30, 2010, principally due to higher sales volume, partially offset by lower unit purchase cost during the period.

              Cost of revenues for the retail segment increased by $41.0 million, or 71.7%, from $57.2 million in the three months ended June 30, 2009 to $98.2 million in the three months ended June 30, 2010 in line with the increase in net revenues from our retail segment for the period.

              Cost of revenues for the wholesale distribution segment increased by $2.0 million, or 1.7%, from $116.1 million in the three months ended June 30, 2009 to $118.1 million in the three months ended June 30, 2010 in line with the increase in net revenues from our wholesale distribution segment for the period. Vendor reimbursements on promotion activities, which were accounted for as a reduction of cost of revenues, increased from nil in the three months ended June 30, 2009 to $5.7 million in the three months ended June 30, 2010 due to an increase in marketing activities for promotion of certain mobile phone products.

Gross Profit

              Gross profit was $36.7 million in the three months ended June 30, 2010, an increase of $12.3 million, or 50.5%, as compared to gross profit of $24.4 million in the three months ended June 30, 2009. The gross profit margin increased from 12.3% in the three months ended June 30, 2009 to 14.5% in the three months ended June 30, 2010.

              Gross profit for our retail segment was $24.5 million and gross profit margin was 19.9% in the three months ended June 30, 2010, compared to $11.9 million and 17.2%, respectively, in the three months ended June 30, 2009. The increase in gross profit margin was primarily driven by the revenue generated from the commissions received from carriers for the sale of SIM cards and other subscription related services as such sales commanded higher margin than handset sales.

              Gross profit for the wholesale distribution segment was $12.2 million and gross profit margin was 9.4% in the three months ended June 30, 2010, compared to $12.5 million and 9.7% in the three months ended June 30, 2009. The decrease of 0.3% in our wholesale distribution gross profit margin was primarily due to a 37.5% decrease in the average per unit selling price in the three months ended June 30, 2010. In the three months ended June 30, 2010, gross profit margin was lower as we sold more units of mobile phone models with lower profit margins in an effort to reduce the overall aging of inventory and because of reduced demand during that period for mobile phones at the high end of our product line.

              We expect overall gross profit to improve marginally in future periods in part due to the roll out of 3G wireless products and smartphones in China.

Other Operating Income

              Our other operating income increased by $1.9 million, or 260.1%, from $0.7 million in the three months ended June 30, 2009 to $2.6 million in the three months ended June 30, 2010. Such increase was mainly attributable to the advertisement income we received from certain vendors from time to time.

Selling and Distribution Expenses

              Selling and distribution expenses increased by $3.8 million, or 37.6%, from $10.1 million in the three months ended June 30, 2009 to $13.9 million in the three months ended June 30, 2010, primarily due to a $2.5 million increase in staff costs as a result of the expansion of our direct sales force for the retail segment, and a $1.7 million increase in rental expenses resulting from the acquisition of Shanghai Lezhiyu in November 2009 and acquisitions of Shandong Lianfa and Hubei Feon in April 2010. Rental expenses, promotional expenses and employee salaries were 34.3%, 1.2% and 30.8% of total selling and distribution expenses in the three months ended June 30, 2010, respectively, compared to 30.8%, 27.8% and 16.7% of total selling and distribution expenses in the three months ended June 30, 2009, respectively.

General and Administrative Expenses

              Our general and administrative expenses increased by $5.2 million, or 135.4%, from $3.8 million in the three months ended June 30, 2009 to $9.0 million in the three months ended June 30, 2010, due primarily to a $2.7 million increase in salaries and staff benefits for administrative staff, primarily as a result of increased headcount and salaries for management personnel, a $0.4 million increase in professional fees and a $0.2 million increase in office rental expenses. Employee salaries, bank service charges and office rental expenses constituted 46.8%, 5.3% and 6.0% of general and administrative expenses in the three months ended June 30, 2010, respectively, compared to 42.5%, 9.9% and 9.0%, respectively, of general and administrative expenses in the three months ended June 30, 2009.

Income from Operations

              As a result of the foregoing factors, our income from operations increased by $5.2 million, or 46.5%, from $11.2 million in the three months ended June 30, 2009 to $16.4 million in the three months ended June 30, 2010.

Other Income (Loss), Net

              Others, Net.    Our other income increased to $1.7 million in the three months ended June 30, 2010 from a loss of $887,000 in the three months ended June 30, 2009, primarily due to a foreign currency exchange gain of $1.8 million generated by Pypo HK for its borrowing denominated in Euro, representing the depreciation in value of the Euro against U.S. dollar. Pypo HK suffered a foreign exchange loss of $1.3 million in the three months ended June 30, 2009 for its borrowing denominated in Euro, representing the appreciation in value of the Euro against U.S. dollar.

              Interest Income.    Our interest income increased by $15,000, or 48.4%, from $31,000 in the three months ended June 30, 2009 to $46,000 in the three months ended June 30, 2010. We had average bank deposits of $29.3 million in the three months ended June 30, 2010, bearing an average effective interest rate of 0.68%, compared to average bank deposits of $29.7 million in the three months ended June 30, 2009, bearing an average effective interest rate of 0.04%.

              Interest Expense.    Our interest expenses increased by $1.7 million, or 88.5%, from $2.0 million in the three months ended June 30, 2009 to $3.7 million in the three months ended June 30, 2010 due to our higher average amount of notes payable and borrowings outstanding during the period. We had average outstanding borrowings of $166.2 million, bearing an average interest rate of 8.36%, in the three months ended June 30, 2010, compared to average outstanding borrowings of $122.6 million, bearing an average interest rate of 6.21%, in the three months ended June 30, 2009.

Income Tax Expense

              Our income tax expenses increased by $1.4 million, or 48.4%, from $2.9 million in the three months ended June 30, 2009 to $4.3 million in the three months ended June 30, 2010. Our effective tax rate for the three months ended June 30, 2009 was 34.2%, compared to an effective tax rate of 29.4% for the three months ended June 30, 2010, as fewer subsidiaries incurred operating losses in the three months ended June 30, 2010.

Equity in Income of Affiliates

              In the three months ended June 30, 2009, we recorded a $3,000 gain associated with our 50% ownership of Beijing Pypo Times.

Noncontrolling Interests

              The noncontrolling interests in the net income of our partially owned consolidated subsidiaries were $0.7 million in the three months ended June 30, 2010, compared to $1.4 million in the three months ended June 30, 2009. The decrease in the non-controlling interests was due to a reduction in the number of partially owned subsidiaries following our acquisitions of the 49% equity interests in Jiangsu Guanzhilin and Kunming Golden Broadway in September 2009 and April 2010, respectively.

Net Income Attributable to Us

              As a result of the foregoing, our net income attributable to us increased by $5.5 million, or 132.9%, from $4.1 million in the three months ended June 30, 2009 to $9.6 million in the three months ended June 30, 2010.

Year Ended March 31, 2010 Compared to Year Ended March 31, 2009

Net Revenues

              Net revenues were $854.1 million in the year ended March 31, 2010, an increase of $283.4 million, or 49.7%, compared to net revenues of $570.7 million in the year ended March 31, 2009. The increase in net revenues was primarily due to an increase of $275.0 million in revenues from the retail sales of mobile phones and accessories and other retail related revenue from $163.5 million in the year ended March 31, 2009 to $438.5 million in the year ended March 31, 2010. Our wholesale distribution business generated net revenues from sales of mobile phones and accessories of

$415.6 million in the year ended March 31, 2010, or 48.7% of total net revenues, compared to $407.2 million in the year ended March 31, 2009, or 71.4% of total net revenues.

              The significant increase in the net revenues from the retail sales of mobile phones and accessories and other retail related revenue reflected a 30.2% increase in the volume of mobile phones sold and a 13.0% increase in the average per unit selling price. The increase in the total volume of mobile phones sold was primarily due to the inclusion of sales volume of approximately 3.4 million units from seven retail chains in the year ended March 31, 2010, compared to approximately 1.3 million units from six retail chains in the year ended March 31, 2009, when these six retail chains were acquired in stages from May 2008 to December 2008.

              The marginal increase in the net revenues from the wholesale distribution of mobile phones and accessories was driven by a 16.9% increase in the average per unit selling price, partially offset by a reduction in sales volume from approximately 3.8 million units in the year ended March 31, 2009 to approximately 3.3 million units in the year ended March 31, 2010. The increase in sales volume of our retail business was partially offset by the decrease in sales volume of our wholesale distribution business.

              The increase in overall average selling prices resulted from selling more units of mid- to high-end priced handsets due to market demand, as well as the better availability of these products.

Cost of Revenues

              Cost of revenues increased $224.2 million, or 44.8%, from $500.5 million in the year ended March 31, 2009 to $724.7 million in the year ended March 31, 2010, which was principally due to higher sales volume, partially offset by lower unit purchase cost during the year.

              Cost of revenues for the retail segment increased $228.8 million, or 168.7%, from $135.7 million in the year ended March 31, 2009 to $364.5 million in the year ended March 31, 2010 in line with the increase in net revenues from our retail segment for the year.

              Cost of revenues for the wholesale distribution segment decreased by $4.7 million, or 1.3%, from $364.9 million in the year ended March 31, 2009 to $360.2 million in the year ended March 31, 2010 primarily due to a decrease in sales volume of our wholesale distribution segment. Vendor reimbursements, which were accounted for as a reduction of cost of revenues, decreased from $13.3 million in the year ended March 31, 2009 to $9.5 million in the year ended March 31, 2010 due to a decrease in marketing activities for promotion of certain products.

Gross Profit

              Gross profit was $129.4 million in the year ended March 31, 2010, an increase of $59.3 million, or 84.5%, as compared to gross profit of $70.1 million in the year ended March 31, 2009. The gross profit margin increased from 12.3% in the year ended March 31, 2009 to 15.1% in the year ended March 31, 2010.

              Gross profit for our retail segment was $74.0 million and gross profit margin was 16.9% in the year ended March 31, 2010, compared to $27.8 million and 17.0%, respectively, in the year ended March 31, 2009.

              Gross profit for the wholesale distribution segment was $55.4 million and gross profit margin was 13.3% in the year ended March 31, 2010, compared to $42.3 million and 10.4%, respectively, in the year ended March 31, 2009. The increase of 2.9% in our distribution gross profit margin was primarily driven by a 16.9% increase in the average per unit selling price in the year ended March 31, 2010. In the year ended March 31, 2009, gross profit margin was low as we sold more units of mobile phone models with lower profit margins in an effort to improve the overall aging of inventory due to the global economic crisis, and because of reduced demand during that year for mobile phones at the high end of our product line.

Other Operating Income

              Other operating income increased by $1.4 million, or 155.6%, from $0.9 million in the year ended March 31, 2009 to $2.3 million in the year ended March 31, 2010. Such increase was mainly attributable to the receipt of subsidies from the PRC local government for meeting certain conditions, including subsidies given to locating our offices in certain districts. In the year ended March 31, 2009, other operating income constituted a write-back of long outstanding payables to Samsung.

Selling and Distribution Expenses

              Selling and distribution expenses increased by $20.1 million, or 83.3%, from $24.2 million in the year ended March 31, 2009 to $44.3 million in the year ended March 31, 2010, primarily due to a $10.6 million increase in rental expenses resulting from the retail acquisitions in the year ended March 31, 2010 and a $3.3 million increase in staff salaries, partially offset by a $0.2 million decrease in our promotional and advertising expenses. Promotional and advertising expenses, rental expenses and employee salaries were 8.0%, 39.9% and 22.8% of total selling and distribution expenses in the year ended March 31, 2010, respectively, compared to 22.8%, 29.5% and 28.2% of total selling and distribution expenses in the year ended March 31, 2009, respectively.

General and Administrative Expenses

              Our general and administrative expenses increased by $9.7 million, or 69.9%, from $13.9 million in the year ended March 31, 2009 to $23.6 million in the year ended March 31, 2010, primarily due to a $2.8 million increase in salaries for administrative staff, a $0.6 million increase in consultancy fees relating to the retail acquisitions in the year ended March 31, 2010, a $0.8 million increase in office expenses and a $0.8 million increase in bank service charges due to our expansion of operations. Employee salaries, consultancy services and bank service charges constituted 30.9%, 11.1% and 7.2% of general and administrative expenses in the year ended March 31, 2010, respectively, compared to 31.2%, 14.5% and 5.9% of general and administrative expenses in the year ended March 31, 2009, respectively.

Income from Operations

              As a result of the foregoing factors, our income from operations increased by $30.9 million, or 93.9%, from $32.9 million in the year ended March 31, 2009 to $63.8 million in the year ended March 31, 2010.

Other, Net

              Other Income (Loss), Net.    We recorded other loss of $1.0 million in the year ended March 31, 2010 and other income of $1.3 million in the year ended March 31, 2009. Other loss in the year ended March 31, 2010 was primarily due to a foreign currency exchange loss of $0.5 million incurred by Pypo HK for its borrowing denominated in Euro, representing the decline in value of the Euro against U.S. dollar in the year ended March 31, 2010, and a FMO Facility modification expenses of $0.9 million, partially offset by a non-operating income of $0.5 million. The unrealized exchange gain in the year ended March 31, 2009 was $1.1 million.

              Interest Income.    Our interest income increased by $168,000, or 30.8%, from $546,000 in the year ended March 31, 2009 to $714,000 in the year ended March 31, 2010. We had average bank deposits of $48.0 million in the year ended March 31, 2010, bearing an average effective interest rate of

1.47%, compared to average bank deposits of $44.0 million in the year ended March 31, 2009, bearing an average effective interest rate of 1.24%.

              Interest Expense.    Our interest expense increased by $3.9 million, or 73.5%, from $5.3 million in the year ended March 31, 2009 to $9.2 million in the year ended March 31, 2010 due to our higher average amount of borrowings outstanding during the year. We had average outstanding borrowings of $150.7 million, bearing an average interest rate of 5.75%, in the year ended March 31, 2010, compared to average outstanding borrowings of $98.8 million, bearing an average interest rate of 6.36%, in the year ended March 31, 2009.

Income Tax Expenses

              Our income tax expense increased by $9.6 million, or 125.7%, from $7.6 million in the year ended March 31, 2009 to $17.2 million in the year ended March 31, 2010. Our effective tax rate in the year ended March 31, 2009 was 26.0%, compared to an effective tax rate of 31.7% in the year ended March 31, 2010. The increase in income tax expense reflects the effects of the increase in the effective tax rate and the increase in income before income taxes. Our effective tax rate in the year ended March 31, 2009 was lower because of the effects of preferential tax treatment and the expiration of tax exemptions enjoyed by certain of our operating subsidiaries in August 2008. There was no change in statutory tax rates between the periods.

Equity in Loss/Income of Affiliated Companies

              In the year ended March 31, 2010, we reported $10,000 loss associated with our 50% ownership in Beijing Pypo Times Technology Co., Ltd., or Beijing Pypo Times, which was disposed to a third party not affiliated with us in January 2010. In the year ended March 31, 2009, we reported $16,000 income for our equity in our affiliates, reflecting $403,000 associated with our 45% ownership in Hebei Baibang, which was acquired as part of our acquisition of a 51% equity interest in Hebei Guoxun, an income of $4,000 associated with our 50% ownership in Beijing Pypo Times, partly offset by a loss of $339,000 associated with our 50% ownership of Beijing Yipai-top Communication Technology Co., Ltd., or Beijing Yipai-top, and the amortization of the difference between our basis in the investment in Hebei Baibang and our share of the underlying net assets of Hebei Baibang in the amount of $52,000.

              Hebei Baibang engages in the retail sales of mobile phones and provides after-sales service for mobile phones. In December 2008, Hebei Guoxun disposed of its 45% ownership interest in Hebei Baibang in exchange for the existing operations of providing after-sales services for mobile phones in certain of Hebei Baibang's retail outlets. See Note 14 of the notes to our audited consolidated financial statements for the year ended March 31, 2010.

Noncontrolling Interests

              The noncontrolling interests in the net income of our partially-owned consolidated subsidiaries were $5.3 million in the year ended March 31, 2010, compared to $1.6 million in the year ended March 31, 2009. The increase in the non-controlling interests were due to the improved results achieved by Hebei Guoxun, Henan Xinya, Kunming Golden Broadway and Inner Mongolia Zhongyu, each of which we held a 51% equity interest.

Net Income Attributable to Us

              As a result of the foregoing, net income attributable to us increased by $11.7 million, or 57.9%, from $20.1 million in the year ended March 31, 2009 to $31.8 million in the year ended March 31, 2010.

Year Ended March 31, 2009 Compared to Year Ended March 31, 2008

Net Revenues

              Net revenues were $570.7 million in the year ended March 31, 2009, an increase of $192.4 million, or 50.9%, compared to net revenues of $378.3 million in the year ended March 31, 2008. The increase in net revenues resulted primarily from a $163.5 million increase in revenues from our retail business, which we acquired from May 2008 to December 2008. Our wholesale distribution business generated net revenues of $407.2 million in the year ended March 31, 2009, or 71.4% of total net revenues, compared to net revenues of $378.3 million in the year ended March 31, 2008, or 100.0% of total net revenues.

              The increase in the net revenues from the wholesale distribution sales of mobile phones and accessories was driven by a 78.1% increase in sales volume from approximately 2.2 million units in the year ended March 31, 2008 to approximately 3.8 million units in the year ended March 31, 2009, despite a 41.2% decrease in the average per unit selling price. The increase in the total volume of mobile phones sold was a result of a shift to lower priced handsets due to market demand, as well as the lower availability of higher priced devices. The decrease in average selling prices resulted from selling older models of mobile phones at lower margins in an effort to reduce inventories, as well as continued weakness at the high end of our mobile phone product line.

Cost of Revenues

              Cost of revenues increased by $183.8 million, or 58.0%, from $316.7 million in the year ended March 31, 2008 to $500.5 million in the year ended March 31, 2009, principally due to the acquisition of our retail chains in the year ended March 31, 2009.

              Cost of revenues for the retail segment were $135.7 million, resulted from the six retail chains we acquired in the year ended March 31, 2009.

              Cost of revenues for the wholesale distribution segment increased by $48.2 million, or 15.2%, from $316.7 million in the year ended March 31, 2008 to $364.9 million in the year ended March 31, 2009. The increase was primarily due to more units being sold in the year ended March 31, 2009. Vendor reimbursements, which are accounted for as a reduction of cost of revenues, increased from $9.1 million in the year ended March 31, 2008 to $13.3 million in the year ended March 31, 2009 due to an increase in promotional sales of certain products.

Gross Profit

              Gross profit was $70.1 million in the year ended March 31, 2009, an increase of $8.6 million, or 13.9%, as compared to gross profit of $61.5 million in the year ended March 31, 2008. The gross profit margin decreased from 16.3% in the year ended March 31, 2008 to 12.3% in the year ended March 31, 2009, principally due to higher sales in the year ended March 31, 2009 of certain mobile phone models with lower profit margins in an effort to improve the overall aging of inventory, as well as reduced demand for high-end mobile phones.

              Gross profit for retail segment was $27.8 million and gross profit margin was 17.0% in the year ended March 31, 2009.

              Gross profit for the wholesale distribution segment was $42.3 million and gross profit margin was 10.4% in the year ended March 31, 2009, compared to $61.5 million and 16.3% in the year ended March 31, 2008. In the year ended March 31, 2009, gross profit margin was lower as we sold more units of mobile phone models with lower profit margins in an effort to improve the overall aging of inventory due to the global economic crisis, and because of reduced demand during that year for mobile phones at the high end of our product line.

Other Operating Income

              Our other operating income increased by $760,000, or 475.0%, from $160,000 in the year ended March 31, 2008 to $920,000 in the year ended March 31, 2009. Such increase was mainly attributable to the write-back of long outstanding payables to Samsung.

Selling and Distribution Expenses

              Selling and distribution expenses increased by $8.6 million, or 54.8%, from $15.6 million in the year ended March 31, 2008 to $24.2 million in the year ended March 31, 2009, primarily due to a $7.1 million increase in rental expenses resulting from the retail acquisitions in the year ended March 31, 2009 and a $3.3 million increase in staff salaries, partially offset by a $2.0 million decrease in our promotional and advertising expenses. Promotional and advertising expenses, rental expenses and employee salaries were 22.8%, 29.5% and 28.2% of total selling and distribution expenses in the year ended March 31, 2009, respectively, compared to 48.1%, 0.4% and 22.8% of total selling and distribution expenses in the year ended March 31, 2008, respectively.

General and Administrative Expenses

              Our general and administrative expenses increased by $5.0 million, or 56.7%, from $8.9 million in the year ended March 31, 2008 to $13.9 million in the year ended March 31, 2009, primarily due to a $0.9 million increase in salaries for administrative staff, a $1.2 million increase in consultancy fees due to the retail acquisitions in the year ended March 31, 2009, a $0.8 million increase in office expenses, a $0.6 million increase in depreciation and amortization charges, a $0.3 increase in bad debts provision, and a $0.7 million increase in bank service charges due to our expansion of operations and a larger workforce. Employee salaries, consultancy services and bank service charges constituted 31.2%, 14.5% and 5.9% of general and administrative expenses in the year ended March 31, 2009, respectively, compared to 38.5%, 8.7% and 1.3% of general and administrative expenses in the year ended March 31, 2008, respectively.

Income from Operations

              As a result of the foregoing factors, our income from operations decreased by $4.3 million, or 11.6%, from $37.2 million in the year ended March 31, 2008 to $32.9 million in the year ended March 31, 2009.

Other, Net

              Other Income (Loss), Net.    Our other income increased to $1.3 million in the year ended March 31, 2009 from a loss of $0.7 million in the year ended March 31, 2008, primarily due to a foreign currency exchange gain contributed by Pypo HK for its borrowing denominated in Euro, representing the depreciation in value of the Euro against U.S. dollar. In the year ended March 31, 2008, Funtalk PRC received an intercompany investment from Pypo Cayman of $81.0 million, which is comprised of proceeds from the $90.0 million equity investment made by ARC Capital in Pypo Cayman in November 2007. As a result of PRC regulations limiting the pace of our conversion of the U.S. dollars into RMB, Funtalk PRC recorded an exchange loss representing the decline in value of the U.S. dollar against the RMB over the period required to complete the RMB conversion of such intercompany investment.

              Interest Income.    Our interest income decreased by $174,000, or 24.2%, from $720,000 in the year ended March 31, 2008 to $546,000 in the year ended March 31, 2009. We had average bank deposits of $44.0 million in the year ended March 31, 2009, bearing an average effective interest rate of 1.24%, compared to average bank deposits of $41.0 million in the year ended March 31, 2008, bearing an average effective interest rate of 1.76%.

              Interest Expense.    Our interest expense increased by $1.7 million, or 47.1%, from $3.6 million in the year ended March 31, 2008 to $5.3 million in the year ended March 31, 2009 due to our higher average amount of borrowings outstanding during the year. We had average outstanding borrowings of $98.8 million, bearing an average interest rate of 6.36%, in the year ended March 31, 2009, compared to average outstanding borrowings of $56.9 million, bearing an average interest rate of 6.34%, in the year ended March 31, 2008.

Income Tax Expense

              Our income tax expense increased by $4.1 million, or 121.3%, from $3.5 million in the year ended March 31, 2008 to $7.6 million in the year ended March 31, 2009. Our effective tax rate for the year ended March 31, 2008 was 10.3%, compared to an effective tax rate of 26.0% for the year ended March 31, 2009. The increase in income tax expense reflects the effects of the increase in the effective tax rate and the increase in income before income taxes. Our effective tax rate increased as a result of the increase in applicable tax rates (including the effects of preferential tax treatment and tax exemptions) for certain of our subsidiaries and recognition of a capital gain tax of $1.1 million in connection with the disposal of our 45% interest in Hebei Baibang, despite a decrease in the PRC statutory tax rate (33% for the year ended March 31, 2008 and 25% for the years ended March 31, 2009 and 2010).

Equity in Loss/Income of Affiliated Companies

              In the year ended March 31, 2009, we reported $16,000 for our equity in the income of our affiliates, reflecting $403,000 of income associated with our 45% ownership in Hebei Baibang, which was acquired as part of our acquisition of a 51% equity interest in Hebei Guoxun, $4,000 of income associated with our 50% ownership in Beijing Pypo Times, a loss of $339,000 associated with our 50% ownership in Beijing Yipai-top, and the amortization of the difference between our basis in the investment in Hebei Baibang and our share of the underlying net assets of Hebei Baibang in the amount of $52,000. In the year ended March 31, 2008, we reported a $13,000 loss associated with our 50% ownership in Beijing Pypo Times.

Non-controlling Interests

              The non-controlling interests in the net income of our partially-owned consolidated subsidiaries were $1.6 million in the year ended March 31, 2009, compared to a net loss of consolidated subsidiaries of $60,000 in the year ended March 31, 2008. The increase in non-controlling interests in net income in the year ended March 31, 2009 was due to our acquisitions of Hebei Guoxun, Henan Xinya, Kunming Golden Broadway, Jiangsu Guanzhilin and Inner Mongolia Zhongyu, each of which we held a 51% equity interest. This loss in the year ended March 31, 2008 was attributable to the expenses incurred by Beijing Dongdian, our 90% owned subsidiary, in developing our e-commerce website.

Net Income Attributable to Us

              As a result of the foregoing, net income attributable to us decreased by $10.1 million, or 33.4%, from $30.2 million in the year ended March 31, 2008 to $20.1 million in the year ended March 31, 2009.

Liquidity and Capital Resources

              Our principal source of liquidity has been cash generated by our operations and borrowings, cash generated from Arch's investment in us in November 2007, the net proceeds received from the Business Combination in July 2009 and the net proceeds raised from our public offering in December 2009. These sources of cash flows, together with cash balances and short-term investments on hand as of April 1, 2008, were used to finance our acquisitions and other investing activities in the years ended March 31, 2009 and 2010.

              As of March 31, 2008, 2009 and 2010 and June 30, 2010, we held $62.6 million, $33.5 million, $26.6 million and $27.0 million, respectively, in cash and cash equivalents. Our cash consists of cash on hand and bank deposits denominated in RMB, U.S. dollars and Hong Kong dollars. Our principal uses of cash have been to make acquisitions, to fund working capital requirements, and to purchase office space and office equipment. We believe that our current cash and cash equivalents and cash flow from operations will be sufficient to meet our anticipated cash needs for at least the next twelve months, including working capital, planned capital expenditures and remaining payment obligations for already acquired retail chains. We may, however, require additional cash due to changing business conditions or other future developments, including any unanticipated investments or acquisitions we may pursue.

              If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity or debt securities or borrow from lending institutions. Financing may be unavailable in the amounts we need or on terms acceptable to us. The sale of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and ability to pay dividends to shareholders, among other restrictions. If we cannot obtain additional equity or debt financing as required, our business and financial condition may suffer.

Borrowings

              We have short term credit facilities with various PRC commercial banks. As of March 31, 2009 and 2010 and June 30, 2010, these facilities totaled approximately $68.5 million, $77.6 million and $82.4 million, respectively. The amounts utilized under these facilities were approximately $59.7 million, $77.6 million and $82.4 million as of March 31, 2009 and 2010 and June 30, 2010, respectively. The interest rates ranged from 5.35% to 8.07% in the year ended March 31, 2009, from 4.86% to 8.07% in the year ended March 31, 2010 and from 4.86% to 7.43% in the three months ended June 30, 2010. The weighted average interest rate on the borrowings outstanding as of March 31, 2009 and 2010 and June 30, 2010 was 6.35%, 5.75% and 6.70%, respectively. The amounts under these credit facilities that were guaranteed by Mr. Kuo Zhang, our chairman, Mr. Dongping Fei, our chief executive officer, and a related party were $41.0 million, $63.7 million and $56.7 million as of March 31, 2009 and 2010 and June 30, 2010, respectively.

              Since June 30, 2010, we have obtained short term credit facilities for bills payable and short-term loans from certain commercial banks in the aggregate amount of RMB135.0 million (approximately $19.9 million). As of the date of this prospectus, the amounts utilized under these facilities were RMB125.0 million (approximately $18.4 million).

              We have notes payable used in connection with purchases from our vendors. The duration of the notes payable is short term and generally within six months. The notes payable bear interest, charged by the relevant banks in the form of a discount at the time of issuance, and are also subject to service charges. The weighted average interest rate charged through the discounts was 7.0%, 2.3% and 0.18% in the years ended March 31, 2009 and 2010, and the three months ended June 30, 2010, respectively. We are also required to deposit 10% to 30% of the note payable amount to the bank deposit account in order to obtain a note payable. As of March 31, 2009 and 2010 and June 30, 2010, the total facilities of these notes payable were approximately $23.5 million, $23.4 million and $18.8 million, respectively, and the amounts utilized were approximately $23.5 million, $23.4 million and $18.8 million, respectively. Certain facilities for the notes payable were guaranteed in part by Mr. Kuo Zhang and a related party. As of March 31, 2009 and 2010 and June 30, 2010, the facilities for the notes payable that were guaranteed by Mr. Kuo Zhang and a related party amounted to approximately $8.8 million, $4.4 million and $4.4 million, respectively. We also pledged inventories and buildings as securities for certain short term credit facilities and notes payable.

              On January 30, 2009, Pypo HK entered into the FMO Facility, pursuant to which FMO agreed to provide a term loan facility to Pypo HK in the aggregate amount of EUR15 million. Pypo HK may request up to three loans under the facility and is obligated to repay the loans in three equal annual installments of EUR5 million, commencing August 15, 2014. The loans are guaranteed by FTLK and Pypo Cayman and secured by a first priority security pledge on the shares Pypo Cayman holds in Pypo HK, and the equity interest Pypo HK holds in Funtalk PRC. Given the increasing difficulty of obtaining credit at favorable rates and costs, we established the FMO Facility to secure funds at a rate that is lower than the rates applicable to most of our existing loans with PRC banks and to develop a relationship with FMO. On August 11, 2009, FMO and Pypo HK entered into an amendment letter to the FMO Facility, pursuant to which and subject to the satisfaction of certain conditions thereof, Pypo HK shall repay the loans under the FMO Facility in one lump sum on August 15, 2014. In addition, subject to Pypo HK's compliance with the financial covenants under the FMO Facility from April 1, 2010 until October 1, 2010, FMO agreed to release the security pledge of all of the equity interest Pypo HK holds in Funtalk PRC such that the loans are secured by, together with other collateral, 30% of the equity interest Pypo HK holds in Funtalk PRC.

              On February 17, 2009, Pypo HK drew down the full amount from the FMO Facility to finance our acquisitions and capital expenditures, working capital and expansion plans in central, western and rural regions of the PRC, and to fund general corporate purposes. Pypo HK is required to make semi-annual interest payments under the FMO Facility. Amounts outstanding under the FMO Facility initially bore interest at a rate equal to the 6 month EURIBOR plus 3%. Overdue amounts shall bear interest at a rate that is 12% higher than the rate otherwise due on the FMO Facility. After our initial public offering on the Nasdaq Global Market on December 17, 2009, Pypo HK is required to pay FMO:

  •
  interest at a reduced rate equal to the 6 month EURIBOR plus 1% commencing from February 2010;

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  an additional interest premium of EUR3.0 million in cash or in a combination of cash of not less than EUR1.5 million and our shares, which additional interest premium of EUR3.0 million was fully paid in cash in December 2009; and

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  an additional premium in the form of such number of shares with a total value of EUR1.5 million at a price per share equal to $8.39 per share (which is approximately 256,430 shares) which was paid on August 2, 2010.

              The FMO Facility includes covenants that, among other things, restrict Pypo HK, Funtalk PRC and other subsidiaries with respect to debt incurrence, liens, dividends, affiliate transactions, joint ventures, mergers, changes of auditors, asset sales and acquisitions. This facility also includes certain financial covenants that, among other things, require Pypo HK to maintain the minimum EBITDA, adjusted net income threshold and margin, solvency ratio, leverage ratio and current ratio. In addition, the FMO Facility requires consent for any acquisitions or joint venture investments greater than EUR4 million.

              Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK failed to meet the financial covenants for maintaining the minimum EBITDA, adjusted net income threshold and margin, solvency ratio, leverage ratio and current ratio. Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2010, Pypo HK also failed to meet the financial covenants for maintaining the solvency ratio, current ratio and net margin. Although we obtained an amendment and waiver of certain breaches and potential breaches from FMO, the waiver only covered HK Pypo's breaches of financial covenants for the period from March 31, 2009 to March 31, 2010. Pypo HK was also not in compliance with certain negative undertakings, including obtaining pre-approval for acquisitions and negative pledge in the same period. We cannot assure you that the prior amendment and waiver was effective against these breaches and other potential breaches. In addition, we have not complied with all of the conditions relating to our prior amendment and waiver and, although we have obtained written confirmation from FMO that the prior amendment and waiver remains effective, we cannot assure you that this confirmation has cured such non-compliance or that we will be able to meet the relevant conditions going forward. Furthermore, repeated non-compliance may also damage our relationship with FMO and hinder our ability to obtain needed waivers and amendments in the future.

              Based on the financial position and results of Pypo HK as of and for the three months ended June 30, 2010, Pypo HK failed to meet the financial covenants for maintaining the solvency ratio, current ratio and net margin for which we have not obtained a waiver. Pypo HK may continue to be in breach of certain financial and other restrictive covenants for the quarters ending September 30, 2010, December 31, 2010 and March 31, 2011 and the year ending March 31, 2011. We are in discussions with FMO to obtain a waiver for these breaches and other potential breaches. If we breach any covenants, we cannot assure you that we would be able to obtain any amendments to or waivers of such covenants contained in the FMO Facility or obtain alternative financing on commercially viable terms. In addition, any amendment to or waiver of the covenants may involve upfront fees, higher annual interest costs and other terms less favorable to us than those currently offered by the FMO Facility. See "Risk Factors—Risks Relating to Our Business—Restrictive covenants under our secured credit facility and any future indebtedness may limit the manner in which we operate and an event of default under our secured credit facility and any future indebtedness may adversely affect our liquidity, financial condition and results of operations."

Cash Flows

              The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended March 31,			Three Months Ended June 30,
	2008	2009	2010	2009	2010
	(in US$ millions)
Net cash (used in) generated from operating activities	$(12.0)	$21.3	$3.1	$52.7	$(28.8)
Net cash (used in) generated from investing activities	(34.3)	(75.2)	4.6	(47.3)	(26.1)
Net cash provided by (used in) financing activities	95.3	22.1	(14.6)	(5.9)	55.1

Net increase (decrease) in cash and cash equivalents	49.0	(31.8)	(6.9)	0.5	0.2
Cash and cash equivalents at the beginning of the year	8.4	62.6	33.5	33.5	26.6
Effect of exchange rate changes on cash	5.2	2.7	—	—	0.2

Cash and cash equivalents at the end of the year	$62.6	$33.5	$26.6	$33.0	$27.0

Cash Flows—Operating Activities

              Cash flow used in operating activities was $28.8 million in the three months ended June 30, 2010 compared to cash flow generated from operating activities of $52.7 million in the three months ended June 30, 2009. The increase in cash flows used in operations resulted primarily from a $12.4 million decrease in inventories, primarily due to an effort to reduce the overall aging of inventory, which was partially offset by a $12.9 million increase in other receivable, and a $30.7 million decrease in accounts payable, due primarily to settlement payments made to suppliers in the three months ended June 30, 2010.

              Cash flow generated from operating activities amounted to $3.1 million in the year ended March 31, 2010, compared to cash flow generated from operating activities of $21.3 million in the year ended March 31, 2009. Despite an increase of net income from $21.8 million in the year ended March 31, 2009 to $37.1 million in the year ended March 31, 2010, the negative $18.2 million change in operating cash flows in the year ended March 31, 2010 reflected a $33.7 million increase in inventories due to the expansion of our retail business, a $12.7 million increase in prepayment primarily due to prepaid rentals and trade prepayments made for mobile phone purchases, a $7.9 million decrease in notes payable, a $5.8 million increase in accounts receivable and a $4.7 million increase in value added tax receivable, partially offset by a $30.3 million increase in accounts payable primarily due to approximately one to one and half month extended credit term granted by our suppliers and a $1.5 million increase in other payables and accruals.

              Cash flow generated from operating activities amounted to $21.3 million in the year ended March 31, 2009, compared to cash flows used in operating activities of $12.0 million in the year ended March 31, 2008, despite a decrease in net income to $21.8 million in the year ended March 31, 2009 from $30.2 million in the year ended March 31, 2008. The positive $33.3 million change in operating cash flows in the year ended March 31, 2009 reflected the cash flows provided by a $22.1 million increase in accounts payable primarily due to approximately one month extended credit term granted by our suppliers, a $8.0 million decrease in inventories, primarily due to an effort to improve the overall aging of inventory, a $7.0 million decrease in notes receivable, a $6.1 million increase in notes payable, and a $5.2 million increase in income taxes payable. These operating cash inflows were partially offset by a $14.3 million increase in accounts receivable primarily due to increased sales in the year ended March 31, 2009, a $9.7 million increase in other assets and receivables and a $12.6 million increase in receivable from a vendor. The increase in accounts payable was the result of a one month credit term extended by the vendor, while the increase in the receivable from a vendor resulted primarily from increased reimbursements from the vendor for promotional activities.

              Cash flow used in operating activities amounted to $12.0 million in the year ended March 31, 2008. The increase in cash flows used in operations in the year ended March 31, 2008 resulted primarily from a $24.9 million increase in accounts receivable, a $9.9 million increase in notes receivable and a $20.6 million increase in inventories. The increases in accounts receivable, notes receivable and inventories resulted from increased sales in the year ended March 31, 2008, as well as higher inventories purchased in anticipation of additional increases in sales.

Cash Flows—Investing Activities

              Net cash used in investing activities in the three months ended June 30, 2010 was $26.1 million, primarily attributable to a $22.2 million deposit paid in connection with the acquisitions of 100% equity interests in Hubei Feon and Beijing Golden Feon and a $5.6 million expenditure for our acquisitions of Beijing Yipai and certain mobile phone retail assets and businesses located in Shandong Province, partially offset by a decrease of $3.0 million in restricted deposits. Net cash used in investing activities in the three months ended June 30, 2009 was $47.3 million, primarily attributable to an increase of $48.2 million in restricted deposits, offset by a $1.0 million decrease in amount due from an affiliated company.

              Net cash generated from investing activities in the year ended March 31, 2010 was $4.6 million, primarily attributable to a $42.3 million decrease in amount due from Capital Ally and Shanghai Zhengda, an entity controlled by Arch, a $28.0 million decrease in amount due from Beijing Pypo Times and an $8.1 million decrease in restricted deposits, partially offset by a $40.2 million expenditure for our acquisition of interests in Xieheng, a $29.5 million deposit paid for acquiring new entities and a $5.1 million purchase of property and equipment.

              Net cash used in investing activities in the year ended March 31, 2009 was $75.2 million, primarily attributable to $39.4 million expended for our acquisition of interests in six mobile phone retailers, a $27.0 million increase in amount due from affiliated companies, a $7.2 million increase in restricted deposits to secure notes payable used to make purchases from a supplier and a $1.5 million increase in investment in an affiliated company, Beijing Yipai-top Communication Technology Co., Ltd.

              Net cash used in investing activities in the year ended March 31, 2008 was $34.3 million, primarily attributable to a net increase of $38.8 million in amounts advanced to Capital Ally and Shanghai Zhengda for their working capital purposes, and $9.3 million in deposits paid in connection with our acquisition of interests in four mobile phone retailers. These amounts were offset by a decrease in cash deposited in restricted bank accounts of $14.0 million to secure notes payable used to make purchases from suppliers. Consistent with industry practice, we typically deposit into restricted bank accounts an amount in cash equal to approximately 10% to 30% of the principal amount of such notes payable, which typically have terms ranging from one to six months.

Cash Flows—Financing Activities

              Net cash provided by financing activities was $55.1 million in the three months ended June 30, 2010, primary due to a $53.8 million financing from Qinghai Heyi, pursuant to a sale and purchase arrangement, and the proceeds from short-term loans of $18.9 million, partially offset by the repayment of short-term loans of $14.7 million and the acquisition of 49% interest in Kunming Broadway of $2.9 million. See "Risk Factors—Restrictive covenants under our secured credit facility and any future indebtedness may limit the manner in which we operate and an event of default under our secured credit facility and any future indebtedness may adversely affect our liquidity, financial condition and results of operations" for a discussion of the financing transactions between Qinghai Heyi and us. Net cash used in financing activities was $5.9 million in the three months ended June 30, 2009, primary due to the repayment of short-term loans of $20.5 million, partially offset by proceeds from short-term loans of $15.4 million.

              Net cash used in financing activities was $14.6 million in the year ended March 31, 2010, primarily attributable to the repayment of short-term loans of $79.5 million, the acquisition of 49% interest in Jiangsu Guanzhilin of $38.1 million, Pypo Cayman's purchase of an aggregate of 2,685,200 shares of us from Capital Ally and Arch of $22.5 million and decrease in amounts due to related parties of $8.6 million, partially offset by net proceeds from short-term loans of $96.0 million, net proceeds from the Business Combination of $18.3 million and net proceeds from our public offering of $18.9 million in December 2009.

              Net cash generated from financing activities was $22.1 million in the year ended March 31, 2009, primarily attributable to net proceeds from short-term loans of $98.9 million, proceeds from the term loan of $19.7 million and capital contributions in subsidiaries by non-controlling shareholders of $6.0 million, partially offset by the repayment of short-term loans of $80.9 million and dividend distributions of $17.6 million.

              Net cash generated from financing activities was $95.3 million in the year ended March 31, 2008, primarily attributable to the net proceeds from the private placement of Pypo Cayman's ordinary shares to Arch in the amount of $87.6 million, proceeds from short-term loans of $52.7 million and cash advances of $20.1 million to us from related parties, partially offset by the repayment of short-term loans of $52.0 million and dividend distributions of $13.2 million.

Capital Expenditures

              We incurred capital expenditures of $0.2 million, $1.1 million, $5.1 million, $0.2 million and $1.4 million in the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2009 and 2010, respectively. Our capital expenditures have been used primarily to purchase office space, office equipment and automobiles. In the year ending March 31, 2011, we expect that our capital expenditures will be approximately $10.1 million for the purchase of fixed assets. As of June 30, 2010, we also expect to spend $16.4 million for the remaining payments in relation to our acquisition of retail business; a portion of such amount is subject to earn-out adjustment, mostly to be paid in the year ending March 31, 2011 and the rest to be paid in the year ending March 31, 2012. Based on current estimates, we believe that existing cash on hand, cash flow from operations and short-term borrowings will be sufficient to operate our business and to meet our capital expenditures. We base this belief on assumptions regarding future operating performance, which are described in "—Factors Affecting Future Results of Operations" above. If the capital resources available to us are not sufficient to finance our estimated capital expenditures, we may be required to reduce the scope of our plans or extend the time required to implement them. This could have a material adverse effect on us.

Inflation

              Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, inflation as measured by the consumer price index in China was 4.8%, 5.9% and negative 0.7% in 2007, 2008 and 2009, respectively, and 2.2% in the three months ended March 31, 2010.

Quantitative And Qualitative Disclosures About Market Risk

Foreign Exchange Risk

              Substantially all of our operating revenues and expenses are denominated in RMB. Our exposure to foreign exchange risk relates primarily to cash and cash equivalents denominated in U.S. dollars and the EUR15 million loan with FMO. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Because we generally receive cash flows denominated in RMB, our exposure to foreign exchange risks should be limited. However, the value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB because our securities are traded in U.S. dollars and we will make any dividend payments in U.S. dollars.

              The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People's Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in significant appreciation of the RMB against the U.S. dollar. Significant international pressure on the PRC government to adopt an even more flexible currency policy could result in a further and more significant appreciation of the RMB against the U.S. dollar. In June 2010, the PRC government indicated that it would make the foreign exchange rate of the Renminbi more flexible, which increases the possibility of sharp fluctuations of Renminbi's value in the near future and thus unpredictability associated with Renminbi's exchange rate.

              To the extent that we need to convert U.S. dollars into RMB for operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount it received from the conversion. As of June 30, 2010, we had a Renminbi denominated cash balance of RMB221.2 million and a U.S. dollar denominated cash balance of $0.4 million. Assuming we had converted the U.S. dollar denominated cash balance of $0.4 million as of June 30, 2010 into RMB at the exchange rate of $1.00 for RMB6.7909 as of June 30, 2010, this cash balance would have been RMB2.42 million. Assuming a further 1% appreciation of the RMB against the U.S. dollar, this cash balance would have decreased to RMB2.40 million as of June 30, 2010. Conversely, if we decide to convert RMB denominated cash amounts into U.S. dollars for the purpose of making dividend payments or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. We have not used, and does not expect to use in the future, any forward contracts or currency borrowings to hedge exposure to foreign currency exchange risk.

              To the extent that we need to convert RMB into Euro for repayment of the FMO Facility, appreciation of Euro against RMB would have an adverse effect on the amount of RMB we need to convert into Euro for the repayment. As of June 30, 2010, we had EUR15 million loan outstanding under the FMO Facility. Assuming we had converted the EUR15 million loan into RMB at the exchange rate of EUR1.00 for RMB8.3215 as of June 30, 2010, this loan would have been RMB124.8 million as of June 30, 2010. Assuming a further 1% appreciation of Euro against the RMB, this loan would have increased to RMB126.1 million as of June 30, 2010.

Interest Rate Risk

              We have not been, nor do we anticipate being, exposed to material risks due to changes in interest rates. Our exposure to interest rate risk primarily relates to the interest rates for the FMO Facility entered into in January 2009, short-term loans and the interest income generated by cash in interest-bearing savings accounts. As of June 30, 2010, we have $18.4 million (EUR15 million) of debt outstanding under the FMO Facility which bears interest at a rate equal to the 6 month Euro interbank offered rate plus 1%. In addition, as of June 30, 2010, we had total short-term credit facilities from the PRC commercial banks amounting to $82.4 million, all of which was utilized, and the weighted average interest rate on the amounts outstanding was 6.70%. The short-term credit facilities bear interest at fixed interest rates. Furthermore, as of June 30, 2010, we had $53.8 million of financing from Qinghai Heyi, which included a premium rate on the principal that is fixed on a per transaction basis. We have not used any derivative financial instruments to hedge interest risk exposure, but may consider doing so in the future. Based on our short-term credit facilities (including the EUR15 million FMO Facility) as of June 30, 2010, a one basis point increase in weighted average interest rates would result in approximately a RMB69,000 increase in our interest expense on an annual basis. Our future interest income may fluctuate in line with changes in interest rates. However, the risk associated with fluctuating interest rates is principally confined to our interest-bearing cash deposits, and, therefore, our exposure to interest rate risk is limited.

Tabular Disclosure of Contractual Obligations

              The following table sets forth our contractual obligations as of March 31, 2010:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	Thereafter
	(in US$ millions)
Operating lease obligations	$70.3	$25.4	$30.6	$11.3	$3.0
Capital commitment for property and equipment	$1.5	$1.5	—	—	—
Purchase commitment for acquired companies(1)	$8.9	$6.9	$2.0	—	—
Long-term debt obligations(2)	$21.9	$0.4	$0.9	$20.6	—

Total	$102.6	$34.2	$33.5	$31.9	$3.0

(1)
A portion of the amount is subject to earn-out adjustment, mostly to be paid in the year ending March 31, 2011 and the rest to be paid in the year ending March 31, 2012.

(2)
Included in the long-term debt obligations are the interests and principal amounts under the FMO Facility.

              Pypo HK is required to repay all the loans outstanding under the FMO Facility in one lump sum on August 15, 2014. Under the FMO Facility, Pypo HK is required to make semi-annual interest payments of approximately EUR0.3 million (approximately $0.4 million) in its fiscal year ending March 31, 2011, an aggregate amount of EUR0.6 million (approximately $0.9 million) in its fiscal years ending March 31, 2012 and 2013 and an aggregate amount of EUR0.3 million (approximately

$0.4 million) in its fiscal year ending March 31, 2014 and 2015, based on the six-month EURIBOR plus 1% interest rate. Based on the financial position and results of Pypo HK as of and for the three months ended June 30, 2010, Pypo HK failed to meet the financial covenants for maintaining the solvency ratio, current ratio and net margin. As a result of such non-compliance of current ratios and net margins by June 30, 2010 as required by the facility amendment letter for the FMO Facility, the outstanding loan amounts under the FMO Facility is classified as current liability on our unaudited condensed consolidated balance sheet as of June 30, 2010.

              After March 31, 2010, we acquired 100% equity interests in Beijing Yipai, 100% equity interests in Beijing Golden Feon, 49% equity interests in Kunming Golden Broadway and Henan Xinya and certain mobile phone retail assets and businesses located in Shandong and Hunan Province, and have entered into definite agreements to purchase 100% equity interests in Hubei Feon and 49% equity interests in Inner Mongolia Zhongyu. The total purchase consideration of these acquisitions is $76.1 million, of which $71.3 million has been paid as of the date of this prospectus. As of the date of this prospectus, the remaining payments in relation to the acquisitions which fall due in less than one year is $3.3 million, after one year and within three years is $1.5 million and after three years and within five years is nil. The acquisition agreement for Beijing Yipai contains earn-out provisions that may result in adjustments to the acquisition consideration to be paid in cash depending on whether the net profit of the acquired company can meet certain performance targets.

              Other than the contractual obligations set forth above, we did not have any other operating lease obligations or other contractual obligations and commitments as of March 31, 2010.

Off-balance Sheet Arrangements

              We have not entered, and do not expect to enter, into any off-balance sheet arrangements. We also have not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. In addition, we have not entered into any derivative contracts that are indexed to equity interests and classified as shareholders' equity. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Our variable interest entities are not established for the purpose of providing financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Recent Accounting Pronouncements

              From April 1, 2009, we adopted Accounting Standard Codification, or ASC, 805 Business Combination (formerly Statement of Financial Accounting Standards "SFAS") No. 141 (revised 2007), "Business combination"). Following this adoption, the cost of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any noncontrolling interest. The excess of (i) the total of cost of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the statement of income.

              The determination and allocation of fair values to the identifiable assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgment. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. We determine discount rates to be used based on the risk inherent in the related activity's current business model and industry comparisons. Terminal values are based on the expected life of assets and forecasted life cycle and forecasted cash flows over that period. Although we believe that the assumptions applied in the determination are reasonable based on information available at the date of acquisition, actual results may differ from the forecasted amounts and the difference could be material.

              Where the consideration in an acquisition includes contingent consideration, the payment of which depends on the achievement of certain specified conditions post-acquisition, from April 1, 2009. The contingent consideration is recognized and measured at its fair value at the acquisition date and if recorded as a liability, and it is subsequently carried at fair value with changes in fair value reflected in earnings. For periods prior to April 1, 2008, contingent consideration was not recorded until the contingency was resolved. From April 1, 2009, following the adoption of the authoritative guidance of ASC810 on noncontrolling interests (formerly referred to as SFAS No. 160, "Noncontrolling interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin ("ARB") No. 51 Bulletin), we renamed minority interest to noncontrolling interests and reclassified it on the consolidated balance sheets from the mezzanine section between liabilities and equity to a separate line item in equity. We also expanded disclosures in the consolidated financial statements to clearly identify and distinguish the interests of our company from the interests of the noncontrolling owners of its subsidiaries. Consolidated net income is adjusted to include net income attributed to the noncontrolling interest and consolidated comprehensive income is adjusted to include comprehensive income attributed to the noncontrolling interest. Additionally, ASC810 revises the accounting for both increases and decreases in a parent's controlling ownership interest. Changes in our ownership interest on our subsidiaries while we retain our controlling financial interest in our subsidiary shall be accounted for as equity transactions, and no gain or loss shall be recognized. The carrying amount of the noncontrolling interest shall be adjusted to reflect the change in its ownership interest in the subsidiary. Any difference between the fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted shall be recognized in equity attributable to us. We have applied the presentation and disclosure requirements retrospectively for all periods presented.

              Effective April 1, 2009, we adopted the provisions of the consensus reached in ASC323, "Equity Method Investment Accounting Considerations". ASC323 provides guidance for entities that acquire or hold investments accounted for under the equity method. This issue has been adopted prospectively, and did not have a significant effect on our consolidated financial statements presented.

              Effective April 1, 2009, we adopted the provisions of the consensus reached in ASC350, "Accounting for Defensive Intangible Assets". ASC350 requires entities that will acquire a defensive intangible asset after the effective date of ASC805, to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. The adoption of ASC350 has no impact on our consolidated financial statements presented and will be applied to future transactions, if any.

              Effective April 1, 2009, we adopted ASC860 and ASC810, "Disclosures by Public Entities (Enterprises) after Transfers of Financial Assets and Interest in Variable Interest Entities". ASC860 and ASC810 require the public entities subject to the disclosure requirements of ASC860 to provide financial statement users with an understanding of the following: a. a transferor's continuing involvement in financial assets that it has transferred in a securitization or asset-backed financing arrangement; b. the nature of any restrictions on assets reported by an entity in its statement of financial position that relate to a transferred financial asset, including the carrying amounts of such assets; c. how servicing assets and servicing liabilities are reported under ASC860; and d. for securitization or asset-backed financing arrangements accounted for as sales when a transferor has continuing involvement with the transferred financial assets and transfers of financial assets accounted for as secured borrowings, how the transfer of financial assets affects an entity's financial position, financial performance, and cash flows. ASC860 and ASC810 also require enhanced disclosures about a company's involvement in variable interest entities. The enhanced disclosures required by these provisions are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a variable interest entity and/or disclose information about its involvement with a variable interest entity; (ii) the nature of restrictions on consolidated variable interest entities assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company's involvement with a variable interest entity; (iv) how a company's involvement with a variable interest entity affects our financial position, financial performance, and cash flows. The adoption of these provisions enhanced our disclosure on the variable interest entity in the consolidated financial statements and has been retrospectively applied to all periods presented.

              Effective April 1, 2009, we adopted certain provisions in ASC350 "Intangibles, Goodwill and Other". This provision amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC350. The guidance for determining the useful life of a recognized intangible asset in these provisions has been applied prospectively to intangible assets acquired after the effective date. This adoption did not have a significant effect on our consolidated financial statements presented.

              In June 2009, the FASB issued an authoritative pronouncement to amend the accounting rules for variable interest entities. The amendments effectively replace the quantitative-based risks-and-rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has (1) the power to direct the activities of a variable interest entity that most significantly affect the entity's economic performance and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity's economic performance. The new guidance also requires additional disclosures about a reporting entity's involvement with variable interest entities and about any significant changes in risk exposure as a result of that involvement. The new guidance is effective at the start of a reporting entity's first fiscal year beginning after November 15, 2009, and all interim and annual periods thereafter. During the quarter ended June 30, 2010, there were no significant changes in previously adopted accounting policies or their application, except for the adoption of ASC 810-10-45-25 (FAS 167), under which the reporting entity needs to present separately on the face of the condensed consolidated balance sheets the liabilities of a consolidated variable interest entity for which creditors (or beneficial interest holders) do not have recourse to the general credit of the primary beneficiary. As a result, the Company presents the additional disclosures on the face of the unaudited condensed financial statements as of June 30, 2010 and March 31, 2010.

              In June 2009, the FASB issued ASC105-10 (formerly SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 ("SFAS162"). ASC105-10 states that the FASB Accounting Standards Codification will become the source of authoritative U. S. GAAP recognized by the FASB. Once effective, the codification's content will carry the same level of authority, effectively superseding SFAS 162. The U.S. GAAP hierarchy will be modified to include only two levels of U.S. GAAP: authoritative and non authoritative. ASC105-10 is effective for our financial statements issued for interim and annual periods ending after September 15, 2009 and this adoption did not have a material impact on our financial position, results of operations and cash flows.

              In December 2009, the FASB issued ASU 2009-16, Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets ("ASU 2009-16"), which formally codifies FASB Statement No. 166, Accounting for Transfers of Financial Assets into ASC, issued by the FASB in June 2009.

ASU 2009-16 represents a revision to the provisions of former FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The amendments in this ASU eliminate the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. ASU 2009-16 is effective for annual and interim periods beginning after November 15, 2009. Additionally, the recognition and measurement provisions of this ASU should be applied to transfers that occur on or after the effective date. Early application is not permitted. The adoption of ASU 2009-16 is not expected to have a material impact on our financial position, results of operations and cash flows.

              In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements ("ASU 2010-06"). The ASU amends FASB ASC 820 Fair Value Measurements and Disclosures (formerly Statement No. 157, Fair Value Measurements) to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. ASU 2010-06 also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. ASU 2010-06 is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The adoption of ASU 2010-06 is not expected to have a material impact on our financial position, results of operations and cash flows.

              In February 2010, the FASB issued ASU No. 2010-09 "Subsequent events (ASC855) Amendments to Certain Recognition and Disclosure Requirements". The update provides amendments that an entity that either (a) is an SEC filer or (b) is a conduit bond obligor for conduit debt securities that are traded in a public market is required to evaluate subsequent events through the date that the financial statements are issued. If an entity meets neither of those criteria, then it should evaluate subsequent events through the date the financial statements are available to be issued. It also amends to include the definition of an SEC filer, removes the definition of a public entity, states that an entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated, and refines the scope of reissuance disclosure requirements to include revised financial statements only. All amendments of this update are effective for us from February 2010, and the adoption of such does not have a significant effect on our consolidated financial statements presented.

              In April 2010, FASB issued an authoritative pronouncement regarding the effect of denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity's functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. We are in the process of evaluating the effect of adoption of this pronouncement.

              In October 2009, the FASB issued amended revenue recognition guidance for arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence, vendor objective evidence or third-party evidence is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoption of this pronouncement to have a significant impact on its financial condition or results of operations.

              On March 5, 2010, the FASB issued authoritative guidance to clarify the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Specifically, only one form of embedded credit derivative qualifies for the exemption—one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. This guidance also has transition provisions, which permit entities to make a special one-time election to apply the fair value option to any investment in a beneficial interest in securitized financial assets, regardless of whether such investments contain embedded derivative features. This guidance is effective on the first day of the first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of any fiscal quarter beginning after March 5, 2010. The Company does not expect the adoption of this pronouncement to have a significant impact on its financial condition or results of operations.

              In July 2010, the FASB issued an authoritative pronouncement on disclosure about the credit quality of financing receivables and the allowance for credit losses. The objective of this guidance is to provide financial statement users with greater transparency about an entity's allowance for credit losses and the credit quality of its financing receivables. The guidance requires an entity to provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The guidance includes additional disclosure requirements about financing receivables, including: (1) Credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; (2) The aging of past due financing receivables at the end of the reporting period by class of financing receivables; and (3) The nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company is in the process of evaluating the effect of adoption of this pronouncement.

BUSINESS

Overview

              We are a leading retailer and wholesale distributor of mobile communications devices and accessories in China. We believe we operate one of the largest retail, wholesale distribution and logistics networks in the Chinese mobile communications sector. Through this network, we offer our customers a broad selection of more than 2,000 models of mobile phones from international brands such as LG Electronics, Motorola, Nokia, Samsung and Sony Ericsson to domestic brands such as Bird, Haier, Hisense and Lenovo. We are the only retailer and wholesale distributor of mobile communications products and services collaborating on a nationwide basis with all of China's mobile carriers.

              As of August 31, 2010, we operated:

  •
  a network of mobile phone retail chains consisting of approximately 612 operating retail outlets with an aggregate retail space of approximately 190,000 square meters in 108 cities across 13 provinces and three municipalities in China;

  •
  a nationwide network of wholesale distribution centers and branch offices that service approximately 11,200 retail outlets in over 500 cities across 26 provinces and four municipalities in China; and

  •
  the Internet retail website www.dongdianwang.com, which is an e-commerce platform that complements our retail operations.

              According to a market survey of top 100 Chinese cities prepared by Sino, a subsidiary of GFK Group, we were the largest specialty retailer of mobile phones in China as of December 31, 2009, based on the 2009 monthly average sales volume of retail chains owned or subsequently acquired by us. Our retail network consists of 83 carrier-branded outlets, 491 co-branded outlets and 38 independently branded outlets. We have strategic partnerships with all of China's mobile carriers, namely China Mobile, China Unicom and China Telecom, to manage and operate carrier-branded outlets owned by them and to operate co-branded outlets owned by us. Co-branded outlets provide storefronts showing both our logo and the mobile carrier's logo and sell mobile phones bundled with the mobile carrier's packages and services. In addition, we operate independent retail outlets under the Funtalk brand that are not associated with mobile carriers. In the retail outlets we operate for or jointly with mobile carriers, we promote and sell bundled phones and "talk time," which are wireless service packages that are sold with the bundled phones. Utilizing the fast growing trend of annual subscriptions offered by mobiles carriers, we also receive commissions for sales of such wireless services subscriptions.

              We focus on providing consumers with a superior shopping experience delivered through our highly trained sales staff and a broad product offering of mobile devices, accessories, data storage products, software downloads and after-sales service. We believe this one-stop shop approach is the key factor that differentiates our offering from our competitors and furthers our brand recognition for reliability, credibility and value. Our knowledgeable staff utilizes a consultative and informative sales approach, targeting consumers that are keen to the hands-on experimentations of new mobile technologies before making a purchase decision. We also provide a direct-to-consumer sales channel through our e-commerce platform that provides consumers with our latest product offerings, promotions and access to customer service, complementing our physical retail operations and increasing the scope of our marketing and branding efforts to the immense internet consumer population.

              We operate our wholesale distribution business through our nationwide network that enables us to deliver many brands of mobile communications products to many regions in China typically within 48 hours. Our advanced logistics system delivers detailed and real-time updates on sales of each specific stock-keeping unit, enabling us to fine-tune merchandise allocation and pricing in response to rapidly changing market demand. We use this information to actively manage our inventory and enhance profit margins by reducing mark downs for aging inventory. Our wholesale distribution business provides a stable and recurring source of revenue and strategic market knowledge to better manage our retail operations. We are one of the principal wholesale distributors of Samsung mobile phone products in China. In 2003, we became the first national wholesale distributor of Samsung mobile phone products in China. In July 2008, we renewed our partnership with Samsung through a five-year wholesale distribution agreement, which gave us exclusive nationwide wholesale distribution rights for certain Samsung mobile phones. Leveraging our established and extensive distribution network, we have begun working with other leading international and domestic mobile phone manufacturers such as Sharp, ZTE and Hisense to distribute their products.

              We believe the leadership position of our rapidly growing retail sales chains, along with our established nationwide wholesale distribution network and the e-commerce platform positions us to capture profit opportunities throughout the entire value chain, support sustainable future expansion, and give us the competitive edge in the market.

              In the years ended March 31, 2008, 2009 and 2010, we generated net revenues of $378.3 million, $570.7 million and $854.1 million, respectively, and net income attributable to us of $30.2 million, $20.1 million and $31.8 million, respectively. In the years ended March 31, 2008, 2009 and 2010, net revenues derived from our retail business were nil, $163.5 million and $438.5 million, respectively, representing nil, 28.6% and 51.3%, respectively, of our total net revenues and net revenues derived from our wholesale distribution business were $378.3 million, $407.2 million and $415.6 million, respectively, representing 100.0%, 71.4% and 48.7%, respectively, of our total net revenues.

              In the three months ended June 30, 2010, we generated net revenues of $253.0 million, and net income attributable to us of $9.6 million. During the same period, net revenues derived from our retail business and our wholesale distribution business were $122.7 million and $130.3 million, respectively.

Our Competitive Strengths

              We believe that the following strengths differentiate us from our competitors and enable us to maintain a leading position as a retailer and wholesale distributor of mobile communications products and services in China:

Leading Nationwide Network for Mobile Communications Products and Services

              We are a leading retailer and wholesale distributor of mobile communications devices and accessories in China. As of August 31, 2010, our retail network consisted of 612 operating retail outlets in 108 cities with an aggregate retail space of approximately 190,000 square meters. We believe many of our retail outlets are located in some of the best retail areas in their respective cities, and that these locations act as a significant barrier to entry for prospective market entrants. We believe that our extensive retail network allows us to track market trends and consumer preferences more effectively than our competitors and to respond by developing and adjusting our strategies for pricing, marketing, merchandising and logistics in a timely manner.

              We distribute mobile communications products through a nationwide wholesale distribution network consisting of wholesale distribution centers and branch offices that service approximately 11,200 retail outlets in over 500 cities across 26 provinces and four municipalities in China. While we have historically focused on distributing Samsung mobile phone products, we have recently worked with all of China's mobile carriers to distribute designated mobile phone models from popular international and domestic brands. Leveraging our established and extensive distribution network, we have begun working with other leading international and national mobile phone manufacturers such as Sharp, ZTE and Hisense to distribute their products. Our nationwide wholesale distribution network enables us to deliver many brands of mobile communications products to anywhere in China typically within 48 hours.

              Our rapidly growing, nationwide retail network and in-depth understanding of mobile communications end users enable us to offer a unique and compelling value proposition to our wholesale distribution suppliers. The value proposition we offer has allowed us to be highly selective in choosing our wholesale distribution suppliers. We believe our leadership position and scale in both wholesale distribution and retail sales form a solid foundation, not only for us to capture profit opportunities throughout the entire value chain, but also for our sustainable future expansion.

Strategic Partnerships with Mobile Carriers in China

              As in more developed markets, China's mobile carriers are expected to play a crucial role on the rollout of 3G technology in China due primarily to incentives such as commissions they use as a promotion mechanism and increasing bundled mobile phone sales as a percentage of total mobile phone sales. The 3G rollout strategy announced by all three of China's mobile carriers calls for increasing and closer cooperation with non-carrier owned wholesale distributors and retailers, an increase in the number of retail outlets jointly operated by, or outsourced to, non-carrier owned retailers, and significantly increased commissions.

              We have strategic partnerships with all of China's mobile carriers, namely China Mobile, China Unicom and China Telecom, to manage and operate carrier-branded retail outlets owned by them and to operate co-branded retail outlets owned by us. In carrier-branded outlets, we sell only mobile phones with a specific carrier's logo while in co-branded outlets, we also sell non-carrier branded products and services. In both types of retail outlets we promote and sell bundled phones and "talk time." Bundled phones refer to mobile phones that are sold in connection with a customer's commitment to certain wireless programs. "Talk time" refers to wireless service packages that are sold with the bundled phones.

              We are the only retailer and wholesale distributor of mobile communications products and services that has been chosen as a national partner by all three mobile carriers in China. With respect to wholesale distribution, we are one of only four national wholesale distributors chosen by China Mobile and one of only four preferred national wholesale distributors chosen by China Telecom to distribute their products, while China Unicom is still in the process of selecting its national wholesale distributors. With respect to retail, we are one of only five national retailers chosen by China Unicom and one of only four national retailers chosen by China Telecom to sell their products, while China Mobile is still in the process of selecting its national retailers.

              In a market environment where mobile carriers have a significant influence over the mobile communications products and services that are offered, we believe our strong relationships with all three mobile carriers in China not only reflect our leading market position and quality of services but also provide us with an important competitive advantage over our competitors and a solid base for rapid and sustainable growth.

Established Acquisition Track Record and Successful Synergies with the Acquired Entities

              We have grown rapidly to become one of the largest specialty retailers of mobile communications products in China as a result of strategic acquisitions. We have successfully acquired full or controlling interests in 10 retail chains in the past two years. Through retail chain acquisitions, we have built a strong team of executives and managers with extensive experience, business relationships and market knowledge in the local regions where our retail chains operate. Our reputation as a credible partner in the mobile communications industry has helped us continue to implement our expansion strategy.

              We believe that, in addition to price, acquisition targets in the mobile communications retail industry prefer acquirers with industry expertise and the ability to execute acquisitions quickly and efficiently. We have demonstrated these strengths by identifying, reviewing, negotiating and completing the acquisitions of 10 local retail chains that are leading players in their respective markets. We believe our industry expertise, including particularly the intelligence we derive from our wholesale distribution business, and our track record have helped us to develop a reputation as a knowledgeable and dependable acquirer and attract interest from potential targets. Our expertise, track record and reputation have also enabled us to identify suitable acquisition opportunities and source quality targets ahead of other potential buyers.

              We have developed a strong in-house commercial and legal team capable of executing and implementing acquisitions. We have also recently established a team that specializes in the financial and operational integration of acquired retail chains. By maintaining the human capital and retaining the key personnel of our acquired retail chains, we have successfully completed the integration process following our acquisitions and maximized the benefits of such acquisitions. Both our organic growth resulting from the stores acquired from the six acquisitions completed in the year ended March 31, 2009 (excluding our acquisition of Xieheng in the fiscal third quarter) and our average revenue per retail outlet have increased steadily.

Advanced Logistics and Information Management Systems

              We have developed a logistics network and management system through years of iterative design and adaptation. We have tailored this system for our business needs and the particularities of China's mobile communications sector, including China's logistics infrastructure, the presence of certain dominant manufacturers and rapid demand growth for mobile communications products. We can deliver products to any of the 500 cities that our wholesale distribution network covers typically within 48 hours. We have capitalized on our economies of scale by centralizing our logistics management to serve our retail and wholesale distribution networks. Our logistics system, which has been integrated with our enterprise resource planning, or ERP system, administers procurement, inventory, warehouse and transportation management, product and order tracking, reporting, and other services. This integrated system allows us to respond quickly to product demand in multiple markets while increasing efficiency and minimizing costs.

              We have also developed advanced information management systems that support our ERP, financial reporting and logistics management systems. Our information management systems, which handle the delivery of millions of mobile communications products and accessories, are updated regularly and are designed to minimize handling and administrative costs, as well as ensure prompt ordering and timely arrival of our products. We have a company-wide online management system that links our branch offices, servicing centers, wholesale distribution centers and retail outlets with certain larger handset manufacturers. The system delivers real-time updates on sales of each specific stock keeping unit, enabling us to fine-tune merchandise allocation and pricing in response to rapidly changing market demand. Our detailed sales information allows us to evaluate the impact of advertisements and promotional events by region, product and price. This information also helps us, mobile carriers and handset manufacturers to develop effective marketing activities and minimize costs.

              In August 2010, our ERP system was upgraded to the Oracle system with the help of IBM, which is our system implementation advisor, and Protiviti, which is our Sarbanes-Oxley Section 404 compliance advisor. We expect that this ERP system upgrade will not only improve our systematic management capability, but will also incorporate control compliance functions, which in turn will improve our financial reporting and risk management functions.

Experienced Management Team

              We believe that the strength of our management team differentiates us from our competitors. Under the leadership of our chairman, Mr. Kuo Zhang, and our chief executive officer, Mr. Dongping Fei, the co-founders of Funtalk PRC, we have grown our company to become a leading nationwide retailer and wholesale distributor of mobile communications products in China. Mr. Zhang, Mr. Fei and other senior management members have extensive experience in the Chinese mobile communications industry, particularly with respect to retail and wholesale distribution. We believe our management team provides our company with a significant advantage over our competitors in acquiring and operating mobile communications products retail chains. They have spearheaded our efforts to identify acquisition opportunities and complete acquisitions, and their expertise has allowed us to assess multiple targets simultaneously and complete acquisitions quickly and effectively.

              We have also recruited a highly motivated team of employees across China with a wide array of local business relationships and in-depth understanding of local markets. We also retained key management at our acquired retail chains in order to sustain relationships with customers, enhance our understanding of local conditions and maintain operational continuity. In addition, we have instituted a management training program and hold annual management conferences to reward and motivate strong performers.

Our Strategy

              Our goal is to become the dominant specialty retailer for mobile communications products and services in China. The principal components of the business strategy we plan to implement to attain our goal include the following:

Continue to Expand the Coverage of Our Retail Network

              We plan to continue to expand the coverage of our retail network both organically and through acquisitions. In order for us to enter into provinces or municipal cities we believe to be attractive, we typically identify and acquire a specialty retail chain within that region in order to gain immediate entry into the market. We then seek to integrate, improve and expand our retail network organically. Our retail network expanded from 66 retail outlets as of June 30, 2008 to 194 as of December 31, 2008, 197 as of June 30, 2009, 459 as of December 31, 2009 and 612 as of August 31, 2010. We believe that our expansion will broaden our revenue base, increase our gross margins and enhance our overall competitiveness. In evaluating potential locations for retail outlets, we will consider, among other factors, market size, household income levels, consumer spending habits and competition in the relevant region. In addition, we plan to continue acquiring partial or whole interests in leading local retail chains that increase and complement our customer base, provide expertise to our retail business, strengthen our relationship with mobile carriers and expand the geographic coverage of our retail network. We target leading retailers in select regions, such as those in the northeast, northwest and southwest of China that our retail network currently does not cover, whose businesses are complementary to our existing coverage and are able to increase our market share. We have identified three potential acquisitions, which meet the following criteria: (i) retail network of more than 10 outlets, some of which are located within large-scale supermarkets; (ii) retail network located in the northeastern, southwestern and central areas of China; (iii) good relationship with the mobile carriers in the cities where they operate; and (iv) strong brand recognition. Based on historical financial statements made available to us, preliminary forecasts and business plans, and current market and operating conditions, we estimate these three potential acquisitions are targeting to achieve an aggregate annual sales volume ranging from 0.40 million to 0.45 million units in the fiscal year ending March 31, 2011. We have not entered into a letter of intent or memorandum of understanding with any of these potential targets. We will also consider risk profile of the target and the expected return for our shareholders from the acquisition. The increased economies of scale resulting from our retail network expansion strategy will provide us with a sustainable competitive advantage over prospective market entrants.

              We have also begun exploring different ways to expand our retail channels. For example, since 2009 we have cooperated with large-scale supermarkets, such as RT-Mart, Wal-Mart, Carrefour and Shiji Hualian to set up stores within their retail outlets. Starting in September 2010, we have established stores in certain Wal-Mart retail outlets jointly with China Mobile to distribute mobile phones selected by China Mobile and to provide network connection, payment services and other value added services. We intend to continue to expand the scope of our cooperation with these large-scale supermarkets.

Deepen and Solidify Our Cooperative Relationships with Mobile Carriers

              We are increasingly focused on further cooperating with each of China Mobile, China Unicom and China Telecom. We have strategic partnerships with China's mobile carriers to manage and operate carrier-branded retail outlets owned by them and to operate co-branded retail outlets owned by us. As competition for subscribers among mobile carriers intensifies due to restructuring in the mobile communications industry in China, we believe mobile carriers will want to work with us due to our in-depth customer marketing knowledge and operations management expertise. We fully understand how to efficiently operate retail outlets and service customers. Therefore, we are helping mobile carriers to develop their subscriber base and market their mobile products and services by providing and training sales and supporting staff for their retail outlets. In return, we are paid commissions based on the number of new subscribers we procure. Our retail platform allows each mobile carrier to reach a sizable customer base. We believe we can add a substantial number of new subscribers for mobile carriers, many of whom will upgrade to 3G mobile phones and accessories.

              We also plan to solidify our cooperative relationships with mobile carriers on our e-commerce platform as we continue to develop our online presence through our website at www.dongdianwang.com. We intend to upgrade our online retail offerings by making our website more user-friendly and providing a greater variety of products. We also intend to develop and operate co-branded online retail websites with each of the three mobile carriers. We plan to offer the mobile carriers' products and services online, such as their customized mobile phones, prepaid cards, Internet cards and game cards, as well as offering their bundled phones and data services online and enabling customers to pay telephone bills online.

              We will also focus on maximizing growth and profitability in our wholesale distribution business, which produces a steady income stream and cash flow for our company, primarily by rolling out new products, particularly 3G products, within our network. We also see increasing opportunities and growth potential for the wholesale distribution of mobile phones that are custom-tailored by handset manufacturers for a specific mobile carrier. We continue to believe we have significant momentum to increase our wholesale distribution revenue, particularly with the accelerating rollout of more 3G mobile phone and accessory products. We also strive to become a national wholesale distributor for each of the three mobile carriers.

Effectively Integrate Acquired Retail Chains

              We endeavor to fully integrate an acquisition target's operations, including its accounting and financial reporting, branding, logistics, management and procurement within 12 months following the closing of an acquisition. During integration, we seek to eliminate redundancies, consolidate procurement and sales functions and streamline logistics in order to reduce costs, improve margins and optimize inventory levels. We generally integrate acquired stores in the following manner:

  •
  centralize the target's accounting and financial management systems in order to establish effective financial and disclosure control procedures that comply with applicable rules and regulations;

  •
  upgrade the target's information system to enhance operation efficiency and responsiveness to customers and market demands;

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  implement a nationwide centralized system for the procurement of mobile phone products from manufactures to (i) reduce procurement costs, (ii) optimize inventory management, (iii) obtain better marketing support, and (iv) help to obtain most favorable retailer arrangements, such as those designating us as the exclusive retailer or the principal retailer of certain products; and

  •
  implement uniform branding efforts and standards to ensure that we maintain consistent and high quality services.

              In the past, we have successfully integrated 10 retail chains we acquired. Our integrated information system allows us to deliver real-time updates on inventory movements, enable us to fine-tune merchandise allocation and price our products effectively in response to changing market demands. We will continue to pursue integration of acquired retail chains in an effective manner. We have also rolled-out a nationwide centralized procurement system with respect to mobile phone products of brands such as Samsung and Sony Ericsson, which we believe enhances our procurement efforts and improve our margins.

Enhance Brand Awareness

              Although we initially maintain the local brand name under which each retail chain we acquire operates, we plan to re-brand the retail chains under our retail brand name "Funtalk" ( ) and to further enhance the appeal of our retail brand name through effective and systematic marketing campaigns. We plan to conduct company-wide product purchases and negotiations on behalf of our retail chains under our Funtalk brand, with the goal of obtaining the best pricing and trade terms offered by each supplier or mobile carrier. As we integrate newly acquired retail chains, we will also develop a "best practices" program under our Funtalk brand to help ensure that we maintain uniform and high quality sales standards and after-sales services, uniform marketing programs and store image across our retail chains. We also plan to integrate our customer relationship management for our retail chains, including loyalty programs. We hope to use those programs to market new products and services.

              Although we believe that our economies of scale are significant in the Chinese mobile communications sector, our market share remains relatively small due to the fragmented nature of the industry. Our retail expansion strategy will create a unified wireless retail chain under our brand. We plan to market Funtalk as a brand associated with reliability, credibility and value, which would set us apart from the wide array of products and stores in China's mobile retail industry.

Significantly Increase Value-Added Service Offerings to Customers

              We seek to better serve our retail customers by providing a wide range of value-added services. We believe value-added services complement our product sales capability and will continue to contribute to our growth and profitability. We are seeking to improve the range and quality of our value-added services, which currently include cosmetic phone services, mobile phone software downloads, ordering accessories, warranty extensions and phone payment services. We also plan to offer value-added services through our website, including games and ring tones that end users can download.

We plan to market our e-commerce website and our value-added services to customers through our existing retail outlets. We plan to devote significant effort to provide quality value-added services to further enhance our brand image. In addition, because mobile carriers rely upon third party service providers to increase their level of service as a strategy to procure more subscribers and increase network traffic, we also plan to expand our value-added services to include carrier-related services, such as online top-up, in order to enhance our collaboration with mobile carriers.

Industry Overview

China's Economic Growth and Rising Private Consumption

              China has experienced rapid economic development in the last decade. According to the Economist Intelligence Unit, between 2003 and 2008, China's GDP, per capita disposable income and per capita private consumption grew at CAGRs of 11.0%, 14.4% and 13.2%, respectively. While GDP growth slowed in 2009 due to the global economic downturn, China still recorded 8.7% year-on-year GDP growth according to the Economist Intelligence Unit.

              Private consumption in China continues to possess the potential for significant growth. According to the Economist Intelligence Unit, annual private consumption as a percentage of GDP for 2009 in China was 35.1%, which is significantly lower than that of countries such as Australia, India, Japan, Hong Kong, the United Kingdom and the United States. As Chinese consumers' income continues to grow, the potential for increased rates of private consumption remains significant. According to the Economist Intelligence Unit, per capita private consumption is expected to grow from RMB8,816 in 2009 to RMB16,359 in 2014, representing a CAGR of 13.2%. We believe that China's mobile phone market will benefit from the expected growth in private consumption. According to the National Bureau of Statistics of China, from 2004 to 2009, rural per capita annual net income increased from RMB2,936 to RMB5,153, representing a nominal CAGR of 11.9%, and urban per capita annual disposable income increased from RMB9,422 to RMB17,175, representing a nominal CAGR of 12.8%.

Mobile Phone Market Development

              The mobile phone market in China has experienced rapid growth. Because of limited fixed line infrastructure, wireless telephony has become an increasingly important medium of communication in China. In 2009, despite the global economic downturn, the number of mobile phone subscribers increased by 16.6% to 747.4 million, compared to 641.2 million in 2008, according to the MIIT.

              Mobile phone sales in China exceeded 171 million units in 2009, compared to 65 million units in 2004, representing a CAGR of 21.3%, and are expected to grow to 210 million units in 2012, representing a CAGR of 7.1%, according to the 2009 China Mobile Phones Market and Industry Survey by Sino. The graph below sets forth the expected development trend for mobile phone sales in China for the period from 2009 to 2012.

Mobile Phone Sales in China

Source: Sino Market Research Co., Ltd.

              According to Sino, 3G mobile phones are expected to drive the growth of the overall mobile phone market in China in the next three years. The development of the market for 3G will be driven by the 3G network's advanced technology, the attractiveness of 3G handsets and functions to users, commissions from carriers for 3G products, rapid migration from handy-phone system (PHS) services to free up wireless spectrum for use by 3G technology, fast growing rural markets and mobile number portability. According to Sino, 3G mobile phones are expected to account for 29% of mobile phone market share in 2010 and grow to more than 50% of market share in 2012.

              China maintains a relatively low mobile phone penetration rate, which highlights the potential for substantial growth in this sector. According to Business Monitor International, the mobile phone penetration rate in China was 53.5% in 2009, representing a ratio of 0.535 mobile phone subscription per person, which is significantly lower than that of Hong Kong at 172.9%, Singapore at 140.0%, Australia at 121.0%, Taiwan at 118.0%, Malaysia at 111.0%, South Korea at 100.0%, United States at 93.0% and Japan at 90.0%. Accordingly, the number of mobile phone users in China is expected to continue to increase. According to Sino, the number of mobile phone users in China will exceed 1 billion by 2012, with a penetration rate of 77%. As part of the growth, the number of 3G mobile phone users is expected to reach 170 million by 2012, representing approximately 16% of the total number of mobile phone users.

Mobile Phone Penetration Rate

Source: Business Monitor International

              In May 2008, the Chinese government announced a restructuring plan for the telecommunications sector in China. A principal objective of the plan was to increase competition between mobile carriers. China Mobile is currently the dominant player in China with more than two-thirds of the nation's mobile phone subscriptions. We expect the plan will create a more balanced competitive landscape among China Mobile, China Unicom and China Telecom. We believe that increased competition among mobile carriers for subscribers will lead to substantial opportunities for wholesale distributors and retailers to collaborate with mobile carriers in offering attractive mobile communications packages to subscribers.

              As part of the restructuring plan, the Chinese government allocated the right to operate a 3G network to each of China Mobile, China Unicom and China Telecom. The Chinese government granted each of these mobile carriers a formal license to operate a 3G network in January 2009. There is no analogous license requirement for the wholesale distribution and retail sale of 3G mobile phones in the PRC. We believe the adoption of the 3G standard, the government licensing program and the resulting increase in competition in the market between mobile carriers will result in increased demand for 3G mobile phones and accessories in China.

              In addition, in January 2009, the Chinese government announced a policy to enforce the mandatory exit of the personal handy-phone system before 2011, which had 68.9 million subscribers as of the end of 2008 according to the MIIT. We believe that this policy will result in increased demand for the traditional mobile phones that we sell as well as for 3G mobile phones.

              The three mobile carriers rely upon third party service providers to help procure subscribers, operate retail outlets, drive their network traffic, supply wireless services with attractive features and prices to the customers, and increase revenue from their wireless value-added services. In turn, the carriers focus on the operation of their networks. Through the help of third party service providers, China's mobile carriers have also formed closer alliances with handset vendors in order to standardize pricing and to provide user-friendly access and functionality for wireless value-added services in all handsets.

Mobile Phone Retail Market

              The market remains highly fragmented at the retail level. Local mobile phone retail chains remain dispersed throughout the country and typically have limited operations and funding, which makes organic growth difficult. According to Sino, the aggregate mobile phone sales of the top five mobile phone retail chains in China in 2009 accounted for only 10.4% of the market, of which we ranked first, Beijing D-phone ranked second and Zhongyu Telecom ranked third (based on a market survey of top 100 Chinese cities). We expect retail chains to consolidate on a small scale through acquisitions and strategic alliances as retail outlets attempt to reduce redundant inventory and rental costs, increase working capital and lower prices.

              Mobile phone retail channels include local retail outlets, regional or national retail chains with five or more outlets like us, electronic appliance chains, mobile carriers' own retail outlets (owned and operated by mobile carriers) and other retail channels.

              In order to increase the market share of the mobile carriers' own retail outlets, mobile carriers have provided commissions to promote the development of their outlets. However, because customers purchasing 3G mobile phones tend to try the phones before purchasing them, sales of 3G mobile phones require substantial sales and marketing experience. Therefore, regional or national retail chains will continue to occupy an important part of the retail market.

              In the retail market, outlets owned by mobile carriers, or jointly operated by mobile carriers and retailers, sell the mobile carriers' customized mobile phones and other products. The mobile phones are usually bundled with wireless service packages. The graph below illustrates historical and estimated future sales of carrier-customized mobile phones and bundled mobile phones for the periods indicated.

Carrier-Customized Mobile Phone Sales

Source: Sino Market Research Co., Ltd.

Bundled Mobile Phone Sales

Source: Sino Market Research Co., Ltd.

              Mobile carriers have increasingly collaborated with retailers to sell their products. According to Sino, commissions provided by China Mobile are expected to increase from approximately RMB1.4 billion in 2009 to an estimated RMB2.5 billion in 2010. Commissions provided by China Telecom and China Unicom also are expected to increase from RMB870 million and RMB50 million in 2009, respectively, to an estimated RMB2.0 billion and RMB500 million in 2010, respectively. Carrier-branded retail outlets that are operated by retailers, and co-branded retail outlets with retailers, have also grown rapidly, with each mobile carrier taking its own approach to retail. In 2010, both China Mobile and China Telecom collaborated with retailers to develop carrier-branded and co-branded outlets. China Unicom develops and operates many of its own outlets and therefore it collaborates with retailers substantially less than the other two mobile carriers.

              In addition to traditional wholesale distribution and retail channels, direct consumer purchases of mobile products on the Internet have increased as retail websites have begun to offer mobile phones at lower prices than traditional retail channels. We hope to capitalize on this trend with our e-commerce website at www.dongdianwang.com.

Mobile Phone Wholesale Distribution Market

              The various wholesale distribution channels of the mobile carriers and the national wholesale distributors have been growing steadily. 3G mobile phones are generally customized for mobile carriers, which depend on wholesale distribution by national wholesale distributors to achieve fast penetration. Due to their diminishing logistics and sales and marketing operating capabilities, many manufacturers are relying less on direct wholesale distribution channels, direct retail programs and fulfillment wholesale distribution, and more on national wholesale distributors like us. Online wholesale distribution channels will also become more important in the future because of their convenience, efficiency and low cost.

              Samsung's market share grew in terms of sales in 2008 and 2009. Set forth below are charts showing the market shares of various brands based on mobile phone sales in 2008 and 2009.

Market Shares of Various Brands of Mobile Phone Sales in China

Source: Gartner, Inc. (May 2010)

Our Business

Retail Network

              We have capitalized on growth opportunities in China's mobile phone retail sector through strategic acquisitions of leading regional mobile phone retail chains. According to a market survey of top 100 Chinese cities prepared by Sino, we were the largest specialty retailer of mobile phones in China as of December 31, 2009, based on the 2009 monthly average sales volume of retail chains owned or subsequently acquired by us. From May 2008 to August 2010, we completed the acquisition of 10 retail chains. As a result of these acquisitions, as of August 31, 2010, we operated a network of mobile phone retail chains with an aggregate retail space of approximately 190,000 square meters with a total of 612 operating retail outlets in 108 cities in the provinces of Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia, Zhejiang, Guangdong, Anhui and Liaoning, as well as Beijing, Chongqing and Shanghai. We will continue to expand through acquisitions, as well as opening new retail outlets. In evaluating potential locations for opening new retail outlets, we consider, among other factors, market size, household income level, consumer spending habits and competition in the relevant region.

              We operate and manage two types of retail outlets. We manage and operate retail outlets for all of China's mobile carriers, namely China Mobile, China Unicom and China Telecom. As of August 31, 2010, we operated 83 outlets owned by these mobile carriers. These outlets provide storefronts that show only the mobile carrier's logo and sell mobile phones branded with the mobile carrier's logo, including customized mobile phones. We help mobile carriers to better manage their outlets, enhance their sales and improve customer satisfaction by leveraging our expertise in store management, customer marketing and after sales service. The other type of retail outlets we operate are outlets owned by us, which include outlets co-branded with mobile carriers' logos and outlets with our logo only. Co-branded outlets provide storefronts showing both our logo and a mobile carrier's logo and sell mobile phones bundled with the mobile carrier's packages and services. Co-branded outlets also sell mobile phones and other products not branded with another mobile carrier's logo. As of August 31, 2010, we operated 491 co-branded outlets and 38 independently branded outlets.

              Through our retail network, we sell mobile phones and accessories directly to end users. Our retail outlets sell mobile phones from a number of manufacturers, including Motorola, Nokia, Samsung and Sony-Ericsson. In mobile carrier-branded outlets and co-branded outlets, we promote and sell bundled phones and "talk time." Bundled phones refer to mobile phones that are sold in connection with a customer's commitment to certain wireless programs. "Talk time" refers to wireless service packages that are sold with the bundled phones.

              For co-branded outlets, we typically enter into framework agreements with mobile carriers on the national level and cooperation agreements with mobile carriers on the provincial level. Pursuant to these agreements, we help the mobile carriers promote their products and brand name, as well as develop their customer base. In exchange, we are entitled to at least 9.5% of the fees for "talk time" that customers pay to these mobile carriers for up to two years. We also receive commissions for new subscriptions based on the number of new subscribers we procure. In certain arrangements, the mobile carriers may also reimburse us for a portion of the lease or renovation fees of the co-branded outlets.

              In carrier-branded outlets, we pay a management fee to the mobile carriers for use of retail space in their outlets. In return, we generate revenue from sales of mobile phones and accessories, including sales of bundled phones, and, in some cases, commissions from sales of "talk time." In the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2010, net revenues derived from our retail business were nil, $163.5 million, $438.5 million and $122.7 million, respectively, representing nil, 28.6%, 51.3% and 48.5% of our total net revenues, respectively. Net revenues generated from sales of bundled phones and commissions from sales of "talk time" were minimal in year ended March 31, 2010 as we only began to derive such revenues in the last quarter of our fiscal year 2010.

Wholesale Distribution Network

              We distribute products primarily through a national network of consumer electronic stores, regional retailers, mobile carriers and regional distributors. As of August 31, 2010, our wholesale distribution network covered over 500 cities across 26 provinces and four municipalities and serviced approximately 11,200 retail outlets that carry our products. Through our wholesale distribution network in China, we distribute certain models of Samsung's mid- to high-end mobile phone products, as well as

Samsung accessories. We are the first national wholesale distributor, and one of the principal wholesale distributors, of Samsung mobile phone products in China. We also support Samsung's extensive marketing efforts, including promotional campaigns and related events.

              In addition to distributing Samsung products, we recently started to collaborate with mobile carriers in China to distribute mobile phone models designated by the mobile carriers of other international and local brands. For example, we recently collaborated with mobile carriers to distribute certain models of mobile phones from Hisense and ZTE. Under these arrangements, mobile carriers designate us to distribute mobile phones customized for them by the manufacturers and we enter into agreements with the manufacturers to distribute the mobile phones.

              Retailers that sell Samsung products distributed by us must conform with the retail prices for Samsung products set by us, which are based on the cost of and demand for the products, the pricing of similar products, and discussions with Samsung regarding its suggested retail prices for its products. Although we sell our products to some retailers through purchase orders, we typically enter into one-year wholesale distribution agreements with retailers. In most cases, we extend credit to customers for periods of seven to 30 days based on the creditworthiness of the customer and the size of the order.

              Our top five consumer electronic store and retailer customers in the year ended March 31, 2010 were Gome Appliance (Group) Co., Ltd., Suning Appliance Co., Ltd., Dazhong Electronics Co., Ltd., Beijing D. Phone Trading Co., Ltd. and Best Buy China. The aggregate net revenues attributable to these five customers in the year ended March 31, 2010 was approximately $51.3 million, or 6.0% of our total net revenues during this period. In the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2010, net revenues derived from our wholesale distribution business were $378.3 million, $407.2 million, $415.6 million and $130.3 million, respectively, representing 100.0%, 71.4%, 48.7% and 51.5% of our total net revenues, respectively.

Online Platform

              In February 2008, we launched an e-commerce website at www.dongdianwang.com, which allows customers to purchase mobile phones and accessories online. We provide the customers with the option to post comments about their purchase experience and our products, thereby allowing prospective customers to gain first-hand insight from actual users of our mobile phones and accessories. We also provide a news center on the website where the customers can learn about recent developments regarding mobile phone models, prices and other news. We also plan to offer value-added services through the website, including games and ring tones that end users can download. We plan to market our e-commerce website and our value-added services to customers through our existing retail outlets. In addition to our existing stand-alone website, we intend to develop and operate co-branded online retail websites with each of the three mobile carriers in China. We plan to offer mobile carriers' products and services online, such as their customized mobile phones, prepaid cards, Internet cards and game cards, as well as offering their bundled phones and data services online and enabling customers to pay telephone bills online.

Our Acquisitions of Retail Chains

              We have acquired partial or whole interests in leading local retail chains from unaffiliated entities or individuals as part of our retail operation growth strategy. From May 2008 to August 2010, we completed the acquisition of 10 retail chains. Following the completion of our acquisition of Xieheng in November 2009, we believe we became one of the largest specialty retailers of mobile phones in China, with a total of 430 operating retail outlets in approximately 80 cities, and an aggregate floor space of approximately 160,000 square meters. From April to August 2010, we completed several additional acquisitions of retail chains in the provinces of Hunan and Shandong, as well as in Beijing.

              Due to our experience in the wholesale distribution of mobile phones, we are highly familiar with China's mobile phone retailers, their competitive strengths and their business operations. In evaluating whether to acquire a target, we assemble a dedicated team to execute certain acquisition procedures. This procedure begins with a feasibility study in which we evaluate factors including earnings potential, location of retail outlets, local market conditions and financial conditions, among other factors. Potential targets must also have the requisite licenses and permits to operate their business. Once the initial requirements are met, our senior management will then negotiate the terms of the acquisition. At the same time, further due diligence will be conducted and legal documents, generally based on our standard forms, will be drafted. We may acquire partial or whole interests in local retail chains. We base a part of the acquisition consideration on the post-closing performance of the target. In the past, acquisition contracts usually required that we pay up to 70% of the total consideration in cash. The remaining amount of the total consideration will then be settled in future years, usually from two to three years, whereby the amount will be subject to adjustment based on a predetermined earn-out formula.

              After closing, our acquisition team manages the integration of the target into our systems. Management at the target company typically enter into a two- or three-year operation and management agreement with us in connection with the acquisition. By retaining the management of the target company, we also leverage their local market expertise, local presence and reputation, with the goal of increasing national coverage, achieving economies of scale and establishing a strong brand name. Our target companies have historically been amenable to being purchased by us at modest valuations given that the acquisition generally allows them to deepen their relationship with us and potentially realize a strong return based on the strength of our management and platform. We plan to continue acquiring local retail chains that increase our customer base, provide expertise to our retail business and expand the geographic coverage of our retail network. We expect net revenues from our retail business to increase over the next few years as we integrate retail outlets from our acquisitions and open new retail outlets.

Suppliers

              We have established relationships with Samsung and other leading manufacturers of mobile communications products. In the year ended March 31, 2010, we purchased inventory from over 500 mobile phone and accessory manufacturers and suppliers. Through manufacturer discounts, new product promotions and volume discounts, some suppliers may provide favorable purchasing terms to us, such as volume-based rebates. These terms may be specified in our supply contracts or offered from time-to-time based on negotiations between the relevant manufacturer and us. Product manufacturers typically provide limited warranties directly to end users. Our top five brand suppliers in the year ended March 31, 2010 were Samsung, Nokia, OPPO, Sony Ericsson and BBK. In the year ended March 31, 2010, sales of products from our top five brand suppliers accounted for approximately 85.3% of our total net revenues.

              We have a strategic relationship with Samsung in China. From 2003, we started to place monthly purchase orders for mobile phones from Samsung. In July 2008, we entered into a five-year wholesale distribution agreement with Samsung for exclusive national wholesale distribution rights for certain models of Samsung's mobile phone products in China. The agreement has a term of five years, subject to early termination by Samsung if our sales volume experiences material decreases in any six-month period due to reasons unacceptable to Samsung. Under the agreement, we have agreed to discuss sales volume targets, pricing and sales support with Samsung every quarter and to submit purchase orders to Samsung at the beginning of every month based on our quarterly discussions, subject to changes in market conditions. We also hold exclusive wholesale distribution rights in China with respect to certain of Samsung's new products as long as we maintain certain sales performance levels for existing products. In addition, we are entitled to reimbursement for certain marketing expenses that are pre-approved by Samsung.

              In addition, we obtained non-exclusive national wholesale distribution rights in China for SanDisk mobile phone memory cards under an international wholesale distribution agreement with SanDisk, dated June 20, 2007. The agreement had an initial term of one year and expired on June 20, 2008, but the relevant terms of that agreement continue to govern the relationship between the parties unless otherwise expressly agreed in writing, provided that the relationship may be unilaterally terminated by either party ceasing to do business with the other. We have continued to do business with SanDisk pursuant to this agreement since the agreement expired. Pursuant to those terms, we are subject to certain minimum purchase commitments and have agreed to submit to SanDisk non-binding, 12-month rolling forecasts of our expected monthly purchase volumes.

Inventory, Warehouse and Logistics

              We have developed advanced information management systems, including ERP, financial reporting and logistics management systems. Our information management systems, which handle the delivery of millions of mobile handsets and accessories, are designed to minimize handling and administrative costs and help ensure that we order products promptly and our products arrive timely. We have a company-wide online management system that links our branch offices, servicing centers, wholesale distribution centers and retail outlets with certain larger handset manufacturers. We expect these systems to eventually include links with mobile carriers, as bundled handsets and "talk time" become more prevalent and revenues from commissions linked to the sale of "talk time" increase. Our integrated information management systems enable sales representatives in our wholesale distribution and retail networks to transmit daily sales reports to our executive offices in Beijing.

              Our systems also encompass both sales management and procurement management functions. Sales management functions cover activities such as credit sales, product prices, discounts and sales promotions, and manage logistics, capital flow and information flow in the entire sales cycle. Procurement management functions cover activities involving purchase requests, orders, receipt of goods, returns and payment. We can track the location of handsets from the time they leave factories to the time they enter the retail chain inventory. Our system delivers real-time updates on sales of each specific stock-keeping unit, enabling us to fine-tune merchandise allocation and pricing in response to demand. In an industry where product life cycles are extremely short and average selling prices of new models diminish rapidly, this information provides us with a significant competitive advantage over smaller retailers in the highly fragmented mobile retail market. This information also provides us with a substantial bargaining tool in formulating our negotiation strategies with handset manufacturers such as LG Electronics, Motorola, Nokia, Samsung and Sony Ericsson, as we are able to closely monitor each model's sales performance.

              To meet market demand for mobile communications products and customer orders, we normally maintain an inventory supply of approximately 30 to 40 days for our retail business segment and approximately 40 to 50 days for our wholesale distribution business segment. Our inventory balances were $46.7 million, $54.7 million, $104.8 million and $94.0 million as of March 31, 2008, 2009 and 2010 and June 30, 2010, respectively.

              Our logistics management system, which is integrated with the company's ERP system, administers procurement, inventory management, warehouse management, transportation management, product and order tracking, reporting and other services. We also contract with third parties for our warehouse and logistics services, and we renew agreements with these providers annually. We believe we maintain good relationships with these third-party warehouses and logistics service providers. Our logistics network consists of 28 warehouses that serve as regional wholesale distribution centers. In cities where we have more retail outlets, we handle our own logistics. Based on estimates of consumer demand in respective markets, we allocate products delivered to our main regional Beijing warehouse and other regional wholesale distribution centers, which then distribute the products to retail and wholesale distributor customers.

Marketing

              Our sales and marketing team had approximately 7,800 employees as of August 31, 2010. These sales personnel possess broad product knowledge developed in our training programs, allowing them to educate consumers about the features and benefits of our products and to answer product-related questions. We provide frequent training for our sales personnel covering product and industry updates, sales and marketing skills, and customer management and support. Our sales and marketing team based in our executive offices in Beijing is primarily responsible for developing our marketing strategy and marketing budget, while the sales and marketing teams based outside of our executive offices are primarily responsible for implementing the marketing strategy in specific markets within the budget developed by the Beijing team. Our sales and marketing team in Beijing also works with sales teams in designated retail outlets to conduct in-store promotions and other forms of direct marketing to consumers. To motivate our sales personnel, we offer performance-linked compensation packages based on a number of factors, such as the number of retail customers attained and the volume of sales at our retail outlets.

              Our sales and marketing team builds relationships with our wholesale distribution customers through personal contacts. We advertise in print and online trade publications and sponsor community events. We also work with suppliers' print and media advertising campaigns and offer products at promotional prices during holidays and sales events. In addition, we collaborate with Samsung regularly to develop marketing and promotional campaigns to boost sales of unsold inventory through targeted advertising campaigns, promotional gifts, retail shop rewards and other marketing activities. We work together with mobile carriers to formulate retail sales and marketing strategies in specific markets and are primarily responsible for implementing these strategies, such as the recent World Cup wireless promotions for China Telecom.

After-Sales Service

              Suppliers typically pack and test mobile phones and other products before delivering these products to us for wholesale distribution. In general, these products are covered by warranties that require us to return defective products to suppliers and manufacturers through our customer service department. Where we deliver products directly to end users through our retail and e-commerce businesses, we have implemented after-sales service policies in collaboration with suppliers and in compliance with Chinese law. If a product is returned within seven days of purchase, we provide a full refund for any product that the manufacturer's repair center determines to be defective. If the product is determined to be defective and returned within 15 days of purchase, we provide a free exchange for the same model.

Competition

              The retail and wholesale distribution markets for mobile communications products are highly competitive. Our retail business competes with other retail chains based on the location and size of outlets, the quality, variety and availability of merchandise offered, the level of customer service provided, price and other factors. Our competitors include other mobile communications retail chains such as Beijing D-phone and Guangdong Zhongyu Telecommunication Retail Stores Corp. and the retail outlets of nationwide consumer electronic stores such as GOME Electrical Appliances Holdings Ltd. and Suning Appliance Co., Ltd. Some of our competitors, especially the nationwide consumer electronic stores, have longer operating histories and greater resources than we do. In addition, many of our competitors also carry products based on other technologies, such as the iPhone, BlackBerry and PDA phones. Key competitive factors for our e-commerce operations also include our ability to process customer orders and deliver merchandise efficiently, as well as website design and response rates. Our online retail operations compete against numerous websites, such as www.360buy.com, many of which may have a greater volume of web traffic and greater financial, marketing and other resources. The emerging TV shopping business in China also competes with our retail and e-commerce businesses.

              Our wholesale distribution business competes with other wholesale distributors of Samsung mobile phones based on the number of models on offer, their availability and price, and other factors. These wholesale distributors include Shenzhen Telling Communications Development Co., Ltd., Shenzhen Aisidi Industry Co., Ltd. and China PTAC Communications Services Co., Ltd. Our long-term contract with Samsung demonstrates our strong relationship with them. We also compete with other companies to become the wholesale distributor of mobile phones for other brands and the designated wholesale distributor for the mobile carriers' customized products. We believe we can compete in the wholesale distribution market for mobile communications products based on our experience and reputation and the quality of the products we distribute. We also believe that our efficient and centralized management and information systems help differentiate us from our competitors.

Insurance

              We maintain property insurance policies with reputable insurance companies covering our warehouses, buildings and office furniture, as well as operations-related insurance policies such as mobile phone inventory and transportation insurance and vehicle insurance. Most of our insurance policies are renewed annually and subject to deductibles and customary exceptions. We do not maintain business interruption insurance or product liability insurance. We paid an aggregate of approximately $0.1 million in insurance premiums in the year ended March 31, 2010. Management believes that we have maintained adequate insurance coverage for our assets at levels that are generally consistent with industry practice and similarly situated competitors in China. Customary insurance levels are different for Chinese companies compared to United States companies. However, significant damage to any of our principal offices and wholesale distribution centers, whether as a result of fire or other causes, could have a material and adverse effect on our results of operations. See "Risk Factors—Risks Relating to Our Business—We have limited business insurance coverage in China" for a more detailed discussion of insurance practices in China.

Property, Plants and Equipment

              Our principal executive offices are located at 21/F, Block D, The Place Tower, No.9 Guanghua Road, Chaoyang District, Beijing, China 100020. These offices, which we lease from a third party for the term of May 2010 to July 2013, have a floor area of approximately 5,080 square meters. We also own our previous principal executive offices with an aggregate floor area of approximately 2,125 square meters, which are located at South 3/F, Chang'An XingRong Center, No. 1 NaoShiKou Street, XiCheng District, Beijing, China 100031. We purchased such offices in June 2006. As of August 31, 2010, we also owned 1,082 square meters of office space in Suzhou City, Jiangsu Province, China.

              As of August 31, 2010, we had 612 operating retail outlets in the provinces of Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia, Zhejiang, Guangdong, Anhui and Liaoning, as well as Beijing, Chongqing and Shanghai, with aggregate retail space of approximately 190,000 square meters, of which we lease approximately 189,500 square meters from third parties. The length of our leases generally range from three to five years and will expire in 2011 to 2013. As of August 31, 2010, we owned 1,967 square meters of retail space in Langfang City, Hebei Province, China and 494 square meters in Nantong City, Jiangsu Province, China.

              As of August 31, 2010, we had 28 warehouses that serve as regional wholesale distribution centers with aggregate warehouse space of approximately 5,000 square meters that are leased from third parties. We renew the warehouse lease agreements annually.

Research and Development

              We are committed to developing technology to enhance our competitive position. Our information systems provide data for procuring and distributing products, coordinating our retail operations and running our financial systems. Employees can access our core business systems, which utilize purchased and internally developed software, over a company-wide network that enables employees to use key business applications. In the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2010, we invested approximately $444,000, $595,000, $362,000 and $184,000, respectively, in the development of our information systems. As of August 31, 2010, we employed approximately 35 specialists to monitor our information systems and explore new technology solutions.

              We plan to improve our information management systems and upgrade our existing information management systems in procurement, logistics, warehousing, retail and wholesale distribution sales, which we believe will reduce costs and improve our operational efficiency and our ability to integrate our acquired retail chains more quickly and effectively.

Intellectual Property

              We rely on a combination of trademark, copyright and other trade secret laws to protect our intellectual property rights. We are the registered owner of 19 trademarks, including " -Class 9," "PYPO-Class 9," " -Class 9" and " -Class 35," and has 33 trademarks, including "Funtalk" and " ", currently pending with the Trademark Office of the SAIC.

              Our corporate website is http://www.funtalk.com.cn, our investor relationship website uses the web address http://funtalk.investorroom.com and our e-commerce business uses the web address http://www.dongdianwang.com. The Internet addresses provided in this prospectus are not intended to function as hyperlinks and the information therein is not and should not be considered part of this prospectus and is not incorporated by reference into this document.

              We maintain an Internet content provider license issued by the Beijing Communications Administration for our e-commerce business. We have registered approximately 80 domain names. We have also obtained registered copyright protection in China for our original works of authorship in connection with the information system that we use to manage our retail sales and wholesale distribution activities.

Employees

              We had approximately 3,175, 4,270 and 9,800 full-time employees as of March 31, 2008, 2009 and 2010, respectively. Of our employees as of March 31, 2010, approximately 410 worked in management positions, approximately 8,130 worked in sales and marketing and approximately 1,260 worked in finance and administration. As of August 31, 2010, we had approximately 9,560 full-time employees. Of these employees, approximately 470 worked in management positions, approximately 7,800 worked in sales and marketing and approximately 1,290 worked in finance and administration. All of these employees are located in China.

              The full-time employees of our subsidiaries incorporated in the PRC and our variable interest entity, Beijing Funtalk, are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. These companies are required to accrue for these benefits based on certain percentages of the employees' salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to our consolidated statement of income for such employee benefits amounted to approximately $1.8 million, $2.5 million, $4.0 million and $2.0 million in the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2010, respectively.

              We have no other obligation to make payments in respect of retirement benefits of the employees.

Legal and Administrative Proceedings

              Our PRC subsidiaries and variable interest entities have engaged in various legal proceedings relating to commercial arrangements, employment disputes and other matters in the ordinary course of our business. We do not have any legal proceedings, litigation, arbitration, regulatory inquiries, investigations or administrative actions pending or, to our knowledge, threatened against us that could have a material adverse effect on our business, financial condition or operating results.

 REGULATION

              We operate our business in the PRC under a legal regime consisting of the State Council and several ministries and agencies under its authority, including but not limited to, the MOFCOM, the SAT, the SAFE, the CSRC, the MIIT, the SAIC, and the Ministry of Human Resources and Social Security, or the MOHRSS, and the MOF. From time to time, the State Council, the MOFCOM, the SAT, the SAFE, the CSRC, the MIIT, the SAIC, the MOHRSS, and the MOF issue regulations that apply to our business. Certain of these laws, rules and regulations, such as those relating to foreign direct investment, retail and distribution businesses, foreign currency exchange, taxation, antitrust, dividend distribution, and regulation of foreign exchange in certain onshore and offshore transactions, may affect our shareholders' rights to receive dividends and other distributions from us. This section summarizes the principal PRC laws, rules and regulations currently relevant to our business and operations.

Regulations on Foreign Investment

              The PRC government imposes strict approval requirements on foreign-invested companies doing retail business in China, including multi-layered approval formalities involving various government authorities. The principal regulations governing our retail business in China are the Measures on the Administration of Foreign Investment in the Commercial Sector, or the Circular 8, which was issued by the MOFCOM, and Foreign Investment Industrial Guidance Catalogue, or the Circular 57, which was jointly issued by the MOFCOM and the NDRC. Circular 8 and Circular 57 became effective on June 1, 2004 and December 1, 2007, respectively. According to the Circular 8, a company that is directly owned by a foreign invested enterprise needs to obtain relevant governmental approvals before it engages in retail business or opens new retail stores. According to the Circular 57, our online retail business is in an industry that is currently restricted to be invested by foreign investors. Depending on the business scale and total amount of investment, foreign investment in retail business is subject to approvals from the NDRC and the MOFCOM or the local counterparts authorized by them. However, there are no specific laws, rules or regulations with respect to whether it is necessary for a PRC domestic company effectively controlled through a series of contractual arrangements by a foreign invested enterprise to obtain prior approvals before it engages in retail business or opens new retail stores. Therefore, we cannot assure you that the MOFCOM will not require that such approvals to be obtained. In addition, our online retail business is classified as a value-added telecommunications service under PRC laws. Foreign investors are currently prohibited from owning more than 50% of the equity interests in a Chinese entity that provides value-added telecommunications services.

              To minimize the effect of these restrictions and to reduce the uncertainties associated with the lengthy approval process and facilitate the consolidation of acquired retail businesses, we conduct our retail business and acquire retail chains through Beijing Funtalk, a PRC domestic company and variable interest entity effectively controlled by Funtalk PRC through a series of contractual arrangements. Funtalk PRC exercises effective control over the daily operations and financial condition of Beijing Funtalk. It appoints key personnel of Beijing Funtalk (subject to shareholder approval) and receives substantially all of the revenues generated by Beijing Funtalk through a series of contractual arrangements. See "Related Party Transactions" for a description of these contractual arrangements.

Online Retail

              Our online retail business is classified as a value-added telecommunications service under PRC laws. Foreign investors are currently prohibited from owning more than 50% of the equity interests in a Chinese entity that provides value-added telecommunications services. As a result, we conduct our online retail business through Beijing Dongdian, a PRC domestic company and variable interest entity effectively controlled by Funtalk PRC through a series of contractual arrangements. Funtalk PRC exercises effective control over the daily operations and financial conditions of Beijing Dongdian, appoints key personnel of Beijing Dongdian (subject to shareholder approval) and receives substantially all of the revenues generated by Beijing Dongdian through such contractual arrangements. See "Related Party Transactions" for a description of these arrangements.

              A circular issued in July 2006 by the MIIT, regarding foreign investment in the telecommunications industry requires foreign investors to establish foreign-invested enterprises and obtain business operating licenses for the provision of Internet content, or ICP licenses, in order to conduct value-added telecommunications businesses in China. Under this circular, a domestic company that holds an ICP license is prohibited from leasing, transferring or selling the ICP license to foreign investors and from providing any assistance, including resources, sites or facilities, to foreign investors that illegally conduct value-added telecommunications businesses in China.

              In addition, the relevant trademarks and domain names used in the value-added telecommunications business must be owned by the local ICP license holder or its shareholders, and the local ICP license holder must maintain the facilities in which it conducts its value-added telecommunications business in the regions covered by its license. Beijing Dongdian currently holds an ICP license that was issued pursuant to PRC laws and regulations on June 19, 2007 and has a five-year term. However, due to the lack of further interpretation from MIIT of this circular, it is unclear what impact these provisions may have on us or Beijing Dongdian and the arrangement through which these entities operate our online retail business.

              MIIT also requires that ICP license holders that provide Online Bulletin Board services must first register with and obtain approval from relevant telecommunications authorities. Beijing Dongdian obtained such approval on June 25, 2007.

              On October 1, 2004, the Measures for the Administration of Commercial Website Filings for the Record issued by the BAIC to regulate commercial websites became effective. Under these measures, commercial websites must file with the BAIC and obtain electronic registration marks and place the registration marks on their websites' homepages. The electronic registration mark shall be prominently placed on the homepage after registration is obtained. For our e-commerce website at www.dongdianwang.com, Beijing Dongdian has completed the registration record with the BAIC and has placed the registration number on the homepage.

              On 31 May, 2010, the SAIC promulgated the Interim Measures on Administration of Online Commodities Trading and Related Services, or the Online Measures, which became effective on 1 July, 2010. The Online Measures requires companies doing online commodities trading and related services to disclose information recorded in their business licenses in the conspicuous place of the websites. If failing to do so, the competent industry and commerce authorities, or the Competent ICA, may issue a warning, or an order to correct within a time limit, and may further impose a fine of less than RMB 10,000.

              In addition, where companies doing online commodities trading and related services are in serious violation of the relevant industry and commerce administration laws and regulations, and certain measures shall be taken to prohibit these illegal websites from continuing to conduct illegal activities, the Competent ICA shall, pursuant to the relevant rules, apply to the communication administration authority located in the place where ICP licenses of these companies are granted for ordering to temporarily block or stop internet access services of such illegal websites pursuant to the relevant laws and regulations. After making administrative penalties to the websites for their illegal activities, where the illegal websites shall be shut down, the Competent ICA shall, pursuant to the relevant laws, apply to the communication administration authority located in the place where ICP licenses of such websites are granted to shut down these websites according to the relevant laws and regulations. For our e-commerce website at www.dongdianwang.com, Beijing Dongdian has completely complied with the Online Measures and made the information recorded in its business license disclosed in this website.

Regulations on PRC Anti-monopoly Law

              The AML, the Notification Provision and the Notification Measures became effective on August 1, 2008, August 3, 2008 and January 1, 2010, respectively. In addition, the relevant PRC governmental authorities have passed some other related rules, regulations and guidelines from time to time, such as Guidelines on the Definition of the "Relevant Market", Measures on Review of Prior Notification of Concentrations of Undertakings, Guiding Opinion on Reporting of Concentrations of Business Operators, and Guiding Opinion on Documents and Information Required for Reporting of Concentrations of Business Operators.

              Pursuant to the AML and the Notification Provisions, when a concentration of undertakings occurs and reaches any of the following thresholds, the undertakings concerned shall file a prior notification with the MOFCOM: (i) the combined worldwide turnover of all the undertakings concerned in the preceding financial year is more than RMB 10 billion, and the nationwide turnover within China of each of at least two of the undertakings concerned in the preceding financial year is more than RMB 400 million; or (ii) the combined nationwide turnovers within China of all the undertakings concerned in the preceding financial year is more than RMB 2 billion, and the nationwide turnover within China of each of at least two of the undertakings concerned in the preceding financial year is more than RMB 400 million. "Concentration of undertakings" means any of the following: (i) merger of undertakings; (ii) acquisition of control over another undertaking by acquiring equity or assets; or (iii) acquisition of control over, or exercising decisive influence on, another undertaking by contract or by any other means. See "Risk Factors—Risks Relating to Our Corporate Structure—If we are found to be in violation of the PRC anti-monopoly laws and regulations, we could be subject to penalties or be forced to restructure our retail business, which may materially adversely affect our business, results of operations and financial condition."

Regulations on Overseas Listing

              On August 8, 2006, six PRC regulatory agencies—MOFCOM, the State Assets Supervision and Administration Commission, the SAT, the SAIC, the CSRC, and SAFE—jointly adopted the M&A Regulation, which became effective on September 8, 2006, as amended on June 22, 2009, to regulate foreign investment in PRC domestic enterprises. The M&A Regulation contains provisions purporting, among other things, to require SPVs that are (1) formed for the purpose of overseas listing of equity interests in PRC companies via acquisition, and (2) directly or indirectly controlled by PRC companies and/or individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, the CSRC published a notice on its website specifying the documents and materials that SPVs are required to submit when seeking the CSRC approval for their listings outside of China, or the CSRC Procedure. As of the date of this prospectus, the CSRC has not issued any definitive rule or interpretation concerning whether transactions like this offering are subject to this new procedure.

              In the opinion of our PRC counsel, Han Kun Law Offices, CSRC approval was not required for this offering, because:

  •
  the restructuring of Funtalk PRC from a domestic company to a Sino-foreign joint venture company was completed in June 2006, before the M&A Regulation became effective;

  •
  the restructuring of Funtalk PRC from a Sino-foreign joint venture company to a wholly foreign owned enterprise (which was completed in July 2007) is governed under PRC regulations related to changes in equity interest of investors in foreign investment enterprises rather than the M&A Regulation (which only applies to the acquisition of domestic PRC companies);

  •
  the Business Combination was between offshore companies, and the CSRC currently has not issued any definitive rule concerning whether such transactions are subject to the M&A Regulation and the CSRC Procedure; and

  •
  the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings such as this offering are subject to the M&A Regulation and the CSRC Procedure.

              Accordingly, we did not take steps to obtain approval from the CSRC for this offering. See "Risk Factors—Risks Related to Doing Business in the People's Republic of China—The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under PRC M&A regulation. The M&A regulation also established more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions."

Regulations on Foreign Currency Exchange

              Substantially all of our revenues and expenses are denominated in RMB. Pursuant to the Foreign Currency Administration Regulations promulgated by the State Council of China on August 5, 2008 and other various regulations issued by the relevant PRC government authorities, RMB is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and investments in securities outside of China, require the prior approval from SAFE or prior registration with SAFE for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in RMB. Domestic companies or individuals can repatriate foreign currency payments received from abroad or deposit these payments abroad subject to applicable regulations that expressly require repatriation within certain period. Foreign-invested enterprises may retain foreign exchange in accounts with foreign exchange banks. Foreign currencies received under current account items can be either retained or sold to financial institutions engaged in the foreign exchange settlement or sales business without prior approval from SAFE by complying with relevant regulations. Foreign exchange income under capital account can be retained or sold to financial institutions engaged in foreign exchange settlement and sales business, with prior approval from SAFE unless otherwise provided.

              On August 29, 2008, the SAFE promulgated Circular 142, a notice regulating the conversion by foreign-invested enterprises of foreign currency into RMB by restricting how the converted RMB may be used. Circular 142 requires that the registered capital of a foreign-invested enterprise that has been settled in RMB converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless otherwise provided. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested enterprise settled in RMB converted from foreign currencies. The use of such RMB capital may not be changed without SAFE's approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as heavy fines. As a result, Circular 142 may significantly limit our ability to transfer the net proceeds we may receive from any public offering of our securities to our subsidiary in the PRC, and thus may adversely affect the business expansion of our subsidiaries in the PRC. We may not be able to convert the net proceeds into RMB to invest in or acquire any other PRC companies, or establish other variable interest entities in the PRC.

Regulations on Loans between a Foreign Company and its PRC Subsidiaries

              A loan made by foreign investors as shareholders in a foreign-invested enterprise is considered to be foreign debt in China and is subject to several Chinese laws and regulations, including the Foreign Exchange Administration Regulation of 1996 and its amendments of 1997 and 2008, the

Interim Measures on Foreign Debts Administration of 2003, or the Interim Measures, the Statistical Monitoring of Foreign Debts Tentative Provisions of 1987 and its implementing rules of 1998, the Administration Provisions on the Settlement, Sale and Payment of Foreign Exchange of 1996, and the Notice of the SAFE on Issues Related to Perfection of Foreign Debts Administration, dated October 21, 2005.

              Under these rules and regulations, a shareholder loan in the form of foreign debt made to a Chinese entity does not require the prior approval of the SAFE. However, such foreign debt must be registered with and recorded by the SAFE or its local branch in accordance with relevant PRC laws and regulations. Our PRC subsidiaries can legally borrow foreign exchange loans up to their respective borrowing limits, which is defined as the difference between the amount of their respective "total investment" and "registered capital" as approved by the MOFCOM, or its local counterparts. Interest payments, if any, on the loans are subject to a 10% withholding tax unless any such foreign shareholder's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Pursuant to Article 18 of the Interim Measures, if the amount of foreign exchange debt of our PRC subsidiaries exceeds their respective borrowing limits, we are required to apply to the relevant Chinese authorities to increase the total investment amount and registered capital to allow the excess foreign exchange debt to be registered with the SAFE.

Regulations on Dividend Distributions

              The principal laws, rules and regulations governing dividends paid by PRC operating entities include the Company Law of the PRC (1993), as amended in 2005, the Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and the Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001.

              Under these laws and regulations, PRC entities, including wholly foreign owned enterprises and domestic companies in China, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC major subsidiaries, including Funtalk PRC and other domestic companies, are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capital. These reserves are not distributable as cash dividends.

              We may be considered as "resident enterprise" under the EIT Law and could be subject to the uniform 25% enterprise income tax rate on our global taxable income, including dividends. In addition, the EIT Law provides that dividend income paid between "qualified resident enterprises" is exempted from enterprise income tax. See "Taxation—Material PRC Income Tax Considerations." If we are considered to be "non-resident enterprise" under the EIT Law, we may be subject to the enterprise income tax rate of 25% or 10% on our income sourced from China. See "Taxation—Material PRC Income Tax Considerations." If we are required to pay income tax on any dividends we receive from Funtalk PRC, the amount of dividends we could pay to our shareholders would be materially reduced.

Regulations on Investment in Offshore Special Purpose Vehicles

              The SAFE issued a public notice in October 2005, or Circular 75, requiring PRC residents, whether legal persons or individuals, to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an "offshore SPV." Under Circular 75, the term "PRC resident legal persons" refers to those entities with legal person status or other economic organizations established within the territory of the PRC, while the term "PRC individual residents" includes (i) all PRC citizens (also including PRC citizens living abroad) and (ii) foreigners who habitually reside in the PRC for economic benefit. In addition, any PRC resident that is a shareholder of an offshore SPV is required to amend its SAFE registration with respect to that offshore SPV in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China or other material changes in share capital of the offshore SPV. In 2009, the SAFE issued an internal notice to its local branches on the operating rules with respect to the administration of foreign exchange under capital accounts. This internal notice provides for detailed operating processes and specific instructions for the SAFE registration under Circular 75.

              The failure of our shareholders and/or beneficial owners to timely finish or amend their SAFE registrations pursuant to the Circular 75 and the internal notice or the failure of our future shareholders and/or beneficial owners who are PRC residents to comply with the registration requirement set forth in the Circular 75 and the internal notice may subject such shareholders, beneficial owners and/or our PRC operating subsidiaries to fines and legal sanctions. Any such failure may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute dividends to us or otherwise adversely affect our business.

Regulations Relating to Employee Share Options

              Pursuant to the Implementation Rules of the Administration Measure for Individual Foreign Exchange, and the Circular 78, issued in January and March 2007, respectively, by the SAFE, PRC individuals who are granted shares or share options by companies listed on overseas stock exchanges based on employee share options or share incentive plans are required to register with the SAFE or its local counterparts. Pursuant to the above rules, PRC individuals participating in the employee stock option plans of the overseas listed companies shall entrust their employers, including the overseas listed companies and the subsidiaries or branch offices of such offshore listed companies in China, or engage PRC agents to handle various foreign exchange matters associated with their employee stock options plans. The PRC agents or the employers shall, on behalf of the PRC individuals who have the right to exercise the employee stock options, apply annually to SAFE or its local counterparts for a quota for the conversion and/or payment of foreign currencies in connection with the PRC individuals' exercise of the employee stock options. The foreign exchange proceeds received by the PRC individuals from sale of shares under the stock option plans granted by the overseas listed companies must be remitted into the bank accounts in China opened by their employers or PRC agents.

              Further, a notice concerning the individual income tax on earnings from employee stock options, jointly issued by the MOF and the SAT, and its supplementary notice issued by the SAT, provide that listed companies (including listed on onshore or overseas stock exchange markets) that implement employee share option programs shall file the employee share option plans and other relevant documents to the local tax authorities having jurisdiction over them before implementing such employee share option plans and file share option exercise notices and other relevant documents to the local tax authorities having jurisdiction over them before exercise by the employees of the share options, and clarify whether the shares issuable under the employee share options mentioned in the notice are the shares of publicly listed companies.

              See "Risk Factors—Risks Relating to Doing Business in the People's Republic of China—Our failure to comply with regulations on employee stock option may affect our ability to contribute capital to our PRC subsidiaries and their ability to distribute dividends to us, which could materially and adversely affect our financial condition and results of operations."

Regulations on PRC Taxation

              The EIT Law and its Implementing Rules became effective on January 1, 2008. Under the EIT Law, enterprises are classified as "resident enterprises" and "non-resident enterprises." Pursuant to the EIT Law and its Implementing Rules, enterprises established outside China whose "de facto management bodies" are located in China are considered "resident enterprises" and subject to the uniform 25% enterprise income tax rate on global income. According to the Implementing Rules, "de facto management body" refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise. If we are considered as a PRC tax resident enterprise under the above definition, then our global income will be subject to PRC enterprise income tax at the rate of 25%. See "Risk Factors—Risks Relating to Doing Business in the People's Republic of China—We may be treated as a resident enterprise for PRC tax purposes under the currently effective EIT Law, which may subject us to PRC income tax on our taxable global income."

              Further, the Implementing Rules provides that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how "domicile" may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders or ADS holders as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. See "Risk Factors—Risks Relating to Doing Business in the People's Republic of China—Dividends we receive from subsidiaries located in the PRC may be subject to PRC withholding tax." Also See "Risk Factors—Risks Relating to Doing Business in the People's Republic of China—Dividends that shareholders receive from us, and any gain on the sale or transfer our shares, may become subject to taxes under PRC tax laws."

Regulations on Social Insurance and Housing Fund

              The PRC governmental authorities have passed a variety of laws and regulations regarding social insurance and housing fund from time to time, such as the Regulation of Insurance for Labor Injury, the Regulation of Insurance for Unemployment, the Provisional Insurance Measures for Maternity of Employees, Interim Provisions on Registration of Social Insurance, Interim Regulation on the Collection and Payment of Social Insurance Premiums, Regulations on Management of Housing Fund and other related laws and regulations. Pursuant to these regulations, all our PRC subsidiaries and variable interest entities have to obtain and renew the social insurance registration certificate and the housing fund certificate and make enough contributions to the relevant local social insurance and housing fund authorities for our PRC employees. Failure to comply with such laws and regulations would subject our PRC subsidiaries and variable interest entities to various fines and legal sanctions and supplemental contributions to the local social insurance and housing fund authorities.

              See "Risk Factors—Risks Relating to Doing Business in the People's Republic of China—We may not be in compliance with PRC social insurance and housing fund laws and regulations which may be subject to fines and legal sanctions."

Regulations on Employment Contracts

              The Employment Contract Law of the PRC was promulgated on June 29, 2007 and became effective on January 1, 2008. On September 18, 2008, the PRC State Council issued the Employment Contract Regulation, which became effective as of the date of issuance. The Employment Contract Law and the Employment Contract Regulation govern the establishment of employment relationships between employers and employees, require employers to enter into written contracts with their employees, restrict the use of temporary workers and aim to give employees long-term job security. The conclusion, performance, termination of, and the amendment to employment contracts are also governed by the Employment Contract Law and the Employment Contract Regulation. In the event that no written employment contract was signed at the time of establishment of an employment relationship, a written employment contract must be signed within one month after the date on which the employer starts engaging the employee.

 MANAGEMENT

Directors and Executive Officers

              The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Kuo Zhang	39	Chairman of the Board of Directors
Dongping Fei	41	Director and Chief Executive Officer
Kim Chuan ("Jackie") Leong	40	Chief Financial Officer
Clement Kwong	43	Senior Vice President of Corporate Strategy
Bernard J. Tanenbaum III	54	Senior Vice President of Corporate Communications
Hengyang Zhou	40	Executive President of Funtalk PRC
Francis Kwok Cheong Wan	52	Senior Vice President of Corporate Investor Relations
Michael Marks	39	Director
Alex Fan	53	Independent Director
Andrew Ryan	51	Independent Director
Linzhen Xie	70	Independent Director
Mofang Li	64	Independent Director
Hua Yang	50	Independent Director

              Mr. Kuo Zhang has served as our chairman of the board since July 2009. Mr. Zhang has served as a director of Pypo Cayman since November 2007. Mr. Zhang is also a co-founder of Funtalk PRC, a wholly owned subsidiary of Pypo Cayman, and has served as chairman of Funtalk PRC's board of directors since Funtalk PRC's inception in 2003. Mr. Zhang oversees our strategic planning, capital investment and overall operations. Prior to co-founding Funtalk PRC, Mr. Zhang was a director of Beijing Baomiao Automobile Trading Company Limited from January 1995 to May 2004. Mr. Zhang obtained a bachelor's degree in engineering from Hunan University in China and completed the executive MBA program of the School of Economics and Management of Tsinghua University in 2008.

              Mr. Dongping Fei has served as our director and chief executive officer since July 2009. Mr. Fei has served as a director of Pypo Cayman since November 2007. Mr. Fei is also a co-founder of Funtalk PRC and has served as a director and its president and chief executive officer since Funtalk PRC's inception in 2003. Prior to founding Funtalk PRC, Mr. Fei was chief executive officer of Beijing Hua Song Electronic Technology Company Limited. Mr. Fei obtained a bachelor's degree in civil engineering from Hunan University in China and a master's degree in business administration from Guanghua Management School, Beijing University in China.

              Mr. Kim Chuan ("Jackie") Leong has served as our chief financial officer since July 2009. Mr. Leong has served as a vice president and the chief financial officer of Funtalk PRC since August 2008. Mr. Leong served as a director and acting chief financial controller of China Healthcare Inc., the largest Chinese medicine retail chain in the United Kingdom and Republic of Ireland, from August 2007 to July 2008, and vice president of the business development division of Golden Meditech Holdings Limited, a Hong Kong Stock Exchange listed company, or Golden Meditech, from December 2006 to July 2007. Golden Meditech owns a 100% interest in GM Investment, one of our principal shareholders. Prior to joining Golden Meditech, Mr. Leong was a senior manager of the audit department of KPMG Hong Kong, from April 2004 to November 2006 and a manager of the assurance department of KPMG Singapore, from April 2001 to March 2003. Mr. Leong obtained a diploma in financial accounting from Tunku Abdul Rahman College in Malaysia, and is a fellowship member of the Association of Chartered Certified Accountants.

              Mr. Clement Kwong has served as our senior vice president of corporate strategy since July 2009. Mr. Kwong has served as a director of Pypo Cayman since November 2007. Mr. Kwong is a founder and director of Long March Capital Ltd. since July 2008, an investment company based in China, and was a director of China Yinrui Holdings Ltd. since April 2008, a Hong Kong Stock Exchange listed company of consumer electronic chain stores based in China. Mr. Kwong also cofounded and, from June 2006 to January 2009, served as managing director of ARC Capital Partners Limited, a private equity fund established in June 2006 focused on investment in the retail and consumer sectors in China and a member of the Pacific Alliance Group. While at ARC, Mr. Kwong headed its Shanghai office and its retail operations team. ARC Capital wholly owned Arch, one of our principal shareholders. Mr. Kwong previously served as director of corporate affairs of CIL Holdings Ltd. from 1996 to 1998, and was director of marketing of Yalong Bay Developments, a subsidiary of China Oils Foods and Cereals Company Limited, from 1995 to 1996. Mr. Kwong has also worked in the retail and commercial credit departments of HSBC Canada. Mr. Kwong has a master's degree in business administration from the University of British Columbia and is an Associate of the Institute of Bankers in Canada.

              Mr. Bernard J. Tanenbaum III has served as our senior vice president of corporate communications since July 2009. Mr. Tanenbaum has served as the chief executive officer and a director of Middle Kingdom from its inception until its business combination with Pypo Cayman. Mr. Tanenbaum has served as the chief financial officer of Oriental Development Management Ltd. and its wholly owned subsidiary, Shanghai Treasure Bay Oriental Development, Inc. The primary business of these companies is commercial real estate development in China. In 1997, Mr. Tanenbaum founded Primus Capital LLC, an Atlanta, Georgia-based structured finance and investment company, and is currently serving as the president. Mr. Tanenbaum received a Masters in Business Administration from Harvard Business School in 1982, and in 1978 he received a Bachelor of Arts from Tulane University.

              Mr. Hengyang Zhou has served as the executive president of Funtalk PRC since January 2010. From August 2008 to January 2010, Mr. Zhou served as an executive vice president of Funtalk PRC and president of wholesale distribution. He is also a co-founder of Funtalk PRC. Mr. Zhou officially joined Funtalk PRC in December 2005 and served as its chief operating officer from October 2007 through July 2008. Prior to joining Funtalk PRC, Mr. Zhou was the general manager of Beijing Guoxin Jiuding Communication Equipment Co., Ltd. from 2002 to 2005. Mr. Zhou has a bachelor's degree in chemical engineering from Hunan University in China.

              Mr. Francis Kwok Cheong Wan has served as our senior vice president of corporate investor relations since December 2009. He served as the vice president of Funtalk PRC and president of e-commerce from October 2006 to December 2009. He is also a co-founder of Funtalk PRC. He served as the chief operating officer of Funtalk PRC from October 2003 to October 2006. Prior to co-founding Funtalk PRC in October 2003, Mr. Wan was the chief operating officer of Beijing Hua Song Electronic Technology Co., Ltd. from September 2002 to October 2003. Mr. Wan graduated from Hong Kong Polytechnic University.

              Mr. Michael Marks has served as our director since July 2009. Mr. Marks served as the president and director of Middle Kingdom since its inception until the consummation of the Business Combination. Mr. Marks also serves as independent director of various Chinese companies listed in the United States, including China Housing and Land, Inc., Jiangbo Pharmaceutical, Inc., China Yida Holding, Inc., Shengkai Innovation, Inc. and Yanglin Soybean Inc. In January 2003, Mr. Marks founded the China practice of Sonnenblick Goldman, a New York headquartered investment bank, and until December 2007 served as China managing director and regional principal of the firm. In September 2002, Mr. Marks founded the Shanghai office of Horwath Asia Pacific, an advisory firm affiliated with Horwath International, and until December 2004, served as its director and Shanghai representative. From June 1999 to November 2004, Mr. Marks served as a director of Metro Education in China. Mr. Marks graduated with a Bachelor of Commerce and Masters of Commerce from the University of the Witwatersrand in Johannesburg, South Africa in 1994 and 1997, respectively. In 1998, Mr. Marks graduated with a Bachelor of Arts in psychology from the University of South Africa. In 1995, Mr. Marks completed his qualifying examinations of the Chartered Institute of Management Accountants in the United Kingdom. In 1997, Mr. Marks qualified as a Chartered Accountant in South Africa, and in 1999 as a Fellow of the Association of International Accountants in the United Kingdom.

              Mr. Alex Fan has served as our independent director and audit committee financial expert (as such term is defined under applicable SEC regulations) since July 2009. Mr. Fan has served as a director in Golden Coast Bank, a community bank in Long Beach, California, from February 2009 to December 2009. Since January 2004, Mr. Fan has served as the president of Crestridge Consulting, Inc., a provider of financial and management consulting services. From 1990 to 2003, he worked as a partner of Chen & Fan, Accountancy Corporation, where he was in charge of audit, review and consulting services. Mr. Fan received a Master of Science in accounting from University of Wisconsin in 1981, and he received a Bachelor of Business Administration from National Taiwan University in 1979. He has been a member of the American Institute of Certified Public Accountants since 1988.

              Mr. Andrew Ryan has served as our independent director and audit committee member since July 2009. Mr. Ryan is a co-founding partner of Salisbury & Ryan LLP, a New York based commercial law firm established in 1993 that specializes in corporate transactional work, commercial litigation and arbitration. He has also worked as a director and the general counsel of Numerex Corporation, an Atlanta based M2M communications network company, since 1999. Mr. Ryan received his bachelor's degree in history from Lafayette College in 1981 and his law degree from Dickinson School of Law, Pennsylvania State University in 1984.

              Mr. Linzhen Xie has served as our independent director and audit committee member since July 2009, and has served as the chairman of our compensation committee since November 2009. Since January 2009, Mr. Xie has served as an independent director and a member of audit committee and remuneration committee of SIM Technology Group Limited, a company listed on the Main Board of Hong Kong Stock Exchange that specializes in mobile phone design and wireless communication. Mr. Xie has served as the executive director and chief scientist of CECT-Chinacomm Communications Co., Ltd., a provider of wireless and telecommunication services, since 2006. Mr. Xie has also served as the vice president of China Mobile Communications Association since 2003 and a standing member of Communication Science and Technology Committee of the Ministry of Industry and Information Technology of China since 2002. From 2002 to 2004, Mr. Xie was the chairman of the board of Chinacom Zhihuidao Internet Service Limited, a carrier of Internet cafe chain stores, while he also served as a director of Yunan Jinshikong Mobile Telecommunication Technology Limited, a mobile phone manufacturer. From 1998 to 2002, he served as a deputy director general of Information Technology Products Department in the Ministry of Industry and Information Technology. He also worked as a director of China National Laboratory on Local Area Network and Advanced Optical System from 1995 to 2002. Mr. Xie received his master's degree in physics from Peking University in 1963 and worked as a visiting scholar in UC Berkeley from 1979 to 1982.

              Ms. Mofang Li has served as our independent director since July 2009 and has been a member of our compensation committee since November 2009. Ms. Li has served as a director of Aspire Holdings Limited, a company specializing in wireless data business, since 2002. Ms. Li has been a member of the Development Strategy Committee of China Mobile Communications Corporation since 2006, the chairman of the Technology Advisory Committee of China Mobile Communications Corporation since 2002, a senior member of the Wireless and Mobile Communications Committee of China Institute of Communication since 2001. From 2000 to 2006, Ms. Li worked as the chief engineer of China Mobile Communications Corporation. Ms. Li received her bachelor's degree of radar anti-jamming from China Northwestern Telecommunication and Engineering Institute in 1969.

              Mr. Hua Yang has served as our independent director since May 2010. Mr. Yang has served as the chairman of Beijing New Yansha Holding (Group) Co.,  Ltd., a Chinese state-owned company mainly involved in property management and capital investment business, since May 2010. From 2004 to May 2010, Mr. Yang served as the chairman of Beijing Capital Tourism Co., Ltd., a publicly traded tourism company in China. Mr. Yang has also been the vice chairman of Unisplendour Group Holdings Ltd., a Chinese high technology company focusing on various areas including information technology, biological medicine technology and environmental project, and the chairman of Century Securities. Co., Ltd., a Chinese securities brokerage company, since 2004. In addition, Mr. Yang has been an independent director of Sinotrans Air Transportation Development Co., Ltd., a Chinese logistic company, from 2002 to 2008. From 2003 to 2006, Mr. Yang was the chairman of Hainan Nanshan Cultural Tourism Development Co., Ltd., a Chinese tourism company. From 2003 to 2005, Mr. Yang was the chairman of BTG International Travel & Tours Group Co., Ltd., a Chinese tourism company. Prior to joining Beijing Capital Tourism Group Co., Ltd., Mr. Yang was a general manager at China Technology International Trust and Investment Company, a Chinese investment company, from 1995 to 2000, and a vice division chief at China Securities Regulatory Commission from 1993 to 1995. Mr. Yang received his executive master of business administration degree from Tsinghua University in 2008.

              The address of Mr. Tanenbaum is 333 Sandy Spring Circle, Suite 233, Atlanta, Georgia 30328, United States. The address of other directors and executive officers is c/o 21/F, Block D The Place Tower, No. 9 Guanghua Road, Chaoyang District, Beijing, China 100020.

Board of Directors

              Our board of directors currently consists of eight directors. A director is not required to hold any shares in the company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

              As of the date of this prospectus, a majority of our directors meet the "independence" definition under The Nasdaq Stock Market Marketplace Rules, or the Nasdaq Rules.

Voting Agreement

              Pursuant to the original merger agreement in September 2008, upon the closing of the Business Combination in July 2009, Capital Ally and Arch are entitled to designate six members of the board and Middle Kingdom is entitled to designate the seventh one. In June 2010, we and other parties to the merger agreement entered into a third amendment to the merger agreement to increase our board size to eight members and to allow Capital Ally and Arch to designate one additional director. On June 30, 2010, in connection with Capital Ally's distribution of all of the ordinary shares it held in us to GM Investment and the shareholders of Style Technology, namely Sinowill Holding Limited, or Sinowill, Huge Harvest Enterprises Limited, or Huge Harvest, Kingstate Group Limited, or Kingstate, and Trend Focus Limited, or Trend Focus, these new shareholders entered into a fourth amendment to the merger agreement with us and the other parties to the merger agreement. According to the fourth amendment, GM Investment, Sinowill, Huge Harvest, Kingstate and Trend Focus assumed Capital Ally's rights and obligations under the merger agreement. Pursuant to the merger agreement, as amended, GM Investment, Sinowill, Huge Harvest, Kingstate and Trend Focus, together with Arch, are entitled to designate seven members of the board. Additionally, at least half of the directors designated by GM Investment, Sinowill, Huge Harvest, Kingstate, Trend Focus and Arch shall be "independent directors" as defined by Nasdaq Marketplace Rules. As of the date of this prospectus, the directors designated by GM Investment, Sinowill, Huge Harvest, Kingstate, Trend Focus and Arch were Mr. Kuo Zhang, Mr. Dongping Fei, Mr. Alex Fan, Mr. Andrew Ryan, Mr. Linzhen Xie, Ms. Mofang Li and

Mr. Hua Yang. The director designated by Middle Kingdom was Michael Marks. Among all the eight directors, Mr. Alex Fan, Mr. Andrew Ryan, Mr. Linzhen Xie, Ms. Mofang Li and Mr. Hua Yang meet the requirement of "independent directors" as defined by Nasdaq Marketplace Rules.

              At the closing of the Business Combination, Arch, Capital Ally, Mr. Marks and Mr. Tanenbaum as representatives of Middle Kingdom, and we entered into a voting agreement. In July 2010, in connection with Capital Ally's distribution of the ordinary shares it held in us to GM Investment, Sinowill, Huge Harvest, Kingstate and Trend Focus, these new shareholders assumed Capital Ally's rights and obligations under the voting agreement. The voting agreement, as amended, provides that, until March 31, 2011 at any meeting called or action taken for the purpose of electing directors to our board of directors, GM Investment, Sinowill, Huge Harvest, Kingstate, Trend Focus and Arch will agree to vote for one director nominated by Mr. Marks and Mr. Tanenbaum on behalf of the Middle Kingdom stockholders.

Committees of the Board of Directors

              We have established two committees under the board of directors: the audit committee and the compensation committee. We currently do not plan to establish a nominating committee, as we believe that the independent directors will be able to perform the duties of a nominating committee. The independent directors will select and recommend to the board for nomination by the board such candidates as the independent directors, in the exercise of their judgment, have found to be well qualified and willing and available to serve as our directors prior to each annual meeting of our shareholders at which meeting directors are to be elected or re-elected. In addition, our board of directors has resolved that director nominations be approved by a majority of the board as well as a majority of the independent directors of the board. We have adopted a charter for each of the audit committee and the compensation committee. Each committee's members and functions are described below.

              Audit Committee.    Our audit committee consists of Messrs. Alex Fan, Andrew Ryan and Linzhen Xie. Mr. Fan is the chair of the audit committee. Our board of directors has determined that all of the audit committee members satisfy the "independence" requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and Rule 5605 of Nasdaq Rules. In addition, our board of directors has determined that Mr. Fan is a "financial expert," as defined by Regulation S-K promulgated by the SEC. The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (i) our integrity of financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of our internal audit function and independent auditor. The audit committee will be responsible for, among other things:

  •
  selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

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  reviewing with the independent auditors any audit problems or difficulties and management's response thereto;

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  reviewing and approving all proposed related party transactions;

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  discussing the annual audited financial statements with management and the independent auditors;

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  reviewing major issues as to the adequacy of internal controls; and

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  meeting separately and periodically with management and the independent auditors.

              Compensation Committee.    Our compensation committee consists of Messrs. Linzhen Xie and Mofang Li. Mr. Linzhen Xie is the chair of the compensation committee. We have determined that

Messrs. Xie and Li satisfy the "independence" requirements of Rule 5605 of Nasdaq Rules. The purpose of the compensation committee will be, among other things, to discharge the responsibilities of our board of directors relating to compensation of our directors and executive officers, including reviewing and evaluating and, if necessary, revising the compensation plans, policies and programs of the company adopted by the management. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

  •
  reviewing and approving the total compensation package for our chief executive officer:

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  reviewing and recommending to the board with respect to the compensation of our directors; and

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  reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements.

Duties of Directors

              Under Cayman Islands law, our directors have a duty of loyalty to act honestly and in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess with such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached. We have not entered into any service contracts with the directors providing them with severance benefits upon termination of their terms with us.

Terms of Directors and Officers

              Except as otherwise provided by law, vacancies on our board may be filled by the affirmative vote of a majority of the directors then in office, or by shareholders. A director elected by the board to fill a vacancy shall hold office only until our next annual general meeting and shall then be eligible for re-election. There is no maximum age at which a director must retire.

Code of Business Conduct and Ethics

              Our board of directors has adopted a code of business conduct and ethics that applies to our directors, officers, employees and agents, including certain provisions that specifically apply to our chief executive officer, chief financial officer and any other persons who perform similar functions for us. We have posted a copy of our code of business conduct and ethics on our website at http://funtalk.investorroom.com.

Employment Agreements

              We have entered into employment agreements with each of our senior executive officers.

              Our board of directors may adjust base salaries annually to reflect increases in the cost of living. An executive's base salary may also be increased if the executive's workload substantially increases as a result of our business expansion. In addition, an executive's base salary may be correspondingly adjusted if the salaries of all other employees of us are adjusted.

              Each executive's employment agreement provides for an annual bonus based on the executive's performance and our financial performance. Annual bonuses will be determined by us in our sole discretion and will be approved by our board of directors. Subject to the approval of our board of directors, we may also grant share options or other equity incentives to the executives.

              Pursuant to the employment agreements, we will pay tuition and other costs, including a reasonable living allowance, arising from an executive's enrollment in any full-time or part-time business study program at an appropriate university and in a subject relevant to the executive's scope of work. An executive's enrollment in such a program will require prior approval by our board of directors, in the case of Mr. Fei, Mr. Zhang or Mr. Leong, by our chief executive officer, in the case of Mr. Kwong, or by Funtalk PRC's chief executive officer, in the case of Mr. Zhou or Mr. Wan.

              Each executive will also be eligible to participate in the benefits generally made available to our executives in accordance with our benefit plans. In addition, we will pay for life insurance and medical insurance policies for the benefit of each executive.

              If an executive's employment agreement terminates as a result of the death of the executive, or if we terminate an executive's employment based on the executive's disability, we will pay the executive, or his beneficiaries or estate, as applicable, an amount equal to 18 months' base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination. If an executive suffers an industrial injury (as defined under applicable PRC laws), we will not be able to terminate the executive's employment without the executive's consent. If the executive consents to such termination, we will pay the executive an amount equal to 18 months' base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination.

              If we dismiss an executive without cause (as defined by the PRC Employment Contract Law), or if an executive terminates his employment for good reason (as defined in his employment agreement), we will pay the executive the product of his monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus five. If an executive terminates his employment other than for good reason, the executive will be entitled to a contribution bonus in an amount determined by us and approved by our board of directors. A contribution bonus shall not exceed the product of the executive's monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus five. If an executive's employment agreement expires in accordance with its term without earlier termination or extension, the executive will be eligible to receive an amount equal to eight months' base salary.

              Our employment agreements for executives provide for the protection of confidential information and contains non-competition and non-solicitation provisions applicable for a term of 24 months following the termination of the executive's employment. Each executive will continue to receive his base salary during the term of the non-competition and non-solicitation provisions in consideration of his fulfilling his obligations thereunder.

Compensation of Directors and Executive Officers

              In the year ended March 31, 2010, we paid an aggregate of approximately RMB6,728,088 ($985,613) in cash to our executive officers and directors.

Share Incentive Plan

              We have adopted the 2010 Share Incentive Plan, or the 2010 Plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. We have reserved an aggregate of 3,000,000 ordinary shares for issuance under the 2010 Plan.

              Types of Awards.    The types of awards we may grant under the 2010 Plan include the following:

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  options to purchase our ordinary shares;

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  restricted shares; and

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  restricted share units.

              Plan Administration.    The compensation committee of our board of directors administers the 2010 Plan, but may delegate to a committee of one or more members of our board of directors the authority to grant or amend awards to eligible individuals. The compensation committee will determine the individual who will receive grants, the types of awards to be granted and terms and conditions of each award grant, including, but not limited to, the exercise price, the grant price or purchase price, any restrictions or limitations on the award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an award, based in each case on such considerations as the committee in its sole discretion determines. The compensation committee has the sole power and discretion to cancel, forfeit or surrender an outstanding award (whether or not in exchange for another award or combination of awards).

              Award Agreement.    Awards granted under the 2010 Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award which may include the term of an award, the provisions applicable in the event the holder's employment or service ends, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

              Eligibility.    We may grant awards to the employees and consultants of a service recipient, which include our parent or subsidiaries or any entities in which we, our parents or subsidiaries hold a substantial economic interest, as well as our non-employee directors.

              Acceleration of Awards upon Corporate Transactions.    Our compensation committee may, in its sole discretion, upon or in anticipation of a corporate transaction, accelerate awards, purchase the awards from the holder or replace the awards.

              Exercise Price and Term of Awards.    The exercise price per share subject to an option may be amended or adjusted in the absolute discretion of the compensation committee, the determination of which should be final, binding and conclusive. To the extent not prohibited by applicable laws or exchange rules, a downward adjustment of the exercise prices of options mentioned in the preceding sentence should be effective without the approval of our shareholders or the approval of the affected holders. If we grant an incentive share option to an employee, who, at the time of that grant, owns shares representing more than 10% of the voting power of all classes of our share capital, the exercise price cannot be less than 110% of the fair market value of our ordinary shares on the date of that grant. The compensation committee will determine the time or times at which an option may be exercised in whole or in part, including exercise prior to vesting. The term may not exceed ten years from the date of the grant, except that five years is the maximum term of an incentive share option granted to an employee who holds more than 10% of the voting power of our share capital.

              Expiration of Option.    Expiration date for the options will be the earlier of (i) the tenth anniversary of the date of the grant of such options, and (ii) three months after the holder's termination of service other than for disability or death, or one year after the date of the holder's termination of service on account of disability or death.

              Restricted Shares and Restricted Share Units.    Our compensation committee is also authorized to make awards of restricted shares and restricted share units. Except as otherwise determined by the compensation committee at the time of the grant of an award or thereafter, upon termination of service during the applicable restriction period, if no price was paid by the holder, the restricted shares that are at that time subject to restrictions shall lapse, and, if a purchase price was paid by the holder, we should have the right to repurchase the restricted shares that are at that time subject to restrictions in accordance with the respective award agreements. At the time of grant for restricted share units, our compensation committee should specify the date on which the restricted share units become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate.

              Amendment and Termination.    With the approval of our board of directors, our compensation committee may at any time amend, modify or terminate the 2010 Plan. Amendments to the 2010 Plan are subject to shareholder approval, to the extent required by law, or by stock exchange rules or regulations. Any amendment, modification or termination of the 2010 Plan must not impair any rights or obligations under awards already granted without consent of the holder of such awards. Unless terminated earlier, the 2010 Plan shall continue in effect for a term of ten years from the date of adoption.

              The following table summarizes, as of October 12, 2010, outstanding options that we granted to several of our directors and executive officers and to other individuals as a group under the 2010 Plan.

Name	Ordinary Shares Underlying Outstanding Options	Exercise Price ($ per share)	Grant Date	Expiration Date
Kuo Zhang	100,000	6.80	April 28, 2010	April 28, 2020
Dongping Fei	100,000	6.18	April 28, 2010	April 28, 2020
Kim Chuan ("Jackie") Leong	*	6.18	April 28, 2010	April 28, 2020
Bernard J. Tanenbaum III	*	6.18	April 28, 2010	April 28, 2020
Hengyang Zhou	100,000	6.18	April 28, 2010	April 28, 2020
Francis Kwok Cheong Wan	100,000	6.18	April 28, 2010	April 28, 2020
Michael Marks	*	6.18	April 28, 2010	April 28, 2020
Alex Fan	*	6.18	April 28, 2010	April 28, 2020
Andrew Ryan	*	6.18	April 28, 2010	April 28, 2020
Linzhen Xie	*	6.18	April 28, 2010	April 28, 2020
Mofang Li	*	6.18	April 28, 2010	April 28, 2020
Directors and executive officers as a group	730,000
Other individuals as a group	1,134,956	5.20	May 12, 2010	May 12, 2020

*
The person beneficially owns less than 1% of our outstanding ordinary shares.

              Since we granted options to certain directors and employees in April 2010, we began to recognize share-based compensation expense starting from the first quarter ended June 30, 2010.

PRINCIPAL SHAREHOLDERS

              The following table sets forth information, as of October 12, 2010, with respect to the beneficial ownership of our ordinary shares by:

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  each director and executive officer; and

  •
  each person known by us to own beneficially more than 5.0% of our outstanding ordinary shares.

              Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group and the number of ordinary shares such person or group has the right to acquire within 60 days after October 12, 2010 by the sum of (i) 52,857,083, being the number of ordinary shares outstanding as of October 12, 2010, plus (ii) the number of ordinary shares such person or group has the right to acquire within 60 days after October 12, 2010. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of ordinary shares shown as beneficially owned by them. Except for the voting agreement described in "Management—Voting Agreement," our major shareholders do not have different voting rights than any other shareholder.

              Percentage of ordinary shares beneficially owned after this offering further includes ordinary shares to be issued in this offering and assumes that the underwriters do not exercise their over-allotment option. The underwriters may choose to exercise the over-allotment options in full, in part or not at all.

	Ordinary Shares Beneficially Owned prior to This Offering		Ordinary Shares Beneficially Owned after This Offering
	Number	%	Number	%
Directors and Executive Officers:
Kuo Zhang(1)	10,377,157	19.6%
Dongping Fei(2)	3,141,157	5.9%
Kim Chuan ("Jackie") Leong	—	—
Clement Kwong	—	—
Bernard J. Tanenbaum III(3)	*	*
Hengyang Zhou(4)	2,412,000	4.6%
Francis Kwok Cheong Wan(5)	613,320	1.2%
Michael Marks(6)	*	*
Alex Fan	—	—
Andrew Ryan	—	—
Linzhen Xie	—	—
Mofang Li	—	—
Hua Yang	—	—
All directors and executive officers as a group	16,269,495	30.7%
Principal Shareholders:
Arch Digital Holdings Limited(7)	15,579,157	29.5%
GM Investment Company Limited(8)	15,804,157	29.9%
Sinowill Holdings Limited(1)	10,377,157	19.6%

*
The person beneficially owns less than 1% of our outstanding ordinary shares.

(1)
Includes (i) 9,648,000 ordinary shares held by Sinowill Holdings Limited, or Sinowill, a British Virgin Islands company controlled by Mr. Kuo Zhang and wholly owned by Ms. Nana Gong, Mr. Zhang's wife, and (ii) 729,157 ordinary shares held by Capital Ally. Capitally Ally is 50% owned and controlled by each of (i) GM Investment and (ii) Style Technology. Ms. Nana Gong beneficially owns a 64% equity interest in Style Technology through Sinowill and exercises investment and voting control over the ordinary shares owned by Style Technology. Mr. Zhang is also a director of Capital Ally. Mr. Zhang's business address is 21/F, Block D The Place Tower, No. 9 Guanghua Road, Chaoyang District, Beijing, China 100020.

(2)
Includes (i) 2,412,000 ordinary shares held by Huge Harvest Enterprises Limited, or Huge Harvest, a British Virgin Islands company wholly owned and controlled by Mr. Dongping Fei, and (ii) 729,157 ordinary shares held by Capital Ally. Mr. Fei is a director of Capital Ally. In addition, Mr. Fei beneficially owns a 16% equity interest in Style Technology through Huge Harvest. Mr. Fei disclaims beneficial ownership of the ordinary shares held by Capital Ally. Mr. Fei's business address is 21/F, Block D The Place Tower, No. 9 Guanghua Road, Chaoyang District, Beijing, China 100020.

(3)
Includes ordinary shares held by Mr. Bernard J. Tanenbaum III and warrants to purchase ordinary shares held and beneficially owned by Mr. Tanenbaum. Mr. Tanenbaum's business address is 333 Sandy Spring Circle, Suite 233, Atlanta, Georgia 30328, United States.

(4)
Includes 2,412,000 ordinary shares held by Kingstate Group Limited, or Kingstate, a British Virgin Islands company wholly owned and controlled by Mr. Hengyang Zhou. Mr. Zhou beneficially owns a 16% interest in Style Technology through Kingstate. Mr. Zhou's business address is 21/F, Block D The Place Tower, No. 9 Guanghua Road, Chaoyang District, Beijing, China 100020.

(5)
Includes (i) 603,000 ordinary shares held by Trend Focus Limited, or Trend Focus, a British Virgin Islands company wholly owned and controlled by Mr. Francis Kwok Cheong Wan and (ii) 9,380 ordinary shares, 100 Class A warrants and 840 Class B redeemable warrants beneficially owned by Mr. Wan. Mr. Wan beneficially owns a 4% equity interest in Style Technology through Trend Focus. Mr. Wan's business address is 21/F, Block D The Place Tower, No. 9 Guanghua Road, Chaoyang District, Beijing, China 100020.

(6)
Includes ordinary shares and class A warrants to purchase ordinary shares held in the name of Gedeon International Limited. Mr. Marks has investment and voting control over these securities. Mr. Marks' business address is 21/F, Block D The Place Tower, No. 9 Guanghua Road, Chaoyang District, Beijing, China 100020.

(7)
Includes 15,579,157 ordinary shares held by Arch. Arch is a British Virgin Islands company wholly owned and controlled by ARC Capital Holdings Limited, a Cayman Islands company. ARC Capital Holdings Limited is a closed-end fund that is admitted to trading on the AIM market of the London Stock Exchange plc and managed by ARC Capital Partners Limited, a Cayman Islands company co-founded by Clement Kwong. The investment committee of ARC Capital Partners Limited exercises sole voting and investment power over our ordinary shares held by Arch pursuant to the delegated authority of the board of ARC Capital. The members of the investment committee who make the decisions regarding the voting and investment control of our shares and warrants are Chris Gradel, Hui Liu and Horst Geicke. The registered address for Arch is Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands.

(8)
Includes (i) 15,075,000 ordinary shares held by GM Investment Company Limited, or GM Investment, a Hong Kong company, and (ii) 729,157 ordinary shares held by Capital Ally. GM Investment holds a 50% interest in Capital Ally. GM Investment is wholly owned and controlled by Golden Meditech, a PRC based public company incorporated in the Cayman Islands. The board of directors of Golden Meditech which make the decisions regarding the voting and investment control of the shares owned by GM Investment are: Kam Yuen, Jin Lu, Zheng Ting, Lu Tian Long, Cao Gang, Gao Zongze and Gu Qiao.

RELATED PARTY TRANSACTIONS

Certain Agreements and Contractual Arrangements between Us and Beijing Funtalk and/or Its Shareholders

              We operate our retail business through Beijing Funtalk, a consolidated variable interest entity established in November 2007. We established Beijing Funtalk to enable us to access capital from sources outside of the PRC while maintaining compliance with PRC laws.

              Prior to September 8, 2008, each of Mr. Hui Liu and Mr. Fei owned 50% of the outstanding equity interest in Beijing Funtalk. Mr. Liu is a member of investment committee of ARC Capital Partners Limited, an entity that controls Arch. On September 1, 2008, Mr. Liu entered into a share transfer agreement pursuant to which Mr. Liu transferred his equity interest in Beijing Funtalk to Mr. Zhikuan Guan, who is an employee of Arch and was designated by Arch to hold 50% equity interest of Beijing Funtalk. Mr. Guan became a 50% shareholder in Beijing Funtalk on September 8, 2008 when the share transfer became effective. Mr. Fei is a co-founder of Funtalk PRC and currently serves as our chief executive officer.

              Funtalk PRC exercises effective control over the day-to-day operations and financial affairs of Beijing Funtalk, appoints key personnel (subject to shareholder approval) and receives substantially all of the revenues generated by Beijing Funtalk through the contractual arrangements described below, including:

  •
  the exclusive business cooperation agreement between Funtalk PRC and Beijing Funtalk;

  •
  the equity interest pledge agreements among Funtalk PRC, Beijing Funtalk and each of Mr. Guan and Mr. Fei;

  •
  the exclusive option agreements among Funtalk PRC, Beijing Funtalk and each of Mr. Guan and Mr. Fei;

  •
  the powers of attorney executed in favor of Funtalk PRC by each of Mr. Guan and Mr. Fei; and

  •
  the loan agreements among Funtalk PRC and each of Mr. Guan and Mr. Fei.

              Each of Funtalk PRC and Beijing Funtalk is a distinct, independent legal entity under the laws of the PRC, and neither party is subject to the liabilities of the other party.

Exclusive Business Cooperation Agreement

              On September 1, 2008, Funtalk PRC and Beijing Funtalk entered into an exclusive business cooperation agreement (which replaced a similar agreement dated December 26, 2007 under which no payments were made). Under the exclusive business cooperation agreement, Beijing Funtalk granted to Funtalk PRC exclusive rights to provide business support and technical and consulting services related to Beijing Funtalk's business operations. In consideration for these services, Beijing Funtalk agreed to pay Funtalk PRC annual service fees equal to a percentage of Beijing Funtalk's audited total amount of operational income for each year, as set forth in the agreement.

              Funtalk PRC (represented by Mr. Zhang) and Beijing Funtalk (represented by Mr. Fei) negotiate the percentage of audited total operational income at the end of each fiscal year. For fiscal 2010, in furtherance of Beijing Funtalk's goal of preserving funding for further expansion of its retail business, the percentage was zero. The audited total amount of operational income of Beijing Funtalk will be reflected in our audited financial statements in accordance with applicable accounting standards. The percentage may be subsequently adjusted from time to time as agreed in writing by Funtalk PRC and Beijing Funtalk. In addition, the agreement provides that Funtalk PRC will retain exclusive ownership of and rights to intellectual property developed by either Funtalk PRC or Beijing Funtalk during the term of and in connection with the agreement.

              The agreement has an initial ten-year term and is renewable at Funtalk PRC's election. Funtalk PRC shall be entitled to terminate the agreement by delivering a 30-day advance notice to Beijing Funtalk at any time during the term of this agreement. Beijing Funtalk shall not terminate the agreement during its term unless Funtalk PRC commits an act of gross negligence or fraud against Beijing Funtalk. As of June 30, 2010, Beijing Funtalk had not made any payments to Funtalk PRC under the agreement. Beijing Funtalk does not expect to make any payments under the agreement.

Equity Interest Pledge Agreements

              On September 1, 2008, Mr. Fei, Funtalk PRC and Beijing Funtalk entered into an amended and restated equity interest pledge agreement (which replaced a similar equity interest pledge agreement dated December 26, 2007). Pursuant to the amended and restated equity interest pledge agreement, Mr. Fei pledged all of his rights, including voting rights, and equity interests in Beijing Funtalk to Funtalk PRC as security for Beijing Funtalk's performance of its obligations under the exclusive business cooperation agreement.

              On September 8, 2008, Mr. Guan, Funtalk PRC and Beijing Funtalk entered into an equity interest pledge agreement pursuant to which Mr. Guan pledged all of his rights (including voting rights) and equity interests in Beijing Funtalk to Funtalk PRC as security for Beijing Funtalk's performance of its obligations under the exclusive business cooperation agreement.

              On March 3, 2009, Mr. Fei, Mr. Guan, Funtalk PRC and Beijing Funtalk entered into an equity interest pledge agreement for the purpose of registering the pledge of Mr. Fei's and Mr. Guan's equity interest in Beijing Funtalk to Funtalk PRC with the local authority, which was supplemented by a supplementary agreement by and among Mr. Fei, Funtalk PRC and Beijing Funtalk, dated March 3, 2009, and a supplementary agreement by and among Mr. Guan, Funtalk PRC and Beijing Funtalk, dated March 3, 2009, or collectively, the 2009 Beijing Funtalk Equity Interest Pledge Agreements. The 2009 Beijing Funtalk Equity Interest Pledge Agreements amended, superseded and restated the equity interest pledge agreements dated September 1 and September 8, 2008, respectively, in their entirety.

              Under the 2009 Beijing Funtalk Equity Interest Pledge Agreements, if Beijing Funtalk or any of its shareholders breaches the terms of such agreements, Funtalk PRC, as pledgee, shall be entitled to sell the pledged equity interests and pursue other available remedies. In addition, each of the shareholders of Beijing Funtalk has agreed not to transfer, sell, pledge, dispose of or otherwise encumber its equity interests in Beijing Funtalk without the prior written consent of Funtalk PRC. During the term of the 2009 Beijing Funtalk Equity Interest Pledge Agreements, Funtalk PRC is entitled to collect dividends generated by the pledged equity interests. The term of each of the 2009 Beijing Funtalk Equity Interest Pledge Agreements expires upon the completion by Beijing Funtalk of its obligations under the exclusive business cooperation agreement between Funtalk PRC and Beijing Funtalk.

Exclusive Option Agreements

              On September 1, 2008, Mr. Fei, Funtalk PRC and Beijing Funtalk entered into an amended and restated exclusive option agreement (which replaced a similar exclusive option agreement dated December 26, 2007). Pursuant to the amended and restated exclusive option agreement, Mr. Fei irrevocably granted to Funtalk PRC or its designee a non-assignable option to purchase from Mr. Fei, as a shareholder of Beijing Funtalk, all or any portion of his equity interests in Beijing Funtalk to the extent permitted by PRC law.

              On September 8, 2008, Mr. Guan, Funtalk PRC and Beijing Funtalk entered into an exclusive option agreement pursuant to which Mr. Guan irrevocably granted to Funtalk PRC or its designee a nonassignable option to purchase from Mr. Guan, as a shareholder of Beijing Funtalk, all or any portion of his equity interests in Beijing Funtalk to the extent permitted by PRC law.

              The exercise of purchase rights under each of the exclusive option agreements with Messrs. Fei and Guan is subject to:

  •
  the release of the restrictions on foreign investments in the value-added telecommunications industry;

  •
  obtaining approvals from PRC government authorities in connection with companies doing retail business in China with foreign ownership; and

  •
  other PRC government approval and registration requirements associated with converting a domestic PRC company into a company with foreign ownership.

              Pursuant to the exclusive option agreements, the total exercise price for the equity interests owned by Mr. Guan and Mr. Fei is the then-actual capital contribution paid in the registered capital of Beijing Funtalk at such time by Mr. Guan and Mr. Fei, subject to adjustment based on the required appraisal under PRC law at the time when Funtalk PRC exercises the options. The amount of the actual capital contribution paid in the registered capital of Beijing Funtalk may change depending on the equity interest Mr. Fei then holds in Beijing Funtalk.

              Assuming both the capital structure of Beijing Funtalk and Mr. Fei's holding in Beijing Funtalk (a 50% shareholder) remain unchanged when Funtalk PRC exercises the option, the maximum exercise price for Funtalk PRC to acquire all of Mr. Fei's equity interests in Beijing Funtalk will be RMB5,000,000 (or approximately $712,352). Under the same analysis, the maximum exercise price for Funtalk PRC to acquire all of Mr. Guan's equity interests in Beijing Funtalk will also be RMB5,000,000 (or approximately $712,352).

              Each exclusive option agreement has an initial term of ten years and is renewable at Funtalk PRC's election. Additionally, the exclusive option agreements provide that, without the prior written consent of Funtalk PRC:

  •
  neither Beijing Funtalk nor any of its shareholders shall sell, transfer, pledge, encumber, grant a security interest in or otherwise dispose of any of its assets, business divisions, capital or equity interests;

  •
  Beijing Funtalk shall not merge or consolidate with, invest in or purchase or invest in any other entity; and

  •
  Beijing Funtalk shall not pay any dividends to its shareholders.

Powers of Attorney

              In September 2008, as a shareholder of Beijing Funtalk, Mr. Guan executed an irrevocable power of attorney authorizing Funtalk PRC to vote all of the Beijing Funtalk shares held by him on his behalf on all matters subject to a shareholder vote. Mr. Fei also executed an irrevocable power of attorney (which replaced a similar power of attorney dated December 26, 2007), and authorized Funtalk PRC to vote all of the Beijing Funtalk shares held by him on his behalf on all matters subject to a shareholder vote. Each of the powers of attorney shall remain effective until Mr. Guan or Mr. Fei (as applicable) ceases to be a shareholder of Beijing Funtalk.

Loan Agreements

              On December 26, 2007, Funtalk PRC entered into a loan agreement with each of Mr. Liu and Mr. Fei, pursuant to which Funtalk PRC provided each of Mr. Liu, or the Liu Loan, and Mr. Fei, or the Fei Loan, a $633,874 interest-free loan to provide working capital to Beijing Funtalk. Each of the Liu Loan and the Fei Loan requires that the proceeds be used only to furnish working capital to Beijing Funtalk and is secured by the equity pledge agreements described above. The term of each of the Liu Loan and the Fei Loan was initially December 25, 2009 and may be extended by mutual agreement of the parties thereto. Mr. Liu repaid the Liu Loan in September 2008 and the Fei Loan was revised as described below.

              In connection with the share transfer from Mr. Liu to Mr. Guan, on September 1, 2008, Funtalk PRC and Mr. Guan entered into a loan agreement pursuant to which Funtalk PRC provided a $633,874 interest-free loan to Mr. Guan, or the Guan Loan. The Guan Loan requires that Mr. Guan may only use the proceeds to pay for the shares that Mr. Liu transferred to Mr. Guan. The term of the Guan Loan expires August 31, 2018, which the parties may mutually agree to extend. Under the Guan Loan, except in the case of liquidation of Beijing Funtalk (in which case Mr. Guan shall use all the residuary estate of Beijing Funtalk after liquidation to repay the loan), Mr. Guan may only repay the loan (i) after Funtalk PRC has exercised its option to acquire Mr. Guan's equity interests in Beijing Funtalk pursuant to the exclusive option agreement among Mr. Guan, Beijing Funtalk and Funtalk PRC, and (ii) using the proceeds Mr. Guan would receive from Funtalk PRC as consideration for such transfer of his equity interest in Beijing Funtalk. As of June 30, 2010, Mr. Guan had not repaid any amounts outstanding under the Guan Loan.

              The Guan Loan shall become immediately due and payable if:

  •
  Mr. Guan receives 30 days written notice from Funtalk PRC requesting him to repay the loan;

  •
  Mr. Guan dies or becomes lacking or limited of civil capacity;

  •
  Mr. Guan ceases to be a shareholder of Beijing Funtalk;

  •
  Mr. Guan commits a crime or is otherwise involved in a criminal act;

  •
  Mr. Guan owes any third party an amount that exceeds RMB1,000,000 (or approximately $142,470); or

  •
  Funtalk PRC exercises its option right under the Exclusive Option Agreement among Funtalk PRC, Mr. Guan and Beijing Funtalk dated September 8, 2008.

              In connection with the share transfer from Mr. Liu to Mr. Guan, on September 1, 2008, Funtalk PRC and Mr. Fei entered into an amended and restated loan agreement (which replaced the original Fei Loan entered into on December 26, 2007 described above). The amended and restated Fei Loan confirmed the terms of the original Fei Loan and extended the maturity date of such loan to August 31, 2018, which the parties may mutually agree to extend. Under the amended and restated Fei Loan, except in the case of liquidation of Beijing Funtalk (in which case Mr. Fei shall use all the residuary estate of Beijing Funtalk after liquidation to repay the loan), Mr. Fei may only repay the loan (i) after Funtalk PRC has exercised its option to acquire Mr. Fei's equity interests in Beijing Funtalk pursuant to the exclusive option agreement among Mr. Fei, Beijing Funtalk and Funtalk PRC, and (ii) using the proceeds Mr. Fei would receive from Funtalk PRC as consideration for such transfer of his equity interest in Beijing Funtalk. As of June 30, 2010, Mr. Fei had not repaid any amounts outstanding under the Fei Loan.

              The Fei Loan shall become immediately due and payable if:

  •
  Mr. Fei receives 30 days written notice from Funtalk PRC requesting him to repay the loan;

  •
  Mr. Fei dies or becomes lacking or limited of civil capacity;

  •
  Mr. Fei ceases to be an employee of Funtalk PRC, Beijing Funtalk or Beijing Funtalk's affiliated entities, or a shareholder of Beijing Funtalk;

  •
  Mr. Fei commits a crime or is otherwise involved in a criminal act;

  •
  Mr. Fei owes any third party for an amount that exceeds RMB1,000,000 (or approximately $142,470); or

  •
  Funtalk PRC exercises its option right under the Exclusive Option Agreement among Funtalk PRC, Mr. Fei and Beijing Funtalk dated September 1, 2008.

              The Guan Loan and the Fei Loan contain a number of covenants that restrict the actions Mr. Guan or Mr. Fei can take or cause Beijing Funtalk to take, or that require Mr. Guan or Mr. Fei to take or cause Beijing Funtalk to take specific actions. For example, these covenants provide that Mr. Guan and Mr. Fei shall:

  •
  not transfer, pledge or otherwise dispose of or encumber his equity interest in Beijing Funtalk without the prior written consent of Funtalk PRC (except for the equity interest pledge for the benefit of Funtalk PRC, described above);

  •
  vote to elect the director and/or executive director candidates nominated by Funtalk PRC;

  •
  not vote for, or execute any resolutions to approve, any merger or consolidation with any person, or any acquisition of or investment in any person, by Beijing Funtalk without the prior written consent of Funtalk PRC;

  •
  at the request of Funtalk PRC or a party designated by Funtalk PRC, cause Beijing Funtalk to execute contracts or agreements in cooperation with Funtalk PRC or the party designated by Funtalk PRC;

  •
  not, without Funtalk PRC's prior written consent, cause Beijing Funtalk to incur, inherit, guarantee or otherwise allow for the existence of any debt, except for (i) debt incurred in the ordinary course of business or (ii) debt already disclosed to Funtalk PRC for which Funtalk PRC's written consent has been obtained; and

  •
  not, without Funtalk PRC's prior written consent, cause Beijing Funtalk to distribute dividends to shareholders, provided that, upon Funtalk PRC's written request, Messrs. Guan and Fei may cause Beijing Funtalk to distribute profits in whole or in part to its shareholders.

Certain Agreements and Contractual Arrangements between Beijing Dongdian, Beijing Funtalk and Us

              Beijing Funtalk owns 100% of the shares in Beijing Dongdian, which operates our e-commerce business through our e-commerce website, www.dongdianwang.com. We established Beijing Dongdian to comply with PRC regulations governing telecommunication services, which cover our e-commerce business.

              Funtalk PRC exercises effective control over the day-to-day operations and financial affairs of Beijing Dongdian, appoints Beijing Dongdian's key personnel (subject to shareholder approval) and receives substantially all of the revenues generated by Beijing Dongdian through the contractual arrangements described below, including:

  •
  the exclusive business cooperation agreement between Funtalk PRC and Beijing Dongdian;

  •
  the equity interest pledge agreement among Funtalk PRC, Beijing Funtalk and Beijing Dongdian;

  •
  the exclusive option agreement among Funtalk PRC, Beijing Funtalk and Beijing Dongdian; and

  •
  the power of attorney executed in favor of Funtalk PRC by Beijing Funtalk.

              Each of Funtalk PRC, Beijing Dongdian and Beijing Funtalk is a distinct, independent legal entity under the laws of the PRC, and such parties are not subject to the liabilities of the other parties.

Exclusive Business Cooperation Agreement

              Under the exclusive business cooperation agreement dated July 28, 2008 between Funtalk PRC and Beijing Dongdian, Beijing Dongdian granted to Funtalk PRC exclusive rights to provide technical support, consulting services and other commercial services related to Beijing Dongdian's business operations. Beijing Dongdian agreed to pay Funtalk PRC annual service fees equal to a percentage of Beijing Dongdian's audited total amount of operational income for each year, as set forth in the agreement. Funtalk PRC (represented by Mr. Zhang) and Beijing Dongdian (represented by Mr. Fei) negotiate the percentage of audited total operational income at the end of each fiscal year. For fiscal 2010, preserving funding for operation of its e-commerce business, the percentage was zero. The audited total amount of operational income of Beijing Dongdian will be reflected in its audited financial statements in accordance with applicable accounting standards. The percentage may be subsequently adjusted from time to time as agreed in writing by Funtalk PRC and Beijing Dongdian. In addition, the agreement provides that Funtalk PRC will retain exclusive ownership of and rights to intellectual property developed in connection with the performance of the agreement.

              The agreement has an initial ten-year term and is renewable at Funtalk PRC's election. Funtalk PRC may terminate the agreement by delivering a 30-day advance notice to Beijing Dongdian at any time during the term of the agreement. Beijing Dongdian shall not terminate the agreement during its term unless Funtalk PRC commits an act of gross negligence or fraud against Beijing Dongdian. As of June 30, 2010, Beijing Dongdian had not made any payments to Funtalk PRC under the agreement. Beijing Dongdian does not expect to make any payments under the agreement.

Equity Interest Pledge Agreement

              Under the equity interest pledge agreement dated August 5, 2008 among Beijing Funtalk, Funtalk PRC and Beijing Dongdian, Beijing Funtalk pledged all of its rights, including voting rights, and equity interests in Beijing Dongdian to Funtalk PRC as security for Beijing Dongdian's performance of its obligations under the exclusive business cooperation agreement.

              On March 3, 2009, Beijing Funtalk, Funtalk PRC and Beijing Dongdian entered into an equity interest pledge agreement for the purpose of registering the pledge of Beijing Funtalk's equity interest in Beijing Dongdian to Funtalk PRC with the local authority, which was supplemented by a supplementary agreement by and among Beijing Funtalk, Funtalk PRC and Beijing Dongdian, dated March 3, 2009, or collectively, the 2009 Beijing Dongdian Equity Interest Pledge Agreements. The 2009 Beijing Dongdian Equity Interest Pledge Agreements amended, superseded and restated the equity interest pledge agreement dated August 5, 2008 in its entirety.

              Under the 2009 Beijing Dongdian Equity Interest Pledge Agreements, if either Beijing Dongdian or Beijing Funtalk breaches the terms of the agreements, Funtalk PRC, as pledgee, will be entitled to sell the pledged equity interests, among other available remedies. In addition, Beijing Funtalk has agreed not to transfer, sell, pledge, dispose of or otherwise encumber its equity interests in Beijing Dongdian without the prior written consent of Funtalk PRC. During the term of the 2009 Beijing Dongdian Equity Interest Pledge Agreements, Funtalk PRC is entitled to collect dividends generated by the pledged equity interest. The term of the 2009 Beijing Dongdian Equity Interest

Pledge Agreements, as well as the rights embodied therein, expires upon payment of all obligations due under the exclusive business cooperation agreement between Funtalk PRC and Beijing Dongdian.

Exclusive Option Agreement

              On August 5, 2008, Funtalk PRC entered into an exclusive option agreement with Beijing Funtalk and Beijing Dongdian. Under the agreement, Beijing Funtalk irrevocably granted to Funtalk PRC or its designee a non-assignable option to purchase from Beijing Funtalk, as the sole shareholder of Beijing Dongdian, all of its equity interests in Beijing Dongdian, to the extent permitted under PRC law. The exercise of the purchase rights under the exclusive option agreement are subject to (i) the release of the restrictions on foreign investments in the value-added telecommunications industry; and (ii) other PRC government approval and registration requirements associated with converting a domestic PRC company into a company with foreign ownership.

              Pursuant to the agreement, the total exercise price for the equity interests owned by Beijing Funtalk is $1.35, subject to adjustment as a result of negotiations based on the required appraisal under PRC law at the time when Funtalk PRC exercises the option. The exclusive option agreement has an initial term of ten years and is renewable at Funtalk PRC's election. Additionally, the exclusive option agreement provides that, without the prior written consent of Funtalk PRC:

  •
  neither Beijing Dongdian nor Beijing Funtalk shall sell, transfer, pledge, encumber, grant a security interest in or otherwise dispose of any of the assets, business divisions, or capital or equity interests of Beijing Dongdian;

  •
  Beijing Dongdian shall not incur, inherit, guarantee or otherwise allow for the existence of any debt, except for (i) debt incurred in the ordinary course of business or (ii) debt already disclosed to Funtalk PRC to which Funtalk PRC to which Funtalk PRC has consented to in writing;

  •
  Beijing Dongdian shall not merge or consolidate with or purchase or invest in any other entity; and

  •
  Beijing Dongdian shall not pay any dividends to its shareholders.

Power of Attorney

              Beijing Funtalk, as the sole shareholder of Beijing Dongdian, has executed an irrevocable power of attorney authorizing Funtalk PRC to vote on its behalf all of the Beijing Dongdian equity interests held by Beijing Funtalk on all matters subject to a shareholder vote. The power of attorney shall remain effective until Beijing Funtalk ceases to be the shareholder of Beijing Dongdian.

Private Placements

              Since its inception, Pypo Cayman has entered into the following private placements:

              In connection with the formation of Pypo Cayman in October 2007, Pypo Cayman issued 500 ordinary shares at the price of $0.0001 per share to each of GM Investment and Style Technology. The total amount of consideration paid in the private placement was $0.05 by each of GM Investment and Style Technology. Immediately following the initial purchase, GM Investment transferred its 500 ordinary shares in Pypo Cayman to its affiliate China Bright, for the amount of $0.05. Following these transactions, each of Style Technology and China Bright became a 50% shareholder of Pypo Cayman.

              Our following affiliates beneficially own the percentages of equity interests in Style Technology as set forth below:

Beneficial Owner	Percentage of Equity Interest in Style Technology
Nana Gong (spouse of Mr. Zhang, our chairman)	64
Dongping Fei	16
Hengyang Zhou	16
Francis Kwok Cheong Wan	4

              In October 2007, Pypo HK was formed as a wholly owned subsidiary of Pypo Cayman.

              In November 2007, Pypo Cayman issued 91,349,500 of its ordinary shares at a par value of $0.0001 per share to each of Style Technology and China Bright, respectively, in exchange for the transfer of Style Technology's and China Bright's equity interests in Funtalk PRC to Pypo HK as described below in "—Transactions with Directors, Shareholders and Affiliates." As a result of these transactions, Pypo HK became the holding company of Funtalk PRC.

              In November 2007, pursuant to the Equity Subscription Agreement dated as of October 15, 2007 by and among Arch, Pypo Cayman, Funtalk PRC, GM Investment, China Bright, Style Technology, Mr. Zhang, Mr. Fei and Mr. Wan, or the Equity Subscription Agreement, Pypo Cayman issued 90,000,000 redeemable ordinary shares to Arch at a price of $1.00 per share, for an aggregate amount of $90.0 million, to facilitate our acquisitions of PRC companies engaged in the retail of digital consumer electronics and related products. Immediately following this transaction, Style Technology, China Bright and Arch became 33.5%, 33.5% and 33% shareholders of Pypo Cayman, respectively. Under the Equity Subscription Agreement, Arch may, in its sole discretion, terminate the purchase and request redemption of all the purchased shares if certain performance targets are not met by March 31, 2008. Upon such redemption request by Arch, Pypo Cayman, Funtalk PRC, and Pypo Cayman's shareholders shall have the joint and several obligation to promptly redeem the purchased shares from Arch, and as consideration thereof, pay Arch $90,000,000 within 60 days of the redemption request, in a manner (including form of payment) satisfactory to Arch. In June 2008, Arch executed a waiver letter to confirm that the March date had been extended through June 30, 2008 in order to give Pypo Cayman additional time to comply with the terms of the Equity Subscription Agreement and to confirm that Arch would waive its redemption right under the Equity Subscription Agreement.

              In December 2007, Capital Ally received from each of Style Technology and China Bright 91,350,000 ordinary shares in Pypo Cayman at a par value of $0.0001 per share, in exchange for the issuance by Capital Ally to each of Style Technology and GM Investment of 4,900 of its shares at a par value of $1.00 per share. In December 2007, Capital Ally issued 100 ordinary shares at the price of $1.00 per share to each of Style Technology and GM Investment. As a result of these transactions, Capital Ally and Arch became 67% and 33% shareholders, respectively, of Pypo Cayman. Capital Ally became 50% owned by each of GM Investment and Style Technology.

              In July 2010, Capital Ally distributed all of the ordinary shares it held in us to GM Investment and the shareholders of Style Technology, including Sinowill, Huge Harvest, Kingstate and Trend Focus. Simultaneously with the share distribution, GM Investment, Sinowill, Huge Harvest, Kingstate and Trend Focus have assumed Capital Ally's rights and obligations on a pro rata basis under the merger agreement, lock-up agreement, voting agreement and registration right agreement that Capital Ally entered into in connection with the Business Combination.

Transactions with Directors, Shareholders and Affiliates

              In fiscal 2007, Funtalk PRC received approximately $1.1 million of cash advances from Beijing Zhiyang East Investment Consulting Co., Ltd., or Zhiyang East, a company controlled by Mr. Kuo Zhang, our chairman, and provided approximately $2.6 million of cash advances to Zhiyang East. The advances were unsecured, interest-free obligations and were provided to meet the short-term working capital requirements of Funtalk PRC and Zhiyang East. In July 2007, Zhiyang East repaid the outstanding balance of these cash advances of approximately $1.6 million.

              From June 2006 to March 2007, Funtalk PRC made cash advances of approximately $1.1 million to Beijing Shidai Tiancheng Technology Development Co., Ltd., or Shidai Tiancheng. Shidai Tiancheng was Funtalk PRC's then joint venture partner, each holding 50% interest of Beijing Pypo Times. Funtalk PRC made these advances to enable the purchase of mobile phones by and to meet the short-term working capital requirements of Shidai Tiancheng. The cash advances were governed under two different sets of terms. Of the total cash advances of $1.1 million, $0.8 million are governed by an oral agreement and are unsecured, interest-free obligations payable on demand. Funtalk PRC made these cash advances to enable the purchase of mobile phones by, and to meet the short-term working capital requirements of, Shidai Tiancheng. Shidai Tiancheng repaid this $0.8 million in fiscal 2008. The remaining $0.3 million of these cash advances are governed by a separate agreement and are unsecured, interest-free obligations. Funtalk PRC made these cash advances to Shidai Tiancheng for the purpose of making a capital contribution to Beijing Pypo Times. Shidai Tiancheng has repaid the $0.3 million cash advances in June 2010.

              In July 2007, Funtalk PRC received cash advances of $0.1 million from Beijing Dingtai Jiye Investment Co., Ltd., a company directly controlled by Mr. Zhang. These advances were unsecured, interest-free obligations payable on demand. Beijing Dingtai Jiye Investment Co., Ltd. made these advances to meet the short-term working capital requirements of Funtalk PRC, which repaid them in July 2008.

              In December 2007, Funtalk PRC received cash advances of approximately $12.8 million from Beijing Ruizhi Jiye Investment Co., Ltd., a company controlled by Mr. Zhang, or Ruizhi Jiye. These advances were unsecured, interest-free obligations. Funtalk PRC obtained these advances to meet its short-term working capital requirements. Funtalk PRC repaid this loan in March 2008.

              In September 2008, Funtalk PRC made cash advances of approximately $1.5 million to Beijing JingJing Medical Equipment Co., Ltd, a company controlled by Golden Meditech, to meet its short-term working capital needs. These advances were unsecured and interest-free obligations. Beijing JingJing Medical Equipment Co., Ltd. repaid this loan in March 2009.

              In March 2008, Pypo Cayman entered into loan agreements with each of its direct shareholders, Arch and Capital Ally. The purpose of these agreements was to provide working capital for these shareholders and their respective affiliates, while avoiding certain regulatory filings and restrictions under PRC law:

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  Under a fund transfer agreement, Pypo Cayman, through its affiliate, Funtalk PRC, made cash advances of RMB 150.0 million ($21.4 million under prevailing exchange rates as of the date of the transaction) to Shanghai Zhengda Jingcheng Development Co., Ltd., or Shanghai Zhengda, an entity controlled by Arch. Such advances, or the Arch Cash Advances, were secured, interest-free obligations payable on demand any time prior to the maturity date of December 31, 2008. The fund transfer agreement enabled Arch to provide working capital to Shanghai Zhengda while avoiding certain PRC regulatory restrictions that regulate the foreign investments in PRC companies. These restrictions place administrative burdens on foreign companies such as Arch, a Cayman Islands company, that downstream foreign currency to PRC affiliates, such as Shanghai Zhengda. Arch avoided such regulatory restrictions because Funtalk PRC, which made the cash advances to Shanghai Zhengda, is a PRC entity. In consideration for the Arch Cash Advances, Arch concurrently provided an unsecured, interest-free cash advance of $20.0 million to Pypo Cayman, which Pypo Cayman was required to repay by the maturity date of December 31, 2008.

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  Pypo Cayman utilized the $20.0 million received under the fund transfer agreement described above by loaning such amount to Capital Ally. This loan, or the Capital Ally Working Capital Loan, was interest free and had a maturity date of December 31, 2008. Pypo provided the Capital Ally Working Capital Loan to help Capital Ally meet its working capital needs. To secure its obligations under such loan, Capital Ally pledged its rights and interests in the 182,700,000 Pypo Cayman ordinary shares held by Capital Ally as collateral in favor of Pypo Cayman. Under this pledge, Capital Ally agreed not to sell, transfer, encumber or dispose of these pledged shares until it had discharged its obligations under the Capital Ally Working Capital Loan.

              In November 2008, Pypo Cayman amended the agreements governing the Arch Cash Advances and the Capital Ally Working Capital Loan to (i) extend the maturity dates of such obligations to accommodate Capital Ally's continuing working capital needs and (ii) modify the pledge agreements securing the Capital Ally Working Capital Loan to effectuate the merger agreement:

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  Pypo Cayman and Capital Ally extended the maturity date of the Capital Ally Working Capital Loan from December 31, 2008 to June 30, 2009 in order to accommodate Capital Ally's continuing working capital needs. Concurrently, Pypo Cayman and Arch amended the fund transfer agreement to extend the maturity date of the Arch Cash Advances from December 31, 2008 to June 30, 2009. The concurrent extension of the Arch Cash Advances allows Pypo Cayman to utilize the $20.0 million to be received from Capital Ally as repayment under the Capital Ally Working Capital Loan to repay the $20.0 million Pypo Cayman owes Arch under the fund transfer agreement.

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  In addition, Pypo Cayman released the shares originally pledged by Capital Ally to secure the Capital Ally Working Capital Loan. To replace such collateral, Pypo Cayman entered into replacement pledge agreements with Capital Ally's shareholders, Style Technology and GM Investment, each a 50% holder of the equity interests of Capital Ally. Under these replacement pledge agreements, Style Technology and GM Investment pledged their respective rights and interests in the shares of Capital Ally held by such entities as collateral in favor of Pypo Cayman. Style Technology and GM Investment also agreed not to sell, transfer, encumber or dispose of these pledged shares until Capital Ally's obligations under the Capital Ally Working Capital Loan were discharged. Pypo Cayman released the shares pledged to it by Capital Ally to allow Capital Ally to transfer these shares to Middle Kingdom free and clear of any liens, pledges or other such security interests at the closing of the Business Combination, as required under the merger agreement.

              On January 6, 2009, Middle Kingdom and the other parties to the merger agreement entered into an amendment to the merger agreement that reflected the extension of the date by which the Business Combination had to be completed from December 13, 2008 to August 31, 2009. In addition, at the request of us and Capital Ally and Arch, the merger agreement was amended to extend the date by which Capital Ally was required to repay the Capital Ally Working Capital Loan and the Arch Cash Advances from on or before February 28, 2009 to June 30, 2009.

              On June 9, 2009, Pypo Cayman and Capital Ally extended the maturity date of the Capital Ally Working Capital Loan from June 30, 2009 to September 30, 2009 in order to accommodate Capital Ally's continuing working capital needs. Concurrently, Pypo Cayman and Arch also extended the maturity date of the Arch Cash Advances to September 30, 2009. The concurrent extension of the maturity date of the Arch Cash Advances allows Pypo Cayman to utilize the $20.0 million to be received from Capital Ally as repayment under the Capital Ally Working Capital Loan to repay the $20.0 million Pypo Cayman owes Arch under the funds transfer agreement.

              On June 16, 2009, Middle Kingdom and the other parties to the merger agreement entered into a second amendment to the merger agreement to reflect the extension of the maturity dates of the Capital Ally Working Capital Loan and the Arch Cash Advances to September 30, 2009. From July 2009 to September 2009, Shanghai Zhengda repaid RMB125 million (approximately $18.3 million) of the Arch Cash Advances to Funtalk PRC. During the same period, Pypo Cayman fully repaid the $20.0 million cash advance to Arch. In December 2009, Shanghai Zhengda repaid the remaining RMB25.0 million (approximately $3.7 million) of the Arch Cash Advances to Funtalk PRC. In December 2009, Capital Ally fully repaid the Capital Ally Working Capital Loan to Pypo Cayman. In connection with Capital Ally's repayment of the Capital Ally Working Capital Loan, in June 2010, Pypo Cayman released the shares of Capital Ally pledged to it by Style Technology and GM Investment.

              On June 1, 2010, FTLK and other parties to the merger agreement entered into a third amendment to the merger agreement to increase our board of directors to eight members and to allow Capital Ally and Arch to designate one additional director on our board of directors. All references to the merger agreement in this prospectus shall refer to the merger agreement, as amended by the first, second and third amendments thereto.

              In June 2006, China Bright, which temporarily became a controlling shareholder of Pypo Cayman as described above in "—Private Placements," acquired 50% of the equity interests in Funtalk PRC from Beijing Hengze East Investment Consulting Co., Ltd. in consideration for $56.6 million.

              In July 2007, Style Technology, which is controlled by our affiliates and temporarily became a controlling shareholder of Pypo Cayman as described above in "—Private Placements," acquired 50% of the equity interests in Funtalk PRC from Beijing Ding Tai Jiye Investment Consulting Co., Ltd. in consideration for the Hong Kong currency equivalent of approximately $23.6 million.

              In November 2007, each of China Bright and Style Technology transferred all of its equity interests in Funtalk PRC to Pypo HK in consideration for the Hong Kong currency equivalent of an aggregate amount of approximately $47.3 million, or approximately $23.6 million for each of China Bright and Style Technology.

              In the year ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2010, Mr. Fei and Mr. Zhang provided personal guarantees for certain of our short-term credit facilities with banks. The amounts guaranteed by Mr. Fei and Mr. Zhang amounted to approximately $5.7 million, nil, $43.9 million and $44.2 million as of March 31, 2008, 2009 and 2010 and June 30, 2010, respectively.

              In the year ended March 31, 2010, Mr. Zhang and Beijing JingJing Medical Equipment Co., Ltd., a company controlled by Golden Meditech, provided guarantees for certain of our short-term credit facilities with banks. The amounts guaranteed by Mr. Zhang and Beijing JingJing Medical Equipment Co., Ltd amounted to approximately $7.3 million as of March 31, 2010. We prepaid a guarantee fee to Beijing JingJing Medical Equipment Co., Ltd. in the amount of $1.5 million.

              In the years ended March 31, 2008, 2009 and 2010 and the three months ended June 30, 2010, Beijing JingJing Medical Equipment Co., Ltd, a company controlled by Golden Meditech, provided guarantees for certain of our short-term credit facilities with banks. The amounts guaranteed by Beijing JingJing Medical Equipment Co., Ltd amounted to approximately $37.8 million, $41.0 million, $12.5 million and $12.5 million as of March 31, 2008, 2009 and 2010 and June 30, 2010, respectively.

              In the year ended March 31, 2009, Pypo Cayman and Pypo HK made cash advances of approximately $2.2 million and $1.8 million, respectively, to Capital Ally to meet Capital Ally's short-term working capital needs. In August 2009, Pypo Cayman made additional cash advances of approximately $0.4 million to Capital Ally to meet its short-term working capital needs. These cash advances are unsecured, interest-free obligations and are payable on demand. Capital Ally repaid $0.3 million to Pypo Cayman in December 2009 and repaid $0.8 million to Pypo HK from December 2009 to February 2010. As of June 30, 2010, the total outstanding balance of these cash advances from Capital Ally to Pypo Cayman and Pypo HK was $2.3 million and $1.0 million, respectively. In August 2010, Pypo Cayman made additional cash advances of approximately $1.0 million to Capital Ally to meet its short-term working capital needs. These cash advances are unsecured, interest-free obligations and are payable on demand. Capital Ally is expected to repay such cash advances prior to March 2011.

              In February 2009, Funtalk PRC made cash advances of approximately $26.8 million to Beijing Pypo Times, Funtalk PRC's then 50% owned subsidiary, to meet Beijing Pypo Times's capital needs. Mr. Kuo Zhang and Ruizhi Jiye guaranteed the repayment of these cash advances. These cash advances are interest free obligations. From January 2009 to March 2009, Funtalk PRC made additional cash advances of approximately $1.1 million to Beijing Pypo Times, to meet Beijing Pypo Times's working capital needs. These additional cash advances are unsecured, interest-free obligations and are payable on demand. Beijing Pypo Times fully repaid these cash advances from April 2009 to December 2009.

              In March 2009, Beijing Yipai-top made cash advances of approximately $0.8 million to Funtalk PRC to meet Funtalk PRC's short-term working capital needs. These cash advances are unsecured, interest-free obligation and are payable on demand. Funtalk PRC repaid $0.7 million of these cash advances to Beijing Yipai-top in the year ended March 31, 2010.

              In March 2009, Pypo Cayman agreed to pay approximately $0.3 million to GM Investment on behalf of Capital Ally for interest payments associated with a loan to Capital Ally from GM Investment. Capital Ally assumed such payment obligation in the year ended March 31, 2010.

              In June 2009, Style Technology provided guarantee for the cash advance of approximately $1.5 million made by Funtalk PRC to Zhongtian Huaxin Technology & Trade Co., Ltd., a company not affiliated with us. These cash advances are unsecured, interest-free obligations and are payable on demand.

              In September 2009, Beijing Funtalk acquired 49% of the outstanding equity interests of Jiangsu Guanzhilin. Prior to the acquisition, Beijing Funtalk owned 51% of the equity interests of Jiangsu Guanzhilin. Upon consummation of the transaction, Jiangsu Guanzhilin became a wholly owned subsidiary of Beijing Funtalk. The consideration for the acquisition was RMB 200 million (or approximately $29.3 million), paid in cash installments of RMB 100 million, RMB 50 million and RMB 50 million within 3 business days, 30 days and 3 months after closing, respectively.

              On October 2, 2009, Pypo Cayman entered into a share purchase agreement to acquire 1,857,587 and 827,613 ordinary shares of FTLK beneficially owned by Capital Ally and Arch, respectively, for an aggregate consideration of $22.5 million, or approximately $8.39 per share. The parties closed the transaction on October 5, 2009. Pypo Cayman paid $700,000 and $300,000 of the amount due to Capital Ally and Arch, respectively, on the closing date, and shall pay $14,885,155 and $6,643,673 to Capital Ally and Arch, respectively, on or prior to March 31, 2010. On October 19, 2009, Pypo Cayman, Capital Ally and Arch entered into an amendment to the share purchase agreement, pursuant to which the purchase price shall equal the lower of the aggregate of $22.5 million and the value of the share purchased as determined by an independent appraiser on or prior to December 31, 2009. Our audit committee, which is comprised of independent directors, approved the share purchases. On December 31, 2009, an independent appraiser determined that the aggregate purchase price of $22.5 million was fair to our shareholders of record on the closing date from a financial point of view. Pypo Cayman paid the remaining $14,885,155 and $6,643,673 to Capital Ally and Arch, respectively, in December 2009.

              In February 2010, Funtalk PRC pledged all of its equity interests in its wholly owned subsidiary, Jiangsu Pypo, to CITIC Trust Co., Ltd., or CITIC, as collateral to secure a debt facility in an amount up to RMB90 million (approximately $13.2 million) between CITIC and Shanghai Xinmeng Investment Co., Ltd., or Shanghai Xinmeng, an entity that is not affiliated with us. Jiangsu Pypo owns 100% equity interest in two of our wholly owned subsidiaries and 50% equity interest in 17 of our subsidiaries. We provided this collateral to Shanghai Xinmeng because Shanghai Jiadeli Supermarket Co., Ltd., or Shanghai Jiadeli, provided a loan of RMB80 million (approximately $11.7 million) to Shanghai Xieheng Commercial Co., Ltd., or Xieheng Commercial, an indirect wholly owned subsidiary of Beijing Funtalk to meet Xieheng Commercial's working capital needs. Our pledge of Jiangsu Pypo's equity interests will be released upon Xieheng Commercial's repayment of the loan to Shanghai Jiadeli or Shanghai Xinmeng's repayment of its debt to CITIC. Xieheng Commercial repaid the loan and accrued interests to Shanghai Jiadeli on July 9, 2010, and the pledge was subsequently released.

              In April 2010, Beijing Funtalk acquired 49% of the outstanding equity interests of Kunming Golden Broadway from a company controlled by Mr. Mingxi Qiu, the chairman of Kunming Golden Broadway. Prior to the acquisition, Beijing Funtalk owned 51% of the equity interests of Kunming Golden Broadway. Upon consummation of the transaction, Kunming Golden Broadway became a wholly owned subsidiary of Beijing Funtalk. The consideration for this acquisition was RMB39.7 million (approximately $5.8 million). Beijing Funtalk has fully paid the acquisition consideration as of the date of this prospectus.

              In April 2010, Jiangsu Pypo entered into a framework agreement with Jiangsu Heyi, a company then 99% owned by Beijing Pypo Times, a company not affiliated with us, and 1% owned by Ruizhi Jiye, a company controlled by Mr. Zhang. Pursuant to the agreement, Jiangsu Pypo transferred 50% equity interest of 17 of its wholly owned subsidiaries to Jiangsu Heyi in April and May 2010 for an aggregate consideration of RMB38.6 million (approximately $5.7 million), which equals 50% of the net asset value of these companies. Jiangsu Heyi is expected to make full payment of such transfer consideration by the end of November 2010. Pursuant to the agreement, Jiangsu Pypo will exercise control over 100% of the equity interest of these 17 subsidiaries before other closing conditions in the framework agreement are met, including full payment of the transfer consideration by Jiangsu Heyi. In August 2010, Beijing Pypo Times transferred its 51% equity interest in Jiangsu Heyi to Qinghai Heyi, a third party not affiliated with us. In September 2010, Ruizhi Jiye transferred its 1% equity interest in Jiangsu Heyi to Beijing Pypo Times. Upon consummation of such transfers, we continue to exercise control over the 17 subsidiaries through contractual arrangements and to consolidate their financial results.

              In April 2010, Beijing Funtalk entered into an agreement with Mr. Huimin He and Hubei Feon Telecommunications Technology Co., Ltd., a company controlled by Mr. Huimin He. According to the agreement, Hubei Feon Telecommunications Technology Co., Ltd. will transfer all of its mobile phone retail assets and businesses to a new company to be established for the purpose of this transaction, or Hubei Feon. Beijing Funtalk will then acquire 100% of the outstanding equity interests of Hubei Feon for total consideration of RMB80.0 million (approximately $11.7 million) plus the net asset value of the new company to be measured using the criteria stipulated in the agreement, which is estimated to be approximately RMB10.0 million (approximately $1.5 million). Beijing Funtalk has paid RMB80.0 million (approximately $11.7 million) of the acquisition consideration as of the date of this prospectus. This acquisition is expected to close prior to November 2010.

              In May 2010, Beijing Funtalk acquired through Hunan Feon certain mobile phone retail assets and businesses located in Hunan Province, China. The assets and businesses were acquired from an unaffiliated third party by Mr. Huimin He, the chairman of Hunan Feon, and were subsequently transferred by Mr. He to Hunan Feon. The consideration for this acquisition was RMB52.5 million

(approximately $7.7 million). Beijing Funtalk has fully paid the acquisition consideration as of the date of this prospectus.

              In September 2010, Beijing Funtalk acquired 49% of the outstanding equity interests of Henan Xinya from a company controlled by Mr. Yamin Zhang, the chairman of Henan Xinya. Prior to the acquisition, Beijing Funtalk owned 51% of the equity interests of Henan Xinya. The consideration for this acquisition was RMB47.6 million (approximately $7.0 million). Upon consummation of the transaction, Henan Xinya became a wholly owned subsidiary of Beijing Funtalk. Beijing Funtalk has paid RMB34.3 million (approximately $5.1 million) of the acquisition consideration as of the date of this prospectus.

              In October 2010, Beijing Funtalk acquired 49% of the outstanding equity interest of Inner Mongolia Zhongyu from a company controlled by Mr. Baihe Jiang, the chairman of Inner Mongolia Zhongyu. Prior to the acquisition, Beijing Funtalk owned 51% of the equity interest of Inner Mongolia Zhongyu. The consideration for this acquisition was RMB21.8 million (approximately $3.2 million). Upon consummation of the transaction, Inner Mongolia Zhongyu became a wholly owned subsidiary of Beijing Funtalk. Beijing Funtalk has paid RMB14.7 million (approximately $2.2 million) of the acquisition consideration as of the date of this prospectus.

              On October 11, 2010, the Company entered into a Warrant Exchange Agreement with each of Capital Ally and Arch to acquire all of the Class A warrants and Class B redeemable warrants held by Capital Ally and Arch, respectively, in exchange for the issuance of 729,157 ordinary shares by the Company to each of Capital Ally and Arch, respectively. The transactions were closed and the shares were issued to Capitall Ally and Arch on October 12, 2010.

Indemnification Agreements

              In November 2007, each of Pypo Cayman, Pypo HK and Funtalk PRC entered into indemnification agreements with Mr. Clement Kwong in connection with his service as a director of such respective entity. These indemnification agreements provide that, with respect to each entity, if Mr. Kwong is a party to or threatened to be made a party to any proceeding by reason of Mr. Kwong's status as a director of such our entity or as an agent of another enterprise at such entity's request, he will be indemnified for expenses and liabilities actually and reasonably incurred by Mr. Kwong, including amounts paid in settlement on his behalf. Mr. Kwong will not be entitled to such indemnification if prohibited by applicable law or if Mr. Kwong's conduct is finally adjudged to have been knowingly fraudulent or deliberately dishonest or has evidenced willful misconduct, including any breach of the duty of loyalty. If an indemnification agreement entitles Mr. Kwong to only a portion of the total expenses and liabilities he incurs, he will be paid such portion in accordance with the terms of the relevant indemnification agreement.

              The indemnification agreements set forth the procedures and timing for payment of such expenses and liabilities, including a requirement that Mr. Kwong be paid promptly in advance of the final disposition of any proceeding at Mr. Kwong's written request, provided that such written request sets forth (i) reasonable evidence that the indemnifiable expenses have been incurred in connection with the proceeding, (ii) a statement that the indemnifiable expenses have not been incurred in connection with any fraudulent or deliberately dishonest conduct or willful misconduct and (iii) an undertaking that any such advanced expenses shall be repaid if it is ultimately determined that Mr. Kwong is not entitled to indemnification.

              Mr. Kwong will continue to be entitled to indemnification under these indemnification agreements for as long as he is subject to a possible proceeding by reason of the fact that he was a director of the such entities or was serving at the request of these entities as an agent of another enterprise, foreign or domestic.

Employment Agreements

              See "Management—Employment Agreements" for details regarding employment with our executive officers.

Share Incentive Plan

              See "Management—Share Incentive Plan."

Review, Approval and Ratification of Related Party Transactions

              We have adopted an audit committee charter that requires the audit committee to review and approve all related party transactions, assure compliance with the company's code of ethics and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements. Prior to the establishment of the audit committee, our board of directors reviewed and approved all related party transactions. To date, neither our board of directors nor our audit committee has adopted any written procedures for reviewing such transactions or any standards of approval, but instead evaluates each transaction on a case-by-case basis. Under our Articles, any director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us must declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm will be deemed sufficient for purposes of voting on a resolution in respect to a contract or transaction in which he has an interest. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested, and if he does so, his vote will be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement will be considered. Under the Companies Law, there is no provision equivalent to Section 203 of the Delaware General Corporation Law, or DGCL, which provides that a corporation may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.

              We will neither directly nor indirectly nor through any subsidiary make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of the company, in compliance with the provisions of the Sarbanes Oxley Act of 2002.

DESCRIPTION OF SHARE CAPITAL

              We are a Cayman Islands incorporated company and our affairs are governed by our amended and restated memorandum and articles of association, supplemented or substituted from time to time, and the Companies Law (2009 Revision) of the Cayman Islands, as amended, which is referred to as the Companies Law below.

              As of October 12, 2010, our authorized share capital consisted of 1,000,000,000 shares with a par value of $0.001 each, of which 52,857,083 ordinary shares were issued and outstanding. All of our outstanding ordinary shares are fully paid.

              The following are summaries of material provisions of our currently effective amended and restated memorandum and articles of association, as well as the Companies Law, insofar as they relate to the material terms of our ordinary shares.

General

              Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

              The objects for which we are established are unrestricted and we shall have full power and authority to carry out any object not prohibited by the Companies Law. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Rights, Preferences and Restrictions of Our Ordinary Shares

              Dividends.    Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. Under the Companies Law, these dividends may be declared by the board out of ours:

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  profits; or

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  "share premium account," which represents the excess of the price paid to us on issue of our shares over the par or "nominal" value of those shares, which is similar to the U.S. concept of additional paid in capital.

              However, no dividends may be paid if, after payment, we would not be able to pay our debts as they come due in the ordinary course of business.

              Voting Rights.    The holders of our ordinary shares are entitled to one vote per share, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by our chairman or one or more shareholders present in person or by proxy holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our outstanding shares entitled to vote at the meeting present in person or by proxy.

              Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of the ordinary shares cast. Under Cayman Islands law, some matters, such as amending the memorandum and articles, changing our name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

              There are no limitations on non-residents or foreign shareholder in the memorandum and articles to hold or exercise voting rights on the ordinary shares imposed by foreign law or by our charter or other constituent document. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

              Winding Up; Liquidation.    Upon our winding up, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any our remaining assets available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

              Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

              Redemption of Ordinary Shares.    We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as we may, before the issue of the shares, determine. Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

              No Preemptive Rights.    Holders of ordinary shares will have no preemptive or preferential right to purchase any of our securities.

              Variation of Rights Attaching to Shares.    If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles, be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Defenses Against Hostile Takeovers

              The memorandum and articles provide that directors can be removed from office by a special resolution, which is a resolution that has been passed by a majority of not less than two-thirds of the shareholders, being entitled to do so, voting in person or by proxy at a meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled by a majority of the remaining directors. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

              The memorandum and articles provide that the board of directors will consist of at least three directors, the exact number to be set from time to time by a majority of the board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

              Our board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to, from time to time, issue any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as they consider fit. Our board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares. No preference shares have been established as of the date of this prospectus.

              As a Cayman Islands incorporated company, we are not subject to Section 203 of the DGCL, which restricts business combinations with interested shareholders.

Rights of Minority Stockholders

              Under Cayman law, an acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

  •
  by a procedure under the Companies Law known as a "scheme of arrangement." A scheme of arrangement is made by obtaining the consent of the Cayman Islands exempted company, the consent of the court and approval of the arrangement by holders of affected shares (i) representing a majority in number of the shareholders present at the meeting (or meetings) held to consider the arrangement and (ii) holding at least 75% of all the issued shares of each class of affected shareholders other than those held by the acquiring party, if any present at the meeting (or meetings) held to consider the arrangement. If a scheme of arrangement receives all necessary consents, all holders of affected shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement; or

  •
  by acquiring, pursuant to a tender offer, 90% of the ordinary shares not already owned by the acquiring party. If an acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the non-tendering shareholder, the non-tendering shareholder is able to convince the court to order otherwise.

Preferred Shares

              The memorandum and articles provide for the authorization of preferred shares. The preferred shares may be issued from time to time at the discretion of the board of directors without shareholder approval. The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper. We have no immediate plans to issue any preferred shares.

              The issuance of any of preferred shares could provide needed flexibility in connection with possible acquisitions and other corporate purposes. However, the issuance could also make it more difficult for a third party to acquire a majority of our outstanding voting shares or discourage an attempt to gain our control. In addition, our board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power and other rights of the holders of ordinary shares. These preferred shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Class A Warrants and Class B Redeemable Warrants

              We had 1,578,250 Class A warrants and 6,820,305 Class B redeemable warrants outstanding immediately following the consummation of the Business Combination. On October 12, 2010, we repurchased all of the Class A warrants and Class B redeemable warrants held by Capital Ally and Arch in exchange for the issuance of 729,157 ordinary shares to each of Capital Ally and Arch, respectively. As of October 12, 2010, we had 1,097,301 Class A warrants and 1,936,084 Class B redeemable warrants outstanding.

              Each Class A warrant entitles the registered holder to purchase one ordinary share of us at a price of $5.00 per share, subject to adjustment as discussed below.

              Each Class B redeemable warrant entitles the registered holder to purchase one ordinary share of us at a price of $5.00 per share, subject to adjustment as discussed below.

              The Class A warrants and Class B redeemable warrants will expire on December 13, 2013 at 5:00 p.m., New York City time, which expiration date may be extended in our sole discretion. The Class A warrants and Class B redeemable warrants provide that we are not obligated to deliver any securities pursuant to the exercise of a Class A warrant or a Class B redeemable warrant unless a registration statement under the Securities Act with respect to the ordinary shares is effective, provided that if no registration statement is effective permitting the sale of the ordinary shares underlying the warrants, the warrants may be exercised on a cashless basis commencing one year after such warrants are initially exercisable.

              We may call the Class B redeemable warrants for redemption,

  •
  in whole and not in part;

  •
  at a price of $.01 per Class B redeemable warrant at any time after the Class B redeemable warrants become exercisable;

  •
  upon not less than 30 days' prior written notice of redemption to each Class B warrantholder; and

  •
  if, and only if, (i) the reported last sale price of our ordinary shares equals or exceeds $16.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the Class B warrantholders, and (ii) during each day of the foregoing 30 trading day period and through the date we exercise our redemption right, we have an effective registration statement with a current prospectus on file with the SEC pursuant to which the underlying ordinary shares may be sold.

              The exercise price and number of ordinary shares issuable on exercise of the Class A warrants and Class B redeemable warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the Class A warrants and Class B redeemable warrants will not be adjusted for issuances of ordinary shares, preferred shares or other securities at a price below their respective exercise prices.

              The Class A warrantholders and Class B redeemable warrantholders do not have the rights or privileges of holders of ordinary shares or any voting rights until they exercise their Class A warrants or Class B redeemable warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the Class A warrants and Class B redeemable warrants, each holder will be entitled to one vote for each ordinary share held of record on all matters to be voted on by shareholders.

              No Class A warrants or Class B redeemable warrants will be exercisable unless at the time of exercise a prospectus relating to the ordinary shares issuable upon exercise of the Class A warrants and Class B redeemable warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class A warrants and Class B redeemable warrants. Under the terms of the warrant agreement, we will agree to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the Class A warrants and Class B redeemable warrants until the expiration of the Class A warrants and Class B redeemable warrants. However, we cannot assure you that we will be able to do so. The Class A warrants and Class B redeemable warrants may be deprived of any value and the market for the Class A warrants and Class B redeemable warrants may be limited if the prospectus relating to the ordinary shares issuable upon the exercise of the Class A warrants and Class B redeemable warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the Class A warrants and Class B redeemable warrants reside.

              No fractional shares will be issued upon exercise of the Class A warrants or Class B redeemable warrants.

Series A and Series B Units

              Prior to September 27, 2010, we had Series A units, each consisted of one ordinary share and five Class A warrants, and Series B units, each consisted of one ordinary share and one Class B warrants. On September 27, 2010, we effected mandatory separation of our units into their component parts, consisting of ordinary shares and warrants. Upon separation, holders of Series A units received one ordinary share and five Class A warrants for each Series A unit they held, and holders of Series B units received one ordinary share and one Class B warrant for each Series B unit they held. Our unit holders' rights were not affected by the separation. No consideration was paid in connection with the mandatory separation of units.

General Meetings of Shareholders

              For purposes of determining those shareholders entitled to receive notice of, attend or vote at any general meeting, the directors may close the shareholder register for transfers for a stated period no greater than 30 calendar days. If the register is so closed, it must be closed for at least 10 calendar days before such meeting, and the date of closure will be considered the record date. In addition, the directors may fix a record date in advance or arrears. If the register is not closed and no record date is fixed, the date on which notice of the meeting is posted will be the record date.

              The directors may call general meetings and must on a shareholder's requisition (a requisition of shareholders holding at the date of deposit of the requisition at least one-third of our voting share capital) proceed to convene an extraordinary general meeting. If the directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene the general meeting. Any meeting so convened may not be held after the expiration of three months after the expiration of the second 21 calendar day period.

              At least 14 calendar days' notice is required for the convening of the annual general meeting and the other shareholders meetings. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Shareholders holding not less than an aggregate of one-third of all voting share capital present in person or by proxy shall be a quorum for all purposes. A person may participate at a general meeting by telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

              Under the memorandum and articles, our shareholders may pass resolutions without holding a meeting if such resolutions of the shareholders are passed by a unanimous written resolution signed by all of the shareholders entitled to vote.

Transfers of Shares

              All transfers of our shares require the approval of our board of directors.

Inspection of Books and Records

              Our shareholders do not have the right to inspect our books and records. Such inspection by shareholders is at the sole discretion of our board of directors.

Transfer Agent and Warrant Agent

              The transfer agent for our securities and warrant agent for our Class A warrants and Class B redeemable warrants is Continental Stock Transfer and Trust Company, located at 17 Battery Place, New York, New York 10004. The transfer agent's telephone number is (212) 509-4000. Its facsimile number is (212) 509-5150.

Differences in Corporate Law

              The Companies Law of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

              Mergers and Similar Arrangements.    The Companies Law provides for the merger and consolidation of Cayman Islands companies and Cayman Islands and foreign companies if the merged company or continued company will continue to be a Cayman Islands company. Cayman Islands law contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question;

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  the arrangement is such that a businessman would reasonably approve; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

              When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

              If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

              Shareholders' Suits.    We are unaware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

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  company is acting or proposing to act illegally or ultra vires;

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  the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

              Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

              As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

              Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with us shall declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

              Shareholder Action by Written Resolution.    Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a corporation may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held. Our memorandum and articles of association allow shareholders to act by unanimous written resolutions.

              Shareholder Proposals.    Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. As permitted under Cayman Islands law, however, our memorandum and articles of association do allow shareholders to call shareholder meetings.

              Cumulative Voting.    Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, our memorandum and articles of association do not provide for cumulative voting.

              Removal of Directors.    Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed by the vote of holders of at least two-thirds of our outstanding shares being entitled to vote in person or by proxy at a shareholder meeting.

              Transactions with Interested Shareholders.    The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target's outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

              Cayman Islands law has no comparable statute.    As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company and not with the effect of perpetrating a fraud on the minority shareholders.

              Dissolution; Winding Up.    Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. The DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under our memorandum and articles of association, if we are wound up, after payment, or setting aside for payment, to holders of any issued shares ranking senior the ordinary shares, the holders of ordinary shares are entitled to receive any remaining assets available for distribution as determined by the liquidator.

              Variation of Rights of Shares.    Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

              Amendment of Governing Documents.    Under the DGCL, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Our memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares entitled to attend and vote in person or by proxy at a shareholder meeting.

              Inspection of Books and Records.    Under the DGCL, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation's stock ledger, list of shareholders and other books and records. Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

              Anti-Takeover Provisions in Our Memorandum and Articles of Association.    Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of our control or management that shareholders may consider favorable, including provisions that:

  •
  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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  authorize our board to determine the number of directors, allowing the board to enlarge the board in order to delay shareholders from obtaining majority representation.

              However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in our best interests. .

              Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by foreign law or by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

              Indemnification.    Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

              Article 145 of our memorandum and articles provides that to the fullest extent permissible under the Companies Law, every director (including any alternate director appointed pursuant to the provisions of the memorandum and articles) and officer for the time being and from time to time shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as our director or officer, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. Expenses (including attorneys' fees, costs and charges) incurred by our director or officer in defending a proceeding shall be paid by us in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by us. No such our director or officer shall be liable to us for any loss or damage unless such liability arises through the willful neglect or default of such director or officer.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

History of Share Issuances

              See "Related Party Transactions—Private Placements" for a description of our history of share issuances.

 SHARES ELIGIBLE FOR FUTURE SALE

              Upon completion of this offering, we will have        ordinary shares outstanding assuming no exercise by the underwriters of their over-allotment option. Of that amount,        ordinary shares, including all the ordinary shares sold in this offering, will be registered and freely tradable without securities law restriction; provided that, any of the shares held by "affiliates," which generally includes officers, directors or 10% stockholders, will be subject to the resale provisions of Rule 145 of the Securities Act discussed below. The 45,000,000 ordinary shares issued in connection with the Business Combination are restricted securities as that term is defined in Rule 144 under the Securities Act. In addition, there are outstanding 1,097,301 Class A warrants and 1,936,084 Class B redeemable warrants issued in Middle Kingdom's IPO, which upon completion of the redomestication each entitled the holder to purchase one ordinary share and which warrants are registered and freely tradable, subject to the same Rule 145 restrictions on affiliates. The ordinary shares issuable upon exercise of the warrants initially issued in Middle Kingdom's IPO are freely tradable, provided that there is a registration statement in effect at the time of their exercise. 729,157 ordinary shares issued to each of Capital Ally and Arch on October 12, 2010 in exchange for the sale of all of the Class A warrants and Class B redeemable warrants held by Capital Ally and Arch to us are restricted securities. Also outstanding upon completion of this offering are the unit purchase options initially granted to the underwriters' representative in Middle Kingdom's IPO and subsequently assigned and transferred to third parties, under which there may have been issued 349,800 ordinary shares, 99,000 Class A warrants, 330,000 Class B warrants and 429,000 shares underlying such warrants. The unit purchase options and the underlying securities have registration rights covering the exercise of the options and the underlying securities, and have cashless exercise provisions.

              In general, since we are a successor to a "shell" company as defined under Rule 144, no ordinary shares that are restricted shares will be eligible for resale under Rule 144 until one year after our filing with the Commission of a report with "Form 10 Information" on July 15, 2009 reflecting our status as an entity that is no longer a shell company. So long as we continue to be current in our filing of required annual and quarterly reports, or the equivalent for a foreign private issuer, for the year preceding the sale, then the restricted shares may be sold under Rule 144 one year after we file "Form 10 Information" with the Commission. Sales by affiliates under Rule 144 are subject to Rule 144 volume limitations, manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate for at least the three months immediately preceding the sale and who has beneficially owned ordinary shares for at least six months is entitled to sell the shares under Rule 144 without regard to the limitations described above.

              Rule 145(c) of the Securities Act provides that any affiliates of parties to a Rule 145(a) transaction, such as the redomestication, involving a shell company, who publicly offers or sells securities of the issuer acquired in connection with the transaction, will continue to be deemed an underwriter under the Securities Act. Under Rule 145, if the issuer has met the requirements of Rule 144 regarding the filing of Form 10 Information and has filed all its required filings (as described in the above paragraph), the persons deemed to be underwriters will be able to resell their securities subject to the Rule 144 manner of sale provisions, notice requirements and the availability of current public information about the company after at least 90 days have elapsed since the securities were acquired in the transaction. After six months have elapsed since the securities were acquired in the Rule 145(a) transaction, the persons will be permitted to resell their securities, subject only to the Rule 144(c) current public information requirement, provided that the sellers are not affiliates of the issuer at the time of sale and have not been affiliates during the three months before the sale. After one year has elapsed since the securities were acquired in the transaction, the persons will be permitted to resell their securities without any limitations, provided that they are non-affiliates at the time of sale and have not been affiliates during the three months before the sale.

              Based on the foregoing, immediately upon completion of this offering:

  •
  ordinary shares will be freely tradable, provided that any of the shares held by affiliates are subject to the resale provisions of Rule 145 discussed above. Based on the information obtained by us, as of October 12, 2010, 273,478 ordinary shares were held by affiliates;

  •
  the 1,097,301 Class A warrants and 1,936,084 Class B redeemable warrants initially issued in Middle Kingdom's IPO that upon completion of the redomestication entitled the holder to purchase one ordinary share of us are freely tradable, provided that any of the warrants held by "affiliates" are subject to the resale provisions of Rule 145 discussed above. Based on the information obtained by us, as of October 12, 2010, among these warrants, 332,094 Class A Warrants and 85,890 Class B Warrants were held by affiliates. The ordinary shares issuable upon exercise of the warrants by "non-affiliates" will be freely tradable, provided that there is a registration statement in effect at the time of their exercise. The ordinary shares issuable upon exercise of the warrants by "affiliates" may only be sold pursuant to Rule 144 after July 15, 2010, one year from the date we filed with the SEC a report with Form 10 Information on July 15, 2009 reflecting our change in status as no longer being a shell company within the meaning of the SEC's rules, and only if: the sales at that time are made with current information; the sales at that time are made pursuant to the Rule 144 manner of sale provisions, volume limitations and notice requirements; and Middle Kingdom or us, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months;

  •
  the 45,000,000 ordinary shares initially issued to Capital Ally and Arch in the Business Combination, that are currently held by Arch, GM Investment Company Limited, or GM Investment, Sinowill Holding Limited, or Sinowill, Huge Harvest Enterprises Limited, or Huge Harvest, Kingstate Group Limited, or Kingstate, and Trend Focus Limited, or Trend Focus, the 256,430 ordinary shares issued to FMO on August 2, 2010 as an additional premium of the FMO Facility, 729,157 ordinary shares issued to each of Capital Ally and Arch on October 12, 2010 in exchange for the sale of all of the Class A warrants and Class B redeemable warrants held by Capital Ally and Arch to us are restricted securities, and, subject to the lock-up provisions discussed in the following sentence, eligible for resale pursuant to Rule 144 one year from the date we filed with the SEC a report with Form 10 information reflecting our status as an entity that is no longer a shell company on July 15, 2009. Of the foregoing, 15,075,000 ordinary shares and 680,000 ordinary shares are subject to certain lock-up provisions expiring on July 9, 2011 and July 10, 2011, respectively. In addition, pursuant to the voting agreement entered into by Capital Ally and Arch at the closing of Business Combination and subsequently amended to bind on GM Investment, Sinowill, Huge Harvest, Kingstate and Trend Focus, the parties to the voting agreement agreed that all transfers of our voting shares made by them shall be made subject to the voting agreement and that any transferee will agree in writing to be bound by the terms and provisions of the voting agreement. These transfer restrictions apply to the 45,000,000 ordinary shares above and the 1,458,314 ordinary shares issued to Capital Ally and Arch on October 12, 2010. In addition, pursuant to a registration rights agreement dated as of July 9, 2009, we granted registration rights to Arch and Capital Ally, which include demand registration for offerings to be made on a continuous basis pursuant to Rule 415 under the Securities Act. We will pay expenses for such registration. The registration rights have been assigned to shareholders of Capital Ally in connection with the transfers described above; and

  •
  in connection with the unit purchase options that were initially granted to the underwriters' representative in Middle Kingdom's IPO and subsequently assigned and transferred to third parties, there may have been issued 349,800 ordinary shares, 99,000 Class A warrants and

    330,000 Class B warrants, which securities may be sold pursuant to Rule 144 one year from the date we filed with the SEC a report with Form 10 Information reflecting our status as an entity that is no longer a shell company, provided there is current information available about us as required by Rule 144 and provided that the sales by affiliates are made pursuant to the Rule 144 manner of sale provisions and volume limitations. With respect to the 429,000 shares underlying the Class A warrants and Class B warrants discussed above, if the warrants are exercised for cash, the underlying shares may only be sold pursuant to Rule 144 on the later of (a) one year from the date we filed with the SEC a report with Form 10 Information reflecting our status as an entity that is no longer a shell company, or (b) six months from the date of exercise of the warrants, in each case, provided the sales at that time are made with current information and made pursuant to the Rule 144 manner of sale provisions and volume limitations, and provided that Middle Kingdom or us, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months. With respect to the 429,000 shares underlying the Class A warrants and Class B warrants discussed above, if the warrants are exercised on a cashless basis, the underlying shares may only be sold pursuant to Rule 144 one year from the date we filed with the SEC a report with Form 10 Information reflecting our status as an entity that is no longer a shell company, provided the sales at that time are made with current information and made pursuant to the Rule 144 manner of sale provisions and volume limitations, and provided that Middle Kingdom or us, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months. The ordinary shares discussed above may be freely sold provided that there is a registration statement in effect at the time of their issuance (other than a sale by affiliates that are subject to certain control securities restrictions).

Stock Options

              We intend to file a registration statement on Form S-8 under the Securities Act covering all ordinary shares which are either subject to outstanding options or may be issued upon exercise of any options or other equity awards which may be granted or issued in the future pursuant to our 2010 Share Incentive Plan. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or applicable contractual restrictions.

Lock-up Agreements

              We, our executive officers and directors and our major shareholders have agreed, with certain limited exceptions, not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc. See "Underwriting—No Sales of Similar Securities."

TAXATION

              The following summary of the material Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands counsel. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption "—Material United States Federal Income Tax Considerations" constitute the opinion of Latham & Watkins, our special U.S. counsel, as to the material U.S. federal income tax consequences of an investment in our ordinary shares.

Cayman Islands Taxation

              The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Material PRC Income Tax Considerations

              We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends from our PRC subsidiaries and variable interest entities. The EIT Law and its Implementing Rules, both of which became effective on January 1, 2008, provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its foreign investor, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

              Under the EIT Law, enterprises are classified as "resident enterprises" and "non-resident enterprises." Pursuant to the EIT Law and its Implementing Rules, enterprises established outside China whose "de facto management bodies" are located in China are considered "resident enterprises" for tax purposes. According to the Implementing Rules, "de facto management body" refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise. If we are considered as a PRC tax resident enterprise under the above definition, then our global income will be subject to PRC enterprise income tax at the rate of 25%. See "Risk Factors—Risks Relating to Doing Business in the People's Republic of China—We may be treated as a resident enterprise for PRC tax purposes under the currently effective EIT Law, which may subject us to PRC income tax on our taxable global income."

              The Implementing Rules provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how "domicile" may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders or ADS holders as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. See "Risk Factors—Risks Relating to Doing Business in the People's Republic of

China—Dividends we receive from subsidiaries located in the PRC may be subject to PRC withholding tax." Also See "Risk Factors—Risks Relating to Doing Business in the People's Republic of China—Dividends that shareholders receive from us, and any gain on the sale or transfer our shares, may become subject to taxes under PRC tax laws."

Material United States Federal Income Tax Considerations

General

              The following is a general summary of the material United States federal income tax consequences of the ownership and disposition of our ordinary shares. This summary is based on current law, is for general information only and is not tax advice.

              The information in this summary is based on:

  •
  the Internal Revenue Code;

  •
  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

  •
  the legislative history of the Internal Revenue Code;

  •
  current administrative interpretations and practices of the Internal Revenue Service; and

  •
  court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may change or adversely affect the tax considerations described in this summary. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the Internal Revenue Service concerning our taxation or the matters discussed in this prospectus, and the statements herein are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

              This summary applies only to holders that hold their ordinary shares as "capital assets," as defined in the Internal Revenue Code. Each holder's tax treatment will vary depending on the holder's particular situation. This summary does not purport to deal with all aspects of taxation that may be relevant to a holder of our ordinary shares in light of their personal investment or tax circumstances, or to holders who receive special treatment under the United States federal income tax laws including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  brokers or dealers in securities or commodities;

  •
  traders in securities;

  •
  tax-exempt entities;

  •
  persons liable for alternative minimum tax;

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  regulated investment companies or real estate investment trusts;

  •
  persons holding our ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

  •
  persons whose functional currency is not the U.S. dollar;

  •
  persons that actually or constructively own 10% or more of our voting stock;

  •
  Non-U.S. Holders (as defined below);

  •
  persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

  •
  persons holding ordinary shares through partnerships or other pass-through entities.

              The tax treatment of a partner in a partnership (or other entity taxable as a partnership for United States federal income tax purposes) that holds our ordinary shares generally will depend on the partner's status, the activities of the partnership and certain determinations made at the partner level. Partners in partnerships holding our ordinary shares should consult their tax advisors.

              As discussed in the risk factor entitled, "We may be treated as a U.S. domestic corporation for United States federal income tax purposes, which could result in significantly greater United States federal income tax liability to us," this discussion assumes that we will be treated as a foreign corporation for United States federal income tax purposes. In addition, except where specifically described below, this discussion assumes that we are not treated as a PFIC for United States federal income tax purposes. Please see the discussion under "Passive Foreign Investment Company Rules" below. In addition, this discussion assumes that any distributions made (or deemed made) by us on our ordinary shares and any consideration received by a holder in consideration for the sale or other disposition of our ordinary shares will be in United States dollars. Moreover, this discussion does not address the state, local and non-United States tax consequences of the ownership and disposition of our ordinary shares.

              The discussion below of the United States federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our ordinary shares that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State thereof or the District of Columbia;

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  an estate whose income is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Distributions Paid on Our Ordinary Shares to U.S. Holders

              Subject to the PFIC rules discussed below, any distributions made by us to a U.S. Holder with respect to our ordinary shares will be includable in the U.S. Holder's gross income in the year actually or constructively received as foreign source dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of our current and accumulated earnings and profits will be applied against and reduce the U.S. Holder's tax basis in its ordinary shares and, to the extent in excess of such tax basis, will be treated as capital gain from the sale or exchange of such ordinary shares. We do not intend to calculate our earnings and profits under United States federal income tax principles. Therefore, a U.S. Holder should expect that a distribution generally will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

              With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate provided that (a) our ordinary shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a Chinese "resident enterprise" under the EIT Law, we are eligible for the benefits of the income tax treaty between the United States and the PRC, or the PRC-U.S. Treaty, (b) we are not a PFIC, as discussed below, for either the taxable year in which the dividend is paid or the preceding taxable year, and (c) certain holding period requirements are met. Under recently published Internal Revenue Service authority, ordinary shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently includes the Nasdaq Global Market. Since our ordinary shares are listed and traded on the Nasdaq Global Market, the dividends paid on our ordinary shares may qualify for the lower rate. Such dividends may also qualify for the lower rate if we are deemed to be a Chinese "resident enterprise" under the EIT Law and we are eligible for the benefits of the PRC-U.S. Treaty. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the shares and any possible change in law relating to the availability of such lower rate for dividends paid by us.

              If PRC taxes apply to dividends paid to a U.S. Holder on our ordinary shares, such taxes may be treated as foreign taxes eligible for credit against such holder's United States federal income tax liability (subject to applicable conditions and limitations). U.S. Holders should consult their tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the PRC-U.S. Treaty.

Taxation of the Disposition of Our Ordinary Shares to U.S. Holders

              Upon a sale or other taxable disposition of our ordinary shares by a U.S. Holder, and subject to the PFIC rules discussed below, the U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in its ordinary shares.

              Capital gains recognized by U.S. Holders generally are subject to United States federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to United States federal income tax at preferential rates. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period for our ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

              Any gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss. However, if PRC taxes apply to any gain from the disposition of our ordinary shares by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder's United States federal income tax liability (subject to applicable conditions and limitations). A U.S. Holder may be entitled to certain benefits under the PRC-U.S. Treaty if we are deemed to be a Chinese "resident enterprise" under PRC tax law and if such holder is considered a resident of the United States for purposes of the treaty. These benefits include the treatment of any such gain as arising in the PRC for purposes of determining entitlement to the benefits of a foreign tax credit (the amount of which depends, in part, on the level of foreign source income). U.S. Holders should consult their tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the PRC-U.S. Treaty.

Passive Foreign Investment Company Rules

              Based on the composition of our income and assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year or any future taxable years. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the Internal Revenue Service will not take a contrary position. Furthermore, because PFIC status is a factual determination based on actual results for the entire taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status and expresses no opinion with respect to our expectations contained in this paragraph. A non-United States corporation is considered to be a PFIC for any taxable year of the corporation if, applying certain look-through rules, either:

  •
  at least 75% of its gross income is passive income; or

  •
  at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

              Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

              For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. In applying this rule, while it is not clear, we intend to take the position that the contractual arrangements between us and our affiliated entities will be treated as ownership of stock.

              We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ordinary shares, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

              If we were a PFIC and a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder holds (or was deemed to hold) our ordinary shares or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

  •
  any gain recognized by the U.S. Holder on the sale or other disposition of our ordinary shares; and

  •
  any "excess distribution" made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of our ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder's holding period for the ordinary shares).

              Under these rules:

  •
  the U.S. Holder's gain or excess distribution will be allocated ratably over the U.S. Holder's holding period for our ordinary shares;

  •
  the amount allocated to the U.S. Holder's taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder's holding period before the first day of our first taxable year in which we were a PFIC will be taxed as ordinary income; and

  •
  the amount allocated to other taxable years of the U.S. Holder and included in its holding period will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such other taxable year of the U.S. Holder.

              In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely qualified electing fund election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. Thus, a U.S. Holder could have a tax liability with respect to such earnings or gains without a corresponding receipt of cash. In such case, a subsequent distribution of earnings and profits that were previously included in income should not be taxable as a dividend to the U.S. Holder. In addition, the tax basis of a U.S. Holder's shares in a qualified electing fund are increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends. If all of the earnings and profits of a qualified electing fund are not distributed in a taxable year of the U.S. Holder, such U.S. Holder may be permitted to elect to defer the payment of taxes on the undistributed income inclusions under the qualified electing fund rules subject to an interest charge on the deferred amount.

              The qualified electing fund election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the Internal Revenue Service. A U.S. Holder generally makes a qualified electing fund election by attaching a completed Internal Revenue Service Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive qualified electing fund elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the Internal Revenue Service.

              In order to comply with the requirements of a qualified electing fund election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the Internal Revenue Service may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a qualified electing fund election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided, and thus, no assurances can be made that we will provide such information.

              If a U.S. Holder has elected the application of the qualified electing fund rules to its ordinary shares in us, and the special tax and interest charge rules do not apply to such shares (because of a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election as described below), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed.

              Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC will generally apply for subsequent years to a U.S. Holder who held our ordinary shares while we were a PFIC, whether or not we met the test for PFIC status in those years. A U.S. Holder who makes the qualified electing fund election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder generally will not be subject to the qualified electing fund inclusion regime with respect to such shares for any of our taxable year that ends within or with a taxable year of the U.S.

Holder and in which we are not a PFIC. On the other hand, if the qualified electing fund election is not effective for each of our tax years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of the ordinary shares at their fair market value. As a result of this deemed sale, the U.S. holder will pay the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-qualified electing fund election period.

              Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) our ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder's basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income.

              The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the Internal Revenue Service determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Since immediately following the business combination our ordinary shares have been listed and traded on the Nasdaq Global Market, the mark-to-market election may be available.

              If we are a PFIC and any of our non-United States subsidiaries is also a PFIC, a U.S. Holder generally would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or disposes of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a qualified electing fund election with respect to the lower-tier PFIC. There is no assurance, however, that the lower-tier PFIC will provide such information. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

              Under newly enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. Prior to such legislation, a U.S. Holder of a PFIC was required to file U.S. Internal Revenue Service Form 8621 only for each taxable year in which such shareholder received distributions from the PFIC, recognized gain on a disposition of the PFIC stock, or made a "reportable election." If we are or become a PFIC, U.S. Holders should consult their tax advisor regarding any reporting requirements that may apply to them.

              The rules dealing with PFICs and with qualified electing funds and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares should consult their tax advisors concerning the application of the PFIC rules to such ordinary shares under their particular circumstances.

Backup Withholding and Information Reporting

              Distributions (including deemed distributions) with respect to our ordinary shares and proceeds from the sale or exchange of such ordinary shares may be subject to information reporting to the Internal Revenue Service and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. Under newly enacted legislation, certain individuals holding ordinary shares other than in an account at a financial institution may be subject to additional information reporting requirements. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

              Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's United States federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc. are acting as representatives of each of the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated's address is One Bryant Park, New York, New York 10036, United States. Jefferies & Company, Inc.'s address is 520 Madison Avenue, New York, New York 10022, United States. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of ordinary shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Jefferies & Company, Inc.
Oppenheimer & Co. Inc.
Roth Capital Partners, LLC
Rodman & Renshaw, LLC

Total	10,000,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ordinary shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us.

Overallotment Option

              We have granted an option to the underwriters to purchase up to         additional shares from us on a pro rata basis at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We, our executive officers and directors and our major shareholders have agreed not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any ordinary shares,

  •
  sell any option or contract to purchase any ordinary shares,

  •
  purchase any option or contract to sell any ordinary shares,

  •
  grant any option, right or warrant for the sale of any ordinary shares,

  •
  lend or otherwise dispose of or transfer any ordinary shares,

  •
  request or demand that we file a registration statement related to the ordinary shares, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any ordinary shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to ordinary shares and to securities convertible into or exchangeable or exercisable for or repayable with ordinary shares. It also applies to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Nasdaq Global Market Listing

              The ordinary shares are listed on the Nasdaq Global Market under the symbol "FTLK."

Price Stabilization, Short Positions

              Until the distribution of the ordinary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ordinary shares. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

              In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the ordinary shares on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of ordinary shares and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Shares

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc. may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc. may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the respective Internet web sites maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies & Company, Inc. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site and the Jefferies & Company, Inc. web site is not part of this prospectus.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

    (a)
    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

    (b)
    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

    (c)
    by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

    (d)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

              For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

              Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

    (A)
    it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

    (B)
    in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

              In addition, no offer of the shares has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

              This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in United Arab Emirates

              This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates (UAE). The shares have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

              The offering, the shares and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

              In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the shares may not be offered or sold directly or indirectly to the public in the UAE.

Notice to Prospective Investors in State of Kuwait

              The shares have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the shares in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus comes are required by us and the underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the shares.

Notice to Prospective Investors in Kingdom of Saudi Arabia

              No action has been or will be taken in the Kingdom of Saudi Arabia that would permit a public offering or private placement of the shares in the Kingdom of Saudi Arabia, or possession or distribution of any offering materials in relation thereto. The shares may only be offered and sold in the Kingdom of Saudi Arabia in accordance with Part 5 (Exempt Offers) of the Offers of Securities Regulations dated 20/8/1425 AH corresponding to 4/10/2004 (the "Regulations") and, in accordance with Part 5 (Exempt Offers) Article 17(a)(3) of the Regulations, the shares will be offered to no more than 60 offerees in the Kingdom of Saudi Arabia with each such offeree paying an amount not less than Saudi Riyals one million or its equivalent. Investors are informed that Article 20 of the Regulations places restrictions on secondary market activity with respect to the shares. Any resale or other transfer, or attempted resale or other transfer, made other than in compliance with the above-stated restrictions shall not be recognized by us.

Notice to Prospective Investors in Hong Kong

              This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registry of Companies of Hong Kong. The shares will not be offered or sold in Hong Kong other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

              The share have not been and will not be registered under the Securities and Exchange Law of Japan, or the Securities and Exchange Law, and shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Cayman Islands

              This prospectus does not constitute a public offer of the shares, whether by way of sale or subscription, in the Cayman Islands. We will not offer to sell any ordinary shares to any member of the public in the Cayman Islands.

EXPENSES RELATING TO THIS OFFERING

              The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discount, which we will be required to pay:

SEC registration fee		$6,519
FINRA filing fee		12,000
Legal fees and expenses
Accounting fees and expenses
Printing fees
Other fees and expenses

Total	$

              All amounts are estimated, except the SEC registration fee and the FINRA filing fee.

 LEGAL MATTERS

              We are being represented by Latham & Watkins with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. The validity of the ordinary shares offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Commerce & Finance Law Offices. Latham & Watkins and Maples and Calder may rely upon Han Kun Law Offices with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may reply upon Commerce & Finance Law Offices with respect to matters governed by PRC Law.

 EXPERTS

              Our consolidated financial statements and the related financial statement schedule for each of the three years in the period ended March 31, 2010 included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm as stated in their report appearing herein. Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Touche Tohmatsu are located at 35/F, One Pacific Place, 88 Queensway Admiralty, Hong Kong.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

              We file reports and other information with the SEC as required by the Exchange Act. You may read and copy reports and other information filed by us with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004. We file our reports and other information electronically with the SEC. You may access information on us at the SEC web site containing reports and other information at http://www.sec.gov.

              We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form F-1 (Registration No. 333-168056), including relevant exhibits under the Securities Act with respect to underlying ordinary shares to be sold in this offering. This prospectus describes the material elements of relevant contracts, exhibits and other information attached as annexes or exhibits to the registration statement of which this prospectus forms a part. Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex or exhibit to the registration statement.

              We file annual reports on Form 20-F, furnish information on Form 6-K relating to material events and will provide other information with the SEC as required for a foreign private issuer under the Exchange Act.

              Our representative in the U.S. is Bernard J. Tanenbaum III and can be reached at:

333 Sandy Springs Circle, Suite 223
Atlanta, GA 30328
USA
Tel: (770) 394-1234/(404) 585-4900
Fax: (404) 585-4905
Email: jtanenbaum@midkingdom.com

 FUNTALK CHINA HOLDINGS LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Funtalk China Holdings Limited

We have audited the accompanying consolidated balance sheets of Funtalk China Holdings Limited and its subsidiaries and variable interest entities (the "Group") as of March 31, 2009 and 2010, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended March 31, 2010. Our audits also included the financial statement schedule in Schedule I. These financial statements and the financial statement schedule are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of March 31, 2009 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte Touche Tohmatsu
Hong Kong
July 9, 2010

FUNTALK CHINA HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in USD thousands, except for share and per share data)

		For the years ended March 31,
	Notes	2008	2009	2010
Net revenues		378,268	570,651	854,091
Cost of revenues		(316,732)	(500,544)	(724,731)

Gross profit		61,536	70,107	129,360
Other operating income		160	920	2,341
Selling and distribution expenses		(15,633)	(24,195)	(44,348)
General and administrative expenses		(8,856)	(13,879)	(23,579)
Impairment loss on goodwill	16	—	(71)	—

Income from operations		37,207	32,882	63,774
Others, net	5	(674)	1,254	(950)
Interest income		720	546	714
Interest expense		(3,604)	(5,303)	(9,201)

Income before income tax and equity in (loss)/income of affiliated companies		33,649	29,379	54,337
Income tax expense	6	(3,452)	(7,641)	(17,245)
Equity in (loss)/income of affiliated companies	14	(13)	16	(10)

Net income		30,184	21,754	37,082
Net loss/(income) attributable to the noncontrolling interests		60	(1,611)	(5,269)

Net income attributable to the Company		30,244	20,143	31,813

Net income per share:
—Basic	7	0.85	0.45	0.67

—Diluted	7	0.85	0.45	0.64

Weighted average number of shares used in calculating
net income per share:
—Basic	7	35,626,522	45,000,000	47,496,375

—Diluted	7	35,626,522	45,000,000	49,454,479

Dividend declared	24	—	17,647	—

The accompanying notes are an integral part of these consolidated financial statements.

FUNTALK CHINA HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(Expressed in USD thousands, except for share and per share data)

		As of March 31,
	Notes	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	8	33,468	26,616
Restricted bank deposits		11,504	8,860
Accounts receivable (less allowance for doubtful accounts of $735 and $632 for 2009 and 2010, respectively)	9	72,802	80,457
Inventories		54,701	104,800
Notes receivable		2,982	5,125
Value added tax receivable		2,857	7,588
Amounts due from related parties	25(ii)	42,308	—
Amount due from an affiliated company	26	27,946	—
Receivable from a vendor	10	21,355	23,908
Other assets and receivable	11	44,180	33,102
Prepayment	13	8,314	23,388
Deferred tax assets	6	4,866	3,743

Total current assets		327,283	317,587

Non-current assets:
Investments in affiliated companies	14	1,479	—
Property and equipment, net	15	15,694	20,468
Intangible assets	2(o)	19,188	20,761
Goodwill	16	1,977	70,035
Deposit paid for acquiring new entities/noncontrolling interests	12	—	29,480
Other assets		320	2,869

Total non-current assets		38,658	143,613

Total assets		365,941	461,200

FUNTALK CHINA HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)

(Expressed in USD thousands, except for share and per share data)

		As of March 31,
	Notes	2009	2010
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable		28,290	93,345
Notes payable	17	23,513	23,394
Provision for rebates and price protections		9,048	8,168
Advance payments from customers		4,827	2,789
Other payables and accruals	18	20,611	28,139
Income taxes payable		8,086	10,798
Amounts due to related parties	25(ii)	20,300	11,719
Amount due to an affiliated company	26	790	—
Short-term borrowings	17	79,457	97,860

Total current liabilities		194,922	276,212

Non-current liabilities:
Deferred tax liabilities	6	2,005	4,296

Total liabilities		196,927	280,508

Commitments and contingencies	27
Shareholders' equity:
Ordinary shares ($0.001 par value, 1,000,000,000 shares authorized, 45,000,000 and 52,141,343 issued and outstanding as of March 31, 2009 and 2010, respectively)	19	45	52
Treasury stock	22	—	(22,529)
Additional paid-in capital		97,172	102,835
Accumulated other comprehensive income		14,134	14,436
Retained earnings	23	43,210	75,756

Total equity		154,561	170,550
Noncontrolling interests		14,453	10,142

Total shareholders' equity		169,014	180,692

Total liabilities and shareholders' equity		365,941	461,200

The accompanying notes are an integral part of these consolidated financial statements.

FUNTALK CHINA HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

(Expressed in USD thousands, except for share and per share data)

		Ordinary shares		Treasury Stock
						Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Non controlling interests	Total Shareholders' equity
	Notes	Number of shares	Amount	Number of shares	Amount						Comprehensive income
Balance as of April 1, 2007		165	—	—	—	12,082	1,710	14,484	646	28,922	—
Net income		—	—	—	—	—	—	30,244	(60)	30,184	30,184
Foreign currency translation adjustments		—	—	—	—	—	8,994	—	63	9,057	9,057
Issuance of shares to ordinary shareholders	1, 19	30,148,350	30	—	—	(12)	—	—	—	18	—

Balance as of March 31, 2008		30,148,515	30	—	—	12,070	10,704	44,728	649	68,181	39,241

Net income		—	—	—	—	—	—	20,143	1,611	21,754	21,754
Foreign currency translation adjustments		—	—	—	—	—	3,430	—	52	3,482	3,482
Acquisition of additional interest in a subsidiary		—	—	—	—	—	—	—	(650)	(650)	—
Acquisition of controlling interest in subsidiaries		—	—	—	—	—	—	—	12,791	12,791	—
Advances to a shareholder		—	—	—	—	—	—	(4,014)	—	(4,014)	—
Dividends declared	24	—	—	—	—	—	—	(17,647)	—	(17,647)	—
Waiver of redemption rights		14,851,485	15	—	—	85,102	—	—	—	85,117	—

Balance as of March 31, 2009		45,000,000	45	—	—	97,172	14,134	43,210	14,453	169,014	25,236

Net income		—	—	—	—	—	—	31,813	5,269	37,082	37,082
Treasury stock		—	—	(2,685,200)	(22,529)	—	—	—	—	(22,529)	—
Foreign currency translation adjustments		—	—	—	—	—	302	—	16	318	318
Effect of reverse recapitalization	1	3,988,493	4	—	—	16,378	—	—	—	16,382	—
Effect of warrants exercised		52,850	—	—	—	264	—	—	—	264	—
Issue of shares	19	3,100,000	3	—	—	18,570	—	—	—	18,573	—
Acquisition of additional interest in a subsidiary		—	—	—	—	(29,549)	—	—	(9,596)	(39,145)	—
Repayment from a shareholder		—	—	—	—	—	—	733	—	733	—

Balance as of March 31, 2010		52,141,343	52	(2,685,200)	(22,529)	102,835	14,436	75,756	10,142	180,692	37,400

The accompanying notes are an integral part of these consolidated financial statements.

FUNTALK CHINA HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in USD thousands)

	For the years ended March 31,
	2008	2009	2010
Cash flows from operating activities:
Net income	30,184	21,754	37,082
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation of property and equipment	485	912	1,735
Amortization of intangible assets	—	259	757
Allowance for doubtful accounts	100	273	44
Write down for inventories	450	100	—
Loss on disposal of property and equipment	11	7	36
Exchange loss/(gain)	787	(1,140)	472
Equity in loss/(income) of affiliated companies	13	(16)	10
Impairment loss on goodwill	—	71	—
Gain on disposal of equity method investment	—	26	—
Changes in operating assets and liabilities:
Accounts receivable	(24,949)	(14,254)	(5,767)
Inventories	(20,633)	8,040	(33,724)
Notes receivable	(9,851)	7,030	(2,068)
Value added tax receivable	331	219	(4,727)
Receivable from a vendor	18,936	(12,648)	(2,523)
Other assets and receivable	(678)	(9,741)	(1,439)
Prepayment	1,115	(2,566)	(12,709)
Accounts payable	2,309	22,108	30,268
Notes payable	(12,110)	6,077	(7,935)
Provision for rebates and price protections	(3,572)	304	(893)
Advance payments from customers	4,279	(2,627)	(2,354)
Other payables and accruals	(838)	(6,755)	1,497
Income taxes payable	1,135	5,245	2,450
Changes in deferred taxes	438	(1,421)	2,844

Net cash (used in)/provided by operating activities	(12,058)	21,257	3,056

Cash flows from investing activities:
Restricted bank deposits	13,995	(7,160)	8,074
(Increase)/decrease in amount due from an affiliated company	(125)	(27,028)	27,985
Purchase of property and equipment	(242)	(1,091)	(5,088)
Proceeds from disposal of property and equipment	13	15	296
Net proceeds received from disposal of subsidiaries	472	979	—
Net proceeds received from disposal of affiliated companies	—	—	733
Net cash paid for acquisition of equity interest of subsidiaries, net of cash acquired of $7,317 and $1,583 for 2009 and 2010, respectively	—	(39,426)	(40,247)
(Increase)/decrease in amounts due from related parties	(38,803)	—	42,340
Short term investments	—	(47,983)	—
Maturity of short term investments	—	47,983	—
Deposits paid for acquisitions of entities/noncontrolling interests	(9,251)	—	(29,480)
Investments in affiliated companies	(356)	(1,464)	—

Net cash (used in)/provided by investing activities	(34,297)	(75,175)	4,613

FUNTALK CHINA HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Expressed in USD thousands)

	For the years ended March 31,
	2008	2009	2010
Cash flows from financing activities:
Proceeds from issuance of redeemable ordinary shares, net of issuance costs	87,617	—	—
Proceeds from issuance of ordinary shares	18	—	21,700
Issuance cost paid	—	—	(2,802)
Proceeds from short-term borrowings	52,688	98,851	95,917
Proceeds from term loan	—	19,708	—
Proceeds from exercise of warrants	—	—	264
Repayment of short-term borrowings	(51,976)	(80,918)	(79,516)
Cash injection in subsidiaries by noncontrolling interests	—	6,012	—
Acquisition of noncontrolling interests	—	—	(38,074)
Increase/(decrease) amounts due to related parties	20,143	146	(8,581)
Advances (to)/repayment from a shareholder	—	(4,014)	733
Cash acquired in reverse merger	—	—	20,170
Cost paid for reverse merger	—	—	(1,882)
Investment in treasury stock	—	—	(22,529)
Dividends to ordinary shareholders	(13,204)	(17,647)	—

Net cash provided by/(used in) financing activities	95,286	22,138	(14,600)

Net increase/(decrease) in cash and cash equivalents	48,931	(31,780)	(6,931)
Cash and cash equivalents:
At beginning of year	8,447	62,556	33,468
Effect of foreign exchange rate change	5,178	2,692	79

At end of year	62,556	33,468	26,616

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income tax expense	(4,368)	(2,447)	(12,206)
Interest expense	(3,604)	(5,189)	(12,165)
Supplemental schedule of non-cash investing activities
Acquisition of repair and maintenance business	—	2,237	—

The accompanying notes are an integral part of these consolidated financial statements.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.     Organization and principal activities

On September 5, 2008, Middle Kingdom Alliance Corp. ("Middle Kingdom") and Pypo Digital Company Limited ("Pypo Cayman" or the "Company") signed an Agreement and Plan of Merger, Conversion and Share Exchange (the "merger agreement") under which Middle Kingdom changed its domestication to the Cayman Islands and became Funtalk China Holdings Limited ("Funtalk China") which was incorporated on July 9, 2009. As part of the merger agreement, Funtalk China then issued 45,000,000 ordinary shares and 3,400,000 Class B Warrants to the shareholders of Pypo Cayman in exchange of all of the outstanding ordinary shares of Pypo Cayman (the "Share Exchange"). Funtalk China also agreed to issue an additional 23,000,000 ordinary shares (the "earn-out shares") to the former shareholders of Pypo Cayman if certain performance targets are met in fiscal 2010, 2011 or potentially 2012 (based on the results of fiscal 2010, the performance targets have not be met as of fiscal 2010). The former shareholders agreed to waive the earn-out shares subsequent to the balance sheet date (see Note 29). The Share Exchange was consummated on July 9, 2009. Because the shareholders of Pypo Cayman owned the majority of Funtalk China's shares after the Share Exchange and Funtalk China was a shell company with no prior operations, the Share Exchange was accounted for as reverse merger and recapitalization. Accordingly, the accompanying consolidated financial statements reflect Pypo Cayman's assets and liabilities at their historical carrying amounts and the results, assets and liabilities presented for periods prior to the consummation of Share Exchange are those of Pypo Cayman. Pypo Cayman's shares and earnings per share have been restated retroactively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a share recapitalization.

Funtalk China and its subsidiaries and variable interest entity (collectively the "Group") are principally engaged in the provision of wholesale distribution of mobile phones, notebooks and other peripherals in the People's Republic of China ("PRC"). In fiscal year ended March 31 2009, Pypo Cayman, through its variable interest entity ("VIE" or "VIE subsidiary"), Beijing Funtalk Century Telecommunications Equipment Retail Chain Co., Ltd. ("Beijing Funtalk", formerly known as Beijing Feijie Investment Co., Ltd.) acquired retail chain outlets (see Note 4 for details) and thereafter started its retail sales of mobile phones and other peripherals and provision of after-sales services for mobile phones.

On October 15, 2007, Pypo Holdings (HK) Company Limited ("Pypo HK," the wholly owned subsidiary of Pypo Cayman) acquired 100% equity interest in Beijing Funtalk Century Technology Group Company Limited, formerly known as Beijing Pypo Technology Group Company Limited ("Pypo Beijing"), from its shareholders by issuing a promissory note. Such promissory note was settled on November 14, 2007, whereby Pypo Cayman issuing 91,349,500 ordinary shares at $0.0001 per share each to Pypo Beijing's two equal shareholders (total of 182,699,000 shares issued). The transfer of assets and liabilities were recorded at Pypo Beijing's historical cost basis as both Pypo Beijing and Pypo Cayman are under common control and accordingly, all shares and per share data has been restated to give retroactive effect to this transaction (the "Reorganization").

On October 15, 2007, ARCH Digital Holdings Limited ("ARCH Digital"), Pypo Cayman, and its shareholders entered into the equity subscription agreement (the "Equity Subscription Agreement"), pursuant to which ARCH Digital acquired a 33% equity interest in Pypo Cayman at a purchase price of $90,000. Pursuant to the Equity Subscription Agreement, ARCH Digital is entitled to redeem all of its purchased shares under certain performance conditions, and accordingly, these redeemable shares

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.     Organization and principal activities (Continued)

were classified as mezzanine equity in fiscal 2008. ARCH Digital waived this redemption right in fiscal 2009 and thereafter such shares were re-classified from mezzanine equity to ordinary shares (see Note 19 for details).

(a)   Contractual arrangements between Pypo Beijing and Beijing Funtalk

PRC regulations currently limit foreign ownership of companies that provide wholesale or retail services with more than 30 chain stores. The Group operates its wholesale distribution business through Pypo Beijing. To comply with these regulations, the Group conducts its activities in the retail chain outlet sector through its consolidated VIE subsidiary, Beijing Funtalk, a company established in Beijing, the PRC on November 13, 2007.

Pypo Cayman, through its wholly owned subsidiary Pypo Beijing, loaned RMB10 million (equivalent to $1,300) to the Chief Executive Officer ("CEO") and a second employee of the Group, for the sole purpose of funding Beijing Funtalk. The CEO and the second employee of the Group each acquired 50% of the equity interest of Beijing Funtalk on November 30, 2007 with the proceeds of the loan. On December 26, 2007, Pypo Beijing, entered into an Exclusive Technology Consulting and Service Agreement (the "Service Agreement") with Beijing Funtalk, under which Pypo Beijing provides technical and consulting services to Beijing Funtalk in exchange for service fees from Beijing Funtalk. As a collateral security for the prompt and complete performance of the obligations of Beijing Funtalk under the above various contractual arrangements and the loan made to the shareholders of Beijing Funtalk, the respective shareholders of Beijing Funtalk have entered into an equity pledge agreement (the "Equity Pledge Agreements") on December 26, 2007 with Pypo Beijing, pursuant to which they agreed to pledge all their respective rights and interests, including voting rights, in Beijing Funtalk in favor of Pypo Beijing. On the same date, trust agreements were signed by the shareholders of Beijing Funtalk granting all their rights as shareholders, including control of earnings distributions, to Pypo Beijing. In addition, on December 26, 2007, the respective shareholders of Beijing Funtalk signed an exclusive call option agreement (the "Exclusive Call Option Agreements") with Pypo Beijing, agreeing to sell to the Pypo Cayman's wholly owned subsidiaries, and Pypo Cayman has an exclusive, irrevocable and unconditional right to purchase, or cause Pypo Cayman's designated party to purchase, from such shareholders, at Pypo Cayman's sole discretion part or all of the shareholders' equity interests in Beijing Funtalk when and, to the extent that, applicable PRC Law permits Pypo Cayman to own part or all of such equity interests in Beijing Funtalk. According to the Exclusive Call Option Agreements, the purchase price to be paid by Pypo Cayman to the shareholders of Beijing Funtalk will be the minimum amount of consideration permitted by applicable PRC Law at the time when such share transfer occurs.

Pypo Cayman is the primary beneficiary of Beijing Funtalk through the Service Agreement and its control over earnings distributions by Beijing Funtalk. The agreements described above provided for effective control of Beijing Funtalk to be transferred to the Group on December 26, 2007. Beijing Funtalk had no operating activity prior to entering into these agreements with the Group.

In May 2008, Beijing Funtalk completed an acquisition of 51% of equity interest in Hebei Guoxun Huifang Telecommunications Equipment Co., Ltd. ("Hebei Guoxun") and its affiliated companies. In August 2008, Beijing Funtalk completed acquisitions of 51% equity interest in each of Henan Xinya Telecommunications Equipment Co., Ltd ("Henan Xinya") and Kunming Golden Broadway Technology

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.     Organization and principal activities (Continued)

Development Co., Ltd ("Kunming Golden Broadway"). In October 2008, Beijing Funtalk completed acquisitions of 51% equity interest in Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd. ("Jiangsu Guanzhilin") and 100% interest in Hunan Feon Telecommunications Technology Co., Ltd. ("Hunan Feon"). In December 2008, Beijing Funtalk completed acquisitions of 51% equity interest in Inner Mongolia Chuangxin Zhongyu Shidai Mobile Phones Marketing & Management Co., Ltd. ("Inner Mongolia Zhongyu") and 100% equity interest in the repair and maintenance business of certain of the retail outlets of Hebei Baibang Tech. Co. Ltd..

In September 2009, Beijing Funtalk has entered into a definite agreement to acquire the remaining 49% of equity interest in Jiangsu Guanzhilin. The transaction was completed on September 11, 2009 and thereafter, Beijing Funtalk owns 100% equity interest in Jiangsu Guanzhilin. The total consideration for the acquisition was approximately $29,278 (equivalent to RMB200 million). In addition to the consideration, pursuant to the definite agreement, the vendor will withdraw its 49% of registered capital of approximately $7,173 (equivalent to RMB 49 million) and its share of the results of operations up to the completion date of the acquisition, from Jiangsu Guanzhilin (see Note 4(b) for details). In November 2009, Beijing Funtalk completed an acquisition of 100% of equity interest in Shanghai Lezhiyu Telecommunications Equipment Co., Ltd ("Shanghai Lezhiyu", formerly known as Shanghai Xieheng Telecommunications Equipment Co., Ltd.).

These acquired subsidiaries are engaged in the retail sales of mobiles phones and other peripherals and provision of after-sales services for mobile phones. See Note 4 for details of acquisitions.

Beijing Funtalk's total assets, total liabilities, net assets (liabilities), net revenues, operating costs, noncontrolling interests and expenses and net income attributable to the Company are as follows:

	As of and for the years ended March 31,
	2009	2010
Total assets	143,101	282,176
Total liabilities	(125,866)	(284,917)

Net assets/(liabilities)	17,235	(2,741)
Noncontrolling interests	(14,453)	(10,197)

	2,782	(12,938)

Net revenues	163,491	438,530
Operating costs and expenses	(160,556)	(419,422)

Net income	2,935	19,108
Less: Net income attributable to the noncontrolling interests	(1,618)	(5,267)

Net income attributable to the Company	1,317	13,841

Note:

As of March 31, 2009 and 2010, inventories with carrying amounts of $878 and nil, motor vehicles with carrying amounts of nil and $205 and buildings with carrying amounts of $3,124 and $2,642 of Beijing Funtalk were pledged as securities for certain short term credit facilities and notes payables.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.     Organization and principal activities (Continued)

As of March 31, 2009 and 2010, intercompany advances of $94,620 and $200,962, respectively, have been made by Pypo Beijing and its subsidiaries to Beijing Funtalk to finance the operations of Beijing Funtalk and its subsidiaries. The advances are unsecured, interest-free and have no fixed repayment terms.

2.     Summary of significant accounting policies

(a)   Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

(b)   Principles of consolidation

Pypo Cayman completed a share exchange with Funtalk China on July 9, 2009. The Share Exchange represents a reverse acquisition involving a public shell company and has been accounted for financial reporting purposes as the issuance of shares by Pypo Cayman in exchange for the assets and liabilities of Funtalk China, accompanied by a recapitalization. As a result of the share exchange, Pypo Cayman will be the continuing entity for financial reporting purposes, and will be deemed to be the accounting acquirer. Accordingly, the accompanying consolidated financial information of the Company prior to the share exchange reflects the results, assets and liabilities of Pypo Cayman, and those assets and liabilities are recorded at their carrying amounts. In addition, Pypo Cayman's shares and earnings per share have been restated retroactively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a recapitalization.

The consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIE subsidiary for which the Company is the primary beneficiary (collectively, the "Group"). All transactions and balances among the Company, its subsidiaries and VIE subsidiary have been eliminated upon consolidation. Investments in equity securities of entities over which the Company can exercise significant influence are accounted for using the equity method of accounting.

(c)   Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Group's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to realization of inventories, depreciable lives and residual values of long-lived assets, the recoverability of the carrying values of long-lived assets, useful lives and impairment of acquired intangible assets, impairment of goodwill, income tax provisions, valuation allowance for deferred tax assets and the determination of provision for rebates and price protections. Changes in facts and circumstances may result in revised estimates.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of significant accounting policies (Continued)

(d)   Business combinations and noncontrolling interests

The Group accounts for its business combinations using the acquisition method of accounting. This method requires that the acquisition cost to be allocated to the assets, including separately identifiable intangible assets acquired, and liabilities the Group assumed base on their estimated fair values.

From April 1, 2009, the Group adopted Accounting Standard Codification, or ASC, 805 Business Combination (formerly Statement of Financial Accounting Standards "SFAS") No. 141 (revised 2007), "Business combination"). Following this adoption, the cost of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any noncontrolling interest. The excess of (i) the total of cost of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the statement of income.

The determination and allocation of fair values to the identifiable assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgment. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. The Company determines discount rates to be used based on the risk inherent in the related activity's current business model and industry comparisons. Terminal values are based on the expected life of assets and forecasted life cycle and forecasted cash flows over that period. Although the Company believes that the assumptions applied in the determination are reasonable based on information available at the date of acquisition, actual results may differ from the forecasted amounts and the difference could be material.

Where the consideration in an acquisition includes contingent consideration, the payment of which depends on the achievement of certain specified conditions post-acquisition. From April 1, 2009, the contingent consideration is recognized and measured at its fair value at the acquisition date and if recorded as a liability, and it is subsequently carried at fair value with changes in fair value reflected in earnings. For periods prior to April 1, 2008, contingent consideration was not recorded until the contingency was resolved.

From April 1, 2009, following the adoption of the authoritative guidance of ASC810 on noncontrolling interests (formerly referred to as SFAS No. 160, "Noncontrolling interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin ("ARB") No. 51 Bulletin"), the Company renamed minority interest to noncontrolling interests and reclassified it on the consolidated balance sheets from the mezzanine section between liabilities and equity to a separate line item in equity. The Company also expanded disclosures in the consolidated financial statements to clearly identify and distinguish the interests of the Company from the interests of the noncontrolling owners of its subsidiaries. Consolidated net income is adjusted to include net income attributed to the noncontrolling interest and consolidated comprehensive income is adjusted to include comprehensive income

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of significant accounting policies (Continued)

attributed to the noncontrolling interest. Additionally, ASC810 revises the accounting for both increases and decreases in a parent's controlling ownership interest. Changes in the Company's ownership interest on its subsidiaries while the Company retains its controlling financial interest in its subsidiary shall be accounted for as equity transactions, and no gain or loss shall be recognized. The carrying amount of the noncontrolling interest shall be adjusted to reflect the change in its ownership interest in the subsidiary. Any difference between the fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted shall be recognized in equity attributable to the Company. The Company has applied the presentation and disclosure requirements retrospectively for all periods presented. In addition, the provisions of ASC810 have been applied to the acquisition of the 49% non-controlling interest of Jiangsu Guanzhilin as disclosed in Note 4(b).

(e)   Foreign currency transactions

The functional and reporting currency of the Company is in the United States dollar ("USD", "$"). The financial records of the Company's subsidiaries and VIE are maintained in Renminbi ("RMB") or in Hong Kong dollar ("HKD"). All assets and liabilities are translated at the rates of exchange quoted by the People's Bank of China at the balance sheet date, except for the share capital and statutory reserves which are translated at the historical exchange rate, and all income and expense items are translated at the average rates of exchange over the year. All exchange differences arising from the translation of subsidiaries' financial statements are recorded as a component of accumulated other comprehensive income in the statement of shareholders' equity and comprehensive income.

(f)    Government subsidies

The Group receives non-repayable subsidies from the PRC local government agencies after meeting certain conditions, such as locating their office in certain districts. Subsidies recognized when all the conditions for their receipt have been satisfied. Subsidies recognized as other income were nil, $151 and $2,169 for the years ended March 31, 2008, 2009 and 2010, respectively.

(g)   Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(h)   Cash and cash equivalents

Cash and cash equivalents consist of cash at bank and on hand and certificates of deposit with an initial term of less than three months when purchased, which are unrestricted as to withdrawal and use.

(i)    Restricted bank deposits

Restricted bank deposits are cash balances pledged for the facilities used to issue short-term bank borrowings.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of significant accounting policies (Continued)

(j)    Allowance for doubtful accounts

The Group determines the allowance for doubtful accounts when facts and circumstances indicate that the full amount of the receivable is unlikely to be collected. If the financial condition of the Group's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

(k)   Inventories

Inventories are valued at the lower of cost and market value. The value of inventories is determined using the first-in, first-out basis. The Group writes down the values of inventory for excessive, slow moving and obsolete inventories as well as inventory whose carrying value is in excess of net realizable value.

During the years ended March 31, 2008, 2009 and 2010, write downs of inventories of $450, $100 and nil, respectively, were recognized.

(l)    Notes receivable

Notes receivable are primarily generated from sales to customers, with term exceeding 3 months but less than 1 year depending on the customer's credit quality, and are recorded at face value. The Group does not require collateral for the notes. The Group has not and does not intend to sell these receivables. Amounts collected on notes receivable are included in net cash provided by operating activities in the consolidated statements of cash flows.

The allowance for doubtful accounts is the Group's best estimate of the amount of credit losses in the Group's existing notes. The allowance is determined on an individual note basis upon review of the customers' credit quality. Management has determined that there are no impairment issues, and no respective allowance for doubtful accounts is provided on notes receivables.

(m)  Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation. The cost of major improvements and betterments is capitalized whereas the cost of maintenance and repairs is expensed in the year incurred.

Depreciation is calculated using the straight-line method over the following estimated useful lives, taking into account the assets' estimated residual value:

Years
Buildings	50
Machinery and equipment	5
Electronic equipment	5
Motor vehicles	10
Leasehold improvements	Shorter of the term of the lease or the estimated useful lives of the assets

Management estimates the property and equipment to have a 5% to 10% residual value.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of significant accounting policies (Continued)

(n)   Investments under equity method

The investments in entities over which the Group has the ability to exercise significant influence are accounted for using the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Group's share of undistributed earnings or losses of these entities, by the amortization of any difference between the amount of the Group's investment and its share of the net assets of the investee, and by dividend distributions or subsequent investments. All unrealized inter-company profits and losses are eliminated under the equity method.

When the estimated amount to be realized from the investments falls below its carrying value, an impairment charge is recognized in the consolidated statements of income when the decline in value is considered other than temporary.

(o)   Goodwill and intangible assets

Goodwill represents the excess of costs of businesses acquired over fair value of acquired net tangible and identifiable intangible assets. Goodwill and identifiable intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of ASC350 (formerly FASB Statement No. 142, "Goodwill and Other Intangible Assets").

Identifiable intangibles are required to be determined separately from goodwill based on fair value. In particular, an intangible that is acquired in a business combination is recognized as an asset separate from goodwill if it satisfies either the "contractual-legal" or "separability" criterion. The identifiable intangible assets with finite lives are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the intangible assets' economic lives.

The weighted average economic lives and net carrying values of the identifiable intangible assets are as follows:

		As of March 31, 2010
	Weighted average economic lives
		Cost	Accumulated amortization	Foreign exchange alignment	Net carrying values
Trade name	Indefinite	17,394	—	48	17,442
Shanghai Lezhiyu trade name	3 years	2,187	(243)	—	1,944
Non-compete agreement	3.4-4.2 years	633	(209)	2	426
Put options on land and buildings (Note)	3 years	248	(162)	6	92
After-sales service agreement	4.2-5.0 years	1,260	(403)	—	857

		21,722	(1,017)	56	20,761

Note:

The put options on the land and buildings represent the Group's right to dispose of the land and buildings to the selling shareholder of Hebei Guoxun within three years from the date of acquisition of

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of significant accounting policies (Continued)

Hebei Guoxun with an annual increment of 15% of its fair value as of the acquisition date of Hebei Guoxun.

The identifiable intangible assets above result from the Group's May 2008 acquisition of a 51% interest in Hebei Guoxun, its August 2008 acquisitions of 51% interests in each of Henan Xinya and Kunming Golden Broadway, its October 2008 acquisition of 51% interest in Jiangsu Guanzhilin, its October 2008 acquisition of 100% interest in Hunan Feon and its December 2008 acquisition of 51% interest in Inner Mongolia Zhongyu (the "Retail Business Acquisitions"), its December 2008 acquisition of the after-sale service business of certain of the retail outlets of Hebei Baibang Tech. Co. Ltd. (the "R&M Business") and its November 2009 acquisition of 100% interest in Shanghai Lezhiyu.

The amounts assigned to the identifiable intangible assets of the acquired businesses of Shanghai Lezhiyu during the year ended March 31, 2010 are based on the preliminary assessment of their fair values and are subject to change pending the finalization of the valuations of these intangibles. The finalization of those valuations could affect the amounts assigned to the intangible assets or goodwill of the acquired business of Shanghai Lezhiyu and the related periodic amortization charges for these intangible assets.

(p)   Impairment of goodwill and indefinite life intangible assets

Goodwill is not amortized but is tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill impairment is tested using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities.

Intangible assets with indefinite lives are not amortized but are tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. The impairment of an indefinite life intangible asset is based on a comparison of its fair value to its carrying amount. If the carrying amount of an indefinite life intangible asset exceeds its fair value, an impairment loss is recognized for the excess. The estimation of fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

(q)   Impairment of long-lived tangible and finite-lived intangible assets

Long-lived assets and finite-lived identifiable intangible assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Group reviews its long-lived tangible and finite-lived intangible assets for potential impairment based on a review of projected undiscounted future cash flows associated with these assets.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of significant accounting policies (Continued)

When the review of projected undiscounted cash flows indicates the existence of a potential impairment, the measurement of impairment losses for assets that the Group expects to hold and use is based on the estimated fair value of the assets.

As of March 31, 2009 and 2010, the carrying values of the Group's finite-lived intangible assets are $1,770 and $3,319, net of accumulated amortization of $259 and $1,017, respectively, and are currently being amortized over three to five years. For the years ended March 31, 2008, 2009 and 2010, the Group incurred no impairment charges. The following sets forth as of March 31, 2010 the amortization expense for finite-lived intangible assets the Group expects to recognize over their remaining weighted average economic lives:

Year ending 2011	1,269
Year ending 2012	1,184
Year ending 2013	866

(r)   Deferred financing costs

Direct and incremental costs incurred in obtaining loans are capitalized and amortized over the terms of the related debt agreements using the effective interest method. Approximately nil, $18 and $836 were amortized during the years ended March 31, 2008, 2009 and 2010.

(s)   Contingent consideration

The Group has incorporated contingent consideration into the structure of the Retail Business Acquisitions completed in the year ended March 31, 2009. These arrangements generally result in the reduction of cash payments or transfer of shares from the sellers at nil consideration upon the acquired entities' failure of performance targets for the periods ranging from 2 to 3 years after the acquisitions as stipulated in the acquisition agreements.

Reduction of cash payments or transfer of shares which are determined to be adjustments on purchase consideration will be accounted for as part of the purchase of the acquired entities when the outcome of the contingency is determinable beyond a reasonable doubt (see Note 4 for details).

(t)    Performance bonus

As stipulated in the Operating and Management Agreements entered into between Beijing Funtalk and the key management of Hebei Guoxun, Henan Xinya, and Jiangsu Guanzhilin, the key management of these three entities will entitle to the performance bonus upon the achievement of the performance condition: (1) operating targets for the periods ranging from 2 to 3 years after the acquisitions and (2) rendering of services for the specified period. Accruals of compensation cost for such award with a performance condition shall be based on the probable outcome of that performance condition. Compensation cost shall be accrued if it is probable that the performance condition will be achieved and shall not be accrued if it is not probable that the performance condition will be achieved. The Group has not recognized an accrual for the compensation for the years ended March 31, 2009 and 2010 since the management estimate that it is probable that the performance condition could not be met.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of significant accounting policies (Continued)

On September 11, 2009, Beijing Funtalk acquired the remaining 49% of equity interest of Jiangsu Guanzhilin. As part of this definite agreement, Beijing Funtalk agreed with the seller to waive the entitlement of the performance bonus to Jiangsu Guanzhilin's key management.

(u)   Financial instruments

The carrying amounts of cash and cash equivalents, restricted bank deposits, notes receivable, accounts receivable, amounts due from related parties and an affiliated company, other receivable and receivable from a vendor, short-term borrowings, accounts payable, notes payable, other payables and amounts due to related parties and an affiliated company approximate their fair values due to the short-term nature of these instruments.

(v)   Fair value of financial instruments

In September 2006, the FASB issued ASC820 (formerly SFAS No. 157 "Fair Value Measurements"). ASC820 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. ASC820 also clarifies the application of the standards in a market that is not active, and provides guidance on the key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. Effective April 1, 2008, the Group adopted ASC820 for the measurement and disclosure requirements related to financial assets and financial liabilities. The adoption of ASC820 for financial assets and financial liabilities did not have any material impact on the Group's results of operations or the fair values of its financial assets and liabilities.

As of March 31, 2009 and 2010, the Group did not have any non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements, at least annually, on a recurring basis.

(w)  Revenue recognition

Revenue from principal operations

The Group derives its revenue through wholesale distribution and retail of mobile phones, notebooks and peripherals and provision of after-sales services for mobile phones for the three years ended March 31, 2010. The Group commenced its retail business from May 2008. The Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured. The Group considers its customers of wholesale distribution to be the retailers and does not sell directly to end-users. The customers of the Group's retail business are the end-users of mobile phones and peripherals. Products under warranty are shipped back to the manufacturers for repairs or exchanges and related costs incurred are borne by the manufacturers; therefore, the warranty costs incurred by the Group are insignificant.

There are three types of sales contracts for wholesale distribution: (i) sales with no right of return (which make up the majority of sales), (ii) sales with contractual right of return, and (iii) consigned sales.

  (i)
  For sales with no right of return, the Group has no contractual obligations and has not established any right of return based on its customary business practices, except for defective

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of significant accounting policies (Continued)

    products under warranty. Revenue recognition generally occurs when products have been shipped, risk of loss has been transferred to the customer, and allowances for discounts, price protection, and customer rebates can be reliably estimated. Recorded revenues are reduced by these allowances. The Group bases its estimates of these allowances on historical experience, taking into consideration the type of products sold, the type of customer, and the type of transaction specific in each arrangement.

    There are no customer acceptance conditions associated with the Group's products, except related to the standards and quality of a given products.

  (ii)
  For sales with contractual right of returns and for consigned sales, the Company recognizes revenue at the time the products sell through the distribution channel to the end customers.

    The Group presents revenue net of value added tax collected from customers at 17%, which amounted to $108,168, $156,142, and $353,065 for the years ended March 31, 2008, 2009 and 2010, respectively. Certain items: (i) sales return of $3,799, $7,747 and $9,084; and (ii) sales rebates and price protection expenses of $41,487, $41,273 and $40,547, have been deducted to present the net revenue for the years ended March 31, 2008, 2009 and 2010, respectively.

Vendor's reimbursements

The Group receives the following types of reimbursements from its vendor:

  (1)
  Reimbursement of promotional activities

    The Group organizes marketing activities to promote the vendor's products and the vendor compensates the Group's costs in this regard. Upon planning each marketing activity, the Group submits marketing applications to the vendor and the vendor approves the application form, which indicates that the vendor has agreed to bear the related costs. Such reimbursements are recognized when the related marketing activities were held, as a reduction of the costs incurred, with the excess recorded as a reduction to cost of revenues. The amount of reimbursement of promotional activities recognized are $2,356, $23,226 and $21,937 of which amount recorded as a reduction of cost of revenues are $347, $11,575 and $9,387 for the years ended March 31, 2008, 2009 and 2010, respectively.

  (2)
  Rebates from vendor to end customers through the Group

    The vendor provides rebates to end customers through the Group. Such rebates to customers net of the related reimbursement to the Group from the vendor are recorded in revenue, and a corresponding receivable from the vendor is recorded at the time the rebates are given. The net amount of rebates from vendor to end customers is $929, $404 and $174 for the years ended March 31, 2008, 2009 and 2010, respectively.

  (3)
  Rebates from vendor to the Group

    The vendor also provides rebates to the Group to promote sales of certain products, such rebates are recorded as a reduction of cost of revenues when approved by the vendor, and the amount recognized are $2,860, $1,726 and $15,101 for the years ended March 31, 2008, 2009 and 2010, respectively.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of significant accounting policies (Continued)

  (4)
  Awards on purchase targets

    The vendor provides certain awards to the Group when the Group's purchases exceed a certain target within a specified period of time. As the Group lacks a demonstrated historical experience to estimate the timing and probability of earning such awards, the awards are recognized as a reduction of cost of revenues when approved by the vendor. The amount of awards earned on purchase targets are $5,882, nil and nil for the years ended March 31, 2008, 2009 and 2010, respectively.

(x)   Shipping and handling costs

Shipping and handling costs are recorded in selling and distribution expenses as incurred. During the years ended March 31, 2008, 2009 and 2010, shipping and handling costs were $1,069, $1,558 and $1,750, respectively.

(y)   Cost of revenues

Cost of revenues primarily consists of purchase costs of mobile phones, notebooks and peripherals.

(z)   Advertising cost

Advertising expenses are expensed as incurred and the amounted to approximately $367, $1,707 and $1,469 during the years ended March 31, 2008, 2009 and 2010, respectively, and have been included as part of selling and distribution expenses.

(aa) Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Other leases are accounted for as capital leases. Payments made under operating leases, net of any incentives received by the Group from the leasing company, are charged to the statements of income on a straight-line basis over the lease periods.

(bb) Provision for rebates and price protection

Provision for rebates is made on a case by case basis according to the retailer's sales volume of the Group's products. The rebates include a basic amount accrued upon delivery of products to retailers and a monthly quantity bonus accrued when the retail volume reaches certain monthly levels as defined by the sales contract. As the quantity bonuses are based on the retailer's monthly purchases, the effect of accruing the bonuses when the monthly level is reached as opposed to recording a pro-rata portion of the quantity bonus upon the sale of each qualifying unit is not material.

Provision for price protection is made when the Group decides to lower the selling price of its products. The amount of price protection varies on different product models, and the provision is determined based on an estimate of the amount of the specific inventories being held by the Group's retailers at that time.

Rebates and price protection incurred for the year is recorded as a reduction of revenues.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of significant accounting policies (Continued)

(cc)  Pension and other retirement benefits

The full-time employees of the Company's subsidiaries and VIE subsidiary that are incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. These companies are required to accrue for these benefits based on certain percentages of the employees' salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the statements of income for such employee benefits amounted to approximately $1,800, $2,486 and $4,032 for the years ended March 31, 2008, 2009 and 2010, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

The Group has no other obligation to make payments in respect of retirement benefits of the employees.

(dd) Income taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740-10-25 (formerly Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109") prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company's adoption of these provisions resulted in a cumulative adjustment to the opening balance of retained earnings of $436 as of April 1, 2007. The Company did not incur any interest or penalties related to potential underpaid income tax expenses, and also does not expect to have a significant increase or decrease in the unrecognized tax benefits within 12 months from March 31, 2010. See Note 6 for additional information including the impact of adopting these provisions on the Company's consolidated financial statements.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits and penalties, if any, in income tax expenses.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of significant accounting policies (Continued)

(ee)  Net income per share

Basic earnings per share are computed by dividing net income attributable to the Company by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares.

For the purpose of calculating earnings per share for the periods prior to the Share Exchange presented, the number of ordinary shares outstanding is determined on the basis of Pypo Cayman's historical number of ordinary shares outstanding multiplied by the share exchange ratio established in the merger agreement. Basic earnings per share are computed by dividing net income attributable to Pypo Cayman by the weighted average number of ordinary shares outstanding during those years.

(ff)   Segment reporting

The Group uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group's chief operating decision maker for making operating decisions, allocating resources and assessing performance as the source for determining the Group's reportable segments. Management, including the chief operating decision maker, reviews operating results by product groups during fiscal 2007 and 2008. As a result of the completion of the acquisition of six retail business groups in fiscal 2009, the Group has changed its reportable segment based on the types of customers receiving its products: "wholesale distribution business" and "retail business". Details of these operating segments are described in Note 28.

(gg) Concentration of risks

The Group places its cash and cash equivalents and restricted bank deposits with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers by classifying customers into national chain stores and regional distributors, each are assigned with different credit limit and approved at different management levels. If a credit limit is exceeded, the distributor will be generally required to pay all or a significant part of the amount due prior to delivery of the Group's products. The Group reviews credit terms granted to each major customer and performs balance reconciliation with customers monthly. The Group establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. As a result of the Group's credit evaluation, the allowance for doubtful accounts was $735 and $632 as of March 31, 2009 and 2010, respectively.

For wholesale distribution business, the Group purchased over 90% of its goods from a single vendor for the years ended March 31, 2008, 2009 and 2010. For retail business, the Group purchased over 10% of its goods from three and two vendors for the years ended March 31 2009 and 2010 respectively.

(hh)  Comprehensive income

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the consolidated statements of shareholders' equity and comprehensive income.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

3.     Recently issued accounting standards

Effective April 1, 2009, the Group adopted the provisions of the consensus reached in ASC323, "Equity Method Investment Accounting Considerations". ASC323 provides guidance for entities that acquire or hold investments accounted for under the equity method. This issue has been adopted prospectively, and did not have a significant effect on the Group's consolidated financial statements presented.

Effective April 1, 2009, the Group adopted the provisions of the consensus reached in ASC350, "Accounting for Defensive Intangible Assets". ASC350 requires entities that will acquire a defensive intangible asset after the effective date of ASC805, to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. The adoption of ASC350 has no impact on the Group's consolidated financial statements presented and will be applied to future transactions, if any.

Effective April 1, 2009, the Group adopted ASC860 and ASC810, "Disclosures by Public Entities (Enterprises) after Transfers of Financial Assets and Interest in Variable Interest Entities". ASC860 and ASC810 require the public entities subject to the disclosure requirements of ASC860 to provide financial statement users with an understanding of the following: a. a transferor's continuing involvement in financial assets that it has transferred in a securitization or asset-backed financing arrangement; b. the nature of any restrictions on assets reported by an entity in its statement of financial position that relate to a transferred financial asset, including the carrying amounts of such assets; c. how servicing assets and servicing liabilities are reported under ASC860; and d. for securitization or asset-backed financing arrangements accounted for as sales when a transferor has continuing involvement with the transferred financial assets and transfers of financial assets accounted for as secured borrowings, how the transfer of financial assets affects an entity's financial position, financial performance, and cash flows. ASC860 and ASC810 also require enhanced disclosures about a company's involvement in VIEs. The enhanced disclosures required by these provisions are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company's involvement with a VIE; (iv) how a company's involvement with a VIE affects the Group's financial position, financial performance, and cash flows. The adoption of these provisions enhanced our disclosure on the VIE in the consolidated financial statements and has been retrospectively applied to all periods presented.

Effective April 1, 2009, the Group adopted certain provisions in ASC350 "Intangibles, Goodwill and Other". This provision amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC350. The guidance for determining the useful life of a recognized intangible asset in these provisions has been applied prospectively to intangible assets acquired after the effective date. This adoption did not have a significant effect on the Group's consolidated financial statements presented.

In June 2009, the FASB issued provisions in ASC810 "Consolidation" (SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)"). ASC810 amends Interpretation 46(R) to require an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: (a) the

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

3.     Recently issued accounting standards (Continued)

power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance; and (b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity's economic performance, and require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. It also amends Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. ASC810 is effective at the start of a company's first fiscal year beginning after November 15, 2009. The Group does not expect the adoption of ASC810 to have a material impact on the Group's financial position, results of operations and cash flows.

In June 2009, the FASB issued ASC105-10 (formerly SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 ("SFAS162"). ASC105-10 states that the FASB Accounting Standards Codification will become the source of authoritative U. S. GAAP recognized by the FASB. Once effective, the codification's content will carry the same level of authority, effectively superseding SFAS 162. The U.S. GAAP hierarchy will be modified to include only two levels of U.S. GAAP: authoritative and non authoritative. ASC105-10 is effective for the Group's financial statements issued for interim and annual periods ending after September 15, 2009. Its adoption did not have a material impact on the Group's financial position, results of operations and cash flows.

In August 2009, the FASB published ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value ("ASU 2009-05"). ASU 2009-05 amends ASC Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using (1) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (2) another valuation technique that is consistent with the principles of Topic 820. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability and that both a quoted price in an active market for the identical liability at measurement date and that the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The provisions of ASU 2009-05 are effective for the Group the first reporting period (including interim periods) beginning after issuance in August 2009. The adoption of ASU 2009-05 did not have a material impact on the Group's financial position, results of operations and cash flows.

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities ("ASU 2009-17") which amends the FASB ASC for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R), issued by the FASB in June 2009. The amendments in this ASU replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

3.     Recently issued accounting standards (Continued)

controlling financial interest in a variable interest entity with an approach primarily focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb the losses of the entity or (2) the right to receive the benefits from the entity. ASU 2009-17 also requires additional disclosure about a reporting entity's involvement in VIE, as well as any significant changes in risk exposure due to that involvement. ASU 2009-17 is effective for annual and interim periods beginning after November 15, 2009. Early application is not permitted. The adoption of ASU 2009-17 is not expected to have a material impact on the Group's financial position, results of operations and cash flows.

In December 2009, the FASB issued ASU 2009-16, Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets ("ASU 2009-16"), which formally codifies FASB Statement No. 166, Accounting for Transfers of Financial Assets into ASC, issued by the FASB in June 2009. ASU 2009-16 represents a revision to the provisions of former FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The amendments in this ASU eliminate the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. ASU 2009-16 is effective for annual and interim periods beginning after November 15, 2009. Additionally, the recognition and measurement provisions of this ASU should be applied to transfers that occur on or after the effective date. Early application is not permitted. The adoption of ASU 2009-16 is not expected to have a material impact on the Group's financial position, results of operations and cash flows.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements ("ASU 2010-06"). The ASU amends FASB ASC 820 Fair Value Measurements and Disclosures (formerly Statement No. 157, Fair Value Measurements) to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. ASU 2010-06 also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. ASU 2010-06 is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The adoption of ASU 2010-06 is not expected to have a material impact on the Group's financial position, results of operations and cash flows.

In February 2010, the FASB issued ASU No. 2010-09 "Subsequent events (ASC855) Amendments to Certain Recognition and Disclosure Requirements". The update provides amendments that an entity that either (a) is an SEC filer or (b) is a conduit bond obligor for conduit debt securities that are traded in a public market is required to evaluate subsequent events through the date that the financial statements are issued. If an entity meets neither of those criteria, then it should evaluate subsequent events

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

3.     Recently issued accounting standards (Continued)

through the date the financial statements are available to be issued. It also amends to include the definition of an SEC filer, removes the definition of a public entity, states that an entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated, and refines the scope of reissuance disclosure requirements to include revised financial statements only. All amendments of this update are effective for the Group from February 2010, and the adoption of such does not have a significant effect on the Group's consolidated financial statements presented.

In April 2010, FASB issued an authoritative pronouncement regarding the effect of denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity's functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. The Group is in the process of evaluating the effect of adoption of this pronouncement.

4.     Acquisitions

(a)   Retail business acquisitions and R&M Business acquisition

During the year ended March 31, 2009 the Group completed the following acquisitions:

Company/Business name	Nature of business	Date of acquisition	Interest acquired
Hebei Guoxun	Retail sale of wireless equipment	May 1, 2008	51%
Henan Xinya	Retail sale of wireless equipment	August 22, 2008	51%
Kunming Golden Broadway	Retail sale of wireless equipment	August 28, 2008	51%
Hunan Feon	Retail sale of wireless equipment	October 21, 2008	100%
Jiangsu Guanzhilin	Retail sale of wireless equipment	October 31, 2008	51%
Inner Mongolia Zhongyu	Retail sale of wireless equipment	December 1, 2008	51%
R&M business (Note)	Provision of after sales services for wireless equipment	December 8, 2008	100%

The acquisitions were made by the Group in order to diversify the business of the Group and look for the opportunity of possible integration of mobile phones retail business.

Each of the acquisitions was accounted for as a purchase under SFAS No. 141 "Business Combination". The interests in the assets acquired and liabilities assumed were recorded at their fair values, and the results of the acquired entities' operations were included in the Group's consolidated results of operations from the respective dates of the acquisitions.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

4.     Acquisitions (Continued)

The acquisitions (except for the acquisitions of the R&M Business) were generally structured such that the total purchase price to be paid will depend on the level of profits, as defined, that the acquired entity achieves over periods ranging from 2 to 3 years after the acquisitions. A portion of the potential purchase price was paid at closing, and additional payments will be made to the sellers, or the sellers will return to the Group some or all of the payment made to date, when the level of the achievement of the profit targets is determined. Where the Group acquired less than 100% of the acquired entity, if the acquired entity fails to achieve the profit target, the seller will have the choice of either accepting a reduction of the total cash payment or transferring an additional interest in the acquired entity to the Group.

As required by SFAS No. 141, for acquisitions for which a portion of the purchase price is contingent on future results, the amount of the purchase price recorded at closing represented the sum of (i) any amount of the payments that are not contingent on the level of future profits, and (ii) that portion of the future contingent payments required to record the net tangible and identifiable intangible assets at their full fair value without any recognition of goodwill or reduction for the allocation of "negative goodwill", if any.

For these acquisitions, if the profit targets are met and the sellers retain those payments and/or Group is required to make additional payments, such payments will be accounted for as an adjustment of the purchase price and will be recorded as goodwill. If profit targets are not met and the Group is entitled to receive the return of any portion of the payments made to date, the repayments will first reduce the deposit on the contingent payments and then will reduce the purchase price recorded at closing, which will be accounted for as a reduction in the amounts recorded for long-term tangible and intangible assets. Where the seller elects to transfer an additional interest to the Group in lieu of the reduction of the cash payments, the transfer of an additional interest will be accounted for as an equity transaction with no gain or loss to be recognized.

The following table sets forth acquisitions for which a portion of the purchase price is contingent on future results (i) the maximum purchase prices, (ii) the amount of the purchase price recorded at the respective dates of the acquisition, (iii) the payments made as of March 31, 2009 and 2010, (iv) the amount by which the purchase price payments made to date exceed the purchase price recorded at closing (as described above), which is accounted for as a deposit paid on the contingent purchase price and reflected as current asset in the Group's consolidated balance sheet in other assets and receivables (see Note 11 for details) and (v) the maximum additional interest the seller could elect to transfer to the Group in lieu of accepting lower payments if the targets are not met:

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

4.     Acquisitions (Continued)

					Excess paid over amount recorded at closing (deposit) (see Note 11) as of March 31,		Maximum additional interest seller could transfer as of March 31,
		Purchase price recorded at closing March 31, 2009
			Payments to March 31,
	Maximum purchase price
Company			2009	2010	2009	2010	2009	2010
Hebei Guoxun	9,909	6,259	6,471	6,479	212	220	49%	49%
Henan Xinya (Note (i))	5,746	1,978	2,298	4,027	320	2,049	49%	49%
Kunming Golden Broadway	4,328	1,654	1,731	3,611	77	1,957	49%	49%
Hunan Feon (Note (ii))	10,384	4,983	5,853	5,860	870	877	0%	0%
Jiangsu Guanzhilin	46,324	13,202	37,005	32,567	23,803	—	49%	0%
Inner Mongolia Zhongyu	2,612	1,151	1,940	1,942	789	791	49%	49%

					26,071	5,894

Effect of changes in exchange rates					(128)	(167)

Total deposits on contingent payments (Note 11)					25,943	5,727

Notes:

(i)
On June 18, 2010, Beijing Funtalk signed the supplemental agreement with Mr. Yamin Zhang to finalize the consideration regarding the acquisition of 51% equity interest in Henan Xinya at $4,602.

(ii)
Pursuant to the supplemental agreement to the share transfer agreement entered into between Beijing Funtalk and the seller, the contingent consideration in connection with the acquisition of Hunan Feon was waived subsequent to the year ended March 2010. The purchase consideration for the initial acquisition of 100% equity interest was finalized to be $9,651.

As part of its May 2008 acquisition of an interest in Hebei Guoxun, the Group acquired a 45% interest in Hebei Baibang Tech Co., Ltd. ("Hebei Baibang"), a company engaged in mobile phone retail sales and after-sales services. In December 2008, Hebei Guoxun disposed of its 45% equity interest in Hebei Baibang in exchange for the existing operations of providing after-sales services in certain of Hebei Baibang's retail outlets (the "R&M Business") and a cash payment of $276. The Group accounted for the exchange of the 45% interest in Hebei Baibang for the R&M Business as the acquisition of a business under SFAS No. 141. The cost of the acquisition of the R&M Business was measured as the December 2008 fair value of the 45% interest in Hebei Baibang less the cash received, and the Group recorded a gain of $26 for the difference between its basis in its 45% interest in Hebei Baibang and the consideration it received. The allocation of the cost of the R&M Business, which totaled $2,237, resulted in $322 of identifiable intangible asset, consisting of after-sales agreements, $19 of net assets acquired, $81 of deferred tax liability and $1,977 of goodwill, after adjusting the acquired R&M Business tangible assets to their fair value. The intangible asset and the goodwill result principally from the excess of the fair value of the purchase price originally allocated to the 45% interest in Hebei Baibang at the time of the May 2008 acquisition of Hebei Guoxun over the Group's share of its underlying net assets of Hebei Baibang (see Note 14 for details).

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

4.     Acquisitions (Continued)

The following table sets for the amounts of the recorded purchase prices assigned to identifiable intangible assets and goodwill, as explained on Note 2(o) and the fair value of net assets acquired.

Company	Fair value of net assets acquired	Trade name	Non-compete agreements	Put option on land and buildings	After-sales agreements	Goodwill	Deferred tax liabilities arisen on acquisitions	Purchase price recorded at closing/ realization of contingent consideration
Hebei Guoxun	4,258	1,766	67	247	—	—	(79)	6,259
Henan Xinya	577	1,378	31	—	—	—	(8)	1,978
Kunming Golden Broadway	731	857	36	—	51	—	(21)	1,654
Hunan Feon	1,714	2,573	41	—	887	—	(232)	4,983
Jiangsu Guanzhilin (Note (iii))	2,911	10,037	338	—	—	19,365	(84)	32,567
Inner Mongolia Zhongyu	365	783	4	—	—	—	(1)	1,151
R&M Business	19	—	—	—	322	1,977	(81)	2,237

Total	10,575	17,394	517	247	1,260	21,342	(506)	50,829

Amortization period		Indefinite	3.4-4.2 years	3 years	4.2-5.0 years	Indefinite

Note:

(iii)
Pursuant to the definite agreement entered into between the seller and Beijing Funtalk, it was agreed to waive the contingent arrangement in connection with the initial acquisition of 51% equity interest of Jiangsu Guanzhilin in October 2008 and accordingly, the purchase consideration in connection with the initial acquisition of 51% was finalized at $32,567 (RMB 222.36 million). Hence, goodwill of $19,365 was recognized on the consolidated balance sheets as of March 31, 2010.

(b)   Acquisition of additional interest in subsidiaries

During the year ended March 31, 2009, Pypo Cayman acquired additional 10% interests in Beijing Dongdian Wuxian Mobile Media Technology Co., Ltd ("Beijing Dongdian") for a total consideration of $728 and increased its shareholdings of the entity to 100%. The consideration was allocated to the fair value of net assets acquired amounted to $657 and goodwill amounted to $71. Goodwill of $71 represented the excess of the purchase price over the estimated fair value of the net tangible assets acquired. The Group has not allocated the consideration to the identifiable intangible assets, which are non-exclusive licenses, as the management considers these to be of insignificant value. The purchase price allocation is primarily based on the management's assessment on the fair value of each of the tangible assets acquired and liabilities assumed as of the date of acquisition.

On September 11, 2009, Beijing Funtalk has entered into a definite agreement to acquire the remaining 49% of equity interest in Jiangsu Guanzhilin. The total consideration for the acquisition was $29,278 (equivalent to RMB 200 million). In addition to the consideration, pursuant to the definite agreement, the vendor will withdraw its 49% of registered capital and receive the dividend payment prior to acquisition of approximately $7,173 (equivalent to RMB 49 million) and $2,694 (equivalent to RMB 18.4 million), respectively from Jiangsu Guanzhilin. The transaction was completed on September 11, 2009 and thereafter, Beijing Funtalk owns 100% equity interest in Jiangsu Guanzhilin.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

4.     Acquisitions (Continued)

The schedule illustrating the effects of change on the equity attributable to the Group as a result of acquiring 49% equity interest in Jiangsu Guanzhilin:

	For the years ended March 31,
	2009	2010
Net income attributable to the Company	20,143	31,813
Transfer to the noncontrolling interest:
Acquired 49% equity interest in Jiangsu Guanzhilin	—	(29,549)

Change from net income attributable to the Company and transfer to the noncontrolling interest	20,143	2,264

(c)   Acquisition of Shanghai Lezhiyu

In November, 2009, Beijing Funtalk acquired 100% equity interest of Shanghai Lezhiyu from an unaffiliated third party for a cash consideration of $46,872 (RMB 320 million) which was subject to adjustments based on the net assets or liabilities of this acquired entity as of July 31, 2009. Such consideration was reduced by $4,171 (RMB 28.5 million) upon finalization of the value of the net liabilities of Shanghai Lezhiyu. This entity is principally engaged in the business of retail sale of wireless equipment. Funtalk China expects retail chains to consolidate through acquisitions and strategic alliances, as retail outlets attempt to reduce redundant inventory and rental costs, increase working capital and lower prices. This transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net liabilities were recorded at their fair value at the date of acquisition.

The purchase price was preliminarily allocated as follows:

	As of November 20, 2009	Amortization Period
Intangible assets:
Shanghai Lezhiyu's trade name	2,188	3 years
Non-compete agreement	116	3 years
Goodwill	48,677	N/A
Net liabilities acquired	(7,704)	N/A
Deferred tax liabilities	(576)	N/A

Total	42,701

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

5.     Others, net

	For the years ended March 31,
	2008	2009	2010
Foreign currency exchange (loss)/gain	(787)	1,140	(472)
Non-operating (expense)/income	(20)	10	452
Debt extinguishment loss (Note 17(b))	—	—	(930)
Investment income	133	104	—

	(674)	1,254	(950)

6.     Income taxes

Cayman Islands

Under the current laws of Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The provision for current income taxes of the subsidiaries operating in Hong Kong has been calculated by applying the current rate of taxation of 16.5% for the years ended March 31, 2009 and 2010, respectively, and 17.5% for the year ended March 31, 2008 to the estimated taxable income earned in or derived from Hong Kong during the period, if applicable.

People's Republic of China

On March 16, 2007, the National People's Congress of China enacted the PRC Enterprise Income Tax Law (the "New Tax Law"), under which foreign invested enterprises (the "FIEs") and domestic companies would be subject to enterprise income tax at a uniform rate of 25%. There will be a five-year transition period for FIEs, during which they are allowed to continue to enjoy their existing preferential tax treatments. Preferential tax treatments will continue to be granted to entities which conduct businesses in certain encouraged sectors and to entities otherwise classified as "high and new technology enterprises," whether FIEs or domestic enterprises. The new tax rate has become effective on January 1, 2008. On December 6, 2007, the State Council of the PRC issued New Enterprise Income Tax Implementation Regulations on the New Taxation Law ("New EIT Implementation Regulations"). The New Tax Law and New EIT Implementation Regulations have changed the tax rate from 15% to 18%, 20%, 22%, 24% and 25% for the years ending December 31, 2008, 2009, 2010, 2011 and 2012 respectively for Shenzhen PRC subsidiaries. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives ("Circular 39").

The deferred tax balance has been adjusted to reflect the tax rates that are expected to apply.

Pursuant to the old tax law, Pypo Beijing was qualified for the preferential tax treatment as a "High Technology Enterprise". As a result of that tax treatment, a 50% tax exemption was applied for the calendar years 2006, 2007 and 2008. These exemptions were applied to the 15% profit tax rate for a

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.     Income taxes (Continued)

High Technology Enterprise for the calendar year 2007 and 25% for the calendar year 2008. The overall tax rate for Pypo Beijing after the exemption applied to the 25% tax rate is 12.5% for the calendar year 2008, no exemption is applied since January 1, 2009 and hence, Pypo Beijing is subject to 25% thereafter. Tax losses carried forwards, if any, would expire five years from the year when the tax losses carried forwards were recorded.

The list below shows the tax preferential treatment of Pypo Beijing and its subsidiaries for the calendar years 2008, 2009 and 2010:

		Applicable rate with preferential treatment
	Statutory tax rate 2008, 2009 and 2010
Company		2008	2009	2010
Pypo Beijing	25%	12.5%	25%	25%
Beijing Pypo Communications Technology Co., Ltd.	25%	0%	25%	25%
Shenzhen Xieheng Electronic Co., Ltd.	25%	18%	20%	22%
Shenzhen Pypo Communications Equipment Co., Ltd.	25%	18%	20%	22%
Cangzhou Guoxun Huifang Telecommunications Equipment Co., Ltd.	25%	20%	20%	25%

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Group has adopted ASC 740-10-25 (formerly FIN 48) on April 1, 2007. Based on its ASC 740-10-25 analysis documentation, the Group has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. As a result of the implementation of ASC 740-10-25, the Group had approximately $436 in total unrecognized tax benefits at April 1, 2007. The Group has elected to classify interest and/or penalties relating to income tax matters within income tax expenses. The amount of penalties and interest as of March 31, 2008 is immaterial. The Group had an increase of unrecognized tax benefits of approximately $576 in connection with tax uncertainties during the year ended March 31, 2008 and the position remains unchanged during the years ended March 31, 2009 and 2010. The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

The unrecognized tax benefit totaled $1,012 as of March 31, 2008, 2009 and 2010, of which $436 was related to the income tax provisions recognized as contingencies from periods prior to the adoption of ASC 740-10-25; and $576 of which was related to the increase of ASC 740-10-25 tax provisions for the year ended March 31, 2008.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.     Income taxes (Continued)

According to the PRC Tax Administration and Collection Law, the statute of limitations is generally three years if the underpayment of taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of tax liability exceeding RMB100,000 (approximately $15) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion.

Composition of income tax expense

The current and deferred portion of income tax (expense)/benefit included in the consolidated statements of income is as follows:

	For the years ended March 31,
	2008	2009	2010
Current income tax expense	(3,014)	(9,056)	(14,398)
Deferred income tax (expense)/benefit	(438)	1,415	(2,847)

Income tax expense	(3,452)	(7,641)	(17,245)

Reconciliation of the differences between statutory tax rate and the effective tax rate

Reconciliation between total income tax expense and that amount computed by applying the PRC statutory income tax rate of (33% for the year ended March 31, 2008 and 25% for the years ended March 31, 2009 and 2010) to income before taxes is as follows:

	For the years ended March 31,
	2008	2009	2010
Income before tax, equity in (loss)/income of affiliated companies	33,649	29,379	54,337

Computed income tax expense	(11,104)	(7,345)	(13,584)
Effect of different tax rates applicable to the subsidiaries	6,235	614	388
Effect of other non-deductible expenses	(299)	(315)	(705)
Effect of non-deductible interest expenses	—	(28)	(774)
Effect of non-deductible exchange difference	—	—	(300)
Effect of non-taxable incomes	84	332	17
Effect of FIN48 unrecognized tax benefits	(502)	—	—
Change in valuation allowance	(745)	(763)	(59)
Effect of foreign operation	595	(119)	—
Effect of tax exemption and tax relief	2,427	684	—
Withholding income tax on dividend	388	(1,154)	(1,914)
Others	(531)	453	(314)

Actual income tax expense	(3,452)	(7,641)	(17,245)

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.     Income taxes (Continued)

PRC income taxes that would have been payable without tax exemption and tax relief amounted to approximately $12,114, $8,939 and $17,633 for the years ended March 31, 2008, 2009 and 2010, respectively. Accordingly, basic net income per share would have decreased to $0.61, $0.42 and $0.66, respectively, and diluted net income per share would have no change for the year ended March 31, 2010.

The principal components of the Group's deferred income tax assets/liabilities are as follows:

	As of March 31,
	2009	2010
Current deferred tax assets:
Rebates provision	2,004	2,287
Sales return provision	110	260
Net operating loss carried forward	2,239	298
Allowance for doubtful accounts	139	176
Reversal of welfare payable	—	(482)
Inventory write down	360	1,188
Others	14	16

Total current deferred tax assets	4,866	3,743

	As of March 31,
	2009	2010
Non-current deferred tax asset:
Net operating loss carried forward	2,568	2,005
Valuation allowance	(2,568)	(2,005)

Total non-current deferred tax assets	—	—

The realization of the recorded deferred tax assets of $4,807 and $2,303 as of March 31, 2009 and 2010, respectively, is dependent on generating sufficient taxable income prior to the expiration of net operating loss carried forward which will expire in coming 5 years. The Group has provided a valuation allowance for the full amount of the deferred tax assets relating to the future benefit of net operating loss carried forward of certain subsidiaries and VIEs as management is not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

	As of March 31,
	2009	2010
Non-current deferred tax liabilities:
Withholding income tax on dividend	1,558	3,466
Intangible assets	447	830

Total non-current deferred tax liabilities	2,005	4,296

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.     Income taxes (Continued)

Under the New Tax Law, enterprises are classified as either resident or non-resident. A resident enterprise refers to one that is incorporated under the PRC law or under the law of a jurisdiction outside the PRC with its "de facto management organization" located within the PRC. Non-residential enterprise refers to one that is incorporated under the law of a jurisdiction outside the PRC with its "de factor management organization" located also outside the PRC, but which has either set up institutions or establishments in the PRC or has income originating from the PRC without setting up any institution or establishments in the PRC. Under the New EIT Implementation Regulations, "de factor management organization" is defined as the organization of an enterprise through which substantial and comprehensive management and control over the business, operations, personnel, accounting and properties of the enterprise are exercised. Under the New Tax Law and the New EIT Implementation Regulations, a resident enterprise's global net income will be subject to a 25% EIT rate. Uncertainties exist with respect to how the New Tax Law and New EIT Implementation Regulations applies to the Group's overall operations, and more specifically, with regard to tax residency status. Additional guidance is expected to be released by the PRC government in the near future that may clarify how to apply this standard to taxpayers. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that its legal entities organized outside of PRC should be treated as residents for New Tax Law purposes. Even if one or more of its legal entities organized outside of the PRC were characterized as PRC tax residents, none of them had profit; therefore, no significant impact would be expected on the net current tax payable balance and the net deferred tax balance.

If the entity were to be non-resident for PRC tax purpose, dividends paid to it out of profits earned after January 1, 2008 would be subject to a withholding tax. In the case of dividends paid by PRC subsidiaries the withholding tax would be 10% and in case of a subsidiary 25% or more directly owned by residential in Hong Kong SAR, the withholding tax would be 5%.

The Company and its subsidiaries file separate income tax returns.

7.     Net income per share

Basic earnings per share is based on the weighted average number of common shares outstanding during each year. Earnings per share for the years prior to the Share Exchange have been restated to reflect the Share Exchange consummated on July 9, 2009. For the purpose of calculating earnings per share for the years presented, the number of ordinary shares outstanding is determined on the basis of Pypo Cayman's historical number of ordinary shares outstanding multiplied by the share exchange ratio established in the merger agreement. As discussed in Note 19 below, the Company was incorporated with 1,000 ordinary shares (restated to 165 ordinary shares to reflect the effect of the Share Exchange) and issued 182,699,000 shares (restated to 30,148,350 ordinary shares to reflect the effect of the Share Exchange) to China Bright Group Co. Ltd ("China Bright") and Style Technology Development Limited ("Style Technology") in connection with the Reorganization (as discussed in Note 1). For the purpose of calculating basic earnings per share as a result of the Reorganization, the number of ordinary shares used in the calculation reflects the issuance of ordinary shares as if it took place on April 1, 2007.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

7.     Net income per share (Continued)

The calculations of basic earnings per share are computed as follows:

	For the years ended March 31,
	2008	2009	2010
Numerator:
Net income	30,244	20,143	31,813

Denominator:
Weighted-average ordinary shares outstanding—basic	35,626,522	45,000,000	47,496,375
Effect of dilutive securities:
Warrants	—	—	1,958,104

Denominator used for diluted earnings per share	35,626,522	45,000,000	49,454,479

Basic earnings per share	0.85	0.45	0.67

Diluted earnings per share	0.85	0.45	0.64

The Company has no dilutive potential common share that are outstanding for the years ended March 31, 2008 and 2009. During the year ended March 31, 2010, Funtalk China had securities which would potentially dilute basic earnings per share in the future, but which were excluded from the computation of diluted earnings per share as their effect would have been anti-dilutive. Such outstanding securities consist of 349,800 Unit Purchase Options (underlying 349,800 common shares, 99,000 Class A Warrants and 330,000 Class B Warrants (refer to Note 20 and 21 for detail descriptions of these securities)).

8.     Cash and cash equivalents

Cash and cash equivalents as of March 31, 2009 and 2010 include cash balances held by the Company and its VIE subsidiary of approximately $19,648 and $14,998, respectively. These cash balances cannot be transferred to the Company by dividend, loan or advance according to existing PRC laws and regulations. However, these cash balances can be utilized by the Group for its normal operations pursuant to various agreements which enable the Group to substantially control this VIE subsidiary as described in its normal operations.

Included in the cash and cash equivalents are cash balances denominated in RMB of approximately $31,583 and $26,034 (equivalent to approximately RMB 216 million and RMB178 million) as of March 31, 2009 and 2010, respectively.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

9.     Accounts receivable

	As of March 31,
	2009	2010
Accounts receivable	73,537	81,089
Less: Allowance for doubtful accounts	(735)	(632)

	72,802	80,457

The movement of the allowance for doubtful accounts during the years ended March 31, 2009 and 2010 is as follows:

	As of March 31,
	2009	2010
Balance at beginning of year	474	735
Add: Current year additions	273	44
Less: Current year write-offs	(27)	(149)
Exchange realignment	15	2

Balance at end of year	735	632

10.   Receivable from a vendor

Receivable from a vendor represents the amount receivable from Tianjin Samsung Telecom Technology Co., Ltd. and Samsung China Investment Company Limited (collectively refer to as "Samsung") for various types of reimbursements as aforementioned in Note 2(w), which are accrued according to Samsung's confirmation for compensating the Group's related promotional costs.

11.   Other assets and receivable

	As of March 31,
	2009	2010
Rental, utility deposits and other deposits	1,528	5,092
Advance to staff	649	736
Receivable from entities owned by noncontrolling interest of subsidiaries (Note (i))	7,341	8,532
Deposits on contingent purchase prices (see Note 4(a))	25,943	5,727
Others (Note (ii))	8,719	13,015

	44,180	33,102

Notes:

(i)
Except for a loan to a noncontrolling interest of a subsidiary amounted to $2,475 and $7,049 as of March 31, 2009 and 2010, respectively, which is secured by a leasehold property, interest bearing at 7% per annum, the remaining balances are unsecured, interest free and have no fixed repayment term.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

11.   Other assets and receivable (Continued)

(ii)
Included in this balance were advances to third parties amounted to $3,726 and $2,402 as of March 31, 2009 and 2010 respectively, except for approximately $1,464 as of March 31, 2009 was guaranteed by Style Technology of which Mr. Zhang Kuo ("Mr. Zhang"), the chairman of the Board of Directors, and Mr. Fei Dong Ping ("Mr. Fei"), the chief executive officer of the Company, are the shareholders, the remaining balances are unsecured, interest free and have no fixed repayment term. During the year ended March 31, 2010, the guarantee provided by Style Technology has been released as a result of the transfer of the advance of $1,464 from the third party to a related party as prepaid guarantee fees to provide guarantee for the short term borrowings utilized by Pypo Beijing in favour of the banks for three years starting from January 1, 2010.

12.   Deposit paid for acquiring new entities/noncontrolling interests

During the year ended March 31, 2010, the Group through its VIE subsidiary, Beijing Funtalk, paid deposits of $26,550 to the respective shareholders of non-related parties to acquire their interests in three entities/businesses which are principally engaged in retail sales of mobile phones. In addition, the Group also paid $2,930 to a noncontrolling shareholder to acquire the remaining 49% equity interest in Kunming Golden Broadway. As of March 31, 2010, a total of $29,480 has been paid as deposits for the acquisition of new entities and noncontrolling interests. These acquisitions have not been completed as of March 31, 2010.

13.   Prepayment

	As of March 31,
	2009	2010
Trade prepayment	4,812	9,076
Deferred financing cost	1,006	3,595
Prepaid rental expenses	73	8,327
Others	2,423	2,390

	8,314	23,388

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

14.   Investments in affiliated companies

The Group's affiliated companies are its equity method investees. The Group's carrying amount and percentage ownership of the investment in affiliated companies as of March 31, 2009 and 2010 are as follows:

	As of March 31, 2009		As of March 31, 2010
	Amount	Percentage of ownership	Amount	Percentage of ownership
Beijing Pypo Times Technology Co., Ltd. ("Pypo Times") (Notes (b) and (c))	357	50%	—	—
Beijing Yipai-top Communication Technology Co., Ltd. ("Beijing Yipai-top") (Notes (b) and (c))	1,122	50%	—	—
	1,479		—

The Group's affiliated companies are its equity method investees. The Group's equity in the (loss)/income of the affiliated companies for the years ended March 31, 2008, 2009 and 2010 was as follows:

	For the years ended March 31,
	2008	2009	2010
Equity in (loss)/income of
—Hebei Baibang (Notes (a) and (b))	—	403	—
—Pypo Times (Notes (b) and (c))	(13)	4	(10)
—Beijing Yipai-top (Notes (b) and (c))	—	(339)	—
Amortization of difference between basis of investment in Hebei Baibang and share of Hebei Baibang's net assets	—	(52)	—

	(13)	16	(10)

Notes:

(a)
In May 2008, the Group acquired a 45% interest in Hebei Baibang as part of Beijing Funtalk's acquisition of a 51% interest in Hebei Guoxun. Pursuant to the agreement for the acquisition of Beijing Funtalk's interest in Hebei Guoxun, the Group is entitled to 55% share of the net income of Hebei Baibang and the selling shareholder of Hebei Guoxun has guaranteed that Beijing Funtalk will receive a minimum annual profit of RMB3,500,000 for each of the year ended March 31, 2009 through March 31, 2028. Hebei Baibang was established for the purpose of engaging in provision of after sales services for mobile phones in the PRC. The Group has accounted for this investment using equity method of accounting. In December 2008, Hebei Guoxun disposed of its 45% interest in Hebei Baibang to a third party in exchange for the R&M Business with a fair value at the disposal date of $2,513 and $276 cash consideration received (also refer to Note 4). During the period from May 1, 2008 to the disposal date, the Group recorded its equity in the income of Hebei Baibang based on its 55% interest.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

14.   Investments in affiliated companies (Continued)

(b)
The combined results of operations and financial position of these investments are summarized below:

	For the years ended March 31,
	2008	2009	2010
Condensed statement of operations information:
Revenue	4,422	8,739	4,567
Net loss	(25)	(208)	(20)

Group's equity in net (loss)/income of investees	(13)	16	(10)

	As of March 31,
	2009	2010
Condensed balance sheet information:
Current assets	33,095	—
Non-current assets	9	—

Total assets	33,104	—

Liabilities	30,146	—
Equity	2,958	—

Total liabilities and equity	33,104	—

Group's share of net assets	1,479	—

(c)
In August 2008, the Group and an individual third party formed an affiliated company, Beijing Yipai-top, which is engaged in the retail sale of wireless equipment.

  In April 2009 and January 2010, respectively, Beijing Yipai-top and Pypo Times were disposed to non-related parties.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

15.   Property and equipment, net

Property and equipment consisted of the following:

	As of March 31,
	2009	2010
Buildings	11,293	13,243
Leasehold improvements	553	2,795
Machinery and equipment	1,853	2,757
Electronic equipment	2,265	2,853
Motor vehicles	1,966	2,658

Sub-total	17,930	24,306
Less: accumulated depreciation	(2,236)	(3,838)

Property and equipment, net	15,694	20,468

	For the years ended March 31,
	2008	2009	2010
Depreciation expenses were charged to:
Selling and distribution expenses	54	286	866
General and administrative expenses	431	626	869

Total	485	912	1,735

16.   Goodwill

The changes in the carrying amount of goodwill from significant acquisitions are as follows:

	Retail business Mobile Sales	Retail business R&M	Wholesale distribution business Beijing Dongdian	Total
Acquisitions during the year ended March 31, 2009	—	1,977	71	2,048
Impairment loss (Note)	—	—	(71)	(71)

Balance as of March 31, 2009	—	1,977	—	1,977
Acquisition of 51% interest in Jiangsu Guanzhilin in fiscal 2009 recognized upon the waiver of the contingent consideration (Note 4(a))	19,365	—	—	19,365
Acquisition of Shanghai Lezhiyu (Note 4(c))	48,677	—	—	48,677
Exchange realignment	14	2	—	16

Balance as of March 31, 2010	68,056	1,979	—	70,035

Note:

Because the fair value of Beijing Dongdian was determined to be lower than its carrying value based on management's current expectation that the unit will incur losses for the foreseeable future, during the year ended March 31, 2009, the Company recorded an impairment charge for the entire $71 of goodwill arising from the acquisition of Beijing Dongdian.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

17.   Borrowings

(a)   Short term borrowings and notes payable

The Group has short term credit facilities with various banks. As of March 31, 2009 and 2010, these facilities totaled approximately $68,462 and $77,641, respectively. The amounts utilized were approximately $59,685 and $77,641 as of March 31, 2009 and 2010, respectively. The interest rates ranged from 5.35% to 8.07% in fiscal 2009 and 4.86% to 8.07% in fiscal 2010. The weighted average interest rate on the borrowings outstanding as of March 31, 2009 and 2010 was 6.35% and 5.75%, respectively.

Of the amounts available under the short-term credit facilities above, the amounts guaranteed personally by the directors of the Company, Mr. Fei and Mr. Zhang and a related party as of March 31, 2009 and 2010, respectively are as follows:

	As of March 31,
	2009	2010
Guarantee by Mr. Fei and Mr. Zhang	—	43,948
Co-guarantee by Mr. Zhang and a related party	—	7,325
Guarantee by a related party	40,960	12,452

	40,960	63,725

The notes payable are used in purchases from the vendors. The duration of the notes payable is short term and generally within six months. The notes payable bear interest, charged by the relevant banks in the form of a discount at the time of issuance, and are also subject to service charges. The weighted average interest rate charged through the discounts was 7.0% and 2.3% for the fiscal years 2009 and 2010, respectively. The Group is also required to deposit 10% to 30% of the note payable amount to the bank deposit account in order to obtain a note payable. As of March 31, 2009 and 2010, the total facilities of these notes payable were approximately, $23,513 and $23,394, respectively, and the amounts utilized were approximately $23,513 and $23,394, respectively. Total facilities for the notes payable guaranteed by Mr. Zhang and a related party of the Company amounted to approximately $8,777 and $4,395 as of March 31, 2009 and 2010, respectively, and the amount utilized was approximately $8,777 and $4,395 as of March 31, 2009 and 2010, respectively.

As of March 31, 2009 and 2010, inventories, buildings and pledged bank deposits were pledged as securities for certain short term credit facilities and notes payable and are as follows:

	As of March 31,
	2009	2010
Inventories	4,179	7,586
Buildings	9,271	8,686
Pledged bank deposits	11,504	8,860

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

17.   Borrowings (Continued)

(b)   Term loan

On January 30, 2009, Pypo HK entered into a term facility agreement with the Netherlands Development Finance Company ("FMO"), pursuant to which FMO agreed to provide a term loan facility to Pypo HK in the aggregate amount of up to EUR15 million (the "Facility"). Pypo HK shall repay the loans in three equal annual installments of EUR5 million, commencing August 15, 2014. The loans are guaranteed by the Company and secured by a first priority security pledge on the shares the Company holds in Pypo HK, and the equity interest of Pypo HK holds in Pypo Beijing. On February 17, 2009, Pypo HK drew down the full EUR15 million from the Facility. Amounts outstanding under the Facility will initially bear interest at a rate equal to the 6 month Euro interbank offered rate ("EURIBOR") plus 300 basis points. If there is no Qualified IPO (defined as below) upon maturity, Pypo HK will pay an additional amount equal to the aggregate interest Pypo HK would have paid if interest on the Facility had been fixed at 11% per annum during the term of the Facility (less the total amount of interest previously paid). Overdue amounts shall bear interest at a rate that is 12% higher than the rate otherwise due on the Facility. Pypo HK is required to make semi-annual interest payments under the Facility. The amount outstanding of this facility are $19,772 and $20,219 as of March 31, 2009 and 2010, such amount is included as part of short-term borrowings on the balance sheet.

Notwithstanding the foregoing, if any of the Company's subsidiaries and VIE subsidiary or itself undertakes a fully underwritten IPO, reverse takeover or merger on an internationally recognized stock exchange (a "Qualified IPO"), interest on the Facility will accrue at a rate equal to the 6 month EURIBOR rate plus 100 basis points. Pypo HK shall also pay FMO an additional premium representing the internal rate of return of 20% on the full amount of the Facility, or EUR 15 million, until the later of (i) date of the Qualified IPO and (ii) the date that is twelve months following the date on which Pypo HK draws down on the Facility. Pypo HK may pay 50% of this premium in shares of the listed entity in certain circumstances, depending on the exchange where the listing takes place. Upon the Company's listing on the Nasdaq Global Market in December 2009, the Company began to be subject to a reduced interest rate of 6 month EURIBOR rate plus 100 basis points commencing from February 2010. In December 2009, Pypo HK fully paid the aforesaid additional interest premium EUR3.0 million (equivalent to $4,348) in cash.

On August 11, 2009, FMO and Pypo HK entered into an amendment letter to the Facility or Facility Amendment Letter, pursuant to which and subject to the satisfaction of certain conditions thereof, Pypo HK shall repay the loans under the Facility in a lump sum on August 15, 2014. In addition, subject to Pypo HK's compliance with the financial covenants under the facility from April 1, 2010 until October 1, 2010, FMO agreed to release the security pledge of all of the equity interest Pypo HK holds in Pypo Beijing such that the loans are secured by, together with other collateral, 30% of the equity interest Pypo HK holds in Pypo Beijing. In addition, an "Additional IPO premium" shall be paid to FMO on the later of (i) date of the Company to undertake a fully underwritten IPO, reverse takeover or merger on an internationally recognized stock exchange and (ii) the date that is twelve months following the date on which Pypo HK drew down on the facility. "Additional IPO Premium" is to be settled as the number of ordinary shares of the Company at a price per share equal to the opening price at the day of commencement of trading of the Company's shares on Nasdaq Global Market with a total value of EUR 1.5 million. The Company has been subject this additional premium upon its

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

17.   Borrowings (Continued)

listing on the Nasdaq Global Market in December 2009, such premium has not yet been settled as of the date of this report. As a result of the modification of the term loan, loss of $930 was recognized in fiscal 2010.

The Facility includes covenants that, among other things, restrict Pypo HK, Pypo Beijing and their subsidiaries with respect to debt incurrence, liens, dividends, affiliate transactions, joint ventures, mergers, changes of auditors, asset sales and acquisitions. The Facility also includes certain financial covenants that, among other things, require Pypo HK to maintain minimum EBITDA and adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios.

Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK failed to meet the financial covenants for maintaining the minimum EBITDA, adjusted net income threshold and margin, solvency ratio, leverage ratios and current ratio in 2009. Upon discovery of the non-compliance, Pypo HK commenced a renegotiation of the terms of the loan with FMO. Pursuant to the Facility Amendment Letter, FMO agreed to temporarily waive Pypo HK's obligation to comply with certain financial covenants for the year ended March 31, 2009 and the year ended 31, 2010. Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2010. Pypo HK also failed to meet the financial covenants for maintaining the solvency ratio, current ratio and net margin. Although Pypo HK obtained an amendment and waiver of such breaches from FMO, Pypo HK may not be able to maintain the solvency ratio, current ratio and net margins for the quarter ended June 30, 2010 and the year ending March 31, 2011. As a result, the outstanding loan amounts will continue to be classified as current liabilities on the balance sheet as of March 31, 2010.

18.   Other payables and accruals

	As of March 31,
	2009	2010
Salaries and welfares accrual	1,442	3,081
Business tax and other taxes payable	2,163	1,035
Payables to entities owned by noncontrolling interests of subsidiaries (Note (i))	12,591	3,015
Rental payables	1,284	631
Deposits received from a third party (Note (ii))	—	14,503
Others	3,131	5,874

	20,611	28,139

Notes:

(i)
Except for a loan from a noncontrolling interest of a subsidiary amounted to $7,367 as of March 31, 2009 which is interest bearing at the borrowing rate of People's Bank of China with similar maturity, the remaining balances are unsecured, interest free and have no fixed repayment term.

(ii)
Amounts are unsecured, interest free and repayable on demand.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

19.   Capital structure

As a result of the consummation of the Share Exchange on July 9, 2009 as described in Note 1, share capital has been restated retrospectively to reflect the share exchange ratio as of the date of the Share Exchange in a manner similar to a share recapitalization.

The authorized capital of the Company is $100,000, divided into 1,000,000,000 ordinary shares of par value $0.0001 each.

On October 3, 2007, Pypo Cayman issued 1,000 ordinary shares (restated to 165 ordinary shares to reflect the effect of the Share Exchange) at par value of $0.0001 each upon incorporation.

On November 14, 2007, in connection with the Reorganization, Pypo Cayman issued 91,349,500 ordinary shares at par value of $0.0001 each to China Bright and Style Technology, (a total of 182,699,000 shares issued (restated to 30,148,350 to reflect the effect of the Share Exchange)) issued.

On November 16, 2007, Pypo Cayman issued 90,000,000 redeemable ordinary shares (restated to 14,851,485 shares to reflect the effect of the Share Exchange) at par value of $0.0001 each to ARCH Digital. Pursuant to the Equity Subscription Agreement, ARCH Digital may at its sole discretion, choose but is not obligated to, terminate the purchase and request redemption of all the purchased shares if certain performance targets are not met. Upon such redemption request by ARCH Digital, Pypo Cayman, Pypo Beijing and Pypo Cayman's shareholders shall have the joint and several obligation to promptly redeem the purchased shares from ARCH Digital, and as consideration thereof, to pay $90,000 to ARCH Digital within 60 days of the redemption request, in such manner (including form of payment) as satisfactory to ARCH Digital. Accordingly, these redeemable ordinary shares are classified as mezzanine equity. In June 2008, ARCH Digital waived this redemption right under the Equity Subscription Agreement and thereafter such amount was re-classified from mezzanine equity to ordinary shares ($15) and additional paid in capital ($85,102).

Upon the Reorganization, paid in capital of the Group's subsidiaries and VIE recognized as group equity was transferred to represent the Group's additional paid-in capital.

On December 22, 2009, Funtalk China completed a public offering on the Nasdaq Global Market by the issuance of 3,100,000 ordinary shares of $0.001 each at an issue price of $7 per share. The Group received net proceeds of $18,573 after deducting approximately $3,127 for underwriting discounts, commissions and relevant expenses.

20.   Warrants and Units

As a result of the Share Exchange as described in Note 1, Middle Kingdom issued 3,400,000 Class B warrants to the shareholders of Pypo Cayman.

In addition, as part of the Share Exchange, the Company assumed the obligation of Middle Kingdom (a) to issue ordinary shares upon any exercise of 1,578,250 Class A Warrants and 3,420,405 Class B Warrants (as described in (ii) below) and (b) the obligation to issue 19,800 ordinary shares and 99,000 Class A Warrants and 330,000 ordinary shares and 330,000 Class B Warrants upon any exercise of the Unit Purchase Options to purchase 19,800 Series A Units and 330,000 Series B Units (the details of these Unit Purchase Options are described in Note 21, and the details of the Units are described in (i) below), held by the representative of the underwriters of Middle Kingdom's initial public offering in December 2006, and subsequently assigned and transferred to third parties in April 2010.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

20.   Warrants and Units (Continued)

During fiscal 2010, 1,850 Class A Warrants and 51,000 Class B Warrants have been exercised and converted into 52,850 numbers of ordinary shares, resulting in total proceeds of $264 to Funtalk China. As of March 31, 2010, 1,576,400 Class A Warrants, 6,769,405 Class B Warrants, 349,800 Unit Purchase Options (including 19,800 ordinary shares and 99,000 Class A Warrants underlying such Series A Units, and including 330,000 ordinary shares and 330,000 Class B Warrants underlying such Series B Units) were outstanding.

(i)    Units

Upon Middle Kingdom's IPO on December 19, 2006, Middle Kingdom sold 198,000 Series A Units at $8 per unit and 3,300,000 Series B Units at $8 per unit to the public. Each Series A Unit consists of one share of Middle Kingdom's common stock at $0.001 par value, and five non-redeemable common stock purchase Class A Warrants at an exercise price of $10 per unit. Each Series B Unit consists of one share of the Middle Kingdom's Class B common stock, $0.001 par value, and one redeemable common stock purchase Class B Warrant at an exercise price of $10 per unit. When Middle Kingdom's Series A and Series B Units commenced public trading in December 2006, such units were broken into individual components consisting of common stock, Class B common stock, Class A Warrants, and Class B Warrants of Middle Kingdom. The Share Exchange in July 2009 resulted in only one class of common stock remaining, as holders of Middle Kingdom's common stock and Class B common stock received one ordinary share of the Company in exchange for each share of common stock or Class B common stock of Middle Kingdom. Accordingly, the underlying common stock of these Units became that of the Company's common stock after the Share Exchange on July 10, 2009.

(ii)   Warrants

Each Class A Warrant and Class B Warrant will entitle the registered holder to purchase one share of ordinary share of Funtalk at an exercise price of $5 per share, subject to adjustments as described below, at any time commencing on July 10, 2009 and terminating on the earlier to occur on (i) December 13, 2013 or (ii) the date fixed for redemption of the Warrants.

Funtalk China has a right to redeem the outstanding Class B Warrants after the consummation of the Share Exchange if there is an effective registration statement with a current prospectus on file providing for the resale of the underlying shares of ordinary shares, in whole and not in part, at a price of $0.01 per Class B Warrant at any time after the Class B Warrants become exercisable, upon a minimum of 30 days' prior written notice of redemption, and if, and only if, the last sales price of the ordinary share equals or exceeds $16 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption. If Funtalk China calls the Class B Warrants, the holders will either have to exercise the warrants by purchasing the ordinary shares from Funtalk China or the warrants will be redeemed at $0.01 per warrant.

The Class A Warrants and Class B Warrants can be exercised (i) by the Warrant holder paying in full the Warrant price for each full share of ordinary share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for ordinary share, and the issuance of the ordinary share or (ii) in the event that the Board of Directors of Funtalk China, in their sole discretion, determine that the Warrants may be exercised on a "cashless basis," by surrendering his or her Warrant for that number of shares of ordinary share equal to the quotient obtained by dividing (x) the product of the number of shares of ordinary share

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

20.   Warrants and Units (Continued)

underlying the Warrant, multiplied by the difference between the Warrant price and the "Fair Market Value" by (y) the Fair Market Value. The "Fair Market Value" shall mean the average reported last sale price of the ordinary share for the 10 trading days ending on the third business day prior to the date on which the notice of redemption is sent to holders of Warrants. The holders of the Warrants do not have the rights or privileges of holders of ordinary share or any voting rights until they exercise their Warrants. After the issuance of shares of ordinary share upon exercise of the Warrants, each holder will be entitled to one vote for each share.

The exercise price and number of ordinary shares issuable on exercise of the Class A Warrants and Class B Warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the Class A Warrants and Class B Warrants will not be adjusted for issuances of ordinary shares, preferred shares or other securities at a price below their respective exercise prices.

No Class A Warrants or Class B Warrants will be exercisable unless at the time of exercise a prospectus relating to the ordinary shares issuable upon exercise of the Class A Warrants and Class B Warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class A Warrants and Class B Warrants. Under the terms of the warrant agreement, Funtalk China will agree to meet those conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the Class A Warrants and Class B Warrants until the expiration of the Class A Warrants and Class B Warrants. However, Funtalk China will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will Funtalk China be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

21.   Unit Purchase Options

On December 19, 2006, Middle Kingdom sold to its representatives of the underwriters, for $100, an option to purchase up to a total of 19,800 Series A Units at a per-unit price of $10 and/or up to a total of 330,000 Series B Units at a per-unit price of $10 (the "Unit Purchase Options"). The Series A Unit and Series B Unit that would be issued upon the exercise of this option are identical to those sold in the offerings (details as described on Note 20 (i)), provided that the exercise price of the Class A Warrants and Class B Warrants underlying the Series A Units and Series B Units, respectively, will have an exercise price of $10 per share (200% of the exercise price of the Class A Warrants and Class B Warrants included in the units sold in the offerings). This option is exercisable at $10 per Series A Unit and Series B Unit on the later of the completion of a business combination or one year from the effective date of the public offering, being December 13, 2007 and expiring five years from the effective date of the public offering, being December 13, 2011.

The option may not be sold, transferred, assigned, pledged or hypothecated for a period of one hundred eighty days from the effective date of the Middle Kingdom public offering, being June 11, 2007, except to officers and partners of the underwriters and members of the selling group and/or their officers and partners. The option has a life of five years from the effective date, being December 13, 2011. The sale of the option is accounted for as an equity transaction. Accordingly, there had not been

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

21.   Unit Purchase Options (Continued)

any net impact on the Middle Kingdom's financial position or results of operations, except for the recording of the $100 proceeds from the sale.

The sale of the option has been accounted by Middle Kingdom for as an equity transaction in accordance with ASC815-40 (formerly Emerging Issues Task Force No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock"), and therefore was measured at its fair value on the date of the sale, being December 19, 2006, in accordance with ASC718-10 (formerly SFAS No. 123 (revised 2004), "Share-based Payment"), which resulted in an increase in the Middle Kingdom's cash position and shareholders' equity by the $100 proceeds from the sale. Notwithstanding anything to the contrary contained in this Unit Purchase Option, in no event will the Middle Kingdom be required to net cash settle the exercise of the Unit Purchase Option or the Warrants underlying the Unit Purchase Option. The holder of the Unit Purchase Option and the Warrants underlying the Unit Purchase Option will not be entitled to exercise the Unit Purchase Option or the Warrants underlying such Unit Purchase Option unless a registration statement is effective, or an exemption from the registration requirements is available at such time and, if the holder is not able to exercise the Unit Purchase Option or underlying Warrants, the Unit Purchase Option and/or the underlying Warrants, as applicable, will expire worthless.

The above terms and conditions of the Unit Purchase Options were retained on those Unit Purchase Options assumed by the Company as described on Note 20 upon the Share Exchange on July 10, 2009.

22.   Treasury stock

On October 2, 2009, Pypo Cayman entered into a share purchase agreement to acquire 1,857,587 and 827,613 ordinary shares of Funtalk China beneficially owned by Capital Ally and ARCH Digital, respectively, for an aggregate consideration of $22,529, or approximately $8.39 per share. The parties closed the transaction on October 5, 2009. On October 19, 2009, Pypo Cayman, Capital Ally and ARCH Digital entered into an amendment to the share purchase agreement, pursuant to which the purchase price shall equal the lower of the aggregate of $22,529 and the value of the share purchased as determined by an independent appraiser on or prior to December 31, 2009. Pypo Cayman paid $15,585 and $6,944 to Capital Ally and ARCH Digital, respectively, prior to March 31, 2010. Funtalk China's audit committee, which is comprised of independent directors, approved the share purchase.

23.   Retained earnings, reserves and restricted net assets

The Company's retained earnings are not restricted as to the payment of dividends except to the extent dictated by prudent business practices. There are no material restrictions, including foreign exchange controls, on the ability of its non-PRC subsidiaries to transfer surplus funds to the Company in the form of cash dividends, loans, advances or purchase. With respect to the Company's PRC subsidiaries, there are restrictions on the payment of dividends and the removal of dividends from the PRC. On March 16, 2007, the PRC promulgated the New Tax Law by Order No. 63 of the President of the PRC (refer to Note 6 for further details of the New Tax Law).

The New Tax Law becomes effective from January 1, 2008. Prior to the enactment of the New Tax Law, when dividends are paid by the Company's PRC subsidiaries, such dividends would reduce the amount of reinvested profits and accordingly, the refund of taxes paid might be reduced to the extent of tax applicable to profits not reinvested. Subsequent to the enactment of the New Tax Law, due to the

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

23.   Retained earnings, reserves and restricted net assets (Continued)

removal of tax benefit related to reinvestment of capital in PRC subsidiaries, the Company may consider not reinvesting the profits made by the PRC subsidiaries. Payment of dividends by PRC subsidiaries to foreign investors on profits earned subsequent to January 1, 2008 will also be subject to withholding tax under the New Tax Law. In addition, pursuant to the relevant PRC regulations, a certain portion of the profits made by these subsidiaries must be set aside for future capital investment and are not distributable, and the registered capital of the Company's PRC subsidiaries are also restricted. These reserves and registered capital of the PRC subsidiaries amounted to $181,775 and $255,156 as of March 31, 2009 and 2010, respectively. However, the Company believes that such restrictions will not have a material effect on the Group's liquidity or cash flows.

The Group's subsidiaries and VIE subsidiary incorporated in the PRC are required on an annual basis to make appropriations of retained earnings set at certain percentage of profit after-tax reported in their statutory financial statements prepared in accordance with the relevant accounting principles and financial regulations applicable to companies established in the PRC, and regulations to statutory reserve fund and statutory welfare fund. The statutory reserve fund can be used to increase the registered capital and eliminate future losses of the companies; it cannot be distributed to shareholders except in the event of a solvent liquidation of the companies. The statutory welfare fund can only be used for the collective benefits and facilities of the employees.

The statutory welfare fund contribution percentage is subject to the discretion of the Pypo Cayman's Broad of Directors. Pypo Beijing, as a wholly foreign owned enterprises incorporated in the PRC, is required to make appropriation of retained earnings equal to at least 10% of the after-tax profit determined under general accepted accounting principles in the PRC to the statutory reserve fund. Once the level of these funds reaches 50% of the registered capital of the respective companies, further appropriations are discretionary.

During the years ended March 31, 2008, 2009 and 2010, the Group made total appropriations to these statutory reserves of approximately $2,859, $2,179, and $3,624, respectively. The balance of statutory reserve was $11,557 and $15,181 as of March 31, 2009 and 2010, respectively.

Taking into account the registered capital and statutory reserve, the amount of restricted net assets of Pypo Cayman's subsidiaries were $181,775 and $255,156 as of March 31, 2009 and 2010, respectively.

	As of March 31,
	2009	2010
Registered capital of Pypo Beijing, Beijing Funtalk and their subsidiaries	170,218	239,975
Statutory reserves	11,557	15,181

Total	181,775	255,156

Under the relevant PRC regulations, all registered capitals of an FIE, regardless of its origins, is subject to the same restrictions on distribution to the FIE's investors. Therefore, a part of the net proceeds raised from the Pypo Cayman's issuance of redeemable ordinary shares, which were invested by the Pypo Cayman into Pypo Beijing as an addition to Pypo Beijing's registered capital, are included in the computation of restricted net assets.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

24.   Dividends

On April 5, 2006, the Board of Directors of Pypo Beijing approved a dividend of $12,677 (equivalent to RMB 100 million) or $0.07 (before the effect of Share Exchange consummated on July 9, 2009) per share payable to Beijing Hengze Dongfang Investment Consulting Company Limited, a 90% shareholder of Pypo Beijing at the date of dividend declaration (the holder of the remaining 10% of Pypo Beijing at that time waived its right to its dividend). The dividend was related to Pypo Beijing's calendar year 2005, and was paid during the year ended March 31, 2008.

In September 2008, the Board of Directors of Pypo Cayman approved a dividend of $17,647 (equivalent to RMB120 million) or $0.06 per share (before the effect of Share Exchange consummated on July 9, 2009), payable to all Pypo Cayman's shareholders. The dividend was related to Pypo Beijing's calendar year 2006, and was paid during the year ended March 31, 2009.

25.   Related party transactions

Other than the Reorganization as described in Note 1 and the repurchase of shares from Capital Ally and ARCH Digital as described in Note 22, the Group has the following transactions and balances with its related parties.

(i)    Related party transactions

			For the years ended March 31,
	Relationship with the Company	Transaction nature
Name of related parties			2008	2009	2010
	(Note 1)	(Note 2)
Beijing Zhiyang East Investment Consulting Co., Ltd.	(a)	(i), (iii)	1,621	—	—
Beijing Dingtai Jiye Investment Co., Ltd.	(a)	(i), (iii)	135	(146)	—
Mr. Zhou Heng Yang	(b)	(ii), (iii)	(7)	—	—
Beijing Shidai Tiancheng Technology Development Co., Ltd. ("Beijing Shidai")	(c)	(i), (iii)	805	4	—
Capital Ally	(d)	(i)	(20,000)	(4,014)	20,733
ARCH Digital	(d)	(i)	20,000	—	(20,000)
Shanghai Zhengda Jingcheng Development Co., Ltd. ("Shanghai Zhengda")	(e)	(i)	(21,371)	—	21,974
GM Investment Company Limited ("GM Investment")	(b)	(i)	—	300	(300)
Shanghai Jiadeli Supermarket Company Limited ("Jiadeli Supermarket")	(e)	(i)	—	—	11,719
Beijing JingJing Medical Equipment Co., Ltd.	(a)	(iv)	—	—	1,464

Note 1:

(a)
an entity controlled by the Company's ultimate shareholders.

(b)
ultimate shareholder of the Company.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

25.   Related party transactions (Continued)

(c)
shareholder of an affiliated company.

(d)
immediate shareholder of the Company/Funtalk China.

(e)
a subsidiary of ARCH Digital.

Note 2:

(i)
advance from/(to) which are for the purpose of meeting the short term working capital requirements during the year.

(ii)
staff advance made during the year.

(iii)
temporary advances which are unsecured, interest free and fully settled during the year.

(iv)
Fees for providing guarantee for short term credit facilities utilized by the Company in favour of the banks for three years starting from January 1, 2010.

(ii)   Related party balances

	As of March 31,
	2009	2010
Due from:
Beijing Shidai (Note (a))	366	—
Capital Ally (Note (b))	20,000	—
Shanghai Zhengda (Note (b))	21,942	—

	42,308	—

Due to:
ARCH Digital (Note (b))	(20,000)	—
GM Investment (Note (c))	(300)	—
Jiadeli Supermarket (Note (d))	—	(11,719)

	(20,300)	(11,719)

Notes:

  (a)
  The outstanding balance was unsecured, non-interesting bearing and repayable on demand. The entity is controlled by the ultimate shareholders of Pypo Times. The balance was reclassified to other assets and receivables as the Group disposed Pypo Times in January 2010.

  (b)
  In March 2008, Pypo Cayman loaned $20.0 million to Capital Ally, a shareholder with 67% equity interest in Pypo Cayman at the initiation of the loan, to meet Capital Ally's short-term working capital requirements ("Capital Ally Working Capital Loan"). The interest-free loan originally was to mature on December, 31, 2008. As security for performance of its obligations under the $20.0 million loan, Capital Ally pledged all of its rights and interests in its 182,700,000 the ordinary shares of Pypo Cayman in favor of Pypo Cayman on March 10, 2008. Pursuant to the pledge agreement, Capital Ally agreed not to sell, transfer, encumber or dispose of the pledged shares. The pledge agreement terminates upon the earlier of the

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

25.   Related party transactions (Continued)

    discharge of all obligations of Capital Ally under the loan agreement with Pypo Cayman and the consummation of the business combination. In connection with the loan agreement, in March 2008, Pypo Cayman and ARCH Digital entered into a fund transfer agreement. Pursuant to this agreement, Pypo Beijing, a subsidiary of the Company, made cash advances of RMB 150 million ($21.9 million as of March 31, 2009) to Shanghai Zhengda, a company controlled by ARCH Digital ("ARCH Cash Advances"). In consideration for the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to Pypo Cayman. The purpose of the agreement was to enable ARCH Digital to provide funding to its portfolio company, Shanghai Zhengda, to meet short-term working capital needs in light of regulatory restrictions applicable to foreign owned and controlled entities in the PRC. The advances made pursuant to the fund transfer agreement are unsecured, interest-free obligations and are payable on demand.

    On November 10, 2008, Capital Ally and Pypo Cayman entered into the supplemental loan agreement and extended the maturity date of the loan to June 30, 2009. On the same date, ARCH Digital and Pypo Cayman entered into a supplemental Funds Transfer Agreement in connection with the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to Pypo Cayman, which will repay the $20.0 million to ARCH Digital on or prior to June 30, 2009. In addition, Pypo Cayman released Capital Ally's pledge of its ordinary shares of Pypo Cayman and Pypo Cayman secured replacement collateral for the loan by entering into pledge agreements with Style Technology and GM Investment, each of whom are 50% holders of the equity interest in Capital Ally. Pursuant to these replacement pledge agreements, Style Technology and GM Investment pledged all of their respective rights and interests in the ordinary shares of Capital Ally as collateral in favor of Pypo Cayman, and agreed not to sell, transfer, encumber or dispose of these pledged shares until the discharge of Capital Ally's obligations under the loan agreement.

    On June 9, 2009, Pypo Cayman and Capital Ally extended the maturity date of the short-term working capital loan from Capital Ally from June 30, 2009 to September 30, 2009 in order to accommodate Capital Ally's continuing working capital needs. Concurrently, Pypo Cayman and ARCH Digital also extended the maturity date of the fund transfer advance to September 30, 2009.

    The concurrent extension of the maturity date of the fund transfer advance allows Pypo Cayman to utilize the $20.0 million to be received from Capital Ally as repayment under the short-term working capital loan to repay the $20.0 million Pypo Cayman owes ARCH Digital under the funds transfer agreement.

    In fiscal 2010, Shanghai Zhengda repaid the full amount of the ARCH Cash Advances to Pypo Beijing. In December 2009, Capital Ally fully repaid the Capital Ally Working Capital Loan to Pypo Cayman.

  (c)
  Amount represents interest payable to GM Investment on behalf of Capital Ally. Amount is repayable in November 2010. The amount was early settled in current year.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

25.   Related party transactions (Continued)

  (d)
  On January 28, 2010, the Group obtained borrowing of approximately US$11,719 from Jiadeli Supermarket, a company controlled by ARCH Digital, through an entrusted loan agreement administrated by Guangdong Development Bank. The borrowing was interest bearing at 5.0% and repayable by July 28, 2010. The borrowing was provided to meet the short-term working capital requirements of the Group. On the same date, Pypo Beijing, pledged 100% equity interest of its wholly owned subsidiary, Jiangsu PYPO Technology Co., Ltd., ("Jiangsu Pypo"), to CITIC Trust Co., Ltd. as collateral under a debt facility of an aggregate amount of US$70,134 (equivalent to RMB 490 million) between CITIC Trust Co., Ltd. and Shanghai Xinmeng Investment Co., Ltd. ("Shanghai Xinmeng"), an entity affiliated with ARCH Digital. If Shanghai Xinmeng cannot repay those amounts, the lender could proceed against the collateral granted to it to secure that indebtedness. The maximum guarantee amount by the Group according to the share pledge agreement is approximate US$13,184 and the pledge period will be expired upon the earlier of the Group repays the borrowing to Jiadeli Supermarket or at the date of Shanghai Xinmeng repays its borrowings to CITIC Trust Co., Ltd. On July 9, 2010, the Group fully repaid the borrowing and accrued interest from Jiadeli Supermarket. The Group determined that the fair value of the financial guarantee given to CITIC Trust Co., Ltd. is insignificant.

(iii)
During the years ended March 31, 2009 and 2010, the Company made advances of $4,014 and $400, respectively, to Capital Ally. Capital Ally repaid $1,133 during the year ended March 31, 2010. These advances are unsecured, interest-free and are repayable on demand. Such advance was classified as a receivable within equity.

(iv)  Guarantees of borrowings

As discussed in Note 17, certain short-term borrowings and notes payable are guaranteed by Mr. Fei and Mr. Zhang and by a related party of the Group, respectively.

26.   Amounts due from (to) affiliated companies

In February 2009, Pypo Beijing made cash advances of approximately $26,770 to Pypo Times, to meet Pypo Times's capital needs. Mr. Zhang and Beijing Ruizhi Jiye Investment Co., Ltd., which is beneficially owned by Mr. Zhang, guaranteed the repayment of these cash advances, which Pypo Times will repay prior to February 2010. These cash advances are interest free obligations. From January to March 2009, Pypo Beijing made additional cash advances of $1,176 to Pypo Times, to meet Pypo Times's working capital needs. These cash advances of $1,176 are unsecured, interest-free obligations and are payable on demand. As of March 31, 2009, the total outstanding balance of these cash advances from Pypo Beijing to Pypo Times was approximately $27,946. Pypo Times repaid the full amount during the year ended March 31, 2010. Amount was unsecured, non-interest bearing and repayable on demand.

As of March 31, 2009, the total outstanding balance of cash advances from Beijing Yipai-top was approximately $790. The amount was unsecured, non-interest bearing and repayable on demand. The amount of $683 was repaid during the year ended March 31, 2010. The remaining amount was classified to other payables as the Group disposed Beijing Yipai-top in April 2009.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

27.   Commitments and contingencies

Operating lease agreements

The Group has entered into leasing arrangements relating to office premises that are classified as operating leases. Future minimum lease payments for non-cancellable operating leases as of March 31, 2010 are as follows:

Year ending 2011	25,376
Year ending 2012	19,074
Year ending 2013	11,530
Year ending 2014	6,837
Year ending 2015	4,458
Thereafter	3,024

70,299

Total rental expenses were approximately $652, $7,897 and $18,689 during the years ended March 31, 2008, 2009 and 2010, respectively, and were charged to the consolidated statements of income when incurred.

As of March 31, 2010, the Group had outstanding capital commitments for property and equipment totaling $1,516.

Acquisition of subsidiaries

As of March 31, 2010, the Group entered into various acquisition agreements in connection with completed acquisitions which contain certain purchase considerations that are contingent upon future performance of the acquired companies.

Year ending 2011	8,239
Year ending 2012	1,547
Year ending 2013	971

10,757

The contingent consideration in connection with the acquisitions of Hunan Feon and Henan Xinya were waived subsequent to the year ended March 31, 2010 (see Note 4 for details) and the purchase considerations of Hunan Feon and Henan Xinya were finalized at $9,650 and $4,602, respectively.

After the finalization of the contingent consideration of Hunan Feon and Henan Xinya, the capital commitment has been reduced to $6,931 and $971 for the year ending 2011 and 2012, respectively.

28.   Segment information

The Group has two reportable segment based on the types of customers receiving its products: "wholesale distribution business" and "retail business". The "wholesale distribution business" is comprised of the Group's wholesale distribution of mobile phones, notebooks and other peripherals to retail resellers (including those owned by the Group) of these products. The "retail business" is comprised of the Group's interests in companies that operate retail stores that sell mobile phones,

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

28.   Segment information (Continued)

notebooks and other peripherals, and provide after-sales services. Each reporting segment derives its revenue from the sales to different types of customers, which is the responsibility of a member of the senior management of the Group who has knowledge of the business specific operational risks and opportunities. The Group's chief operating decision maker ("CODM") have been identified as the chairman and chief executive officer, who reviews operating results by customer groups to allocate resources and assess performance of the Group.

The financial information provided for the segments are based on internal management reports. The principal measurement differences between this financial information and the consolidated financial statements are the accrual basis recording, for the consolidated financial purposes, of sales rebates, price protection provisions and returns. The Group does not allocate operating expenses to individual reporting segments when making decisions about resources to be allocated to the segment and assessing its performance.

The financial information as reviewed by the Group's CODM are as follows:

	Wholesale distribution business			Retail business			Consolidated
	For the years ended March 31,			For the years ended March 31,			For the years ended March 31,
Business segment	2008	2009	2010	2008	2009	2010	2008	2009	2010
Net revenues	373,364	413,393	417,907	—	163,491	438,530	373,364	576,884	856,437
Cost of revenues	(325,452)	(379,300)	(366,345)	—	(141,292)	(368,904)	(325,452)	(520,592)	(735,249)

	47,912	34,093	51,562	—	22,199	69,626	47,912	56,292	121,188

A reconciliation of the amounts presented for reportable segments to the consolidated totals is as follows:

	Wholesale distribution business			Retail business			Consolidated
	For the years ended March 31,			For the years ended March 31,			For the years ended March 31,
Business segment	2008	2009	2010	2008	2009	2010	2008	2009	2010
Revenue from external customers	373,364	407,758	413,532	—	163,491	438,530	373,364	571,249	852,062
Inter-segment revenue	—	5,635	4,375	—	—	—	—	5,635	4,375

Segment revenue	373,364	413,393	417,907	—	163,491	438,530	373,364	576,884	856,437
Reconciliation adjustments:
Provision of sales rebates and price protection (c)	3,377	(303)	893	—	—	—	3,377	(303)	893
Adjustment for sales return (d)	(1,670)	(699)	962	—	—	—	(1,670)	(699)	962
Reclassification of reimbursement and rebates from Samsung (f)	3,197	404	174	—	—	—	3,197	404	174
Inter-segment revenue (h)	—	(5,635)	(4,375)	—	—	—	—	(5,635)	(4,375)

Total consolidated net revenues, as reported	378,268	407,160	415,561	—	163,491	438,530	378,268	570,651	854,091

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

28.   Segment information (Continued)

	Wholesale distribution business			Retail business			Consolidated
	For the years ended March 31,			For the years ended March 31,			For the years ended March 31,
Business segment	2008	2009	2010	2008	2009	2010	2008	2009	2010
Total cost of revenues per segment cost of revenues	(325,452)	(379,300)	(366,345)	—	(141,292)	(368,904)	(325,452)	(520,592)	(735,249)
Reconciliation adjustments:
Unrealized (profit)/loss (a)	(648)	13	(3,160)	—	—	—	(648)	13	(3,160)
Adjustment for inventory write down (b)	(425)	(100)	—	—	—	—	(425)	(100)	—
Adjustment for sales returns (d)	1,623	3,471	(1,562)	—	—	—	1,623	3,471	(1,562)
Adjustment for VAT (e)	(462)	(256)	(41)	—	—	—	(462)	(256)	(41)
Reclassification of reimbursement and rebates from Samsung (f)	7,647	13,301	11,818	—	—	—	7,647	13,301	11,818
Adjustment for business tax (g)	985	(2,016)	(912)	—	—	—	985	(2,016)	(912)
Inter-segment revenue (h)	—	—	—	—	5,635	4,375	—	5,635	4,375

Total consolidated cost of revenues, as reported	(316,732)	(364,887)	(360,202)	—	(135,657)	(364,529)	(316,732)	(500,544)	(724,731)

Gross profit before reconciliation	47,912	34,093	51,562	—	22,199	69,626	47,912	56,292	121,188
Reconciliation adjustments:
Unrealized (profit)/loss (a)	(648)	13	(3,160)	—	—	—	(648)	13	(3,160)
Adjustment for inventory write down (b)	(425)	(100)	—	—	—	—	(425)	(100)	—
Provision of sales rebates and price protection (c)	3,377	(303)	893	—	—	—	3,377	(303)	893
Adjustment for sales returns (d)	(47)	2,772	(600)	—	—	—	(47)	2,772	(600)
Adjustment for VAT (e)	(462)	(256)	(41)	—	—	—	(462)	(256)	(41)
Reclassification of reimbursements and rebates from Samsung (f)	10,844	13,705	11,992	—	—	—	10,844	13,705	11,992
Adjustment for business tax (g)	985	(2,016)	(912)	—	—	—	985	(2,016)	(912)
Inter-segment revenue (h)	—	(5,635)	(4,375)	—	5,635	4,375	—	—	—

Total consolidated gross profit, as reported	61,536	42,273	55,359	—	27,834	74,001	61,536	70,107	129,360

Other operating income							160	920	2,341
Selling and distribution expenses							(15,633)	(24,195)	(44,348)
General and administrative expenses							(8,856)	(13,879)	(23,579)
Impairment loss on goodwill							—	(71)	—

Income from operations							37,207	32,882	63,774
Others, net							(674)	1,254	(950)
Interest income							720	546	714
Interest expenses							(3,604)	(5,303)	(9,201)

Income before income tax, equity in (loss)/income of affiliated companies							33,649	29,379	54,337
Income tax expenses							(3,452)	(7,641)	(17,245)
Equity in (loss)/income of affiliated companies							(13)	16	(10)
Noncontrolling interests in net loss/(income) of consolidated subsidiaries							60	(1,611)	(5,269)

Net income							30,244	20,143	31,813

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

28.   Segment information (Continued)

	Wholesale distribution business			Retail business			Consolidated
	For the years ended March 31,			For the years ended March 31,			For the years ended March 31,
Business segment	2008	2009	2010	2008	2009	2010	2008	2009	2010
Capital expenditure	(242)	(566)	(310)	—	(525)	(4,778)	(242)	(1,091)	(5,088)
Depreciation	(485)	(550)	(512)	—	(362)	(1,223)	(485)	(912)	(1,735)
Allowance for doubtful accounts	(100)	(273)	(44)	—	—	—	(100)	(273)	(44)
Write down for obsolete inventories	(450)	(100)	—	—	—	—	(450)	(100)	—
Amortization of intangible assets	—	—	—	—	(259)	(757)	—	(259)	(757)

	Wholesale distribution business		Retail business		Consolidated
	As of March 31,		As of March 31,		As of March 31,
	2009	2010	2009	2010	2009	2010
Segment assets	228,093	200,295	136,369	260,905	364,462	461,200
Investments in affiliated companies	1,479	—	—	—	1,479	—

Total assets	229,572	200,295	136,369	260,905	365,941	461,200

Segment liabilities	160,115	196,510	36,812	83,998	196,927	280,508

Note (a)—To recognize the unrealized profit/loss on intergroup sales.

Note (b)—To adjust for inventory write down.

Note (c)—To recognize the provision of sales rebates and price protection on an accrual basis.

Note (d)—To recognize the sales returns on an accrual basis.

Note (e)—To adjust for the provision of VAT.

Note (f)—To reclassify reimbursements and rebates from Samsung.

Note (g)—To adjust for provision of business tax.

Note (h)—To eliminate intersegment sales and purchases.

The Group mainly operates in the PRC and in 2008, 2009 and 2010, no single country other than the PRC accounted for 10% or more of the Company's consolidated net revenues. In addition, all the identifiable assets of the Group are located in the PRC. As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

There is no individual customer accounted for more than 10% of net revenues for the years ended March 31, 2008, 2009 and 2010, respectively.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

28.   Segment information (Continued)

The accounts receivable from a customer with balances for more than 10% as of March 31, 2009 and 2010 are as follows:

	As of March 31,
	2009	2010
Customer A	23.1%	19.7%
Customer B	11.6%	9.9%
Customer C	11.5%	4.9%
Customer D	5.2%	14.1%

29.   Subsequent events

On March 18, 2010, Funtalk China's board of directors passed a resolution to convene an extraordinary general meeting at April 9, 2010 to approve Funtalk China's 2010 share incentive plan. Such incentive plan was approved by Funtalk China's shareholders on April 9, 2010.

In April 2010, Jiangsu Pypo entered into a framework agreement with Jiangsu Heyi Technology Co., Ltd. ("Jiangsu Heyi"), a company 99% owned by Pypo Times and 1% owned by Beijing Ruizhi Jiye Investment Co. Ltd. of which it is controlled by Mr. Zhang. Pursuant to the agreement, Jiangsu Pypo transferred 50% equity interest of certain subsidiaries to Jiangsu Heyi in April and May 2010 for an aggregate consideration equals 50% of the net asset value of these companies. Pursuant to the agreement, Jiangsu Pypo will exercise 100% control over these subsidiaries before the closing conditions stipulated in the framework agreement are met, including full payment of the consideration by Jiangsu Heyi.

In April 2010, Beijing Funtalk acquired certain mobile phone retail assets and businesses located in Shandong Province, China, from an unaffiliated third party. The consideration for this acquisition was $9,009 (RMB61.5 million) of which $6,182 (RMB42.2 million) was paid as of March 31, 2010.

In April 2010, Beijing Funtalk acquired 100% equity interests of Beijing Yipai Innovation Technology Development Co., Ltd., ("Beijing Yipai"), from an unaffiliated third party. Beijing Yipai is a mobile phone retailer and after-sales service provider based in Beijing, China. The consideration for this acquisition was $15,382 (RMB105.0 million) of which $8,790 (RMB 60.0 million) was paid as of March 31, 2010. The consideration is subject to adjustment based on Beijing Yipai's net profit in the fiscal years ending March 31, 2011 and 2012.

In April 2010, Beijing Funtalk entered into an agreement with Mr. Huimin He and Hubei Feon Telecommunications Technology Co., Ltd. ("Hubei Feon"), a company controlled by Mr. Huimin He. According to the agreement, Hubei Feon will transfer all of its mobile phone retail assets and businesses to a new company to be established for the purpose of this transaction, or Hubei Feon, and Beijing Funtalk will acquire 100% equity interests of Hubei Feon at a total consideration of $11,719 (RMB80 million) plus the net asset value of the new company to be measured in the criteria stipulated in the agreement. Beijing Funtalk has paid $11,719 (RMB80 million) of the preliminary acquisition consideration subsequent to the balance sheet date. This acquisition is expected to close prior to October 2010.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

29.   Subsequent events (Continued)

In April 2010, Beijing Funtalk acquired 49% of the remaining equity interests of Kunming Golden Broadway, from Mr. Mingxi Qiu, the chairman of Kunming Golden Broadway. Prior to the acquisition, Beijing Funtalk owned 51% equity interests of Kunming Golden Broadway. Upon consummation of the transaction, Kunming Golden Broadway became a wholly owned subsidiary of Beijing Funtalk. Kunming Golden Broadway engages in the retail of wireless telecommunications devices and accessories in Yunnan Province, China. The consideration for this acquisition was $5,811 (RMB39.7 million) of which $2,930 (RMB 20.0 million) was paid as of March 31, 2010.

In May 2010, Beijing Funtalk acquired certain mobile phone retail assets and businesses located in Hunan Province, China. The assets and businesses were acquired from an unaffiliated third party by Mr. Huimin He, the chairman of Hunan Feon, our wholly-owned subsidiary. Mr. He subsequently transferred the assets and businesses to Hunan Feon. The total consideration for this acquisition was $7,318 (RMB 50 million) plus the assets to be measured in the criteria stipulated in the agreement, of which $7,782 (RMB 53.1 million) was paid as of March 31, 2010.

In June 2010, Beijing Funtalk and Mr. Yamin Zhang, the chairman of Henan Xinya, entered into an agreement whereby the purchase consideration for the initial 51% equity interest of Henan Xinya acquired in fiscal 2009 has been revised from $5,746 (RMB 39.3 million) to $4,598 (RMB 31.4 million), and this shall be the final consideration.

In June 2010, Beijing Funtalk entered into an agreement to acquire 49% of the remaining equity interests of Henan Xinya from a company controlled by Mr. Yamin Zhang. Prior to the acquisition, Beijing Funtalk owned 51% equity interests of Henan Xinya. The consideration for this acquisition was $6,973 (RMB47.6 million). Upon consummation of the transaction, Henan Xinya will become a wholly owned subsidiary of Beijing Funtalk. This acquisition is expected to close prior to September 2010.

On June 30, 2010, the former shareholders, Capital Ally and ARCH Digital, of Pypo Cayman agreed to waive (i) any and all rights to receive the earn-out shares pursuant of the merger agreement and (ii) any other right under the merger agreement, any other agreement, constitutional document or applicable law with respective to the earn-out shares.

On July 5, 2010, the Board of Directors of the Funtalk China approved to repurchase 2,685,200 ordinary shares from Pypo Cayman at the total consideration of $1 and to cancel these treasury stock concurrently. The transaction was completed on July 8, 2010.

As of the date of this report initial accounting for the business combinations completed after year end and described above is incomplete, because the valuations for the business acquired are still on-going.

FUNTALK CHINA HOLDINGS LIMITED

SCHEDULE I—CONDENSED FINANCIAL INFORMATION

STATEMENTS OF INCOME

(Expressed in USD thousands, except for share and per share data)

	For the years ended March 31,
	2008	2009	2010
General and administrative expenses	(12)	(1,687)	(292)

Loss from operations	(12)	(1,687)	(292)
Interest income	176	55	—
Equity in earnings of subsidiaries and variable interest entity	30,080	21,775	32,105

Net income	30,244	20,143	31,813

FUNTALK CHINA HOLDINGS LIMITED

SCHEDULE I—CONDENSED FINANCIAL INFORMATION

BALANCE SHEETS

(Expressed in USD thousands, except for share and per share data)

	As of March 31,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	1,869	437
Amount due from a subsidiary	79,293	76,093
Amount due from a related party	20,000	—
Other receivable	1,173	—

Total current assets	102,335	76,530
Non-current assets:
Investments in subsidiaries and variable interest entity	73,104	135,784

Total assets	175,439	212,314

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Other payables and accruals	878	861
Amount due to Funtalk China	—	40,903
Amount due to a related party	20,000	—

Total liabilities	20,878	41,764

Commitments and contingencies
Shareholders' equity:
Ordinary shares ($0.001 par value, 1,000,000,000 shares authorized, 45,000,000 and 52,141,343 issued and outstanding as of March 31, 2009 and 2010, respectively)	45	52
Additional paid-in capital	97,172	102,835
Treasury stock	—	(22,529)
Accumulated other comprehensive income	14,134	14,436
Retained earnings	43,210	75,756

Total shareholders' equity	154,561	170,550

Total liabilities and shareholders' equity	175,439	212,314

FUNTALK CHINA HOLDINGS LIMITED

SCHEDULE I—CONDENSED FINANCIAL INFORMATION

STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

(Expressed in USD thousands, except for share and per share data)

	Ordinary shares		Treasury stock
						Accumulated other comprehensive income
	Number of shares	Amount	Number of shares	Amount	Additional paid-in capital		Retained earnings	Total equity	Comprehensive income
Balance as of April 1, 2007	165	—	—	—	12,082	1,710	14,484	28,276	—
Net income	—	—	—	—	—	—	30,244	30,244	30,244
Foreign currency translation adjustments	—	—	—	—	—	8,994	—	8,994	8,994
Issuance of shares to ordinary shareholders	30,148,350	30	—	—	(12)	—	—	18	—

Balance as of March 31, 2008	30,148,515	30	—	—	12,070	10,704	44,728	67,532	39,238

Net income	—	—	—	—	—	—	20,143	20,143	20,143
Foreign currency translation adjustments	—	—	—	—	—	3,430	—	3,430	3,430
Waiver of redemption rights	14,851,485	15	—	—	85,102	—	—	85,117	—
Advance to a shareholder	—	—	—	—	—		(4,014)	(4,014)	—
Dividends declared	—	—	—	—	—	—	(17,647)	(17,647)	—

Balance as of March 31, 2009	45,000,000	45	—	—	97,172	14,134	43,210	154,561	23,573

Net income	—	—	—	—	—	—	31,813	31,813	31,813
Treasury stock	—	—	(2,685,200)	(22,529)	—	—	—	(22,529)	—
Foreign currency translation adjustments	—	—	—	—	—	302	—	302	302
Effect of reverse recapitalization	3,988,493	4	—	—	16,378	—	—	16,382	—
Effect of warrants exercised	52,850	—	—	—	264	—	—	264	—
Issue of shares	3,100,000	3	—	—	18,570	—	—	18,573	—
Share of comprehensive income	—	—	—	—	(29,549)	—	—	(29,549)	—
Repayment from a shareholder	—	—	—	—	—	—	733	733	—

Balance as of March 31, 2010	52,141,343	52	(2,685,200)	(22,529)	102,835	14,436	75,756	170,550	32,115

FUNTALK CHINA HOLDINGS LIMITED

SCHEDULE I—CONDENSED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

(Expressed in USD thousands)

	For the years ended March 31,
	2008	2009	2010
Cash flows from operating activities:
Net income	30,244	20,143	31,813
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries and variable interest entity	(30,080)	(21,775)	(32,105)
Dividend received from a subsidiary	—	17,647	—
Changes in operating assets and liabilities:
Other assets and receivable	(3)	(1,170)	—
Other payables and accruals	6	(1,628)	(17)

Net cash provided by/(used in) operating activities	167	13,217	(309)

Cash flow from investing activities:
Advance (to)/from subsidiaries and variable interest entity	(81,414)	2,121	3,200
Investment in an affiliated company	—	—	(19,872)
(Advance to)/repayment from a related party	(20,000)	—	20,000

Cash (used in)/provided by investing activities	(101,414)	2,121	3,328

Cash flow from financing activities:
Proceeds from issuance of ordinary shares	18	—	—
Proceeds from issuance of redeemable ordinary shares, net of issuance costs	87,617	—	—
Amount due to/(from) a related party	20,000	—	(20,000)
Dividend to ordinary shareholders	—	(17,647)	—
Advance to a shareholder	—	(2,210)	(71)
Advance from Funtalk China	—	—	40,903
Cash paid for issuance cost	—	—	(2,754)
Investment in treasury stock	—	—	(22,529)

Net cash provided by/(used in) financing activities	107,635	(19,857)	(4,451)

Net increase/(decrease) in cash and cash equivalents	6,388	(4,519)	(1,432)
Cash and cash equivalents:
At beginning of year	—	6,388	1,869

At end of year	6,388	1,869	437

FUNTALK CHINA HOLDINGS LIMITED

NOTE TO SCHEDULE I

(Expressed in USD thousands, except share, per share data or stated otherwise)

Schedule I has been provided pursuant to the requirement of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of end of the most recently completed fiscal year. As of March 31, 2009 and 2010, $181,775 and $255,156 of the restricted capital and reserves are not available for distribution, and as such, the condensed financial information of Pypo Digital Company Limited ("Parent Company") has been presented.

During the years ended March 31, 2008, 2009 and 2010, a cash dividend of nil, $17,647 and nil, respectively, was declared and paid by the Parent Company.

Basis of preparation

The Parent Company completed a share exchange with Funtalk China Holdings Limited ("Funtalk China") on July 9, 2009. This Share Exchange represents a reverse acquisition involving a public shell company, i.e. Funtalk China, and has been accounted for financial reporting purposes as the issuance of shares by the Parent Company in exchange for the assets and liabilities of Funtalk China, accompanied by a recapitalization.

The condensed financial information of the Parent Company has been prepared using the same accounting policies as set out in its consolidated financial statements, except that the Parent Company has used the equity method to account for its investment in its subsidiaries and its variable interest entity. Accordingly, the condensed financial information presented herein represents the financial information of the Parent Company.

 FUNTALK CHINA HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Expressed in USD thousands, except for share and per share data)

		For the three months ended June 30,
	Note	2009	2010
Net revenues		197,730	253,041
Cost of revenues		(173,323)	(216,316)

Gross profit		24,407	36,725
Other income		716	2,578
Selling and distribution expenses		(10,102)	(13,904)
General and administrative expenses (including share based compensation of nil and $631 for the three months period ended June 30, 2009 and 2010, respectively)		(3,818)	(8,987)

Income from operations		11,203	16,412
Other, net		(887)	1,743
Interest income		31	46
Interest expense		(1,960)	(3,695)

Income before income tax, equity in income of affiliated companies and noncontrolling interests		8,387	14,506
Income tax expense		(2,870)	(4,258)
Equity in income of affiliated companies		3	—

Net income		5,520	10,248
Less: Net income attributable to the noncontrolling interests		(1,417)	(691)

Net income attributable to the Company		4,103	9,557

Net income per share:
—Basic	5	0.09	0.19

—Diluted	5	0.09	0.19

Weighted average number of shares used in calculating net income per share:
—Basic	5	45,000,000	49,456,923

—Diluted	5	45,000,000	51,075,923

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

 FUNTALK CHINA HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Expressed in USD thousands, except for share and per share data)

	Notes		March 31, 2010	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents			26,616	27,014
Restricted bank deposits			8,860	5,908
Accounts receivable (less allowance for doubtful accounts
of $632 and $635 for March 31, 2010 and June 30, 2010,
respectively)			80,457	79,928
Inventories			104,800	94,018
Notes receivable			5,125	2,658
Value added tax receivable			7,588	10,601
Receivable from a vendor			23,908	21,633
Other receivables	7		33,102	41,433
Prepayment and other assets	8		23,388	20,638
Deferred tax assets			3,743	4,467

Total current assets			317,587	308,298

Non-current assets:
Property and equipment, net	9		20,468	21,452
Intangible assets	2	(a)	20,761	22,757
Goodwill	10		70,035	104,343
Deposits paid for acquiring new entities/noncontrolling interests	11		29,480	26,462
Other assets			2,869	2,733

Total non-current assets			143,613	177,747

Total assets			461,200	486,045

 FUNTALK CHINA HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Expressed in USD thousands, except for share and per share data)

	Notes		March 31, 2010	June 30, 2010
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable (including accounts payable of the
consolidated VIEs without recourse to Funtalk China Holdings
Limited "FTLK" of $36,589 and $43,453 as of March 31, 2010
and June 30, 2010, respectively)			93,345	64,725
Notes payable (including notes payable of the consolidated
VIEs without recourse to FTLK of $13,140 and $8,521
as of March 31, 2010 and June 30, 2010, respectively)			23,394	18,826
Provision for rebates and price protections			8,168	10,924
Advance payments from customers (including advance payments
from customers of the consolidated VIEs without recourse to
FTLK of $1,121 and $1,008 as of March 31, 2010 and
June 30, 2010, respectively)			2,789	2,819
Other payables and accruals (including other payables and
accruals of the consolidated VIEs without recourse to FTLK of
$8,075 and $10,787 as of March 31, 2010 and June 30, 2010,
respectively)	12		28,139	21,816
Income taxes payable (including income taxes payable of the
consolidated VIEs without recourse to FTLK of $4,423 and
$4,561 as of March 31, 2010 and June 30, 2010, respectively)			10,798	8,339
Amounts due to related parties (including amounts due to
related parties of the consolidated VIEs without recourse to
FTLK of $11,719 and $11,777 as of March 31, 2010 and
June 30, 2010, respectively)	18	(i)	11,719	11,777
Short-term borrowings (including short-term borrowings of the consolidated VIEs without recourse to FTLK of $8,057 and
$12,513 as of March 31, 2010 and June 30, 2010, respectively)	13		97,860	154,599

Total current liabilities			276,212	293,825

Non-current liabilities:
Deferred tax liabilities (including deferred tax liabilities of the consolidated VIEs without recourse to FTLK of $830 and $1,274 as of March 31, 2010 and June 30, 2010, respectively)			4,296	5,218

Total liabilities			280,508	299,043

Shareholders' equity:
Ordinary shares ($0.001 par value, 1,000,000,000 shares
authorized, 52,141,343 and 52,142,343 issued and outstanding as
of March 31, 2010 and June 30, 2010, respectively)	14		52	52
Treasury stocks	15		(22,529)	(22,529)
Additional paid-in capital			102,835	99,427
Accumulated other comprehensive income			14,436	15,484
Retained earnings			75,756	85,313

Total equity			170,550	177,747
Noncontrolling interest			10,142	9,255

Total shareholders' equity			180,692	187,002

Total liabilities and shareholders' equity			461,200	486,045

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

 FUNTALK CHINA HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

(Expressed in USD thousands, except for share and per share data)

	Ordinary Shares		Treasury Stock
						Accumulated other comprehensive income
	Number of shares	Amount	Number of shares	Amount	Additional paid-in capital		Retained earnings	Non- controlling interest	Total equity	Comprehensive income
Balance as of April 1, 2009	45,000,000	45	—	—	97,172	14,134	43,210	14,453	169,014
Net income	—	—	—	—	—	—	4,103	1,417	5,520	5,520
Foreign currency translation adjustments	—	—	—	—	—	102	—	8	110	110

Balance as of June 30, 2009	45,000,000	45	—	—	97,172	14,236	47,313	15,878	174,644	5,630

Balance as of April 1, 2010	52,141,343	52	(2,685,200)	(22,529)	102,835	14,436	75,756	10,142	180,692
Net income	—	—	—	—	—	—	9,557	691	10,248	10,248
Foreign currency translation adjustments	—	—	—	—	—	1,048	—	190	1,238	1,238
Effect of warrants exercised	1,000	—	—	—	5	—	—	—	5
Share based compensation expenses	—	—	—	—	631	—	—	—	631
Acquisition of additional interest in a subsidiary	—	—	—	—	(4,044)	—	—	(1,768)	(5,812)

Balance as of June 30, 2010	52,142,343	52	(2,685,200)	(22,529)	99,427	15,484	85,313	9,255	187,002	11,486

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

 FUNTALK CHINA HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in USD thousands)

	For the three months ended June 30,
	2009	2010
Cash flows from operating activities:
Net income	5,520	10,248
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of property and equipment	327	557
Amortization of intangible assets	125	427
Allowance for doubtful accounts	(36)	—
Provision for inventories	(268)	406
Loss on disposal of property and equipment	15	112
Equity in income of an affiliated company	(3)	—
Share based compensation expense	—	631
Exchange loss (gain)	1,342	(1,816)
Changes in operating assets and liabilities:
Accounts receivable	1,496	925
Inventories	(9,655)	12,403
Notes receivable	1,115	2,492
Value added tax receivable	(2,233)	(2,976)
Receivable from a vendor	2,683	2,393
Other receivables	(394)	(12,945)
Prepayments and other assets	(4,537)	3,005
Accounts payable	13,601	(30,733)
Provision for rebates and price protections	(1,631)	2,716
Advance payments from customers	7,090	16
Other payables and accruals	(1,913)	(9,091)
Income taxes payable	(4,355)	(2,512)
Notes payable	43,656	(4,683)
Changes in deferred taxes	780	(333)

Net cash generated from (used in) operating activities	52,725	(28,758)

Cash flow from investing activities:
Restricted bank deposits	(48,208)	2,996
Amount due from an affiliated company	1,048	—
Purchase of property and equipment	(214)	(1,350)
Proceed for disposal of property and equipment	68	—
Net cash paid for acquisition of subsidiaries, net of cash acquired of $732	—	(5,582)
Deposits paid for acquisitions of new entities	—	(22,208)

Net cash used in investing activities	(47,306)	(26,144)

Cash flow from financing activities:
Proceeds from warrants exercised	—	5
Proceeds from short-term borrowings	15,374	72,718
Repayment of short-term borrowings	(20,498)	(14,721)
Amount due to an associate	(790)	—
Cash paid for acquisition of additional interest in a subsidiary	—	(2,882)

Net cash (used in) provided by financing activities	(5,914)	55,120

Net (decrease) increase in cash and cash equivalents	(495)	218
Cash and cash equivalents:
At beginning of period	33,468	26,616
Effect of foreign exchange rate change	(18)	180

At end of period	32,955	27,014

Supplemental disclosure of cash flow information
Cash paid during the period for:
Income tax expense	6,448	7,086
Interest paid	1,335	3,567

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.     Basis of preparation

On September 5, 2008, Middle Kingdom Alliance Corp. ("Middle Kingdom") and Pypo Digital Company Limited ("Pypo Cayman" or the "Company") signed an Agreement and Plan of Merger, Conversion and Share Exchange (the "merger agreement") under which Middle Kingdom changed its domestication to the Cayman Islands and became Funtalk China Holdings Limited ("Funtalk China") which was incorporated on July 9, 2009. As part of the merger agreement, Funtalk China then issued 45,000,000 ordinary shares and 3,400,000 Class B Redeemable Warrants to the shareholders of Pypo Cayman in exchange of all of the outstanding ordinary shares of Pypo Cayman (the "Share Exchange'). Funtalk China also agreed to issue an additional 23,000,000 ordinary shares (the "earn-out shares") to the former stockholders of Pypo Cayman if certain performance targets are met in fiscal 2010, 2011 or potentially 2012. Based on the results of fiscal 2010, the performance targets have not been met as of fiscal 2010 and furthermore, the former shareholders agreed to waive the arrangement for the earn-out shares on June 30, 2010. The Share Exchange was consummated on July 10, 2009. Because the shareholders of Pypo Cayman owned the majority of Funtalk China's shares after the Share Exchange and Funtalk China was a shell company with no prior operations, the Share Exchange was accounted for as reverse merger and recapitalization. Accordingly, the accompanying consolidated financial statements reflect Pypo Cayman's assets and liabilities at their historical carrying amounts and the results, assets and liabilities presented for periods prior to the consummation of Share Exchange are those of Pypo Cayman. Pypo Cayman's shares and earnings per share have been restated retroactively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a share recapitalization.

Funtalk China and its subsidiaries and variable interest entity (collectively the "Group") are principally engaged in the provision of wholesale distribution of mobile phones, notebooks and other peripherals in the People's Republic of China ("PRC"). Started from May, 2008, Pypo Cayman, through its variable interest entity ("VIE" or "VIE subsidiary"), Beijing Funtalk Century Telecommunications Equipment Retail Chain Co., Ltd. ("Beijing Funtalk") continue to acquire retail chain outlets which operates retail sales of mobile phones and other peripherals and provides after-sales services for mobile phones.

(a)   Contractual arrangements between Pypo Beijing and Beijing Funtalk

PRC regulations currently limit foreign ownership of companies that provide wholesale or retail services with more than 30 chain stores. The Group operates its wholesale distribution business through Beijing Funtalk Century Telecommunications Equipment Retail Chain Company Limited ("Pypo Beijing"). To comply with these regulations, the Group conducts its activities in the retail chain outlet sector through its consolidated VIE, Beijing Funtalk, a company established in Beijing, the PRC on November 13, 2007.

In September 2009, Beijing Funtalk has entered into a definite agreement to acquire the remaining 49% of equity interest in Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd. ("Jiangsu Guanzhilin"). The transaction was completed on September 11, 2009 and thereafter, Beijing Funtalk owns 100% equity interest in Jiangsu Guanzhilin. The total consideration for the acquisition was approximately $29,278 (equivalent to RMB200 million). In addition to the consideration, pursuant to the definite agreement, the vendor will withdraw its 49% of registered capital of approximately $7,173 (equivalent to RMB 49 million) and its share of the results of operations up to the completion date of

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.     Basis of preparation (Continued)

the acquisition, from Jiangsu Guanzhilin. In November 2009, Beijing Funtalk completed an acquisition of 100% of equity interest in Shanghai Lezhiyu Telecommunications Equipment Co., Ltd ("Shanghai Lezhiyu", formerly known as Shanghai Xieheng Telecommunications Equipment Co., Ltd.).

In April 2010, Beijing Funtalk completed acquisitions of 100% equity interest in Beijing Yipai Innovation Technology Development Co., Ltd. ("Beijing Yipai"), the remaining 49% of equity interest in Kunming Golden Broadway Technology Development Co. Ltd. ("Kunming Broadway"), and certain mobile phone retail assets and business located in Shandong province ("Shandong Lianfa"). In May 2010, Beijing Funtalk acquired through Hunan Feon Telecommunications Technology Co., Ltd. ("Hunan Feon") certain mobile phone retail assets and business located in Hunan province ("Feon Digital").

These acquired subsidiaries are engaged in the retail sales of mobiles phones and other peripherals and provision of after-sales services for mobile phones. See Note 2(a) for information about the intangible assets recorded as the result of the acquisitions.

Beijing Funtalk's total assets, total liabilities, net liabilities, net revenues, operating costs and expenses, noncontrolling interests and net income attributable to the Company are as follows:

	March 31, 2010	June 30, 2010
Total assets (note)	282,176	322,406
Total liabilities	(284,917)	(325,435)

Net liabilities	(2,741)	(3,029)
Noncontrolling interests	(10,197)	(8,903)

	(12,938)	(11,932)

	For the three months ended June 30,
	2009	2010
Net revenues	69,136	122,731
Operating costs and expenses	(66,155)	(117,330)

Net income	2,981	5,401
Less: Net income attributable to the noncontrolling interests	(1,416)	(689)

Net income attributable to the Company	1,565	4,712

Note:

As of March 31, 2010 and June 30, 2010, restricted bank deposit with carrying amount of $6,955 and $3,994 respectively, motor vehicles with carrying amounts of $205 and $221 respectively and buildings with carrying amounts of $2,642 and $2,643 of Beijing Funtalk respectively were pledged as securities for certain short term credit facilities and notes payables.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.     Basis of preparation (Continued)

At March 31, 2010 and June 30, 2010, intercompany advances of $200,962 and $231,541 respectively have been made to by Pypo Beijing and its subsidiaries to Beijing Funtalk and its subsidiaries to finance the operations of Beijing Funtalk and its subsidiaries. The advances are unsecured, interest-free and have no fixed repayment terms.

The accompanying unaudited condensed consolidated financial statements have been prepared by the Group without an audit, pursuant to accounting principles generally accepted in the United States of America ("US GAAP"), and the rules and regulations of the Securities and Exchange Commission ("SEC"). As permitted by the rules of the SEC governing interim financial statements, the accompanying unaudited condensed interim financial statements do not include all of the disclosures that would normally be required by the US GAAP. In the opinion of management, the unaudited condensed interim consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Group's unaudited condensed consolidated balance sheets as of June 30, 2010, the Group's unaudited condensed consolidated statements of income and cash flows for the three months ended June 30, 2009 and 2010 and the Group's unaudited condensed consolidated statements of shareholders' equity and comprehensive income for the three months ended June 30, 2009 and 2010. Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period. The consolidated balance sheet data as of March 31, 2010 were derived from audited consolidated financial statements, but do not include all disclosures required by generally accepted accounting principles.

These unaudited condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company's audited consolidated financial statements.

2.     Summary of Significant Accounting Policies

(a)   Goodwill and Intangible Assets

Goodwill represents the excess of costs of businesses acquired over fair value of acquired net tangible and identifiable intangible assets. Goodwill and identifiable intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of Accounting Standards Codification or ASC350, "Intangibles: Goodwill and Other Intangible Assets".

Identifiable intangibles are required to be determined separately from goodwill based on fair value. In particular, an intangible that is acquired in a business combination is recognized as an asset separate from goodwill if it satisfies either the "contractual-legal" or "separability" criterion. The identifiable intangible assets with finite lives are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the intangible assets' economic lives.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of Significant Accounting Policies (Continued)

The economic lives and net carrying values of the identifiable intangible assets are as follows:

		As of June 30, 2010
	Weighted average economic lives
		Cost	Accumulated amortization	Foreign exchange alignment	Net carrying values
Trade name	Indefinite	17,525	—	135	17,660
Shanghai Lezhiyu trade name	3 years	2,187	(426)	9	1,770
Non-compete agreement	3.4–4.2 years	749	(258)	4	495
Put options on land and buildings (Note)	3 years	248	(183)	6	71
After-sales service agreement	4.2–5.0 years	1,260	(475)	4	789
Partnership agreement	3.0–7.8 years	2,064	(102)	10	1,972

		24,033	(1,444)	168	22,757

Note:

The put options on the land and building represents the Group's right to dispose of the land and buildings to the selling shareholder of Hebei Guoxun Huifang Telecommunications Equipment Co., Ltd. ("Hebei Guoxun") within three years from the date of acquisition of Hebei Guoxun with an annual increment of 15% of its fair value as of the acquisition date of Hebei Guoxun.

The identifiable intangible assets above were resulted from the Group's May 2008 acquisition of a 51% interest in Hebei Guoxun, its August 2008 acquisitions of 51% interests in each of Henan Xinya Telecommunications Equipment Co., Ltd ("Henan Xinya") and Kunming Broadway, its October 2008 acquisition of 51% interest in Jiangsu Guanzhilin, its October 2008 acquisition of 100% interest in Hunan Feon, its December 2008 acquisition of 51% interest in Inner Mongolia Chuangxin Zhongyu Shidai Mobile Phones Marketing & Management Co., Ltd. ("Inner Mongolia Zhongyu"), its November 2009 acquisition of 100% interest in Shanghai Lezhiyu, its April 2010 acquisition of 100% interest in Beijing Yipai, its April 2010 acquisition of Shandong Lianfa's mobile phone assets and business and its May 2010 acquisition of Feon Digital's mobile phone assets and business, (the "Retail Business Acquisitions") and its December 2008 acquisition of the after-sale service business of certain of the retail stores of Hebei Baibang Tech. Co. Ltd. (the "R&M Business").

The amounts assigned to the identifiable intangible assets of the acquired businesses Beijing Yipai, Shandong Lianfa and Feon Digital during the three months ended June 30, 2010 are based on the preliminary assessment of their fair values and are subject to change pending the finalization of the valuations of these intangibles. The finalization of those valuations could affect the amounts assigned to the intangible assets or goodwill of the acquired business of Beijing Yipai, Shandong Lianfa and Feon Digital and the related periodic amortization charges for these intangible assets.

(b)   Impairment of long-lived tangible and finite-lived intangible assets

Long-lived assets, and finite-lived identifiable intangible assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of Significant Accounting Policies (Continued)

recoverable. The Group reviews its long-lived tangible and finite-lived intangible assets for potential impairment based on a review of projected undiscounted future cash flows associated with these assets. When the review of projected undiscounted cash flows indicates the existence of a potential impairment, the measurement of impairment losses for assets that the Group expects to hold and use is based on the estimated fair value of the assets.

At March 31, 2010 and June 30, 2010, the carrying values of the Group's finite-lived intangible assets are $3,319 and $5,097, net of accumulated amortization of $1,017 and $1,444, respectively, and are currently being amortized over three to eight years. For the periods ended June 30, 2009 and 2010, the Group incurred no impairment charges. The following sets forth at June 30, 2010 the amortization expense for finite-lived intangible assets the Group expects to recognize during the remainder of the fiscal year ending March 31, 2011 and over the remaining economic lives (in thousands):

July 1, 2010–March 31, 2011	1,286
Year ending 2012	1,629
Year ending 2013	1,309
Year ending 2014	202
Year ending 2015	179
Thereafter	492

(c)   Impairment of Goodwill and Indefinite Life Intangible Assets

Goodwill is not amortized but is tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill impairment is tested using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities.

Intangible assets with indefinite lives are not amortized but are tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. The impairment of an indefinite life intangible asset is based on a comparison of its fair value to its carrying amount. If the carrying amount of an indefinite life intangible asset exceeds its fair value, an impairment loss is recognized for the excess. The estimation of fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of Significant Accounting Policies (Continued)

(d)   Business combinations and noncontrolling interest

The Group accounts for its business combinations using the acquisition method of accounting. This method requires that the acquisition cost to be allocated to the assets, including separately identifiable intangible assets acquired, and liabilities the Group assumed base on their estimated fair values.

From April 1, 2009, the Group adopted Accounting Standard Codification, or ASC, 805 Business Combination (formerly Statement of Financial Accounting Standards "SFAS") No. 141 (revised 2007), "Business combination"). Following this adoption, the cost of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any noncontrolling interest. The excess of (i) the total of cost of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the statement of income.

The determination and allocation of fair values to the identifiable assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgment. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. The Company determines discount rates to be used based on the risk inherent in the related activity's current business model and industry comparisons. Terminal values are based on the expected life of assets and forecasted life cycle and forecasted cash flows over that period. Although the Company believes that the assumptions applied in the determination are reasonable based on information available at the date of acquisition, actual results may differ from the forecasted amounts and the difference could be material.

Where the consideration in an acquisition includes contingent consideration, the payment of which depends on the achievement of certain specified conditions post-acquisition, from April 1, 2009. The contingent consideration is recognized and measured at its fair value at the acquisition date and if recorded as a liability, and it is subsequently carried at fair value with changes in fair value reflected in earnings. For periods prior to April 1, 2009, contingent consideration was not recorded until the contingency was resolved.

From April 1, 2009, following the adoption of the authoritative guidance of ASC810 on noncontrolling interests (formerly referred to as SFAS No. 160, "Noncontrolling interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin ("ARB") No. 51 Bulletin), the Company renamed minority interest to noncontrolling interests and reclassified it on the consolidated balance sheets from the mezzanine section between liabilities and equity to a separate line item in equity. The Company also expanded disclosures in the consolidated financial statements to clearly identify and distinguish the interests of the Company from the interests of the noncontrolling owners of its subsidiaries. Consolidated net income is adjusted to include net income attributed to the noncontrolling

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.     Summary of Significant Accounting Policies (Continued)

interest and consolidated comprehensive income is adjusted to include comprehensive income attributed to the noncontrolling interest. Additionally, ASC810 revises the accounting for both increases and decreases in a parent's controlling ownership interest. Changes in the Company's ownership interest on its subsidiaries while the Company retains its controlling financial interest in its subsidiary shall be accounted for as equity transactions, and no gain or loss shall be recognized. The carrying amount of the noncontrolling interest shall be adjusted to reflect the change in its ownership interest in the subsidiary. Any difference between the fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted shall be recognized in equity attributable to the Company. The Company has applied the presentation and disclosure requirements retrospectively for all periods presented.

(e)   Share-based compensation

ASC 718, Compensation—Stock Compensation requires that all share-based compensation be recognized as an expense in the consolidated financial statements and that such cost be measured at the fair value of the award. Compensation expense is recognized based on the estimated grant-date fair value using the Black-Scholes option-pricing model. Compensation expense is recognized using an accelerated attribution method basis over the requisite service period of the reward, which is generally the same as the vesting period. The estimate of forfeiture will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expenses to be recognized in future periods.

(f)    Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

3.     Recent Accounting Pronouncements

(1)   Newly Adopted Accounting Pronouncements

In June 2009, the FASB issued an authoritative pronouncement to amend the accounting rules for variable interest entities. The amendments effectively replace the quantitative-based risks-and-rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has (1) the power to direct the activities of a variable interest entity that most significantly affect the entity's economic performance and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the

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NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

3.     Recent Accounting Pronouncements (Continued)

entity's economic performance. The new guidance also requires additional disclosures about a reporting entity's involvement with variable interest entities and about any significant changes in risk exposure as a result of that involvement. The new guidance is effective at the start of a reporting entity's first fiscal year beginning after November 15, 2009, and all interim and annual periods thereafter. During the quarter ended June 30, 2010, there were no significant changes in previously adopted accounting policies or their application, except for the adoption of ASC 810-10-45-25 (FAS 167), under which the reporting entity needs to present separately on the face of the condensed consolidated balance sheets the liabilities of a consolidated variable interest entity for which creditors (or beneficial interest holders) do not have recourse to the general credit of the primary beneficiary. As a result, the Company presents the additional disclosures on the face of the unaudited condensed financial statements as of June 30, 2010 and March 31, 2010.

In January 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than on a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and, in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The adoption of this pronouncement did not have a significant impact on its financial condition or results of operations.

(2)   Recently Issued Accounting Pronouncements Not Yet Adopted

In October 2009, the FASB issued amended revenue recognition guidance for arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor specific objective evidence, vendor objective evidence or third-party evidence is unavailable. Prospective application of this new guidance for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity can elect to adopt this guidance on a retrospective basis. The Company does not expect the adoption of this pronouncement to have a significant impact on its financial condition or results of operations.

On March 5, 2010, the FASB issued authoritative guidance to clarify the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Specifically, only one form of embedded credit derivative qualifies for the exemption—one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. This guidance also has transition provisions, which

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NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

3.     Recent Accounting Pronouncements (Continued)

permit entities to make a special one-time election to apply the fair value option to any investment in a beneficial interest in securitized financial assets, regardless of whether such investments contain embedded derivative features. This guidance is effective on the first day of the first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of any fiscal quarter beginning after March 5, 2010. The Company does not expect the adoption of this pronouncement to have a significant impact on its financial condition or results of operations.

In April 2010, FASB issued an authoritative pronouncement regarding the effect of denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity's functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted and earlier application is permitted. The Group is in the process of evaluating the effect of adoption of this pronouncement.

In July 2010, the FASB issued an authoritative pronouncement on disclosure about the credit quality of financing receivables and the allowance for credit losses. The objective of this guidance is to provide financial statement users with greater transparency about an entity's allowance for credit losses and the credit quality of its financing receivables. The guidance requires an entity to provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The guidance includes additional disclosure requirements about financing receivables, including: (1) Credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; (2) The aging of past due financing receivables at the end of the reporting period by class of financing receivables; and (3) The nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company is in the process of evaluating the effect of adoption of this pronouncement.

4.     Income taxes

At March 31, 2010 and June 30, 2010 the Group has net operating loss carryforwards that result in non-current deferred tax assets, before valuation allowances, of $2,303 and $2,918, respectively. The realization of the recorded deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of net operating loss carried forward of $9,216 and $11,701 as of March 31, 2010 and June 30, 2010, respectively, which will expire in coming five years. The Group has provided a valuation allowance of $2,005 and $2,396 of the deferred tax assets relating to the future benefit of net

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

4.     Income taxes (Continued)

operating loss carried forward as management is not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

5.     Net income per share

Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Earnings per share for the periods prior to the share exchange have been restated to reflect the Share Exchange consummated on July 9, 2009. For the purpose of calculating earnings per share for the periods presented, the number of ordinary shares outstanding is determined on the basis of Pypo Cayman's historical number of ordinary shares outstanding multiplied by the share exchange ratio established in the merger agreement. The calculations of basic and diluted earnings per share are computed as follows:

	For the three months ended June 30,
	2009	2010
Numerator:
Net income attributable to the Company	4,103	9,557

Denominator:
Denominator for basic earning per shares
Weighted-average ordinary shares outstanding during the period	45,000,000	49,456,923
Effect of dilutive securities:
Warrants	—	1,619,000

Denominator used for diluted earnings per share	45,000,000	51,075,923

Basic earnings per share	0.09	0.19

Diluted earnings per share	0.09	0.19

The Company has no dilutive potential common shares that are outstanding for the three months ended June 30, 2009. During the three months ended June 30, 2010, Funtalk China had securities which would potentially dilute basic earnings per share in future, but which were excluded from the computation of diluted earnings per share as their effect would have been anti-dilutive. Such outstanding securities consists of 349,800 unit purchase options (underlying 349,800 common shares, 99,000 Class A warrants and 330,000 Class B warrants) and 1,921,114 share options granted under Funtalk China's 2010 share incentive plan (see Note 16 for details).

6.     Acquisitions

(i)    Acquisition of Beijing Yipai, Shandong Lianfa and Feon Digital

In April 2010, Beijing Funtalk completed acquisitions of 100% equity interest in Beijing Yipai for a consideration at fair value of $14,556 (RMB99.4 million) and certain mobile phone retail assets and business of Shandong Lianfa for a cash consideration of $9,009 (RMB61.5 million). The transactions were considered as an acquisition of businesses and accordingly the purchase method of accounting

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NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.     Acquisitions (Continued)

have been applied. The acquired net assets were recorded at their fair value at the date of acquisition. Pursuant to the acquisition agreement, the consideration in connection with the acquisition of Beijing Yipai was subjected to change upon the acquired entities' failure of performance targets for the periods of two years after the acquisitions as stipulated in the acquisition agreement. Accordingly, a liability of $2,850 is recognized as earn-out payables

In May 2010, Beijing Funtalk acquired through, Hunan Feon, certain mobile phone retail assets and business of Feon Digital for a cash consideration of $7,325 (RMB 50.0 million) plus the fair value of certain assets of $363 (RMB2.5 million) as of January 31, 2010. The transaction was considered as an acquisition of a business and accordingly the purchase method of accounting has been applied. The acquired net assets were recorded at their fair value at the date of acquisition.

The acquisition-related costs in relation to Beijing Yipai, Shandong Lianfa and Feon Digital are insignificant. Funtalk China expects retail chains to consolidate through acquisitions and strategic alliances, as retail outlets attempt to reduce redundant inventory and retail costs, increase working capital and lower prices.

The purchase prices of these acquisitions were preliminarily allocated as follows:

	As of acquisition date	Amortization Period
Intangible assets:
Tradename	131	N/A
Non-compete agreement	116	3–3.8 years
Partnership agreement	2,064	3–7.8 years
Goodwill	28,396	N/A
Net assets acquired	1,091	N/A
Deferred tax liabilities	(545)	N/A

Total purchase consideration	31,253

(ii)   Acquisition of additional interest of a subsidiary

In April 2010, Beijing Funtalk has entered into a definite agreement to acquire the remaining 49% of equity interest in Kunming Broadway. The total consideration for the acquisition was approximately $5,812 (equivalent to RMB 39.7 million). The transaction was completed in April 2010 and thereafter, Beijing Funtalk owns 100% equity interest in Kunming Broadway.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.     Acquisitions (Continued)

The schedule below illustrates the effects of change on the equity attributable to the Group as a result of acquiring 49% equity interest in Kunming Broadway:

For the three months ended June 30, 2010
Net income attributable to the Company	9,557
Transfer to the noncontrolling interest:
Acquired additional equity interest on Kunming Broadway	(4,044)

Change from net income attributable to the Company and transfer to the non-controlling interest	5,513

7.     Other receivables

	As of March 31, 2010	As of June 30, 2010
Rental and utility deposits	5,092	11,220
Advance to staff	736	583
Receivable from entities owned by noncontrolling shareholders of subsidiaries (note i)	8,532	7,614
Deposit on contingent purchase prices (note ii)	5,727	5,625
Others (note iii)	13,015	16,391

	33,102	41,433

Notes:

i)
Except for a loan to a noncontrolling shareholders of a subsidiary amounted to $7,049 and $7,027 as of March 31, 2010 and June 30, 2010, respectively, which is secured by a leasehold property, interest bearing at 7% per annum, the remaining balances are unsecured, interest free and have no fixed repayment term.

ii)
The amount represents the purchase price payments made to date exceeding the purchase price recorded at the closing of the acquisitions of businesses.

iii)
Included in this balance were advances to third parties amounted to $2,402 and $10,740 as of March 31, 2010 and June 30, 2010, respectively, are unsecured, interest free and have no fixed repayment term.

8.     Prepayment and other assets

	As of March 31, 2010	As of June 30, 2010
Trade prepayment	9,076	6,702
Deferred financing costs	3,595	3,373
Prepaid rental expenses	8,327	7,678
Others	2,390	2,885

	23,388	20,638

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

9.     Property and equipment, net

Property and equipment consisted of the following:

	As of March 31, 2010	As of June 30, 2010
Buildings	13,243	13,316
Leasehold improvements	2,795	3,453
Machinery and equipment	2,757	3,132
Electronic equipment	2,853	3,108
Motor vehicles	2,658	2,681

Sub-total	24,306	25,690
Less: accumulated depreciation	(3,838)	(4,238)

Property and equipment, net	20,468	21,452

10.   Goodwill

The changes in the carrying amount of goodwill from significant acquisitions are as follows:

	Retail business	Retail business
	Mobile Sales	R&M	Total
Balance as of April 1, 2009	—	1,977	1,977
Acquisition of 51% interest in Jiangsu Guanzhilin in fiscal 2009 upon the waiver of the contingent consideration	19,365	—	19,365
Acquisition of Shanghai Lezhiyu	48,677	—	48,677
Exchange realignment	14	2	16

Balance as of March 31, 2010	68,056	1,979	70,035

Acquisition of 100% interest in Hunan Feon upon the waiver of the contingent consideration	5,401	—	5,401
Acquisition of Beijing Yipai (Note 6(i))	12,620	—	12,620
Acquisition of Shandong Lianfa (Note 6(i))	8,468	—	8,468
Acquisition of Feon Digital (Note 6(i))	7,308	—	7,308
Exchange realignment	501	10	511

Balance as of June 30, 2010	102,354	1,989	104,343

11.   Deposits paid for acquiring new entities/noncontrolling interests

During the year ended March 31, 2010, the Group through its VIE subsidiary, Beijing Funtalk, paid deposits of $26,550 to the respective shareholders of non-related parties to acquire their interests in three entities/businesses which are principally engaged in retail sales of mobile phones. In addition, the Group also paid $2,930 to a noncontrolling shareholder to acquire the remaining 49% equity interest in Kunming Broadway. As of March 31, 2010, a total of $29,480 has been paid as deposits for the

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

11.   Deposits paid for acquiring new entities/noncontrolling interests (Continued)

acquisition of new entities and noncontrolling interests. These acquisitions were completed during this quarter and such deposit amount has been transferred as purchase cost in the acquisition of Kunming Broadway and the shareholder of non-related parties for the interest in these entities/businesses.

In April 2010, Beijing Funtalk entered into an agreement with Mr. Huimin He and Hubei Feon Telecommunications Technology Co., Ltd. ("Hubei Feon"), a company controlled by Mr. Huimin He. According to the agreement, Hubei Feon will transfer all of its mobile phone retail assets and businesses to a new company to be established for the purpose of this transaction, or Hubei Feon. Beijing Funtalk will then acquire 100% of the outstanding equity interests of Hubei Feon. Beijing Funtalk has paid deposit of $11,777 (RMB80 million) as at June 30, 2010. This acquisition is expected to be closed prior to November 2010.

In August 2010, Beijing Funtalk entered into an agreement to acquire 100% of the outstanding equity interests of Beijing Golden Feon Telecommunication Technology Co., Ltd., ("Beijing Golden Feon"), from an unaffiliated third party. Beijing Golden Feon is a mobile phone retailer and after-sale services provider based in Beijing. The preliminary consideration for this acquisition was $13,985 (RMB95.0 million) plus the fair value of certain assets and liabilities of Beijing Golden Feon as of August 31, 2010. Beijing Funtalk has paid deposit of $14,685 (RMB99.8 million) as at June 30, 2010. This acquisition was completed in August 2010.

12.   Other payables and accruals

	As of March 31, 2010	As of June 30, 2010
Salaries and welfares accrual	3,081	2,444
Business tax and other taxes payable	1,035	1,461
Payables to entities owned by noncontrolling shareholders of subsidiaries	3,015	—
Unpaid consideration for acquisitions	—	3,581
Advances from third parties (note i)	14,503	7,141
Rental payables	631	474
Others	5,874	6,715

	28,139	21,816

Note:

i)
The amounts represent the advances from third parties which are unsecured, interest free and have no fixed repayment term. The outstanding amount as at March 31, 2010 were settled in April 2010 and the outstanding amount as at June 30, 2010 were settled in August 2010.

13.   Short-term borrowings

Included in the short term borrowing was the term loan facility of $20,219 as of March 31, 2010 and $18,407 as of June 30, 2010 pursuant to a term facility agreement between Pypo Holdings (HK)

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

13.   Short-term borrowings (Continued)

Company Limited ("Pypo HK") and Netherlands Development Finance Company ("FMO") where FMO agreed to provide a term loan facility to Pypo HK in the aggregate amount of up to EUR15 million.

On August 11, 2009, FMO and Pypo HK entered into an amendment letter to the Facility or Facility Amendment Letter, pursuant to which and subject to the satisfaction of certain conditions thereof, Pypo HK shall repay the loans under the Facility in a lump sum on August 15, 2014. In addition, subject to Pypo HK's compliance with the financial covenants under the facility from April 1, 2010 until October 1, 2010, FMO agreed to release the security pledge of all of the equity interest Pypo HK holds in Pypo Beijing such that the loans are secured by, together with other collateral, 30% of the equity interest Pypo HK holds in Pypo Beijing. In addition, an "Additional IPO premium" shall be paid to FMO on the later of (i) date of the Company to undertake a fully underwritten IPO, reverse takeover or merger on an internally recognized stock exchange and (ii) the date that is twelve months following the date on which Pypo HK drew down on the facility. "Additional IPO Premium" is to be settled as the number of ordinary shares Funtalk China at a price per share equal to the opening price at the day of commencement of trading of the Funtalk China's shares on NASDAQ with a total value of EUR 1.5 million. The Company was subject to this additional premium upon its listing on the Nasdaq Global Market in December 2009. On August 2, 2010, 256,430 ordinary shares at a price per shares of $8.39 were issued to FMO as additional premium. As a result of the modification of the term loan, loss of $930 was recognized in fiscal year 2010.

The Facility includes covenants that, among other things, restrict Pypo HK, Pypo Beijing and their subsidiaries with respect to debt incurrence, liens, dividends, affiliate transactions, joint ventures, mergers, changes of auditors, asset sales and acquisitions. The Facility also includes certain financial covenants that, among other things, require Pypo HK to maintain minimum EBITDA and adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios.

Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK failed to meet the financial covenants for maintaining the minimum EBITDA, adjusted net income threshold and margin, solvency ratio, leverage ratios and current ratio in 2009. Upon discovery of the non-compliance, the Company commenced a renegotiation of the terms of the loan with FMO. Pursuant to the Facility Amendment Letter, FMO agreed to temporarily waive Pypo HK's obligation to comply with certain financial covenants for the years ended March 31, 2009 and 2010. Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2010 and as of and for the three months ended June 30, 2010, Pypo HK also failed to meet the financial covenants for maintaining the solvency ratio, current ratio and net margin. As a result of such non-compliance of current ratios and net margins by March 31, 2010 and June 30, 2010 as required by the Facility Amendment Letter, the outstanding loan amounts will continue to be classified as current liabilities on the balance sheet as of March 31, 2010 and June 30, 2010.

In addition, included in the short term borrowings as of June 30, 2010 is a financing amount of $53,753 obtained from Qinghai Heyi Commercial Trading Co., Ltd. ("Qinghai Heyi"), a supply chain finance company which is secured by certain inventories of the Group, with average annualised premium rate of 12.8% during the three months period ended June 30, 2010. Mr. Kuo Zhang provided unlimited personal guarantees for the financing arrangement with Qinghai Heyi.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

13.   Short-term borrowings (Continued)

The remaining short term borrowings are short term bank borrowings and notes payable with an aggregate amount of $77,641 as of March 31, 2010 and $82,439 as of June 30, 2010, respectively.

14.   Capital structure

As a result of the consummation of the Share Exchange on July 10, 2009 as described in Note 1, share capital has been restated retrospectively to reflect the share exchange ratio as of the date of the Share Exchange in a manner similar to a share recapitalization.

As of April 1, 2009, Pypo Cayman had 272,700,000 shares issued and outstanding. The share capital of Pypo Cayman as of April 1, 2009 as shown in these financial statements has been restated retroactively to reflect the share exchange ratio as the date of Share Exchange, resulting in a total of 45,000,000 share outstanding as of April 1, 2009.

Just prior to the Share Exchange, Funtalk China had 3,988,493 ordinary shares outstanding. As a result of the above transactions, Funtalk China had 48,988,493 ordinary shares outstanding as of July 10, 2009.

On December 22, 2009, Funtalk China completed a public offering on the Nasdaq Global Market by the issuance of 3,100,000 ordinary shares of $0.001 each at an issue price of $7.00 per share. The Group received net proceeds of $18,573 after deducting approximately $3,127 for underwriting discounts, commissions and relevant expenses.

15.   Treasury stock

On October 2, 2009, Pypo Cayman entered into a share purchase agreement to acquire 1,857,587 and 827,613 ordinary shares of Funtalk China beneficially owned by Capital Ally Investments Limited ("Capital Ally") and ARCH Digital Holdings Limited ("ARCH Digital"), respectively, for an aggregate consideration of $22,529, or approximately $8.39 per share. The parties closed the transaction on October 5, 2009. On October 19, 2009, Pypo Cayman, Capital Ally and ARCH Digital entered into an amendment to the share purchase agreement, pursuant to which the purchase price shall equal the lower of the aggregate of $22,529 and the value of the share purchased as determined by an independent appraiser on or prior to December 31, 2009. Pypo Cayman paid $15,585 and $6,944 to Capital Ally and ARCH Digital, respectively, prior to March 31, 2010. Funtalk China's audit committee, which is comprised of independent directors, approved the share purchase.

16.   Share based compensation plan

On April 9, 2010, Funtalk China adopted a share incentive plan ("2010 Share Incentive Plan") whereby the director of Funtalk China are authorized, at their discretion, to offer any employee (including director) of Funtalk China's options, share appreciation rights, share awards, restricted share unit awards, dividend equivalents award or deferred share award (collectively as "Awards") to recognize their contribution to the growth of Funtalk China. The 2010 Share Incentive Plan is valid and effective for a period of ten years ending on April 8, 2020. Any Awards that are outstanding on April 8, 2020 shall remain in force according to the terms of the 2010 Share Incentive Plan and the applicable award agreement.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

16.   Share based compensation plan (Continued)

The aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 3,000,000 Shares.

On April 28, 2010, Funtalk China granted several directors and executive officers 630,000 options to purchase a total of 630,000 ordinary shares of Funtalk China at an exercise of US$6.18 and also granted its Chief Executive Officer, Mr. Kuo Zhang, 100,000 options to purchase 100,000 ordinary shares of Funtalk China at an exercise price of US$6.80 in accordance with the provisions of the 2010 Share Incentive Plan. 25% of the total number of options shall vest on each anniversary of the vesting commencement date, i.e. April 28, 2011.

On May 12, 2010, Funtalk China granted several non-executive officers and employees 1,191,114 options to purchase a total of 1,191,114 ordinary shares of Funtalk China at an exercise price of US$5.20 in accordance with the provisions of 2010 Share Incentive Plan. 25% of the total number of options granted shall vest on each anniversary of the vesting commencement date, i.e. May 12, 2011.

The options granted are exercisable by the grantees upon vesting and will expire on ten years after the date of grant. No options were vested, exercised, forfeited or cancelled during the period ended June 30, 2010.

The weighted average exercise price of the share options granted during the period is US$5.60 and the weighted average fair value of the options granted at the grant date is US$3.23.

Information with respect to options outstanding under the 2010 Share Incentive Plan at June 30, 2010 is as follows:

	Options Outstanding
		Weighted average remaining contractual life in years			Options exercisable
Exercise price	Number outstanding		Weighted average exercise price	Aggregate intrinsic value	Number exercisable	Weighted average exercise price	Aggregate intrinsic value
$6.80	100,000	10	$6.80	$40	—	$—	$—
$6.18	630,000	10	$6.18	$643	—	$—	$—
$5.20	1,191,114	10	$5.20	2,382	—	$—	$—

	1,921,114		$5.60	$3,065	—	$—	$—

						For the three months ended June 30, 2010

Total fair value of share options vested						$—

The Group recognizes compensation cost on the options using an accelerated attribution method. The fair value of the options granted as of grant date was $3.02 per option for options with an exercise price of $5.20, $3.48 per option for options with an exercise price at $6.80 and $3.61 per option for options with an exercise price at $6.18. $631 out of $6,214 was recognized as compensation cost for

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

16.   Share based compensation plan (Continued)

share-based compensation plan for the three-month period ended June 30, 2010. No tax benefit related thereto has been recognized by the Group.

The fair value of each option granted was estimated on the date of grant by the Group with the assistance of Jones Lang LaSalle Sallmanns Limited, an independent valuer, and was determined using the Black-Scholes options-pricing model with the following weighted average assumptions for the three-month period ended June 30, 2010:

For the three months ended June 30, 2010
Risk free interest	3.61% to 3.85%
Expected dividend yield	0.00%
Expected life	5.5–7.0 years
Expected volatility	57.58% to 57.59%
Exercise price (For non-executive officers and employees)	$5.20
Exercise price (For directors and executive officers, except for Mr. Kuo Zhang)	$6.18
Exercise price (For Mr. Kuo Zhang)	$6.80

Notes:

(1)
Volatility

The volatility of the underlying common shares during the life of the options was estimated based on average historical volatility of comparable companies for the period before the valuation date with lengths equal to the expected terms of the options.

(2)
Risk free interest rate

Risk free interest rate is estimated based on the 10 year yield of US Treasury Bonds and Notes.

(3)
Expected life

As the Group did not have historical share option exercise experience, it estimated the expected term base on a consideration of factors including contractual term, vesting period and empirical study on exercise behavior of employee share option.

(4)
Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the expected term of the options. The Group has no history of dividend.

(5)
Exercise price

The exercise price of the options was determined by the Group's board of directors.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

17.   Segment information

The Group has two reportable segment based on the types of customers receiving its products: "wholesale distribution business" and "retail business". The "wholesale distribution business" is comprised of the Group's wholesale distribution of mobile phones, notebooks and other peripherals to retail resellers (including those owned by the Group) of these products. The "retail business" is comprised of the Group's interests in companies that operate retail stores that sell mobile phones, notebooks and other peripherals, and provide after-sales services. Each reporting segment derives its revenue from the sales to different types of customers, which is the responsibility of a member of the senior management of the Group who has knowledge of the business specific operational risks and opportunities. The Group's chief operating decision maker ("CODM") have been identified as the President and Chief Executive Officer, who reviews operating results by customer groups to allocate resources and assess performance of the Group.

The financial information provided for the segments are based on internal management reports. The principal measurement differences between this financial information and the consolidated financial statements are the accrual basis recording, for the consolidated financial purposes, of sales rebates, price protection provisions and returns. The Group does not allocate operating expenses to individual reporting segments when making decisions about resources to be allocated to the segment and assessing its performance.

The financial information as reviewed by the Group's CODM are as follows:

	Wholesale distribution business		Retail business		Consolidated
	For the three months ended June 30,		For the three months ended June 30,		For the three months ended June 30,
Business segment	2009	2010	2009	2010	2009	2010
Net revenues	126,248	130,859	69,136	122,731	195,384	253,590
Cost of revenues	(112,375)	(118,715)	(58,767)	(100,582)	(171,142)	(219,297)

Gross Profit	13,873	12,144	10,369	22,149	24,242	34,293

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

17.   Segment information (Continued)

A reconciliation of the amounts presented for reportable segments to the consolidated totals is as follows:

	Wholesale distribution business		Retail business		Consolidated
	For the three months ended June 30		For the three months ended June 30,		For the three months ended June 30,
Business segment	2009	2010	2009	2010	2009	2010
Revenue from external customers	124,714	128,530	69,136	122,731	193,850	251,261
Inter-segment revenue	1,534	2,329	—	—	1,534	2,329

Total revenues per segment revenue	126,248	130,859	69,136	122,731	195,384	253,590
Reconciliation adjustments:
Provision of sales rebates and price protections (a)	1,631	(2,707)	—	—	1,631	(2,707)
Adjustment for sales returns (b)	2,185	4,482	—	—	2,185	4,482
Reclassification of reimbursement and rebates from vendor (e)	64	5	—	—	64	5
Inter-segment revenue (h)	(1,534)	(2,329)	—	—	(1,534)	(2,329)

Total consolidated net revenues, as reported	128,594	130,310	69,136	122,731	197,730	253,041

Total cost of revenues per segment cost of revenues	(112,375)	(118,715)	(58,767)	(100,582)	(171,142)	(219,297)
Reconciliation adjustments:
Adjustment for sales returns (b)	(4,303)	(3,780)	—	—	(4,303)	(3,780)
Unrealized profit (c)	5	1,111	—	—	5	1,111
Adjustment for inventory allowances (d)	268	(406)	—	—	268	(406)
Reclassification of reimbursement and rebates from vendor (e)	404	3,791	—	—	404	3,791
Adjustment for value added tax (VAT) (g)	(7)	(10)	—	—	(7)	(10)
Adjustment for business tax (f)	(82)	(54)	—	—	(82)	(54)
Inter-segment revenue (h)	—	—	1,534	2,329	1,534	2,329

Total consolidated cost of revenues, as reported	(116,090)	(118,063)	(57,233)	(98,253)	(173,323)	(216,316)

Gross profit before reconciliation:	13,873	12,144	10,369	22,149	24,242	34,293
Reconciliation adjustments:
Provision of sales rebates and price protections (a)	1,631	(2,707)	—	—	1,631	(2,707)
Adjustment for sales returns (b)	(2,118)	702	—	—	(2,118)	702
Unrealized profit (c)	5	1,111	—	—	5	1,111
Adjustment for inventory allowances (d)	268	(406)	—	—	268	(406)
Reclassification of reimbursements and rebates from vendor (e)	468	3,796	—	—	468	3,796
Adjustment for VAT (g)	(7)	(10)	—	—	(7)	(10)
Adjustment for business tax (f)	(82)	(54)	—	—	(82)	(54)
Inter-segment revenue (h)	(1,534)	(2,329)	1,534	2,329	—	—

Total consolidated gross profit, as reported	12,504	12,247	11,903	24,478	24,407	36,725

Other income					716	2,578
Selling and distribution expenses					(10,102)	(13,904)
General and administrative expenses					(3,818)	(8,987)

Income from operations					11,203	16,412
Others, net					(887)	1,743
Interest income					31	46
Interest expenses					(1,960)	(3,695)

Income before income tax, equity in income of affiliated companies and non controlling interest					8,387	14,506
Income tax expenses					(2,870)	(4,258)
Equity in income of affiliated companies					3	—
Non controlling interest in net income of consolidated subsidiaries					(1,417)	(691)

Net income					4,103	9,557

Capital expenditure	(58)	(469)	(156)	(881)	(214)	(1,350)
Depreciation	(134)	(133)	(193)	(424)	(327)	(557)
Reversal of doubtful accounts	36	—	—	—	36	—
Provision for obsolete inventories	268	(406)	—	—	268	(406)
Amortisation of intangible assets	—	—	(125)	(427)	(125)	(427)

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

17.   Segment information (Continued)

	Wholesale distribution business		Retail business		Consolidated
	As of		As of		As of
	March 31, 2010	June 30, 2010	March 31, 2010	June 30, 2010	March 31, 2010	June 30, 2010
Segment assets	200,295	187,124	260,905	298,921	461,200	486,045

Segment liabilities	196,510	205,431	83,998	93,612	280,508	299,043

Note (a)—To recognize the provision of sales rebates and price protections on an accrual basis.

Note (b)—To recognize the sales returns on an accrual basis.

Note (c)—To recognize the unrealized profit on intergroup sales.

Note (d)—To adjust for inventory allowances.

Note (e)—To reclassify reimbursements and rebates from vendor.

Note (f)—To adjust for provision of business tax.

Note (g)—To adjust for the provision of VAT.

Note (h)—To eliminate intersegment sales and purchases.

18.   Related party transaction

The Company has the following balances with its related parties.

(i)
Related party balances

	March 31, 2010	June 30, 2010
Due to:
Shanghai Jiadeli Supermarket Company Limited ("Jiadeli Supermarket") (Note)	(11,719)	(11,777)

Note:

On January 28, 2010, the Group obtained borrowing of approximately US$11,719 from Jiadeli Supermarket, a company controlled by ARCH Digital, through an entrusted loan agreement administrated by Guangdong Development Bank. The borrowing was interest bearing at 5.0% and repayable by July 28, 2010. The borrowing was provided to meet the short-term working capital requirements of the Group. On the same date, Pypo Beijing, pledged 100% of the equity interest of its wholly owned subsidiary, Jiangsu PYPO Technology Co., Ltd., ("Jiangsu Pypo"), to CITIC Trust Co., Ltd. as collateral under a debt facility of an aggregate amount of US$70,134 (equivalent to RMB 490 million) between CITIC Trust Co., Ltd. and Shanghai Xinmeng Investment Co., Ltd. ("Shanghai Xinmeng"), an entity affiliated with ARCH Digital. If Shanghai Xinmeng cannot repay

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

18.   Related party transaction (Continued)

those amounts, the lender could proceed against the collateral granted to it to secure that indebtedness. The maximum guarantee amount by the Group according to the share pledge agreement is approximate US$13,184 and the pledge period will be expired upon the earlier of the Group repays the borrowing to Jiadeli Supermarket or at the date of Shanghai Xinmeng repays its borrowings to CITIC Trust Co., Ltd. The Group determined that the fair value of the financial guarantee given to CITIC Trust Co., Ltd. is insignificant. The amount was fully settled in July 2010.

(ii)
Guarantees of borrowings

The short term credit facilities with various banks guaranteed personally by the directors of the Company, Mr. Zhang and Mr. Fei and a related party amounted to $63,725 and $56,677 as of March 31, 2010 and June 30, 2010, respectively. The amounts of borrowings utilized from the short-term credit facilities guaranteed by related parties of the Company amounted to $63,725 and $56,677 as of March 31, 2010 and June 30, 2010, respectively.

Mr. Kuo Zhang provided unlimited personal guarantees for the financing arrangement with Qinghai Heyi as of June 30, 2010 (see Note 13 for details).

19.   Subsequent events

In June 2010, Beijing Funtalk entered into an agreement to acquire the remaining 49% equity interests of Henan Xinya from a company controlled by Mr. Yamin Zhang. Upon consummation of the transaction, Henan Xinya will become a wholly owned subsidiary of Beijing Funtalk. This acquisition was closed in September 2010

On July 5, 2010, the Board of Directors of the Funtalk China approved to repurchase 2,685,200 ordinary shares from Pypo Cayman at the total consideration of $1 and to cancel these treasury stocks concurrently.

On July 6, 2010, Funtalk China's principal shareholders, ARCH Digital and Capital Ally, waived their rights to receive up to an additional 23,000,000 earn-out shares in order to minimize potential dilution to Funtalk's other existing shareholders.

On August 2, 2010, Funtalk China issued 256,430 ordinary shares at a price per shares of $8.39 to FMO as the additional premium on the FMO term loan facility of an aggregate amount of EUR15 million.

In August 2010, Beijing Funtalk entered into an agreement to acquire the remaining 49% equity interest of Inner Mongolia Zhongyu from a company controlled by Mr. Baihe Jiang. Upon consummation of the transaction, Inner Mongolia Zhongyu will become a wholly owned subsidiary of Beijing Funtalk. This acquisition is closed in October 2010.

On September 27, 2010, Funtalk China effected mandatory separation of Funtalk China's Series A Units (and Series B Units into their component parts, consisting of ordinary shares and warrants. Upon separation, holders of Series A Units received one ordinary share and five Class A Warrants for each Series A Unit they hold, and holders of Series B Units received one ordinary share and one Class B

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in USD thousands, except share, per share data or stated otherwise)

19.   Subsequent events (Continued)

Warrant for each Series B Unit they hold. Unit holders' rights are not affected by the separation. No consideration was paid for the mandatory separation of units.

On October 12, 2010, Funtalk China entered into warrant exchange agreements with ARCH Digital and Capital Ally to exchange the 226,124 Class A warrants and 3,400,000 Class B warrants held by ARCH Digital and Capital Ally for 1,458,314 ordinary shares of Funtalk China. Upon completion of the transaction, the 227,204 Class A Warrants and 3,400,000 Class B Warrants will be cancelled and 1,458,314 ordinary shares of Funtalk China will be issued. The transactions were closed on October 12, 2010.

10,000,000 Shares

Funtalk China Holdings Limited

Ordinary Shares

PROSPECTUS

BofA Merrill Lynch	Jefferies & Company

Oppenheimer & Co.	Roth Capital Partners	Rodman & Renshaw, LLC

                             , 2010

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

FTLK

              Article 145 of our memorandum and articles provides that to the fullest extent permissible under the Companies Law, every our director (including any alternate director appointed pursuant to the provisions of the memorandum and articles) and officer for the time being and from time to time shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as one of our directors or officers, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. Expenses (including attorneys' fees, costs and charges) incurred by one of our directors or officers in defending a proceeding shall be paid by us in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by us. No such our director or officer shall be liable to us for any loss or damage unless such liability arises through the willful neglect or default of such director or officer.

              We have directors' and officers' liability insurance that would indemnify our directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such. We also purchased directors' and officers' liability insurance to cover Middle Kingdom's directors and officers. We have continued to maintain this insurance and was obligated by the terms of the merger agreement to maintain in effect (to the extent available in the market) a tail liability insurance policy covering those persons who were then covered by Middle Kingdom's directors' and officers' liability insurance policy with coverage in amount and scope of at least as favorable to such persons as Middle Kingdom's then-existing coverage for a period of at least three years after the closing.

Other Indemnification Arrangements

              In November 2007, each of Pypo Cayman, Pypo HK and Funtalk Beijing entered into indemnification agreements with Mr. Clement Kwong in connection with his service as a director of such respective our entity. These indemnification agreements provide that, with respect to each our entity, if Mr. Kwong is a party to or threatened to be made a party to any proceeding by reason of Mr. Kwong's status as a director of such our entity or as an agent of another enterprise at such our entity's request, he will be indemnified for expenses and liabilities actually and reasonably incurred by Mr. Kwong, including amounts paid in settlement on his behalf. Mr. Kwong will not be entitled to such indemnification if prohibited by applicable law or if Mr. Kwong's conduct is finally adjudged to have been knowingly fraudulent or deliberately dishonest or has evidenced willful misconduct, including any breach of the duty of loyalty. If an indemnification agreement entitles Mr. Kwong to only a portion of the total expenses and liabilities he incurs, he will be paid such portion in accordance with the terms of the relevant indemnification agreement.

              The indemnification agreements set forth the procedures and timing for payment of such expenses and liabilities, including a requirement that Mr. Kwong be paid promptly in advance of the final disposition of any proceeding at Mr. Kwong's written request, provided that such written request sets forth (i) reasonable evidence that the indemnifiable expenses have been incurred in connection with the proceeding, (ii) a statement that the indemnifiable expenses have not been incurred in connection with any fraudulent or deliberately dishonest conduct or willful misconduct and (iii) an undertaking that any such advanced expenses shall be repaid if it is ultimately determined that Mr. Kwong is not entitled to indemnification.

              Mr. Kwong will continue to be entitled to indemnification under these indemnification agreements for as long as he is subject to a possible proceeding by reason of the fact that he was a director of our entity or was serving at the request of our entity as an agent of another enterprise, foreign or domestic.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES

              FTLK consummated the purchase of each issued and outstanding ordinary share of Pypo Cayman held by Capital Ally and Arch in exchange for an aggregate of 45,000,000 ordinary shares of FTLK and 3,400,000 FTLK Class B warrants in July 2009. The 45,000,000 ordinary shares and the 3,400,000 FTLK Class B warrants issued in connection with the Business Combination are restricted securities as that term is defined in Rule 144 under the Securities Act. The ordinary shares issuable upon exercise of the 3,400,000 FTLK Class B warrants also are restricted securities. On August 2, 2010, FTLK issued 256,430 ordinary shares to FMO as an additional premium on the FMO Facility. On October 12, 2010, FTLK issued 729,157 ordinary shares to each of Capital Ally and Arch in exchange for the sale of all of the Class A warrants and Class B redeemable warrants held by Capital Ally and Arch to us.

              The foregoing securities were issued pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation D thereunder.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)
    Exhibits

              See Exhibit Index beginning on page II-6 of this registration statement.

    (b)
    Financial Statement Schedules

              All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 9.    UNDERTAKINGS.

              The undersigned registrant hereby undertakes that:

              (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on October 13, 2010.

FUNTALK CHINA HOLDINGS LIMITED
By:	/s/ DONGPING FEI
Name:	Dongping Fei
Title:	Director and Chief Executive Officer

              Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ * Kuo Zhang	Chairman of the Board of Directors	October 13, 2010
/s/ DONGPING FEI Dongping Fei	Director and Chief Executive Officer (principal executive officer)	October 13, 2010
/s/ KIM CHUAN ("JACKIE") LEONG Kim Chuan ("Jackie") Leong	Chief Financial Officer (principal financial and accounting officer)	October 13, 2010
/s/ * Michael Marks	Director	October 13, 2010
/s/ * Alex Fan	Director	October 13, 2010
/s/ * Andrew Ryan	Director	October 13, 2010
/s/ * Linzhen Xie	Director	October 13, 2010

Signature	Title	Date

/s/ * Mofang Li	Director	October 13, 2010
/s/ * Hua Yang	Director	October 13, 2010

*By:	/s/ DONGPING FEI
Dongping Fei
Attorney-in-fact

 AUTHORIZED REPRESENTATIVE

              Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant, has signed this registration statement in Atlanta, Georgia, on October 13, 2010.

Authorized Representative
October 13, 2010
/s/ BERNARD J. TANENBAUM III
Name: Bernard J. Tanenbaum III

 FUNTALK CHINA HOLDINGS LIMITED
EXHIBIT INDEX

Exhibit No.	Description
1.1†††	Form of Underwriting Agreement
3.1
Amended and Restated Memorandum and Articles of Association of us, as further amended by special resolution on November 26, 2009 (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 3 to Form S-4, SEC File No. 333-153492)
4.1	Specimen Ordinary Share Certificate (incorporated by reference to exhibit 4.1 to Post-Effective Amendment No.5 to Form S-4 on Form F-1, SEC File No. 333-153492)
4.2
Amended and Restated Class A Warrant Agreement dated as of July 9, 2009 between Continental Stock Transfer and Trust Company and FTLK (incorporated by reference to exhibit 4.2 to Post-Effective Amendment No. 3 to Form S-4, SEC File No. 333-153492)
4.3
Amended and Restated Class B Warrant Agreement dated as of July 9, 2009 between Continental Stock Transfer and Trust Company and FTLK (incorporated by reference to exhibit 4.3 to Post-Effective Amendment No. 3 to Form S-4, SEC File No. 333-153492)
4.4
Form of Unit Purchase Option Agreement (incorporated by reference to exhibit 4.7 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)
4.5	Form of Amended Unit Purchase Option Agreement (incorporated by reference to exhibit 4.9 to Post-Effective Amendment No.6 to Form S-4 on Form F-1, SEC File No. 333-153492)
4.6	Form of Amendment to the Amended Unit Purchase Option Agreement (incorporated by reference to exhibit 4.3 to the Current Report on Form 6-K dated September 29, 2010, SEC File No. 001-34578)
5.1†	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered
8.1††	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters
8.2	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in exhibit 5.1)
8.3	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in exhibit 99.1)
10.1
Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Funtalk PRC, Arch and Capital Ally, dated September 5, 2008 (incorporated by reference to annex A to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
10.2
Amendment No. 1 to Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Funtalk PRC, Arch and Capital Ally, dated January 6, 2009 (incorporated by reference to annex B to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
10.3
Amendment No. 2 to Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Funtalk PRC, Arch and Capital Ally, dated June 16, 2009 (incorporated by reference to annex D to Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)

Exhibit No.	Description
10.4	Amendment No. 3 to Agreement and Plan of Merger, Conversion and Share Exchange by and among FTLK, Pypo Cayman, Pypo HK, Funtalk PRC, Arch, Capital Ally, Michael Marks and Bernard J. Tanenbaum III, dated June 1, 2010 (incorporated by reference to exhibit 2.4 to Post-Effective Amendment No.6 to Form S-4 on Form F-1, SEC File No. 333-153492)
10.5
Amendment No. 4 to Agreement and Plan of Merger, Conversion and Share Exchange by and among FTLK, Pypo Cayman, Pypo HK, Funtalk PRC, Arch, Capital Ally, GM Investment, Sinowill, Huge Harvest, Kingstate and Trend Focus dated June 30 2010. (incorporated by reference to exhibit 4.5 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.6	2010 Share Incentive Plan (previously filed as exhibit 10.1 to Post-Effective Amendment No.5 to Form S-4 on Form F-1, SEC File No. 333-153492)
10.7
Form of Securities Escrow Agreement among Middle Kingdom Alliance Corp., Continental Stock Transfer and Trust Company and the Initial Stockholders of Middle Kingdom Alliance Corp. (incorporated by reference to exhibit 10.3 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)
10.8
Form of Registration Rights Agreement among Middle Kingdom Alliance Corp. and the Initial Stockholders of Middle Kingdom Alliance Corp. (incorporated by reference to exhibit 10.4 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)
10.9	Form of Voting Agreement among FTLK and certain officers, directors and shareholders of MK Cayman (incorporated by reference to annex F to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
10.10	Form of Lock-Up Agreement among FTLK, Capital Ally and Arch (incorporated by reference to annex G to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
10.11	Form of Registration Rights Agreement among FTLK, Capital Ally and Arch (incorporated by reference to annex H to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
10.12	Form of Employment Agreement with our senior executives (incorporated by reference to exhibit 4.13 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.13	Samsung Anycall Distribution Agreement between Samsung and Funtalk PRC, dated July 1, 2008 (incorporated by reference to exhibit 10.10 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.14	Loan Agreement between Hui Liu and Funtalk PRC, dated December 26, 2007 (incorporated by reference to exhibit 10.11 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.15	Loan Agreement between Dongping Fei and Funtalk PRC, dated December 26, 2007 (incorporated by reference to exhibit 10.12 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.16	Loan Agreement between Zhikuan Guan and Funtalk PRC, dated September 1, 2008 (incorporated by reference to exhibit 10.13 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.17	Loan Agreement between Dongping Fei and Funtalk PRC, dated September 1, 2008 (incorporated by reference to exhibit 10.14 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)
10.18
Exclusive Option Agreement among Zhikuan Guan, Funtalk PRC and Beijing Funtalk, dated September 8, 2008 (incorporated by reference to exhibit 10.15 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.19
Exclusive Option Agreement among Dongping Fei, Funtalk PRC and Beijing Funtalk, dated September 1, 2008 (incorporated by reference to exhibit 10.16 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.20
Exclusive Option Agreement among Beijing Dongdian, Funtalk PRC and Beijing Funtalk, dated August 5, 2008 (incorporated by reference to exhibit 10.17 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.21
Equity Interest Pledge Agreement between Zhikuan Guan, Funtalk PRC and Beijing Funtalk, dated September 8, 2008 (incorporated by reference to exhibit 10.17 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.22
Equity Interest Pledge Agreement between Dongping Fei, Funtalk PRC and Beijing Funtalk, dated September 1, 2008 (incorporated by reference to exhibit 10.18 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.23
Equity Interest Pledge Agreement among Beijing Dongdian, Funtalk PRC and Beijing Funtalk, dated August 5, 2008 (incorporated by reference to exhibit 10.20 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.24
Zhikuan Guan Power of Attorney appointing Funtalk PRC as agent and attorney, dated September 8, 2008 (incorporated by reference to exhibit 10.19 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.25
Dongping Fei Power of Attorney appointing Funtalk PRC as agent and attorney, dated September 1, 2008 (incorporated by reference to exhibit 10.20 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.26
Beijing Funtalk Power of Attorney appointing Funtalk PRC as agent and attorney, dated August 5, 2008 (incorporated by reference to exhibit 10.23 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.27
Exclusive Business Cooperation Agreement between Beijing Funtalk and Funtalk PRC, dated September 1, 2008 (incorporated by reference to exhibit 10.21 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.28
Exclusive Business Cooperation Agreement between Beijing Dongdian and Funtalk PRC, dated July 28, 2008 (incorporated by reference to exhibit 10.25 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.29	Share Transfer Agreement between Hui Liu and Zhikuan Guan, dated September 1, 2008 (incorporated by reference to exhibit 10.26 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.30	Loan Agreement between Capital Ally and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.27 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.31	Supplemental Loan Agreement between Capital Ally and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.28 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.32	Equity Pledge Agreement between Capital Ally and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.29 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.33	Deed of Release between Capital Ally and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.30 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.34	Funds Transfer Agreement between Arch and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.31 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.35	Supplemental Funds Transfer Agreement between Arch and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.32 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.36	Equity Pledge Agreement between Style Technology and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.33 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.37	Equity Pledge Agreement between GM Investment and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.34 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.38*
Acquisition Framework Agreement between Beijing Funtalk, Zhuqun Peng as the Controlling Party, and the Transferors, dated May 5, 2008 (incorporated by reference to exhibit 10.35 to Post-Effective Amendment No.1 to Form S-4, SEC File No. 333-153492)
10.39
Supplemental Agreement to Acquisition Framework Agreement between Beijing Funtalk, Zhuqun Peng as the Controlling Party, and the Transferors, dated October 30, 2008 (incorporated by reference to exhibit 10.36 to Post-Effective Amendment No.1 to Form S-4, SEC File No. 333-153492)
10.40
Operation and Management Agreement between Beijing Funtalk and Zhuqun Peng as the Controlling Party, dated May 5, 2008 (incorporated by reference to exhibit 10.37 to Post-Effective Amendment No.1 to Form S-4, SEC File No. 333-153492)
10.41
Supplementary Agreement to the Operation and Management Agreement between Beijing Funtalk and Zhuqun Peng as the Controlling Party, dated October 30, 2008 (incorporated by reference to exhibit 10.38 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)
10.42
Shareholders and Sponsors Agreement among Pypo Cayman, Pypo HK, Funtalk PRC, Arch Holdings Limited, China Bright Group Co., Ltd., Style Technology, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007 (incorporated by reference to exhibit 10.39 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.43
Equity Subscription Agreement among Pypo Cayman, Funtalk PRC, Arch, Golden Meditech Company Limited, China Bright Group Co., Ltd., Style Technology, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007 (incorporated by reference to exhibit 10.40 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.44	Waiver Letter among Pypo Cayman, Funtalk PRC, Golden Meditech Company Limited, Capital Ally, Francis Wan, Kuo Zhang and Dongping Fei, dated October 15, 2007 (incorporated by reference to exhibit 10.41 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.45
Written description of oral agreement between Funtalk PRC and Beijing Shidai Tiancheng Technology Development Co., Ltd. (incorporated by reference to exhibit 10.42 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.46
Term Facility Agreement between Pypo HK as Borrower, and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Lender, dated January 30, 2009 (incorporated by reference to exhibit 10.43 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.47
Consent, Waiver and Amendment Letter between Pypo HK and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. dated August 11, 2009 (incorporated by reference to exhibit 10.2 to Form 6-K dated October 16, 2009, SEC File No. 333-153492)
10.48
Waiver Letter between Pypo HK, Funtalk PRC and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. dated July 8, 2010 (incorporated by reference to exhibit 4.48 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.49
Corporate Guarantee between Pypo Cayman as Guarantor, in favor of Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (incorporated by reference to exhibit 10.44 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.50
Corporate Guarantee between FTLK as Guarantor, in favor of Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (incorporated by reference to exhibit 4.50 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.51
Charge Deed between Pypo Cayman as Pledgor, Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Pledgee, and Pypo HK, dated January 30, 2009 (incorporated by reference to exhibit 10.45 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.52
Equity Pledge Agreement between Pypo HK and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (incorporated by reference to exhibit 10.46 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.53	Indemnification Agreement between Pypo Cayman and Clement Kwong, dated November 16, 2007 (incorporated by reference to exhibit 10.47 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.54	Indemnification Agreement between Pypo HK and Clement Kwong, dated November, 2007 (incorporated by reference to exhibit 10.48 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.55	Indemnification Agreement between Funtalk PRC and Clement Kwong, dated November, 2007 (incorporated by reference to exhibit 10.49 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.56	Frame Contract among Beijing Funtalk, Funtalk PRC, Liu Hui, Fei Dongping and Guan Zhikuan, dated September 1, 2008 (incorporated by reference to exhibit 10.50 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.57
Equity Interests Transfer Agreement between Style Technology and Beijing Ding Tai Jiye Investment Consulting Co., Ltd, dated as of July 18, 2007 (incorporated by reference to exhibit 10.51 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.58
Instrument of Transfer by and between GM Investment as Transferor and China Bright Group Co. Ltd. as Transferee, dated October 12, 2007 (incorporated by reference to exhibit 10.52 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.59
Equity Interests Transfer Agreement between China Bright Group Co. Ltd. and Pypo HK, dated as of October 15, 2007 (incorporated by reference to exhibit 10.53 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.60
Equity Interests Transfer Agreement between Style Technology and Pypo HK, dated as of October 15, 2007 (incorporated by reference to exhibit 10.54 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.61
Subscription Agreement among Style Technology, China Bright Group Co. Ltd., Pypo HK and Pypo Cayman, dated as of November 14, 2007 (incorporated by reference to exhibit 10.55 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.62
Instrument of Transfer between Style Technology, as Transferor and Capital Ally, as Transferee, dated as of December 28, 2007 (incorporated by reference to exhibit 10.56 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.63
Instrument of Transfer between China Bright Group Co. Ltd., as Transferor and Capital Ally, as Transferee, dated as of December 28, 2007 (incorporated by reference to exhibit 10.57 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.64
Equitable Mortgage of Shares among Arch, as Chargor and Gottex Fund Management Sarl, as Chargee, dated as of January 16, 2008 (incorporated by reference to exhibit 10.58 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.65
Written description of oral agreement between Funtalk PRC and Beijing North Investment Group Limited (incorporated by reference to exhibit 10.59 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.66
Written description of oral agreement between Funtalk PRC and Beijing East Chuangzhi Technology Development Co., Ltd. (incorporated by reference to exhibit 10.60 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.67
Written description of oral agreement between Funtalk PRC and Beijing Zhiyang East Investment Consulting Co., Ltd. (incorporated by reference to exhibit 10.61 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.68
Written description of oral agreement between Funtalk PRC and Beijing Dingtai Jiye Investment Co., Ltd. (incorporated by reference to exhibit 10.62 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.69
Written description of oral agreement between Funtalk PRC and Beijing Ruizhi Jiye Investment Co., Ltd. (incorporated by reference to exhibit 10.63 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.70	Written description of oral agreement between Funtalk PRC and Beijing JingJing Medical Equipment Co., Ltd. (incorporated by reference to exhibit 10.64 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.71
Warrant Transfer Agreement among High Capital Funding, LLC, Bernard J. Tanenbaum III, Michael Marks, MTP Holding Ltd., Allan Shu Cheuk Lam, Anthony Ng, David A. Rapaport and Fred A. Brasch, as Transferors and Arch Digital Holdings Limited and Capital Ally Investments Limited, as Transferees, dated as of January 30, 2009 (incorporated by reference to exhibit 10.65 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.72
Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, dated January 10, 2007 (incorporated by reference to exhibit 10.66 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.73
Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer Company, dated June 10, 2008 (incorporated by reference to exhibit 10.67 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.74
Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, dated December 15, 2008 (incorporated by reference to exhibit 10.68 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.75
Maximum Guarantee Agreement between Fei Dongping and Minsheng Bank of China, dated as of July 23, 2007 (incorporated by reference to exhibit 10.69 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.76	Maximum Guarantee Agreement between Zhang Kuo and Minsheng Bank of China, dated as of July 23, 2007 (incorporated by reference to exhibit 10.70 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.77
Investment Management Trust Agreement between Continental Stock Transfer and Trust Company and Middle Kingdom dated December 19, 2006 (incorporated by reference to exhibit 10.2 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)
10.78
Irrevocable Instruction Letter to Continental Stock Transfer and Trust Company as trustee in connection with the Investment Management and Trust Agreement dated as of December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, as amended (incorporated by reference to exhibit 10.74 to Amendment No. 7 to Form S-4, SEC File No. 333-153492)
10.79
Supplementary Agreement to Equity Interest Pledge Agreement by and among Funtalk PRC, Beijing Funtalk and Fei Dongping dated March 3, 2009 (incorporated by reference to exhibit 10.75 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.80
Supplementary Agreement to Equity Interest Pledge Agreement by and among Funtalk PRC, Beijing Funtalk and Guan Zhikuan dated March 3, 2009 (incorporated by reference to exhibit 10.76 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)

Exhibit No.	Description
10.81	Supplementary Agreement to Equity Interest Pledge Agreement by and among Funtalk PRC, Beijing Funtalk and Beijing Dongdian dated March 3, 2009 (incorporated by reference to exhibit 10.77 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.82
Equity Interest Pledge Agreement between Pypo HK, as Pledgor, and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., as Pledgee (incorporated by reference to exhibit 10.78 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.83
Equity Interest Pledge Agreement between Funtalk PRC, as Pledgee, and Beijing Funtalk, as Pledgor, dated March 3, 2009 (incorporated by reference to exhibit 10.79 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.84
Equity Interest Pledge Agreement among Funtalk PRC, as Pledgee, Guan Zhikuan, as Pledgor, and Fei Dongping, as Pledgor, dated March 3, 2009 (incorporated by reference to exhibit 10.80 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.85
Written description of oral agreement between Beijing Yipai-top Communications Technology Co., Ltd. and Funtalk PRC (incorporated by reference to exhibit 10.81 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.86	Written description of oral agreement between Pypo Cayman and GM Investment (incorporated by reference to exhibit 10.82 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.87
Letter Agreement dated June 9, 2009 amending Loan Agreement dated March 10, 2008 between Pypo Cayman and Capital Ally (incorporated by reference to annex B to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.88
Letter Agreement amending Funds Transfer Agreement dated March 10, 2008 between Pypo Cayman and Arch (incorporated by reference to annex C to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.89
Written description of oral agreement for working capital loan between Pypo Cayman and Capital Ally (incorporated by reference to annex E to the Form S-4 Supplement dated June 17, 2009, SEC File No. 333-153492)
10.90
Written description of oral agreement for loan between Funtalk PRC and Beijing Pypo Times Technology Co., Ltd. (incorporated by reference to annex F to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.91
Written description of oral agreement for working capital loan between Funtalk PRC and Beijing Pypo Times Technology Co., Ltd. (incorporated by reference to annex G to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.92
Written description of oral agreement for guarantee between Beijing Ruizhi Jiye Investment Co., Ltd. and Kuo Zhang (incorporated by reference to annex H to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.93
English translation of Loan Agreement dated March 9, 2008 between Beijing Pypo Technology Group Co., Ltd. and Beijing Shidai Tiancheng Technology Development Co., Ltd. (incorporated by reference to annex I to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)

Exhibit No.	Description
10.94	Equity Interests Transfer Framework Agreement dated as of August 3, 2009 by and between Beijing Funtalk and Tangjun (incorporated by reference to exhibit 2.1 to the Current Report on Form 8-K dated August 7, 2009, SEC File No. 333-153492)
10.95
Equity Interest Transfer Framework Agreement dated September 11, 2009 by and between Beijing Funtalk and Suzhou Industrial Park Pengjing Kunxiang Technology Co., Ltd. (incorporated by reference to exhibit 2.1 to the Current Report on Form 8-K dated September 17, 2009, SEC File No. 333-153492)
10.96
Share Purchase Agreement dated as of October 2, 2009 by and among Pypo Cayman, Capital Ally and Arch (incorporated by reference to exhibit 10.1 to the Current Report on Form 6-K dated October 16, 2009, SEC File No. 333-153492)
10.97
Amendment to Share Purchase Agreement dated as of October 19, 2009 by and among Pypo Cayman, Capital Ally and Arch (incorporated by reference to exhibit 10.2 to the Current Report on Form 6-K dated October 21, 2009, SEC File No. 333-153492)
10.98
Supplementary Agreement to the Equity Interests Transfer Framework Agreement dated November 17, 2009 by and between Beijing Funtalk and Tangjun (incorporated by reference to exhibit 10.2 to the Current Report on Form 6-K dated November 23, 2009, SEC File No. 333-153492)
10.99	Waiver Letter of Earn-out Rights dated June 30, 2010 (incorporated by reference to exhibit 4.99 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.100
Equity Interest Pledge Agreement by and between Funtalk PRC and CITIC (undated) (incorporated by reference to exhibit 4.100 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.101
Framework Cooperation Agreement by and between Jiangsu Pypo and Jiangsu Heyi dated April 28, 2010 (incorporated by reference to exhibit 4.100 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.102	Deed of Adherence to Lock-up Agreement dated June 30, 2010 (incorporated by reference to exhibit 4.102 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.103	Deed of Adherence to Registration Agreement dated June 30, 2010 (incorporated by reference to exhibit 4.103 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.104	Deed of Adherence to Voting Agreement dated June 30, 2010 (incorporated by reference to exhibit 4.104 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.105†	Warrant Exchange Agreement between the Company and Capital Ally dated October 11, 2010
10.106†	Warrant Exchange Agreement between the Company and Arch dated October 11, 2010
10.107†	Lock-up Agreement between the Company and Capital Ally dated October 11, 2010
16.1	Letter, dated July 8, 2010, from Weiser LLP to the SEC (incorporated by reference to exhibit 15.3 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)

Exhibit No.	Description
21.1†	List of Subsidiaries
23.1†	Consent of Deloitte Touche Tohmatsu
23.2†	Consent of Maples and Calder (included in exhibit 5.1)
23.3†	Consent of Han Kun Law Offices (included in exhibit 99.1)
23.4††	Consent of Cozen O'Connor
24.1††	Power of Attorney
99.1†	Opinion of Han Kun Law Offices

†
Filed herewith.

††
Previously filed.

†††
To be filed by amendment.

*
Redacted exhibits for which confidential treatment has been granted.